As filed with the SEC on March 15, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAKELAND BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	6021	22-2953275
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification Number)

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

(973) 697-2000

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas J. Shara

President and Chief Executive Officer

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

(973) 697-2000

(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

Copies to:

Peter H. Ehrenberg, Esq. Laura R. Kuntz, Esq. Lowenstein Sandler LLP 65 Livingston Avenue Roseland, New Jersey 07068 (973) 597-2500	Timothy J. Matteson, Esq. Executive Vice President, General Counsel and Corporate Secretary Lakeland Bancorp, Inc. 250 Oak Ridge Road Oak Ridge, New Jersey 07438 (973) 697-2000	Robert Schwartz, Esq. Windels Marx Lane & Mittendorf LLP 120 Albany Street Plaza New Brunswick, New Jersey 08901 (732) 846-7600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(1,2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, without par value	6,180,094	N/A	$59,145,547	$8,068

(1)	Based on the maximum number of shares of the registrant’s common stock that may be issued in connection with the proposed merger of Somerset Hills Bancorp with and into the registrant, assuming that no stock options granted by Somerset Hills Bancorp and outstanding on the date hereof are exercised prior to the closing, which number is calculated as the sum of (A)(i) the number of shares of Somerset Hills Bancorp common stock outstanding times (ii) the exchange ratio of 1.1962 shares of the registrant’s common stock to be issued in the merger for each share of Somerset Hills Bancorp common stock times (iii) 90% (the merger agreement providing that 90% of the aggregate merger consideration will be paid in shares of the registrant’s common stock) plus (B)(i) the number of shares of Somerset Hills Bancorp common stock subject to currently outstanding stock options times (ii) the exchange ratio of 1.1962. In accordance with Rule 416, this registration statement shall also register any additional shares of the registrant’s common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions, as provided by the merger agreement.
(2)	Estimated solely for the purpose of calculating the registration fee for the filing on Form S-4 pursuant to Rules 457(f)(1) and 457(f)(3) under the Securities Act. The proposed maximum aggregate offering price was calculated by multiplying (A) the average of the high and low prices per share of the common stock of Somerset Hills Bancorp as reported on the Nasdaq Global Market on March 11, 2013, or $11.50 per share (in accordance with Rule 457(c)) and (B) the maximum number of shares of Somerset Hills Bancorp common stock outstanding and subject to outstanding stock options as of such date. Pursuant to Rule 457(f)(3) under the Securities Act, the amount of cash payable by the registrant in the merger has been deducted from the proposed maximum aggregate offering price (computed by multiplying (a) the cash consideration of $12.00 per share of Somerset Hills Bancorp common stock by (b) ten percent (10%) of the number of shares of Somerset Hills Bancorp common stock outstanding (the merger agreement providing that ten percent (10%) of the aggregate merger consideration will be paid in cash)).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to such Section 8(a), may determine.

The information in this joint proxy statement and prospectus is not complete and may be changed. A registration statement relating to the shares of Lakeland Bancorp, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement and prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale in not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY-SUBJECT TO COMPLETION

DATED MARCH 15, 2013

[Somerset Hills LOGO]

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

The board of directors of Somerset Hills Bancorp has approved the merger of Somerset Hills with and into Lakeland Bancorp, Inc. In the merger, the shareholders of Somerset Hills will receive, at their election, for each outstanding share of Somerset Hills common stock that they own at the effective time of the merger, either 1.1962 shares of Lakeland common stock or $12.00 in cash, subject to proration as described in the merger agreement, so that 90% of the aggregate merger consideration will be shares of Lakeland common stock and 10% will be cash.

Lakeland’s common stock is quoted on the Nasdaq Global Select Market under the symbol “LBAI”. On                     , 2013, the closing sale price of Lakeland common stock on the Nasdaq Global Select Market was $         per share.

The merger cannot be completed unless Somerset Hills’ shareholders approve it. You will be asked to vote on the merger at our annual meeting. The Somerset Hills board of directors unanimously recommends that you vote to approve the merger. Each member of your board has agreed to vote his or her shares in favor of the merger.

The date, time and place of the meeting are as follows:

Wednesday, April 24, 2013

[    a.m.]

Washington Ballroom at The Olde Mill Inn, 225 Rt. 202, Basking Ridge, New Jersey 07920

Only shareholders of record as of March 1, 2013 are entitled to attend and vote at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

[Insert Signature] Stewart E. McClure, Jr. President, Chief Executive Officer and Chief Operating Officer Somerset Hills Bancorp	[Insert Signature] Edward B. Deutsch Chairman of the Board Somerset Hills Bancorp

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Lakeland common stock to be issued in the merger are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in Lakeland common stock involves risks that are described in “RISK FACTORS” beginning on page 24.

This joint proxy statement and prospectus is dated [                    ], 2013, and is first being mailed to Somerset Hills shareholders on or about [                    ], 2013.

SOMERSET HILLS BANCORP

155 Morristown Road

Bernardsville, New Jersey 07924

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held April 24, 2013

To The Shareholders of Somerset Hills Bancorp:

The annual meeting of shareholders of Somerset Hills Bancorp will be held at the Washington Ballroom at The Olde Mill Inn, 225 Route 202, Basking Ridge, New Jersey 07920 at     :00 A.M. on Wednesday, April 24, 2013 for the following purposes:

1. To approve an Agreement and Plan of Merger, dated as of January 28, 2013, by and between Somerset Hills Bancorp and Lakeland Bancorp, Inc., providing for:

•	the merger of Somerset Hills with and into Lakeland; and

•

the automatic conversion of all of the outstanding capital stock of Somerset Hills into either cash or shares of Lakeland common stock, pursuant to election and allocation procedures described in the merger agreement.

2. To approve, on an advisory basis, certain “golden parachute” compensation payable under existing agreements that certain Somerset Hills’ officers will receive from Somerset Hills and Somerset Hills Bank as a result of the merger.

3. To elect two directors to serve until the earlier of the closing of the merger or the expiration of their terms, as set forth in the attached joint proxy statement and prospectus.

4. To ratify the appointment of Crowe Horwath LLP as Somerset Hills’ independent registered public accounting firm for 2013.

5. To approve, on an advisory basis, the executive compensation of Somerset Hills’ named executive officers as described in this joint proxy statement and prospectus.

6. To vote, on an advisory basis, on how often Somerset Hills will conduct an advisory vote on executive compensation.

7. To transact such other business as shall properly come before the annual meeting, which may include a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the merger agreement and the merger.

Shareholders of record as of the close of business on March 1, 2013 are entitled to notice of and to vote at the meeting. Whether or not you contemplate attending the annual meeting, please execute the enclosed proxy and return it to us. You may revoke your proxy at any time prior to its exercise by delivering to us a later-dated proxy or by delivering a written notice of revocation to us prior to or at the annual meeting.

This meeting involves a matter of major importance to all shareholders. You are urged to read and carefully consider the attached joint proxy statement and prospectus, as well as the annexes.

The Somerset Hills Bancorp board of directors unanimously recommends that shareholders vote “FOR” approval of the merger.

By Order of the Board of Directors,

[insert signature]

Jeanne Hagen, Corporate Secretary

[                    ], 2013

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on April 24, 2013: This proxy statement, the form of proxy and our 2012 annual report are available at http://www.cfpproxy.com/5074.

The information in this joint proxy statement and prospectus is not complete and may be changed. A registration statement relating to the shares of Lakeland Bancorp, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement and prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale in not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY-SUBJECT TO COMPLETION

DATED MARCH 15, 2013

[Lakeland logo]

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are invited to attend the annual meeting of Lakeland Bancorp, Inc. shareholders on April 24, 2013. At the meeting, you will be asked to approve a proposal to authorize the issuance of the shares of Lakeland common stock issuable upon consummation of the proposed merger of Somerset Hills Bancorp with and into Lakeland. In the merger:

•	Lakeland shareholders will retain their shares of Lakeland common stock; and

•

the shareholders of Somerset Hills will receive, at their election, for each outstanding share of Somerset Hills common stock that they own at the effective time of the merger, either 1.1962 shares of Lakeland common stock or $12.00 in cash, subject to proration as described in the merger agreement, so that 90% of the aggregate merger consideration will be shares of Lakeland Bancorp common stock and 10% will be cash.

In addition to voting to authorize the issuance of Lakeland common stock in the merger, at the meeting you also will be asked to elect directors, ratify the appointment of our auditors, approve, on an advisory basis, the executive compensation of our executive officers and approve an increase in our authorized shares of common stock from 40,000,000 to 70,000,000.

Your vote is very important. Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. The annual meeting will be held on April 24, 2013, at     :00 a.m., at The Knoll Country Club West, 990 Greenbank Road, Boonton, New Jersey 07005.

The attached joint proxy statement and prospectus gives you detailed information about the proposed merger and the other matters to be voted upon at the annual meeting. We suggest that you pay special attention to the section entitled “RISK FACTORS” beginning on page 24.

We strongly support this strategic combination of Lakeland and Somerset Hills, and we join with the other members of our board of directors in recommending that you vote in favor of the issuance of the shares of Lakeland common stock in the merger.

[insert signature]	[insert signature]

Mary Ann Deacon	Thomas J. Shara
Chairman	President and CEO

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Lakeland common stock to be issued in the merger are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement and prospectus is dated [                    ], 2013, and is first being mailed to Lakeland shareholders on or about [                    ], 2013.

LAKELAND BANCORP, INC.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Notice of Annual Meeting of Shareholders

To be Held April 24, 2013

To the Shareholders of Lakeland Bancorp, Inc.:

The annual meeting of shareholders of Lakeland Bancorp, Inc. will be held at The Knoll Country Club West, 990 Greenbank Road, Boonton, New Jersey 07005, on Wednesday, April 24, 2013, at [    ]:00 a.m., for the following purposes:

1.	To vote on a proposal to authorize the issuance of the shares of Lakeland common stock issuable upon consummation of the proposed merger of Somerset Hills Bancorp into Lakeland (including the shares of Lakeland common stock issuable upon exercise of stock options to be assumed by Lakeland pursuant to the merger agreement).

2.	To elect three directors for three year terms.

3.	To ratify the appointment of Grant Thornton LLP as Lakeland’s independent registered public accounting firm for 2013.

4.	To approve, on an advisory basis, the executive compensation of Lakeland’s named executive officers as described in this joint proxy statement and prospectus.

5.	To authorize an increase in the number of authorized shares of common stock of Lakeland to 70,000,000 shares, and the total number of authorized shares of capital stock to 71,000,000 shares.

6.	To transact such other business as may property come before the meeting and/or any adjournment or adjournments thereof.

Only shareholders of record on March 22, 2013 are entitled to receive notice of, and to vote at, the annual meeting.

Information regarding the merger and other matters to be considered at the annual meeting is contained in the accompanying joint proxy statement and prospectus and its annexes.

Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. It is important that your interests be represented at the meeting.

By order of the board of directors,

[insert signature]

Timothy J. Matteson,

Executive Vice President,

General Counsel and Corporate Secretary

Oak Ridge, New Jersey

[                    ], 2013

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on April 24, 2013: This proxy statement, the form of proxy and our 2012 annual report are available at www.lakelandbank.com.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement and prospectus provides you with detailed information about the merger agreement and the merger and the other matters that will be considered at each of the annual meetings. The boards of directors of Somerset Hills Bancorp, which we sometimes refer to as Somerset Hills, and Lakeland Bancorp, Inc., which we sometimes refer to as Lakeland Bancorp or Lakeland, encourage you to read this entire document carefully.

This joint proxy statement and prospectus incorporates by reference important business and financial information about Lakeland Bancorp that is not included in or delivered with this document. You can obtain free copies of this information by writing or calling:

Harry Cooper

Vice President

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Telephone: 973-697-2000

Email: hcooper@lakelandbank.com

In order to obtain timely delivery of these documents, you should request the information by April 17, 2013. See “WHERE YOU CAN FIND MORE INFORMATION” at page 150 for additional information.

Neither Somerset Hills nor Lakeland has authorized anyone to provide you with any information other than the information included in this document and the documents to which you are referred in this document. If someone provides you with other information, please do not rely on it as being authorized by Somerset Hills or Lakeland.

This joint proxy statement and prospectus offers only the cash and shares of Lakeland common stock offered in the merger, and offers such shares only where it is legal to do so.

This joint proxy statement and prospectus has been prepared as of [                    ], 2013. Changes that may have occurred in the affairs of Lakeland or Somerset Hills or their respective subsidiaries since that date are not reflected in this document.

The information contained in this document with respect to Lakeland was provided solely by Lakeland, and the information contained in this document with respect to Somerset Hills was provided solely by Somerset Hills.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETINGS

Q: WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of Somerset Hills and as a proxy statement and prospectus of Lakeland. As a joint proxy statement, it is being provided to:

•

Somerset Hills’ shareholders by the Somerset Hills board of directors in connection with that board’s solicitation of proxies for the Somerset Hills annual meeting at which the Somerset Hills shareholders will be asked to:

•	approve the merger agreement and the merger between Somerset Hills and Lakeland;

•

approve, on an advisory basis, certain “golden parachute” compensation payable under existing agreements that certain Somerset Hills’ officers will receive from Somerset Hills and Somerset Hills Bank as a result of the merger;

•	elect two directors to serve until the earlier of the closing of the merger or the expiration of their terms;

•	ratify the appointment of Crowe Horwath LLP as Somerset Hills’ independent registered public accounting firm for 2013;

•	approve, on an advisory basis, the executive compensation of Somerset Hills’ named executive officers as described in this joint proxy statement and prospectus; and

•	vote, on an advisory basis, on how often Somerset Hills will conduct an advisory vote on executive compensation.

•	Lakeland’s shareholders by the Lakeland board of directors in connection with that board’s solicitation of proxies for the Lakeland annual meeting at which the Lakeland shareholders will be asked to:

•	authorize the issuance of the shares of Lakeland common stock issuable pursuant to the merger agreement;

•	elect three directors for three year terms;

•	ratify the appointment of Grant Thornton LLP as Lakeland’s independent registered public accounting firm for 2013;

•	approve, on an advisory basis, the executive compensation of Lakeland’s named executive officers as described in this joint proxy statement and prospectus; and

•

approve an amendment to Lakeland’s restated certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 shares to 70,000,000 shares and the total number of authorized shares of capital stock from 41,000,000 shares to 71,000,000 shares.

As a prospectus, this document is being provided to Somerset Hills’ shareholders because Lakeland is offering to exchange shares of its common stock and cash for shares of Somerset Hills common stock upon completion of the merger.

Q: WHY ARE SOMERSET HILLS AND LAKELAND PROPOSING TO MERGE?

A: The boards of directors of Somerset Hills and Lakeland are proposing to merge Somerset Hills into Lakeland because they believe that combining the strengths of these two financial institutions is in the best interests of both companies, their respective shareholders and their respective customers. Please see “THE MERGER - Somerset Hills’ Reasons for the Merger” and “THE MERGER - Recommendation of the Somerset Hills Board of Directors” at pages 44 to 45 for the various factors considered by the Somerset Hills board of directors in recommending that Somerset Hills’ shareholders vote FOR the proposal to approve the merger agreement and the merger. Please see “THE MERGER - Lakeland’s Reasons for the Merger” and “THE MERGER - Recommendation of the Lakeland Board of Directors” at pages 52 to 53 for the various factors considered by the Lakeland board of directors in recommending that Lakeland’s shareholders vote FOR the proposal to authorize the issuance of the shares of Lakeland common stock issuable pursuant to the merger agreement.

Q: WHAT WILL A SOMERSET HILLS SHAREHOLDER RECEIVE IN THE MERGER?

A: Upon completion of the merger, the shareholders of Somerset Hills will receive, at their election, for each outstanding share of Somerset Hills common stock that they own at the effective time of the merger, either 1.1962 shares of Lakeland common stock or $12.00 in cash, subject to proration as described in the merger agreement, so that 90% of the aggregate merger consideration will be shares of Lakeland common stock and 10% will be cash.

Holders of Somerset Hills’ shares immediately prior to the effective time of the merger will be able to elect to receive cash, stock or to indicate that such holder has no preference as to the receipt of cash or Lakeland common stock. If the elections would result in other than 90% of the merger consideration to be paid by Lakeland equaling stock and 10% cash, then the Exchange Agent, described below, will designate, on a pro rata basis, from those holders electing to receive shares, those electing to receive cash, and those indicating no preference, those holders who will receive shares or cash, as applicable, so that 90% of the outstanding shares of Somerset Hills will receive Lakeland common stock and 10% of the outstanding shares of Somerset Hills will receive cash. See “The MERGER - Terms of the Merger - What Somerset Hills Shareholders Will Receive in the Merger,” beginning at page 53.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO SOMERSET HILLS’ SHAREHOLDERS?

A. The obligation of Lakeland and Somerset Hills to complete the merger is conditioned upon the receipt of a legal opinion from Lowenstein Sandler LLP, counsel to Lakeland, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Provided that the merger qualifies as a reorganization for United States federal income tax purposes, the specific tax consequences of the merger to a Somerset Hills shareholder will depend upon the form of consideration such Somerset Hills shareholder receives in the merger.

•

If you receive solely shares of Lakeland common stock and cash instead of a fractional share of Lakeland common stock in exchange for your Somerset Hills common stock, then you generally will not recognize any gain or loss, except with respect to the cash received instead of a fractional share of Lakeland common stock.

•

If you receive solely cash, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in your Somerset Hills common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Somerset Hills common stock.

•

If you receive a combination of Lakeland common stock and cash, other than cash instead of a fractional share of Lakeland common stock, in exchange for your Somerset Hills common stock, then you may recognize gain, but you will not recognize loss, upon the exchange of your shares of Somerset Hills common stock for shares of Lakeland common stock and cash. If the sum of the fair market value of the Lakeland common stock and the amount of cash you receive in exchange for your shares of Somerset Hills common stock exceeds the adjusted tax basis of your shares of Somerset Hills common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Somerset Hills common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “THE MERGER - Material United States Federal Income Tax Consequences” beginning on page 67.

The consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q: DO I HAVE RIGHTS TO DISSENT FROM THE MERGER?

A: No.

Q: ARE THERE ANY REGULATORY OR OTHER CONDITIONS TO THE MERGER OCCURRING?

A: Yes. The merger of Somerset Hills into Lakeland, and the merger of Somerset Hills Bank into Lakeland Bank, which the merger agreement provides will occur immediately following the holding company merger, must be approved by the Federal Deposit Insurance Corporation (the “FDIC”) and the New Jersey Department of Banking and Insurance, and a waiver must be obtained from the Board of Governors of the Federal Reserve System. As Somerset Hills Bank has a mortgage banking subsidiary, in addition to approval by the New Jersey Department of Banking and Insurance, approvals are required from the State of Pennsylvania, the U.S. Department of Housing and Urban Development, referred to as HUD, and the U.S. Veterans Administration. Applications were filed with the FDIC and the New Jersey Department of Banking and Insurance on February 15, 2013, and approvals are pending.

In addition, the merger must be approved by the holders of at least a majority of the outstanding shares of Somerset Hills common stock. Lakeland shareholders must approve a proposal to authorize the issuance of the shares of Lakeland common stock issuable in the merger. Assuming that a quorum is present at the Lakeland shareholders’ meeting, a majority of the votes cast must be voted in favor of the proposal in order to approve it.

Completion of the merger is also subject to certain other conditions. See “THE MERGER - Conditions to the Merger,” beginning at page 60.

Q: WHAT DO THE RESPECTIVE BOARDS OF DIRECTORS RECOMMEND?

A: The Somerset Hills board of directors has unanimously approved the merger and the merger agreement and believes that the proposed merger is in the best interests of Somerset Hills and its shareholders. Accordingly, the Somerset Hills board of directors unanimously recommends that Somerset Hills shareholders vote FOR approval of the merger agreement and the merger. The Somerset Hills board also recommends that Somerset Hills shareholders vote FOR approval of Somerset Hills proposals 2 through 5 and, with respect to Somerset Hills proposal 6, FOR Somerset Hills holding an advisory vote on executive compensation every three years, as described in this joint proxy statement and prospectus.

Similarly, the Lakeland board of directors has unanimously approved the merger and the authorization of the shares of common stock issuable pursuant to the merger agreement and believes that such action is in the best interests of Lakeland and its shareholders. Accordingly, the Lakeland board of directors unanimously recommends that Lakeland shareholders vote FOR approval of the authorization of the issuance of the shares of Lakeland common stock pursuant to the merger agreement. The Lakeland board also recommends that Lakeland shareholders vote FOR approval of the other proposals to be considered at the Lakeland annual meeting, as described in this joint proxy statement and prospectus.

Q: ARE THERE RISKS ASSOCIATED WITH LAKELAND’S COMMON STOCK OR THE MERGER?

A: Yes. For a description of some of the risks, see “RISK FACTORS,” beginning at page 24.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this joint proxy statement and prospectus, you should indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the applicable shareholders’ meeting. You should also indicate on your proxy card how you want your shares voted on the other proposals to be considered at your shareholders’ meeting. In addition, you may attend your shareholders’ meeting in person and vote, whether or not you have signed and mailed your proxy card.

If you are a Somerset Hills shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement, FOR nonbinding approval of the golden parachute agreements described in this joint proxy statement and prospectus, FOR the board’s nominees for director (who would serve until the earlier of the closing of the merger or the expiration of their terms), FOR ratification of the appointment of Crowe Horwath LLP as Somerset Hills’ independent registered public accounting firm for 2013, FOR non-binding approval of the compensation of Somerset Hills’ executives as described in this joint proxy statement and prospectus and FOR approval of an advisory vote on executive compensation to be held every three years.

If you are a Lakeland shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR authorization of the issuance of the shares of Lakeland common stock issuable pursuant to the merger, FOR the Board’s nominees for election to the Board, FOR ratification of the appointment of Grant Thornton LLP as Lakeland’s independent registered public accounting firm for 2013, FOR non-binding approval of the compensation of Lakeland’s executives as described in this joint proxy statement and prospectus and FOR an increase in the authorized shares of common stock of Lakeland to 70,000,000 shares.

Q: IF I AM A SOMERSET HILLS SHAREHOLDER, AM I REQUIRED TO SUBMIT MY ELECTION FORM WHEN I SUBMIT MY PROXY CARD?

A: No. We have enclosed an Election Form for your use in making an election to receive either cash or Lakeland common stock pursuant to the merger. The Election Forms must be received by American Stock Transfer & Trust Company, the Exchange Agent, no later than the close of business three business days prior to the date on which we consummate the merger. Assuming that all regulatory approvals are received (and the 15 to 30 day period following FDIC approval during which the Justice Department may file objections to the merger relating to competitive factors has passed) prior to the annual meetings and assuming that the Somerset Hills and Lakeland shareholders approve the proposals described in this document, we hope to consummate the merger immediately after the shareholders’ meetings are conducted. Thus, if you are a Somerset Hills shareholder, you should make sure that the Exchange Agent receives your Election Form at least three business days before the Somerset Hills annual meeting. If you are a Somerset Hills shareholder and you either do not submit an Election Form or you submit an Election Form after the deadline, your shares will be deemed to be “No Election Shares” for purposes of the allocation procedures described in this joint proxy statement and prospectus. We cannot tell you at this point whether No Election Shares will receive cash or Lakeland common stock in the merger. See “THE MERGER - Terms of the Merger - Election Form; Exchange of Shares” beginning on page 54.

Q: MUST MY ELECTION FORM COVER ALL OF MY SOMERSET HILLS SHARES?

A: Yes. Each holder of Somerset Hills shares may submit only one Election Form. The only exception is for shareholders who hold shares on behalf of others or shareholders who hold shares in a retirement account. Shareholders who hold Somerset Hills shares as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that each such Election Form covers all of the shares of Somerset Hills common stock held by such representative for a particular beneficial owner. Shareholders who hold shares in a retirement account may also submit multiple Election Forms as long as each Election Form covers all of the shares held by such shareholder individually or in the retirement account.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a later-dated, signed proxy card before the annual meeting. Second, you may revoke your proxy by written notice (which you could personally deliver at the annual meeting) to the Secretary of Somerset Hills or the Secretary of Lakeland, as the case may be, at any time prior to the vote being taken at the applicable shareholders’ meeting. Third, you may submit a new proxy via telephone or the Internet. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. If you deliver such a notice or if you do not submit a proxy, you may vote your shares at your shareholders’ meeting. If you wish to vote in person at your shareholders’ meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at each meeting. Attendance at the shareholders’ meeting will not by itself constitute a revocation of a proxy.

Q: IF I AM A SOMERSET HILLS SHAREHOLDER, MAY I CHANGE MY ELECTION FORM AFTER I HAVE MAILED IT TO THE EXCHANGE AGENT?

A: Yes, provided that you deliver a notice of revocation to the Exchange Agent prior to the election deadline, which will be the close of business on the third business day prior to the date on which the merger is consummated. You may deliver a new Election Form with your notice of revocation, provided that both documents are received prior to the election deadline.

Q: IF I AM A SOMERSET HILLS SHAREHOLDER, SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: You should only submit your Somerset Hills stock certificates when you submit your Election Form. If you do not submit an Election Form, Lakeland will mail to you instructions for exchanging your stock certificates promptly after the merger is consummated.

Q: HOW MANY SHARES OF LAKELAND COMMON STOCK ARE ISSUABLE PURSUANT TO THE MERGER?

A: If:

•	none of the outstanding Somerset Hills stock options is exercised prior to the completion of the merger;

•	no adjustment is made in the exchange ratio because of a stock split, stock dividend or similar event affecting the stock price of Lakeland common stock; and

•	no adjustment is made in the exchange ratio as a result of the price adjustment provision described below under “THE MERGER - Termination”,

then, as result of the 90% stock/10% cash allocation of the merger consideration contained in the merger agreement, the maximum number of shares of Lakeland common stock issuable pursuant to the merger agreement is 6,180,094 shares.

Q: IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Much of the business and financial information about Lakeland that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by Lakeland with the Securities and Exchange Commission. This means that Lakeland may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning at page 150, for a list of documents that Lakeland has incorporated by reference into this joint proxy statement and prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q: WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

A: You should rely on the later filed document. Information in this joint proxy statement and prospectus may update information contained in one or more of the Lakeland documents incorporated by reference. Similarly, information in documents that Lakeland may file after the date of this joint proxy statement and prospectus may update information contained in this joint proxy statement and prospectus or information contained in previously filed documents.

Q: WHEN DO YOU EXPECT TO MERGE?

A: We are working toward completing the merger as quickly as possible. We cannot close the merger until (a) after we receive all necessary bank regulatory approvals and the 15 to 30 day period following FDIC approval during which the Justice Department may file objections to the merger relating to competitive factors has passed and (b) after the shareholders of Somerset Hills have approved the merger agreement and the merger and after the shareholders of Lakeland have approved the authorization of the issuance of the shares of Lakeland common stock in the merger at the respective shareholders’ meetings. We expect to complete the merger during the second or third calendar quarters of 2013.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS JOINT PROXY STATEMENT AND PROSPECTUS?

A: If you are a Somerset Hills shareholder and you have questions about the Somerset Hills annual meeting or if you need additional copies of this joint proxy statement and prospectus, you should contact:

Jeanne Hagen

Corporate Secretary

Somerset Hills Bancorp

155 Morristown Road

Bernardsville, New Jersey 07924

Telephone: 908-221-0100

Email: jhagen@somersethillsbank.com

Or

Eagle Rock Proxy Advisors (Somerset Hills’ proxy solicitor)

12 Commerce Drive

Cranford, New Jersey 07016

Telephone: 800-951-2406

If you are a Lakeland shareholder and you have questions about the Lakeland annual meeting or if you need additional copies of this joint proxy statement and prospectus, you should contact:

Harry Cooper

Vice President

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Telephone: 973-697-2000

Email: hcooper@lakelandbank.com

SUMMARY

This summary highlights selected information from this joint proxy statement and prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents we refer to in this document before you decide how to vote. These references will give you a more complete description of the merger agreement and the merger and the other matters to be considered at the annual meetings. We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in this joint proxy statement and prospectus.

The Companies (See pages 72 to 94 for Somerset Hills and page 72 for Lakeland)

Somerset Hills Bancorp

155 Morristown Road

Bernardsville, New Jersey 07924

Telephone: 908-221-0100

Somerset Hills Bancorp, which is sometimes referred to in this joint proxy statement and prospectus as Somerset Hills, is a one-bank holding company incorporated under the laws of New Jersey in January 2000 to serve as the holding company for Somerset Hills Bank. Effective January 1, 2001, Somerset Hills acquired all of the capital stock of Somerset Hills Bank and became a bank holding company under the Bank Holding Company Act of 1956, as amended. Somerset Hills Bank is a banking corporation organized under the banking laws of the State of New Jersey. Somerset Hills Bank operates six banking offices in New Jersey: its main office, located in Somerset County, four branch offices in Morris County and one branch office in Union County. Its lending activities are oriented to the small-to-medium sized business, high net worth individuals, professional practices and consumer and retail customers living and working primarily in its market area. Somerset Hills Bank also operates a licensed mortgage company subsidiary. As of December 31, 2012, Somerset Hills Bancorp had consolidated total assets, total loans, total deposits and total stockholders’ equity of $368.9 million, $241.9 million, $320.2 million and $41.8 million, respectively.

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Telephone: 973-697-2000

Lakeland Bancorp, Inc., which is sometimes referred to in this joint proxy statement and prospectus as Lakeland Bancorp or Lakeland, is a New Jersey business corporation and a registered bank holding company. Lakeland was organized in March of 1989 and commenced operations on May 19, 1989, upon the consummation of the acquisition of all of the outstanding stock of Lakeland Bank, formerly named Lakeland State Bank. Lakeland Bank is a banking corporation organized under the banking laws of the State of New Jersey. Lakeland Bank has 46 offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. It offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams and 24-hour or less turnaround time on consumer loan applications. As of December 31, 2012, Lakeland Bancorp had consolidated total assets, total loans, total deposits and total stockholders’ equity of $2.92 billion, $2.15 billion, $2.37 billion and $280.9 million, respectively

The Merger (See page 41)

Somerset Hills will merge with and into Lakeland, with Lakeland as the surviving corporation in the merger. Immediately after the merger of the holding companies, Somerset Hills Bank will merge with and into Lakeland Bank, with Lakeland Bank as the surviving bank in the merger.

A copy of the merger agreement between Lakeland and Somerset Hills is attached to this joint proxy statement and prospectus as Annex A. A copy of the form of the merger agreement pertaining to the bank merger is included as Exhibit A to the merger agreement attached to this joint proxy statement and prospectus as Annex A.

Somerset Hills shareholders will either receive cash or stock, or a combination of cash and stock. Upon completion of the merger, the shareholders of Somerset Hills will receive, at their election, for each outstanding share of Somerset Hills common stock that they own at the effective time of the merger, either 1.1962 shares of Lakeland common stock or $12.00 in cash, subject to proration as described in the merger agreement, so that 90% of the aggregate merger consideration will be shares of Lakeland common stock and 10% will be cash.

Holders of Somerset Hills’ stock immediately prior to the effective time of the merger will be able to elect to receive cash, stock or to indicate that such holder has no preference as to the receipt of cash or Lakeland common stock. If such election would result in other than 90% of the merger consideration to be paid by Lakeland equaling stock and 10% cash, then the Exchange Agent will designate, on a pro rata basis, from those holders electing to receive shares, those electing to receive cash, and those indicating no preference, those holders who will receive shares or cash, as applicable, so that 90% of the outstanding shares of Somerset Hills will receive Lakeland common stock and 10% of the outstanding shares of Somerset Hills will receive cash. See “THE MERGER - Terms of the Merger - What Somerset Hills Shareholders Will Receive in the Merger,” beginning at page 53.

The exchange ratio will be adjusted proportionately if Lakeland makes any stock splits, stock dividends or similar distributions prior to the closing of the merger.

Lakeland will not issue any fractions of a share of common stock. Rather, Lakeland will pay cash (without interest) for any fractional share interest any Somerset Hills shareholder would otherwise receive in the merger. All shares of Somerset Hills common stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

Tax Consequences (See pages 67 to 70)

We expect that for federal income tax purposes, the merger will be a taxable event to those Somerset Hills shareholders who receive cash in whole or in part in exchange for their Somerset Hills common stock, and the merger will not be a taxable event to those Somerset Hills shareholders who receive solely Lakeland common stock in exchange for their Somerset Hills common stock. However, we urge you to consult your tax advisor to gain a full understanding of the tax consequences of the merger to you. Tax matters are very complicated, and in many cases, the tax consequences of the merger will depend on your particular facts and circumstances.

Reasons for proposing the merger (See pages 44 to 45 for Somerset Hills and pages 52 to 53 for Lakeland)

Somerset Hills’ board of directors has unanimously approved the merger and the merger agreement and believes that the proposed merger is in the best interests of Somerset Hills and its shareholders. If the merger is consummated, Somerset Hills shareholders who receive Lakeland common stock in the merger will own stock in a larger and more diversified corporation.

In unanimously approving the merger agreement, Somerset Hills’ board considered, among other things, the terms of the merger agreement, including the financial terms, the income tax consequences of the transaction, the historical market prices and liquidity of Lakeland common stock and Somerset Hills common stock, the historical cash dividends paid on Lakeland common stock and on Somerset Hills common stock, the competitive environment facing Somerset Hills and the business and prospects of Lakeland.

Lakeland’s board of directors focused principally on Somerset Hills’ shared focus with Lakeland on community banking and the demographics of the New Jersey counties in which Somerset Hills has locations.

Board recommendations (See page 45 for Somerset Hills and page 53 for Lakeland)

The board of directors of Somerset Hills unanimously approved the merger agreement and the merger, and unanimously recommends that Somerset Hills shareholders vote “FOR” approval of that proposal. The board of directors of Lakeland unanimously approved the merger agreement and the merger, and unanimously recommends that Lakeland shareholders vote “FOR” the proposal to authorize the issuance of the shares of Lakeland common stock issuable pursuant to the merger agreement.

Somerset Hills’ financial advisor has concluded that the consideration that Somerset Hills shareholders will receive in the merger is fair. (See pages 45 to 51)

Keefe, Bruyette & Woods, Inc., financial advisor to Somerset Hills, whom we refer to as KBW, has provided a written fairness opinion, dated January 28, 2013, to Somerset Hills’ board of directors to the effect that, as of that date, the aggregate consideration to be paid in the merger is fair to Somerset Hills’ shareholders from a financial point of view. A copy of the fairness opinion is attached to this joint proxy statement and prospectus as Annex B.

You should read the fairness opinion in its entirety.

Pursuant to the KBW engagement agreement, Somerset Hills agreed to pay KBW a fee of $100,000 concurrently with the rendering of the opinion as well as a cash fee equal to 1.05% of the aggregate consideration offered in the merger to be paid as follows: (i) one-third of the fee was paid at the time of signing of the merger agreement; (ii) one-third of the fee will be paid on the date of mailing of the definitive proxy statement to Somerset Hills’ shareholders for approval of the merger; and (iii) one-third of the fee is payable at the time of closing of the merger. The $100,000 paid for the opinion will be credited against the final payment due at the closing of the merger. In addition, Somerset Hills also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention up to $10,000 and to indemnify against certain liabilities, including liabilities under the federal securities laws. During the two years preceding the date of its opinion to Somerset Hills, KBW has not received compensation for investment banking services from Somerset Hills, and KBW has received compensation for investment banking services from Lakeland.

Annual meeting of Somerset Hills’ shareholders to be held on April 24, 2013 (See pages 33 to 34)

The annual meeting of Somerset Hills’ shareholders will be held at the Washington Ballroom at The Olde Mill Inn, 225 Route 202, Basking Ridge, New Jersey 07920 at     :00 a.m. on Wednesday, April 24, 2013. At the annual meeting, Somerset Hills will ask its shareholders:

1. To approve an Agreement and Plan of Merger, dated as of January 28, 2013, by and between Somerset Hills and Lakeland, providing for:

•	the merger of Somerset Hills with and into Lakeland; and

•

the automatic conversion of all of the outstanding capital stock of Somerset Hills into either cash or shares of Lakeland common stock, pursuant to election and allocation procedures described in the merger agreement.

2. To approve, on an advisory basis, certain “golden parachute” compensation payable under existing agreements that certain Somerset Hills’ officers will receive from Somerset Hills and Somerset Hills Bank as a result of the merger.

3. To elect two directors to serve until the earlier of the closing of the merger or the expiration of their terms, as described in this joint proxy statement and prospectus.

4. To ratify the appointment of Crowe Horwath LLP as Somerset Hills’ independent registered public accounting firm for 2013.

5. To approve, on an advisory basis, the executive compensation of Somerset Hills’ named executive officers as described in this joint proxy statement and prospectus.

6. To vote, on an advisory basis, on how often Somerset Hills will conduct an advisory vote on executive compensation.

7. To transact such other business as shall properly come before the annual meeting, which may include a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the merger agreement and the merger.

Annual meeting of Lakeland’s shareholders to be held on April 24, 2013 (See pages 33 to 35)

The annual meeting of shareholders of Lakeland Bancorp will be held at The Knoll Country Club West, 990 Greenbank Road, Boonton, New Jersey 07005, on Wednesday, April 24, 2013, at [    ]:00 a.m., for the following purposes:

1.	To vote on a proposal to authorize the issuance of the shares of Lakeland common stock issuable upon consummation of the proposed merger of Somerset Hills Bancorp into Lakeland (including the shares of Lakeland common stock issuable upon exercise of stock options to be assumed by Lakeland pursuant to the merger agreement).

2.	To elect three directors for three year terms.

3.	To ratify the appointment of Grant Thornton LLP as Lakeland’s independent registered public accounting firm for 2013.

4.	To approve, on an advisory basis, the executive compensation of Lakeland’s named executive officers as described in this joint proxy statement and prospectus.

5.	To authorize an increase in the number of authorized shares of common stock of Lakeland to 70,000,000 shares and the total number of authorized shares of capital stock to 71,000,000 shares.

6.	To transact such other business as may property come before the meeting and/or any adjournment or adjournments thereof.

Who can vote (See page 35)

You are entitled to vote at the Somerset Hills annual meeting if you owned shares of Somerset Hills common stock at the close of business on the record date of March 1, 2013 and at the Lakeland annual meeting if you owned shares of Lakeland common stock at the close of business on the record date of March 22, 2013. You will have one vote for each share of Somerset Hills common stock or Lakeland common stock that you owned on the applicable record date. On Somerset Hills’ record date, there were 5,369,800 shares of Somerset Hills common stock outstanding. On Lakeland’s record date, there were [            ] shares of Lakeland common stock outstanding.

You may vote either by attending your shareholders’ meeting and voting your shares, or by completing the enclosed proxy card and mailing it to Somerset Hills or Lakeland, as the case may be, in the enclosed white envelope. Somerset Hills and Lakeland shareholders may also vote by telephone or via the Internet, as described in the enclosed instructions for Somerset Hills or Lakeland, as applicable.

The boards of directors of Somerset Hills and Lakeland are seeking your proxy to use at the respective shareholders’ meetings. We have prepared this joint proxy statement and prospectus to assist you in deciding how to vote and whether or not to grant your proxy. Please indicate on your proxy card how you want to vote. Then sign, date and mail the proxy card as soon as possible so that your shares will be represented at the applicable shareholders’ meeting.

If you are a Somerset Hills shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement, FOR nonbinding approval of the golden parachute agreements described in this joint proxy statement and prospectus, FOR the board’s nominees for director (who would serve until the earlier of the closing of the merger or the expiration of their terms), FOR ratification of the appointment of Crowe Horwath LLP as Somerset Hills’ independent registered public accounting firm for 2013, FOR non-binding approval of the compensation of Somerset Hills’ executives as described in this joint proxy statement and prospectus and FOR approval of an advisory vote on executive compensation to be held every three years.

If you are a Lakeland shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR authorization of the issuance of the shares of Lakeland common stock issuable pursuant to the merger, FOR the Board’s nominees for election to the Board, FOR ratification of the appointment of Grant Thornton LLP as Lakeland’s independent registered public accounting firm for 2013, FOR non-binding approval of the compensation of Lakeland’s executives as described in this joint proxy statement and prospectus and FOR an increase in the authorized shares of common stock of Lakeland to 70,000,000 shares.

If you sign a proxy, you may revoke it by written notice to the Secretary of Somerset Hills or Lakeland, as the case may be, at any time before it is voted at the applicable annual meeting.

You cannot vote shares held by your broker in “street name.” Only your broker can vote those shares, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them.

Voting matters (See pages 35 to 39)

The presence, in person or by proxy, of a majority of the shares of Somerset Hills common stock outstanding on the record date will constitute a quorum for the purposes of the Somerset Hills annual meeting. The approval of the merger agreement and the merger will require the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of Somerset Hills common stock outstanding on the record date. Each holder of shares of Somerset Hills common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against the merger and merger agreement.

As for the other matters to be considered at the Somerset Hills annual meeting, provided that a quorum is present, directors will be elected by plurality vote (there is no right to vote stock cumulatively), approval of the other Somerset Hills proposals (except for the advisory vote on how often Somerset Hills will conduct an advisory vote on executive compensation, which is referred to as a say on frequency vote) will require the affirmative vote of a majority of the votes cast with respect to each proposal, and with respect to the say on frequency vote, the option of one year, two years or three years that receives the highest number of votes cast will be the frequency of that vote that has been approved by the Somerset Hills shareholders on an advisory basis. For purposes of determining the votes cast with respect to these matters (but not the approval of the merger agreement, as described above), only those votes cast “for” or “against” (or, with respect to the say on frequency vote, every one year, every two years or every three years) are included. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have no effect on the matters described in this paragraph (but will have an effect on the merger agreement vote, as described above).

The approval of the proposal to authorize the issuance of the shares of Lakeland common stock issuable pursuant to the merger agreement will require the affirmative vote, in person or by proxy, of the holders of a majority of the votes cast at Lakeland’s annual meeting, assuming that a quorum is present in person or by proxy. As for the other matters to be voted on at Lakeland’s annual meeting, assuming a quorum is present, directors will be elected by a plurality vote (there is no right to vote stock cumulatively), and approval of the other proposals to be considered at the Lakeland annual meeting (ratification of Grant Thornton LLP as Lakeland’s auditors for 2013, the advisory vote on Lakeland’s executive compensation and the increase in the number of authorized shares of Lakeland’s common stock) will each require the affirmative vote of a majority of the votes cast with respect to each proposal. Each holder of shares of Lakeland common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will have no effect on any of the matters presented at Lakeland’s annual meeting.

Shares owned by Somerset Hills directors and executive officers have agreed to vote in favor of the merger agreement (See pages 35 to 36)

On Somerset Hills’ record date, the directors and executive officers of Somerset Hills, together with their affiliates, had sole or shared voting power over 486,755 shares of Somerset Hills common stock, or approximately 9.06% of the shares of Somerset Hills common stock outstanding on the record date.

Somerset Hills’ directors and executive officers have entered into agreements with Lakeland in which they have agreed to vote all shares of Somerset Hills common stock which they own on the record date in favor of the merger agreement and the merger.

On Lakeland’s record date, Lakeland’s directors and executive officers, together with their affiliates, had sole or shared voting power over [            ] shares of Lakeland common stock, or approximately [    ]% of the shares of Lakeland common stock outstanding on the record date.

To the best knowledge of Lakeland and Somerset Hills:

•	Lakeland holds no shares of Somerset Hills common stock other than shares held in a fiduciary capacity for others.

•	Somerset Hills holds no shares of Lakeland common stock other than shares held in a fiduciary capacity for others.

•	As of March 1, 2013, Lakeland’s directors and executive officers, together with their affiliates, did not beneficially own any shares of Somerset Hills common stock.

•	As of March 1, 2013, Somerset Hills’ directors and executive officers, together with their affiliates, did not beneficially own any shares of Lakeland common stock.

Interests of Somerset Hills directors and management in the merger (See pages 65 to 67)

The directors and executive officers of Somerset Hills have interests in the merger as directors and employees that are different from the interests of the other Somerset Hills shareholders. These interests include, among others:

•

Upon consummation of the holding company merger and the bank merger, which are sometimes referred to collectively as the “mergers,” Edward B. Deutsch and Thomas J. Marino (currently the Chairman of the Board and a director of Somerset Hills Bancorp and Somerset Hills Bank, respectively) will be appointed to the boards of directors of Lakeland Bancorp and Lakeland Bank (or if either of them is unable or unwilling to serve, such other person or persons from among the current board of directors of Somerset Hills as Lakeland shall designate). Lakeland directors receive certain fees for serving as directors, as described under Lakeland Proposal 2 Election of Directors - Directors Compensation.

•

Stewart E. McClure, Jr. (currently Vice Chairman and member of the board of directors of Somerset Hills, and the President, Chief Executive Officer and Chief Operating Officer of Somerset Hills and Somerset Hills Bank) has entered into an employment agreement with Lakeland and Lakeland Bank, dated as of January 28, 2013, which we refer to as the new employment agreement, which will become effective at the effective time of the mergers. The new employment agreement provides that Mr. McClure will serve as Co-President of Lakeland Bank, at an annual base salary of $320,000.

•

Under Mr. McClure’s existing employment agreement with Somerset Hills, the holding company merger will constitute a change in control, and Mr. McClure will become entitled to receive a lump-sum payment in the amount of $837,500 (which equals two and one half times his base salary and the bonus he received in the preceding year) upon the consummation of the merger.

•

In addition to Mr. McClure’s arrangement, Alfred J. Soles (Executive Vice President and Chief Financial Officer), James Nigro (Executive Vice President and Chief Lending Officer) and David Lidster (Senior Vice President and Chief Technology Officer) of Somerset Hills will each receive a lump sum payment of $75,000, $322,500 and $53,750, respectively, upon the closing of the merger, under their respective change in control agreements.

•

Certain senior officers of Somerset Hills (excluding Messrs. McClure, Soles, Nigro and Lidster) will be entitled to a retention bonus if they maintain their employment with Somerset Hills until such time after the effective date of the merger as their position or function has been converted or transitioned and are not then offered continued employment by Lakeland.

•	Lakeland will assume all Somerset Hills stock options outstanding immediately prior to the consummation of the merger.

•

The merger agreement provides that Lakeland will indemnify the directors and officers of Somerset Hills against certain liabilities for a six-year period following completion of the merger. In addition, Lakeland has agreed to cause the persons serving as officers and directors of Somerset Hills immediately prior to the merger to be covered by directors and officers liability insurance for a period of six years after the closing, subject to a limitation on the amount which Lakeland must spend for this insurance.

Somerset Hills’ board of directors and Lakeland’s board of directors were aware of these interests and considered them in approving and recommending the merger. For additional information on the benefits of the merger to Somerset Hills’ management, see pages 65 to 67.

Merger expected to occur in the second or third calendar quarters of 2013 (See page 56)

The merger of Somerset Hills with and into Lakeland will become final when a certificate of merger is filed under New Jersey law. That certificate may not be filed until all bank regulatory approvals have been received, the 15 to 30 day period following FDIC approval during which the Justice Department may file objections to the merger relating to competitive factors has passed, Somerset Hills’ shareholders approve the merger agreement and the merger and Lakeland’s shareholders authorize the issuance of the Lakeland shares of common stock issuable pursuant to the merger agreement. We currently anticipate that the merger will be completed in the second or third calendar quarters of 2013, although delays could occur. Immediately following the merger of Somerset Hills with and into Lakeland, Somerset Hills Bank will merge with and into Lakeland Bank. The bank merger will become final when a merger agreement attaching certifications by Lakeland Bank and Somerset Hills Bank as to the requisite shareholder approval having been obtained, is filed with the New Jersey Commissioner of Banking and Insurance.

We cannot assure you that we can obtain the necessary regulatory or shareholder approvals or that the other conditions precedent to the merger or the bank merger can or will be satisfied.

Regulatory approval must be obtained and other conditions must be satisfied before the mergers will be completed (See pages 60 to 62 and page 65)

Our obligations to complete the mergers are subject to various conditions that are usual and customary for this kind of transaction, including obtaining approvals from the New Jersey Department of Banking and Insurance and the FDIC, and obtaining a waiver from the Board of Governors of the Federal Reserve System. Since Somerset Hills Bank has a mortgage banking subsidiary, in addition to approval by the New Jersey Department of Banking and Insurance, approvals are required from the State of Pennsylvania, the U.S. Department of Housing and Urban Development, referred to as HUD, and the U.S. Veterans Administration. Applications were filed with the FDIC and the New Jersey Department of Banking and Insurance on February 15, 2013, and approvals are pending. In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met or, where permissible, waived:

•

Somerset Hills shareholders must approve the merger agreement at the Somerset Hills annual meeting and the Lakeland shareholders must authorize the issuance of the shares of Lakeland common stock issuable pursuant to the merger agreement at the Lakeland annual meeting.

•	Somerset Hills and Lakeland must each receive an opinion of Lakeland’s counsel with respect to certain tax matters.

•	Somerset Hills and Lakeland must not have breached any of their respective representations or obligations under the merger agreement, subject to certain materiality qualifications.

The merger agreement attached to this joint proxy statement and prospectus as Annex A describes other conditions that must be met or waived before the merger may be completed.

Amendment or termination of the merger agreement is possible (See pages 62 to 64)

Lakeland and Somerset Hills may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. We each can unilaterally terminate the merger in certain circumstances. These include a failure to complete the merger by January 28, 2014, unless the terminating party’s breach is the reason that the merger has not been completed.

Somerset Hills may terminate the merger agreement if:

•	during a specified 20 business day period, the average closing sale price of Lakeland common stock on the Nasdaq Global Select Market is less than $8.0256; and

•	such average closing sale price of Lakeland common stock under-performs the average stock price of the Nasdaq Bank Index by more than 20%, as measured in accordance with the merger agreement; and

•

in response to its receipt of a notice of termination from Somerset Hills, Lakeland does not increase the number of shares of Lakeland common stock issuable for each share of Somerset Hills common stock in the merger to the extent required by the merger agreement.

See “THE MERGER - Termination” beginning at page 62 for additional information regarding this and other bases for terminating the merger agreement, including Somerset Hills’ “fiduciary out.”

Rights of Lakeland shareholders differ from those of Somerset Hills shareholders (See pages 98 to 99)

When the merger is completed, each Somerset Hills shareholder will automatically become a Lakeland shareholder unless such shareholder’s Somerset Hills shares are converted entirely into cash under the merger agreement. The rights of Lakeland shareholders differ from the rights of Somerset Hills shareholders in certain ways, primarily as a result of certain provisions in Lakeland’s certificate of incorporation and by-laws that differ from those of Somerset Hills’ certificate of incorporation and by-laws. Some of these provisions are intended to make a takeover of Lakeland harder if Lakeland’s board of directors does not approve it.

Somerset Hills shareholders do not have dissenters’ appraisal rights (See page 71)

Under the New Jersey Business Corporation Act, Somerset Hills’ shareholders will not have dissenters’ appraisal rights in connection with the merger.

Stock certificates to be submitted with the Election Forms or after the merger is complete (See pages 54 to 56)

Holders of record of Somerset Hills common stock as of the record date for the annual meeting will receive an Election Form together with this joint proxy statement and prospectus. Persons who become holders of record of Somerset Hills common stock after the record date will also be provided with Election Forms from time to time prior to the consummation of the merger. In order to make an effective election to receive cash or stock in the merger, it will be necessary for such shareholders to submit their Somerset Hills stock certificates to the Exchange Agent, together with their Election Forms, in the envelope provided to Somerset Hills’ shareholders. If such shareholders do not submit an Election Form, then, promptly after the merger is completed, they will receive a letter and instructions on how to surrender their Somerset Hills stock certificates in exchange for Lakeland stock certificates and/or cash. Somerset Hills shareholders will need to carefully review and complete these materials and return them as instructed along with their stock certificates for Somerset Hills common stock.

If you do not have stock certificates but hold shares of Somerset Hills common stock with your broker in “street name,” you will need to provide your broker with instructions regarding your election. If you do not instruct your broker to make an election, your broker will automatically exchange your shares upon completion of the merger.

If you or your broker do not submit an Election Form covering your shares of Somerset Hills common stock prior to the election deadline, which is the close of business on the third business days prior to the date the merger is consummated, then you will lose the opportunity to indicate your preference as to whether your shares will be converted into Lakeland common stock or cash.

MARKET PRICE AND DIVIDEND INFORMATION

Somerset Hills

The shares of Somerset Hills common stock are traded on the Nasdaq Global Market under the symbol “SOMH.” The following table sets forth the high and low closing sale prices of, and the cash dividends declared on, shares of Somerset Hills common stock for the periods indicated.

	High		Low		Cash Dividend Per Share
Year Ended December 31, 2011:

Quarter ended March 31		$10.18		$8.50		$0.06
Quarter ended June 30		9.24		8.05		0.06
Quarter ended September 30		8.60		7.10		0.06
Quarter ended December 31		7.98		7.10		0.07

Year Ended December 31, 2012:

Quarter ended March 31		$8.68		$7.46		$0.07
Quarter ended June 30		9.05		8.15		0.08
Quarter ended September 30		9.29		8.19		0.08
Quarter ended December 31		8.99		8.25		0.08

Year Ending December 31, 2013:

Quarter ending March 31 (through [ ], 2013	$		$		$

On January 28, 2013, the last full trading day prior to announcement of the execution of the merger agreement, the reported high and low sales prices and the closing sale price of Somerset Hills common stock on the Nasdaq Global Market were as follows:

	January 28, 2013
	High	Low	Closing Sale Price
Somerset Hills	$9.13	$9.13	$9.13

On [                    ], 2013, the last full trading day prior to the date of this joint proxy statement and prospectus, the reported high and low sales prices and the closing sale price of Somerset Hills common stock on the Nasdaq Global Market were as follows:

[ ], 2013
	High	Low	Last Sale Price
Somerset Hills	$	$	$

Shareholders are urged to obtain current market quotations for shares of Somerset Hills common stock.

As of the March 1, 2013 record date for the Somerset Hills annual meeting, there were 5,369,800 shares of Somerset Hills common stock outstanding, held of record by approximately 174 shareholders, and outstanding options that were exercisable on that date, or within 60 days after that date, for 219,245 additional shares of Somerset Hills common stock.

Holders of Somerset Hills common stock are entitled to receive dividends, when declared by Somerset Hills’ board of directors, out of funds that are legally available for dividends. Somerset Hills primarily obtains funds for the payment of dividends from dividends paid by Somerset Hills Bank. Somerset Hills Bank is subject to certain statutory and regulatory restrictions on the amount of dividends it can pay to Somerset Hills.

Lakeland

The shares of Lakeland common stock are traded on the Nasdaq Global Select Market. The following table sets forth the high and low closing sale prices for shares of Lakeland common stock and the cash dividends declared per share by Lakeland for the periods indicated. All information is adjusted for Lakeland’s 5% stock dividends distributed on February 16, 2011 and April 16, 2012:

	High		Low		Cash Dividend Per Share
Year Ended December 31, 2011:

Quarter ended March 31		$10.48		$8.92		$0.054
Quarter ended June 30		10.95		8.71		0. 057
Quarter ended September 30		10.44		6.90		0. 057
Quarter ended December 31		9.30		6.90		0. 057

Year Ended December 31, 2012:

Quarter ended March 31		$10.21		$8.33		$0.057
Quarter ended June 30		10.52		8.75		0. 060
Quarter ended September 30		10.97		9.09		0. 060
Quarter ended December 31		10.77		8.45		0. 070

Year Ending December 31, 2013:

Quarter ending March 31 (through [ ], 2013	$		$		$

On January 28, 2013, the last full trading day prior to announcement of the execution of the merger agreement, the reported high and low sales prices and the closing sale price of Lakeland common stock on the Nasdaq Global Select Market were as follows:

	January 28, 2013
	High	Low	Closing Sale Price
Lakeland	$10.04	$9.69	$10.02

On [                    ], 2013, the last full trading day prior to the date of this joint proxy statement and prospectus, the reported high and low sales prices and the closing sale price of Lakeland common stock on the Nasdaq Global Select Market were as follows:

[ ], 2013
	High	Low	Last Sale Price
Lakeland	$	$	$

Shareholders are urged to obtain current market quotations for shares of Lakeland common stock.

As of the March 22, 2013 record date for the Lakeland annual meeting, there were             shares of Lakeland common stock outstanding, held of record by approximately             shareholders, and outstanding options that were exercisable on that date, or within 60 days after that date, for             additional shares of Lakeland common stock.

Holders of Lakeland common stock are entitled to receive dividends, when declared by Lakeland’s board of directors, out of funds that are legally available for dividends. Lakeland primarily obtains funds for the payment of dividends from dividends paid by Lakeland Bank. Lakeland Bank is subject to certain statutory and regulatory restrictions on the amount of dividends it can pay to Lakeland.

Lakeland maintains a dividend reinvestment plan available to shareholders who elect to reinvest cash dividends for the purchase of additional shares of Lakeland common stock. The plan also contains a voluntary cash payment feature.

Equivalent value per share

The following table shows the closing sale price of Lakeland common stock on the Nasdaq Global Select Market on January 28, 2013, the last full trading day prior to announcement of the execution of the merger agreement and on [                    ], 2013, the last full trading day prior to the date of this joint proxy statement and prospectus, the closing sale price of Somerset Hills common stock on the Nasdaq Global Market on the same two dates and the equivalent value per share of Somerset Hills common stock on the same two dates. The equivalent value per share is calculated by multiplying the per share price of Lakeland common stock by the exchange ratio of 1.1962.

	Lakeland Common Stock		Somerset Hills Common Stock		Equivalent Value Per Share of Somerset Hills Common Stock
January 28, 2013		$10.02		$9.13		$11.99
, 2013	$		$		$

SUMMARY FINANCIAL DATA

Lakeland Summary Historical Consolidated Financial Information

The following table sets forth selected consolidated financial data for Lakeland for each of the periods and as of the dates indicated. The financial data presented are derived from Lakeland’s audited consolidated financial statements.

	2012	2011	2010	2009	2008
	(in thousands except per share data)
Years Ended December 31
Interest income	$110,959	$117,524	$125,649	$133,822	$143,937
Interest expense	15,446	20,111	25,895	40,443	55,358

Net interest income	95,513	97,413	99,754	93,379	88,579
Provision for loan and lease losses	14,907	18,816	19,281	51,615	23,730
Noninterest income excluding gains on sales of investment securities	17,856	16,888	17,654	15,952	17,558
Gains on sales of investment securities	1,049	1,229	1,742	3,845	53
Other than temporary impairment losses on equity securities	—	—	(128)	(940)	—
Noninterest expenses	67,673	68,151	70,405	73,794	60,071

Income (loss) before income taxes (benefit)	31,838	28,563	29,336	(13,173)	22,389
Income tax provision (benefit)	10,096	8,712	10,125	(7,777)	7,224

Net income (loss)	21,742	19,851	19,211	(5,396)	15,165
Dividends on preferred stock and accretion	620	2,167	3,987	3,194	—

Net income (loss) available to common shareholders	$21,122	$17,684	$15,224	$(8,590)	$15,165

Per-Share Data(1)
Weighted average shares outstanding:
Basic	27,619	26,572	26,352	26,099	25,870
Diluted	27,692	26,681	26,384	26,099	25,963
Earnings (loss) per share:
Basic	$0.76	$0.66	$0.57	($0.33)	$0.58
Diluted	$0.76	$0.66	$0.57	($0.33)	$0.58
Cash dividend per common share	$0.25	$0.23	$0.19	$0.27	$0.36
Book value per common share	$9.45	$8.99	$8.40	$8.05	$8.46
Tangible book value per common share(2)	$6.52	$5.75	$5.10	$4.68	$5.02

At December 31
Investment securities available for sale and other	$399,092	$471,944	$487,107	$375,530	$282,174
Investment securities held to maturity	96,925	71,700	66,573	81,821	110,114
Loans and leases, net of deferred costs	2,146,843	2,041,575	2,014,617	2,017,035	2,034,831
Goodwill and other identifiable intangible assets	87,111	87,111	87,689	88,751	89,812
Total assets	2,918,703	2,825,950	2,792,674	2,723,968	2,642,625
Total deposits	2,370,997	2,249,653	2,195,889	2,157,187	2,056,133
Total core deposits	2,067,205	1,890,101	1,783,040	1,691,447	1,445,101
Term borrowings	136,548	232,322	272,322	223,222	288,222
Total stockholders’ equity	280,867	259,783	260,709	267,986	220,941

Performance ratios
Return on Average Assets(3)	0.77%	0.71%	0.69%	NM	0.59%
Return on Average Common Equity(3)	8.48%	8.53%	8.70%	NM	6.99%
Return on Average Equity(3)	8.42%	7.79%	7.13%	NM	6.99%
Efficiency ratio(4)	58.33%	56.87%	56.40%	62.06%	54.72%
Net Interest Margin (tax equivalent basis)	3.70%	3.85%	3.95%	3.74%	3.79%
Loans to Deposits	90.55%	90.75%	91.74%	93.50%	98.96%

Capital ratios
Common Equity to Asset ratio	9.62%	8.54%	7.99%	7.78%	8.36%
Tangible common equity to tangible assets(2)	6.84%	5.63%	5.01%	4.68%	5.14%
Equity to Asset ratio	9.62%	9.19%	9.34%	9.84%	8.36%
Tier 1 leverage ratio	8.62%	8.33%	9.21%	9.44%	8.08%
Tier 1 risk-based capital ratio	11.52%	11.23%	12.43%	12.65%	10.24%
Total risk-based capital ratio	12.77%	13.39%	13.68%	13.90%	11.52%

(1)	Restated for 5% stock dividends in 2012 and 2011.

(2)	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation of such measures to data calculated in accordance with generally accepted accounting principles.
(3)	Ratios for 2009 are not meaningful (NM) and therefore not presented.
(4)	Ratio represents non-interest expense, excluding other real estate expense, other repossessed asset expense, long-term debt prepayment fee, provision for unfunded lending commitments and core deposit amortization, as a percentage of total revenue (calculated on a tax equivalent basis), excluding gains (losses) on securities.

Total revenue represents net interest income (calculated on a tax equivalent basis) plus non-interest income.

Non-GAAP Financial Measures

In general, Lakeland’s reported amounts are presented in accordance with U.S. GAAP. Lakeland’s management believes that the supplemental non-GAAP information presented in the preceding table, which consists of measurements and ratios based on tangible equity and tangible assets and measurements of efficiency, are utilized by regulators and market analysts to evaluate a company’s financial condition and that therefore such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

	For the year ended December 31,
	2012	2011	2010	2009	2008
	(dollars in thousands)
Calculation of efficiency ratio (a non-GAAP measure)
Total non-interest expense	$67,673	$68,151	$70,405	$73,794	$60,071
Less:
Amortization of core deposit intangibles	—	(577)	(1,062)	(1,062)	(1,062)
Other real estate owned and other repossessed asset expense	(99)	(780)	(483)	(1,002)	(155)
Long-term debt prepayment fee	(782)	(800)	(1,835)	(3,075)	—
Provision for unfunded lending commitments	(93)	(375)	(195)	(58)	(76)

Non-interest expense, as adjusted	$66,699	$65,619	$66,830	$68,597	$58,778

Net interest income	$95,513	$97,413	$99,754	$93,379	$88,579
Noninterest income	18,905	18,117	19,268	18,857	17,611

Total revenue	114,418	115,530	119,022	112,236	106,190
Plus: Tax-equivalent adjustment on municipal securities	981	1,080	1,082	1,206	1,287
Less: (gains) losses on investment securities	(1,049)	(1,229)	(1,614)	(2,905)	(53)

Total revenue, as adjusted	$114,350	$115,381	$118,490	$110,537	$107,424

Efficiency ratio	58.33%	56.87%	56.40%	62.06%	54.72%

			December 31,
(In thousands, except per share amounts)	2012	2011	2010	2009	2008
Calculation of tangible book value per common share
Total common stockholders’ equity at end of period - GAAP	$280,867	$241,303	$223,235	$211,963	$220,941
Less:
Goodwill	87,111	87,111	87,111	87,111	87,111
Other identifiable intangible assets, net	—	—	578	1,640	2,701

Total tangible common stockholders’ equity at end of period - Non-GAAP	$193,756	$154,192	$135,546	$123,212	$131,129

Shares outstanding at end of period(1)	29,726	26,836	26,588	26,319	26,115

Book value per share - GAAP(1)	$9.45	$8.99	$8.40	$8.05	$8.46

Tangible book value per share - Non-GAAP(1)	$6.52	$5.75	$5.10	$4.68	$5.02

(1)	Adjusted for 5% stock dividend payable in 2012 and 2011.

Calculation of tangible common equity to tangible assets
Total tangible common stockholders’ equity at end of period - Non-GAAP	$193,756	$154,192	$135,546	$123,212	$131,129

Total assets at end of period	$2,918,703	$2,825,950	$2,792,674	$2,723,968	$2,642,625
Less:
Goodwill	87,111	87,111	87,111	87,111	87,111
Other identifiable intangible assets, net	—	—	578	1,640	2,701

Total tangible assets at end of period - Non-GAAP	$2,831,592	$2,738,839	$2,704,985	$2,635,217	$2,552,813

Common equity to assets - GAAP	9.62%	8.54%	7.99%	7.78%	8.36%

Tangible common equity to tangible assets - Non-GAAP	6.84%	5.63%	5.01%	4.68%	5.14%

		For the years ended December 31,
	2012	2011	2010	2009	2008
		(dollars in thousands)
Calculation of return on average tangible common equity
Net income (loss) - GAAP	$21,742	$19,851	$19,211	$(5,396)	$15,165

Total average common stockholders’ equity	$256,364	$232,711	$220,796	$217,062	$216,931
Less:
Average goodwill	87,111	87,111	87,111	87,111	87,111
Average other identifiable intangible assets, net	—	166	1,120	2,182	3,247

Total average tangible common stockholders’ equity - Non GAAP	$169,253	$145,434	$132,565	$127,769	$126,573

Return on average common stockholders’ equity - GAAP	8.48%	8.53%	8.70%	-2.49%	6.99%

Return on average tangible common stockholders’ equity - Non-GAAP	12.85%	13.65%	14.49%	-4.22%	11.98%

Somerset Hills Summary Historical Consolidated Financial Information

The following table sets forth selected consolidated financial data for Somerset Hills for each of the periods and as of the dates indicated. The financial data are derived from Somerset Hills’ audited consolidated financial statements.

	Years Ended December 31,
	2012	2011	2010	2009	2008
	(in thousands, except per share data)
Selected Operating Data:
Total interest income	$13,204	$13,640	$13,473	$13,854	$14,988
Total interest expense	1,289	1,793	2,193	3,391	4,275

Net interest income	11,915	11,847	11,280	10,463	10,713
Provision for loan losses	290	220	125	950	515

Net interest income after provision for loan losses	11,625	11,627	11,155	9,513	10,198
Other income	2,848	2,002	2,214	2,931	1,747
Other expenses	9,265	9,627	9,640	10,109	9,780

Income before income taxes	5,208	4,002	3,729	2,335	2,165
Income tax expense	1,830	1,189	1,219	441	599

Net income	3,378	2,813	2,510	1,894	1,566
Dividends on preferred stock and accretion	—	—	—	350	—

Net income available to common stockholders	$3,378	$2,813	$2,510	$1,544	$1,566

Basic earnings per share	$0.63	$0.52	$0.46	$0.28	$0.29
Diluted earnings per share	0.63	0.52	0.46	$0.28	0.28

Note: All per share data has been restated to reflect the 5% stock dividends declared in 2008 and 2010.

	At December 31,
	2012	2011	2010	2009	2008
Selected Financial Data:
Total Assets	$368,930	$364,025	$328,896	$330,110	$299,663
Net Loans	238,753	229,503	204,271	203,657	208,427
Total Deposits	320,187	314,714	276,541	279,125	249,760
Stockholders’ Equity	41,848	40,369	39,391	38,200	37,529

Selected Financial Ratios:
Return on Average Assets	0.95%	0.83%	0.80%	0.61%	0.56%
Return on Average Equity	8.15%	6.98%	6.37%	4.65%	4.24%
Tangible Common Equity to Total Assets at Year-End*	11.34%	11.09%	11.98%	11.57%	12.52%

*	Represents stockholders’ equity as a percentage of total assets at the end of each period, since Somerset Hills did not have any goodwill or other intangibles at these dates.

COMPARATIVE PER SHARE INFORMATION

We have set forth below information concerning earnings, cash dividends declared and book value per share for Somerset Hills and Lakeland on both historical and pro forma combined bases and on a per share equivalent pro forma basis for Somerset Hills. The pro forma combined diluted earnings of Lakeland common stock is based on the pro forma combined net income of Lakeland and Somerset Hills, divided by total pro forma diluted common shares of the combined entity. The pro forma net income includes adjustments related to the estimated fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analysis is performed. Pro forma combined cash dividends declared per share reflect Lakeland’s cash dividends declared in 2012. Book value per share for the pro forma combined presentation is based upon outstanding shares of Lakeland common stock, adjusted to include the estimated number of shares of Lakeland common stock to be issued in the merger for outstanding shares of Somerset Hills common stock at the time the merger is completed, assuming that 90% of Somerset Hills’ outstanding shares of common stock are converted into shares of Lakeland common stock, excluding stock options. The per share equivalent pro forma combined data for shares of Somerset Hills common stock is also based on the assumed conversion of 90% of the outstanding shares of Somerset Hills common stock into shares of Lakeland common stock based upon the exchange ratio of 1.1962 shares of Lakeland common stock for each share of Somerset Hills stock. The pro forma and pro forma equivalent data does not take into account any cost savings, revenue enhancements or synergies that may be achieved as a result of the merger. The following information is not necessarily indicative of future results. You should read the information set forth below in conjunction with the respective financial statements of Lakeland and Somerset Hills included or incorporated by reference in this document. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 150.

Year Ended December 31, 2012
LAKELAND - HISTORICAL
Earnings per share-diluted	$0.76
Cash dividends declared per share	0.25
Book value per share	9.45

SOMERSET HILLS - HISTORICAL
Earnings per share-diluted	0.63
Cash dividends declared per share	0.31
Book value per share	7.79

LAKELAND and SOMERSET HILLS - PRO FORMA COMBINED
Earnings per share-diluted	0.71
Cash dividends declared per share	0.25
Book value per share	9.53

EQUIVALENT PRO FORMA COMBINED PER SHARE OF SOMERSET HILLS COMMON STOCK
Earnings per share-diluted	0.85
Cash dividends declared per share	0.30
Book value per share	11.40

RISK FACTORS

By approving the merger, Somerset Hills shareholders may, even if they elect to receive cash, ultimately receive Lakeland common stock and thus will be investing in Lakeland’s common stock. An investment in Lakeland’s common stock involves a degree of risk. In addition to the other information included in this document, including the matters addressed in “FORWARD-LOOKING INFORMATION” immediately following this section, you should carefully consider the matters described below in determining whether to approve the merger agreement.

Risks pertaining to the proposed merger:

If Somerset Hills shareholders elect to receive cash in the merger, they may not exclusively receive cash.

Although Somerset Hills’ shareholders will be given the right to elect to receive cash or Lakeland common stock in the merger, it is possible that if a shareholder elects to receive some or all of the merger consideration in the form of cash, that shareholder will not receive the form of consideration that was requested. There are two factors that could cause a Somerset Hills shareholder to receive a form of consideration other than what was chosen:

•

The merger agreement provides that subject to certain tax constraints that we have described below, 90% of the merger consideration will be shares of Lakeland common stock and 10% will be cash. If Somerset Hills shareholders’ Election Forms in the aggregate provide for a different allocation of stock and cash, then the Exchange Agent will make pro rata adjustments so that 90% of the shares of Somerset Hills common stock are converted into the right to receive Lakeland common stock and 10% of the shares of Somerset Hills common stock are converted into the right to receive cash.

•

If the aggregate amount of cash paid in the merger substantially exceeds the value of the Lakeland common stock that is issued in the merger, Lakeland’s counsel may be unable to issue the tax opinion which constitutes a condition of closing. While this is unlikely to occur, the merger agreement provides that if tax counsel cannot provide the tax opinion for this reason, the percentage of the consideration payable in the form of cash will be decreased to the extent necessary to enable counsel to render that opinion. In turn, the portion of a Somerset Hills shareholder’s shares to be converted into cash may be reduced if tax considerations require a decrease in the percentage of the aggregate consideration payable in the form of cash.

Since the exchange ratio is fixed, Somerset Hills shareholders are at risk in the event that the market price of Lakeland’s common stock declines prior to the consummation of the merger.

Absent special circumstances described under “THE MERGER - Termination”, the number of shares that Lakeland will issue for each share of Somerset Hills common stock to be converted into Lakeland common stock - that is, 1.1962 shares - is fixed. If the market price of Lakeland’s common stock declines, the value of the stock consideration that Somerset Hills shareholders will receive will decline. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Lakeland’s business, operations and prospects and regulatory considerations. Many of these factors are beyond Lakeland’s control. The merger is not expected to close until the second or third calendar quarters of 2013. Moreover, Somerset Hills shareholders can expect that there will be some delay after the merger is consummated before they will receive their Lakeland stock certificates. Thus, Somerset Hills shareholders receiving stock in the merger will be subject to the risk of market declines in the value of Lakeland common stock for a substantial period of time.

Since the cash amount per share is fixed, Somerset Hills shareholders are at risk in the event that the market price of Lakeland’s common stock increases prior to the consummation of the merger.

Those shareholders who receive cash in exchange for their shares of Somerset Hills common stock will receive $12.00 in cash for each such share. If the market price of Lakeland’s common stock increases, those Somerset Hills shareholders who receive cash will receive less than the value of the stock they would have received if they had elected to receive stock and had, in fact, received stock in the merger.

Somerset Hills’ shareholders are urged to obtain current market quotations for Lakeland common stock.

Somerset Hills’ shareholders will have less influence as a shareholder of Lakeland than as a shareholder of Somerset Hills.

The shareholders of Somerset Hills currently have the right to control Somerset Hills through their ability to elect the board of directors of Somerset Hills and to vote on other matters affecting Somerset Hills. The merger will transfer control of Somerset Hills to Lakeland. After completion of the merger, former Somerset Hills shareholders will own less than 17% of Lakeland’s outstanding common stock (excluding stock options). Consequently, the former Somerset Hills shareholders will exercise much less influence over the management and policies of Lakeland than they currently exercise over the management and policies of Somerset Hills.

If Lakeland does not successfully integrate Somerset Hills Bank and any other banks that Lakeland may acquire in the future, the combined company may be adversely affected.

If the merger of Somerset Hills into Lakeland, and the merger of Somerset Hills Bank into Lakeland Bank, are completed, and if Lakeland makes additional acquisitions in the future, Lakeland will need to integrate the acquired entities into its existing business and systems. Lakeland may experience difficulties in accomplishing this integration or in effectively managing the combined company after the mergers with Somerset Hills and Somerset Hills Bank, and after any future acquisition. Any actual cost savings or revenue enhancements that Lakeland may anticipate from a future acquisition will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond Lakeland’s control, and Lakeland cannot assure you that if the mergers are consummated or if Lakeland makes any additional acquisitions in the future, it will be successful in integrating those businesses into its own.

Lakeland’s future acquisitions could dilute your ownership of Lakeland and may cause Lakeland to become more susceptible to adverse economic events.

Lakeland has acquired other companies with its common stock in the past and intends to acquire or make investments in banks and other complementary businesses with its common stock in the future. Lakeland may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest in Lakeland. Future business acquisitions could be material to Lakeland, and the degree of success achieved in acquiring and integrating these businesses into Lakeland could have a material effect on the value of Lakeland common stock. In addition, any such acquisition could require Lakeland to use substantial cash or other liquid assets or to incur debt. In those events, Lakeland could become more susceptible to economic downturns and competitive pressures.

Failure to complete the merger could severely disadvantage Somerset Hills.

In order to complete the merger, Somerset Hills must focus on meeting all merger conditions. If for any reason the merger does not occur, that failure could adversely affect Somerset Hills’ business and make it difficult for Somerset Hills to attract other acquisition partners.

If the merger has not occurred by January 28, 2014, either Lakeland or Somerset Hills is generally free to choose not to proceed with the merger.

Either Lakeland or Somerset Hills may terminate the merger agreement if the merger has not been completed by January 28, 2014, unless such failure has resulted from the failure to perform by the party seeking to terminate the merger agreement. Although Lakeland and Somerset Hills expect to close the merger in the second or third quarters of 2013, there can be no assurance that all conditions to the merger will have been satisfied by January 28, 2014.

The expected benefits of the merger may not be realized if the combined company does not achieve certain cost savings and other benefits.

Lakeland’s belief that cost savings and revenue enhancements are achievable is a forward-looking statement that is inherently uncertain. The combined company’s actual cost savings and revenue enhancements, if any, cannot be quantified at this time. Any actual cost savings or revenue enhancements will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond the control of the combined company.

Somerset Hills’ officers and directors may have conflicts of interest and will receive benefits in the merger that other Somerset Hills shareholders will not receive.

Somerset Hills’ directors and executive officers may have conflicts of interest with respect to the merger because they will receive benefits from the merger that other Somerset Hills shareholders will not receive. See “The Merger - Interests of Management and Others in the Merger” beginning on page 65. Both boards of directors considered these interests, together with other relevant factors, in deciding whether to approve the merger.

Risks pertaining to Lakeland’s business:

Recently enacted legislation, particularly the Dodd-Frank Act, could materially and adversely affect Lakeland by increasing compliance costs, heightening Lakeland’s risk of noncompliance with applicable regulations, and changing the competitive landscape in the banking industry.

From time to time, the U.S. Congress and state legislatures consider changing laws and enact new laws to further regulate the financial services industry. On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, was signed into law. The Dodd-Frank Act has resulted in sweeping changes in the regulation of financial institutions. The Dodd-Frank Act contains numerous provisions that affect all banks and bank holding companies. Many of the provisions in the Dodd-Frank Act remain subject to regulatory rule-making and implementation, the effects of which are not yet known. Although Lakeland cannot predict the specific impact and long-term effects that the Dodd-Frank Act and the regulations promulgated thereunder will have on Lakeland and its prospects, Lakeland’s target markets and the financial industry more generally, Lakeland believes that the Dodd-Frank Act and the regulations promulgated thereunder are likely to impose additional administrative and regulatory burdens that will obligate Lakeland to incur additional expenses and will adversely affect Lakeland’s margins and profitability. For example, the elimination of the prohibition on the payment of interest on demand deposits could materially increase Lakeland’s interest expense, depending on competitors’ responses. Provisions in the legislation that require revisions to the capital requirements of Lakeland and Lakeland Bank could require Lakeland and Lakeland Bank to seek additional sources of capital in the future. More stringent consumer protection regulations could materially and adversely affect profitability. Lakeland will also have a heightened risk of noncompliance with all of the additional regulations. Finally, the impact of some of these new regulations is not known and may affect Lakeland’s ability to compete long-term with larger competitors.

The Federal Reserve’s repeal of the prohibition against payment of interest on demand deposits may increase competition for such deposits and ultimately increase interest expense.

A major portion of Lakeland’s net income comes from the interest rate spread, which is the difference between the interest rates paid on amounts used to fund assets and the interest rates and fees received on interest-earning assets. Lakeland’s interest-earning assets include outstanding loans extended to customers and securities held in its investment portfolio. Lakeland funds assets using deposits and other borrowings.

In July 2011, Regulation Q, which had prohibited the payment of interest on demand deposits by institutions that are member banks of the Federal Reserve System, was repealed. As a result, member banks and thrifts are now permitted to offer interest-bearing demand deposit accounts to commercial customers, which could result in increased competition for Lakeland for deposits. If Lakeland decides to pay interest on demand accounts in the face of such competition, Lakeland’s interest expense is expected to increase.

Lakeland and Lakeland Bank may be subject to more stringent capital and liquidity requirements.

The Dodd-Frank Act also imposes more stringent capital requirements on bank holding companies such as Lakeland by, among other things, imposing leverage ratios on bank holding companies and prohibiting new trust preferred issuances from counting as Tier I capital. These restrictions will limit Lakeland’s future capital strategies. Under the Dodd-Frank Act, Lakeland’s currently outstanding trust preferred securities will continue to count as Tier I capital, but Lakeland will be unable to issue replacement or additional trust preferred securities which would count as Tier I capital.

While U.S. banking regulators have postponed the implementation of the Basel III rules, which would generally be applicable to institutions with greater than $50 billion in assets, Lakeland expects that these rules will eventually be implemented in the U.S. In addition, banking regulators could implement additional changes to the capital adequacy standards applicable to financial institutions with $50 billion or less in assets, such as Lakeland and Lakeland Bank, in light of Basel III.

Future increases in minimum capital requirements could adversely affect Lakeland’s net income. Furthermore, Lakeland’s failure to comply with the minimum capital requirements could result in its regulators taking formal or informal actions against Lakeland which could restrict its future growth or operations.

Recent negative developments in the financial services industry and U.S. and global credit markets may adversely impact Lakeland’s operations and results.

The general economic downturn during the past few years, including a decline in the value of the collateral supporting loans, has resulted in the deterioration of loan portfolio performances at many institutions. The competition for deposits has increased significantly due to liquidity concerns at many of these same institutions. Stock prices of bank holding companies, like Lakeland, have been negatively affected by the current condition of the financial markets, as has Lakeland’s ability, if needed, to raise capital or borrow in the debt markets compared to prior years. While economic growth may have resumed recently, the rate of this growth has been very slow and unemployment remains at a high level. As a result, recent legislation, such as the Dodd-Frank Act, will require new regulations regarding lending and funding practices and liquidity standards, and financial institution regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement actions. Negative developments in the financial services industry and the impact of new legislation, including The Dodd-Frank Act, in response to those developments could negatively impact Lakeland’s operations by restricting its business operations, including its ability to originate or sell loans, and adversely impact Lakeland’s financial performance.

The downgrade of the U.S. credit rating and Europe’s debt crisis could have a material adverse effect Lakeland’s business, financial condition and liquidity.

Standard & Poor’s lowered its long term sovereign credit rating on the United States of America from AAA to AA+ on August 5, 2011. A further downgrade or a downgrade by other rating agencies could have a material adverse impact on financial markets and economic conditions in the United States and worldwide. Any such adverse impact could have a material adverse effect on Lakeland’s liquidity, financial condition and results of operations. Many of Lakeland’s investment securities are issued by and some of its loans are made to U.S. government agencies and U.S. government sponsored entities.

In addition, the possibility that certain European Union (“EU”) member states will default on their debt obligations has negatively impacted economic conditions and global markets. The continued uncertainty over the outcome of international and the EU’s financial support programs and the possibility that other EU member states may experience similar financial troubles could further disrupt global markets. The negative impact on economic conditions and global markets could also have a material adverse effect on Lakeland’s liquidity, financial condition and results of operations.

A decrease in Lakeland’s ability to borrow funds could adversely affect Lakeland’s liquidity.

Lakeland’s ability to obtain funding from the Federal Home Loan Bank or through Lakeland’s overnight federal funds lines with other banks could be negatively affected if Lakeland experiences a substantial deterioration in its financial condition or if such funding became restricted due to a further deterioration in the financial markets. While Lakeland has a contingency funds management plan to address such a situation if it were to occur (such plan includes deposit promotions, the sale of securities and the curtailment of loan growth, if necessary), a significant decrease in Lakeland’s ability to borrow funds could adversely affect its liquidity.

Lakeland is subject to interest rate risk and variations in interest rates may negatively affect Lakeland’s financial performance.

Lakeland is unable to predict actual fluctuations of market interest rates. Rate fluctuations are influenced by many factors, including:

•	inflation or deflation;

•	excess growth or recession;

•	a rise or fall in unemployment;

•	tightening or expansion of the money supply;

•	domestic and international disorder; and

•	instability in domestic and foreign financial markets.

Both increases and decreases in the interest rate environment may reduce Lakeland’s profits. Lakeland expects that it will continue to realize income from the difference or “spread” between the interest it earns on loans, securities and other interest-earning assets, and the interest it pays on deposits, borrowings and other interest-bearing liabilities. Lakeland’s net interest spreads are affected by the differences between the maturities and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Lakeland’s interest-earning assets may not reprice as slowly or rapidly as its interest-bearing liabilities. Changes in market interest rates could materially and adversely affect Lakeland’s net interest spread, asset quality, levels of prepayments, cash flows, the market value of its securities portfolio, loan and deposit growth, costs and yields on loans and deposits and Lakeland’s overall profitability.

Lakeland may incur impairment to goodwill.

Lakeland reviews its goodwill at least annually. Significant negative industry or economic trends, including the lack of recovery in the market price of Lakeland’s common stock price, reduced estimates of future cash flows or disruptions to Lakeland’s businesses, could indicate that goodwill might be impaired. Lakeland’s valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and to rely on projections of future operating performance. Lakeland operates in a competitive environment and projections of future operating results and cash flows may vary significantly from actual results. Additionally, if Lakeland’s analysis results in an impairment to goodwill, Lakeland would be required to record a non-cash charge to earnings in its financial statements during the period in which such impairment is determined to exist. Any such charge could have a material adverse effect on Lakeland’s results of operations and its stock price.

The extensive regulation and supervision to which Lakeland is subject impose substantial restrictions on its business.

Lakeland, Lakeland Bank and certain non-bank subsidiaries are subject to extensive regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole. Such laws are not designed to protect Lakeland’s shareholders. These regulations affect Lakeland’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Lakeland is also subject to a number of laws which, among other things, govern its lending practices and require Lakeland Bank to establish and maintain comprehensive programs relating to anti-money laundering and customer identification. The United States Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Lakeland in substantial and unpredictable ways. Such changes could subject Lakeland to additional costs, limit the types of financial services and products it may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputational damage, which could have a material adverse effect on Lakeland’s business, financial condition and results of operations.

Current levels of volatility in the capital markets are unprecedented and may adversely impact Lakeland’s operations and results.

The capital markets have been experiencing unprecedented volatility for the past several years. Such negative developments and disruptions have resulted in uncertainty in the financial markets and a general economic downturn. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets compared to prior years. If current levels of market disruption and volatility continue or worsen, there can be no assurance that Lakeland will not experience an adverse effect, which may be material, on its business, financial condition and results of operations or its ability to access capital.

Lakeland Bank’s ability to pay dividends is subject to regulatory limitations which, to the extent that Lakeland requires such dividends in the future, may affect Lakeland’s ability to pay its obligations and pay dividends to shareholders.

As a bank holding company, Lakeland is a separate legal entity from Lakeland Bank and its subsidiaries, and Lakeland does not have significant operations of its own. Lakeland currently depends on Lakeland Bank’s cash and liquidity to pay its operating expenses and dividends to shareholders. The availability of dividends from Lakeland Bank is limited by various statutes and regulations. The inability of Lakeland to receive dividends from Lakeland Bank could adversely affect Lakeland’s financial condition, results of operations, cash flows and prospects and Lakeland’s ability to pay dividends.

Lakeland’s allowance for loan and lease losses may not be adequate to cover actual losses.

Like all commercial banks, Lakeland Bank maintains an allowance for loan and lease losses to provide for loan and lease defaults and non-performance. If Lakeland Bank’s allowance for loan and lease losses is not adequate to cover actual loan and lease losses, Lakeland may be required to significantly increase future provisions for loan and lease losses, which could materially and adversely affect Lakeland’s operating results. Lakeland Bank’s allowance for loan and lease losses is determined by analyzing historical loan and lease losses, current trends in delinquencies and charge-offs, plans for problem loan and lease resolution, the opinions of regulators, changes in the size and composition of the loan and lease portfolio and industry information. Lakeland also considers the possible effects of economic events, which are difficult to predict. The amount of future losses is affected by changes in economic, operating and other conditions, including changes in interest rates, many of which are beyond Lakeland’s control. These losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review Lakeland’s loans and the allowance for loan and lease losses. While Lakeland believes that its allowance for loan and lease losses in relation to its current loan portfolio is adequate to cover current losses, Lakeland cannot assure you that it will not need to increase its allowance for loan and lease losses or that regulators will not require it to increase the allowance. Future increases in the allowance for loan and lease losses could materially and adversely affect Lakeland’s earnings and profitability.

Lakeland is subject to various lending and other economic risks that could adversely affect its results of operations and financial condition.

Economic, political and market conditions, trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies and inflation affect Lakeland’s business. These factors are beyond Lakeland’s control. A further deterioration in economic conditions, particularly in New Jersey, could have the following consequences, any of which could materially adversely affect Lakeland’s business:

•	loan and lease delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for Lakeland’s products and services may decrease; and

•	collateral for loans made by Lakeland may decline in value, in turn reducing the borrowing ability of Lakeland’s customers.

Further deterioration in the real estate market, particularly in New Jersey, could adversely affect Lakeland’s business. As real estate values in New Jersey decline, Lakeland’s ability to recover on defaulted loans by selling the underlying real estate is reduced, which increases the possibility that Lakeland may suffer losses on defaulted loans.

Lakeland may suffer losses in its loan portfolio despite its underwriting practices.

Lakeland seeks to mitigate the risks inherent in its loan portfolio by adhering to specific underwriting practices. Although Lakeland believes that its underwriting criteria are appropriate for the various kinds of loans that it makes, Lakeland may incur losses on loans that meet its underwriting criteria, and these losses may exceed the amounts set aside as reserves in its allowance for loan and lease losses.

Lakeland faces strong competition from other financial institutions, financial service companies and other organizations offering services similar to the services that Lakeland provides.

Many competitors offer the types of loans and banking services that Lakeland offers. These competitors include other state and national banks, savings associations, regional banks and other community banks. Lakeland also faces competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. Many of Lakeland’s competitors have greater financial resources than Lakeland does, which may enable them to offer a broader range of services and products, and to advertise more extensively, than Lakeland does. Lakeland’s inability to compete effectively would adversely affect its business.

Declines in value may adversely impact Lakeland’s investment portfolio.

As of December 31, 2012, Lakeland had approximately $393.7 million and $96.9 million in available for sale and held to maturity investment securities, respectively. Lakeland may be required to record impairment charges on its investment securities if they suffer a decline in value that is considered other-than-temporary. Numerous factors, including lack of liquidity for sales of certain investment securities, absence of reliable pricing information for investment securities, adverse changes in business climate, adverse actions by regulators, or unanticipated changes in the competitive environment could have a negative effect on Lakeland’s investment portfolio in future periods. If an impairment charge is significant enough it could affect the ability of Lakeland Bank to upstream dividends to the holding company, which could have a material adverse effect on Lakeland’s liquidity and its ability to pay dividends to shareholders and could also negatively impact its regulatory capital ratios.

Concern of customers over deposit insurance may cause a decrease in deposits.

With recent increased concerns about bank failures, customers increasingly are concerned about the extent to which their deposits are insured by the FDIC. Customers may withdraw deposits in an effort to ensure that the amount they have on deposit with their bank is fully insured. Decreases in deposits may adversely affect Lakeland’s funding costs and net income.

Increases in FDIC premiums could have a material adverse effect on Lakeland’s future earnings.

The FDIC insures deposits at FDIC insured financial institutions, including Lakeland Bank. The FDIC charges the insured financial institutions premiums to maintain the Deposit Insurance Fund at a certain level. The Dodd-Frank Act amended the Federal Deposit Insurance Act by changing the base against which an insured depository institution’s deposit insurance assessment is calculated. These amendments require the appropriate assessment base to be calculated as the institution’s average consolidated total assets minus average tangible equity, rather than the institution’s deposits. These developments may cause an increase in Lakeland’s future assessments. In addition, the FDIC may be required to increase assessment rates and levy special assessments on Lakeland and other financial institutions in the future, which could have a material adverse effect on Lakeland’s future earnings.

A breach of information security could negatively affect Lakeland’s operations, earnings and reputation.

Increasingly, Lakeland depends upon data processing, communication and information exchange on a variety of computing platforms and networks, and over the internet. Lakeland cannot be certain all of its systems are entirely free from vulnerability to attack, despite safeguards it has instituted including independent third party testing. In addition, Lakeland relies on the services of a variety of vendors to meet its data processing and communication needs. Disruptions to its vendors’ systems may arise from events that are wholly or partially beyond the control of Lakeland’s vendors (including, for example, computer viruses or electrical or telecommunications outages). The occurrence of system failures or security breaches, despite the controls Lakeland has instituted, could result in damage to Lakeland’s reputation, increased regulatory scrutiny and financial loss or costs to Lakeland.

Any unforeseen transition issues that arise in connection with upgrades to Lakeland’s computer hardware and software systems could adversely affect its business.

In the normal course of business, Lakeland upgrades certain hardware and software systems critical to its core banking operations and financial reporting. While Lakeland expects these changes to go smoothly, no assurances can be given that unforeseen issues will not arise. Depending on the nature of those issues, if any, and the time and resources necessary to correct or resolve them, Lakeland’s business could be adversely affected.

Risk pertaining to Somerset Hills’ mortgage banking operations:

Somerset Hills’ mortgage banking operations expose Somerset Hills, and upon the mergers of Somerset Hills into Lakeland and Somerset Hills Bank into Lakeland Bank, will expose Lakeland, to risks that are different from community banking.

Somerset Hills Bank’s mortgage banking operations are subject to risks that are different from retail banking operations. The mortgage banking operations are dependent upon the level of demand for residential mortgages. During higher and rising interest rate environments, the level of refinancing activity tends to decline, which can lead to reduced volumes of business and lower revenues than currently recognized and that may not exceed the fixed costs to run the business. In addition, mortgages sold to third-party investors are typically subject to certain repurchase provisions related to borrower refinancing, defaults, fraud or other reasons stipulated in the applicable third-party investor agreements. If the fair value of a loan when repurchased is less than the fair value when sold, Somerset Hills Bank (or, after the mergers, Lakeland Bank) may be required to charge such shortfall to earnings.

In addition, Somerset Hills Bank’s mortgage banking subsidiary may make residential mortgage loans that do not qualify as Qualified Mortgage Loans under the recently enacted Consumer Financial Protection Bureau regulations effective January 10, 2014, and may not qualify as Qualified Residential Mortgages under final rules to be promulgated under the Dodd-Frank Act. See “Business of Somerset Hills - Regulation of Sullivan” on page 77. These loans may expose Sullivan and Somerset Hills, and, after the mergers, Lakeland, to greater losses, litigation related expenses and/or delays in taking title to collateral real estate, if these loans do not perform and borrowers assert claims in connection with foreclosure or otherwise.

FORWARD-LOOKING INFORMATION

This joint proxy statement and prospectus, including information incorporated by reference in this document, contains forward-looking statements with respect to the consolidated financial condition, results of operations and business of Somerset Hills and Lakeland. These include statements relating to revenues, cost savings and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “projects” or similar words or expressions.

These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by such forward-looking statements. In addition to the factors disclosed by us under the caption “RISK FACTORS” and elsewhere in this document, the following factors, among others, could cause Lakeland’s actual results to differ materially and adversely from our forward-looking statements: uncertainties relating to general economic conditions; uncertainties relating to the determination of Lakeland’s provisions for loan and lease losses and allowances for loan and lease losses; uncertainties relating to Lakeland’s analysis of the assessment of rate sensitive assets and rate sensitive liabilities and relating to the extent to which market factors indicate that a financial institution such as Lakeland Bank should match such assets and liabilities; the impact of competition among financial institutions and between financial institutions and other sources of credit; changes to the presentation of financial results and condition resulting from the adoption of new accounting principles or upon the advice of our independent auditors or the staff of various regulatory agencies; unanticipated demands upon our liquidity; unanticipated failure or malfunction of our information systems; changes in, or failure to comply with, governmental regulations; the costs and other effects of administrative and legal proceedings; the continued financial viability of our borrowers; the continued financial viability of the issuers of securities within our investment portfolio; labor and employment benefit costs; changes in the conditions of the capital markets in general and in the capital markets for financial institutions in particular; the ability of Lakeland Bank to integrate Somerset Hills Bank promptly into its overall business and plans if the merger is consummated; the extent and timing of legislative and regulatory actions and reforms; and other factors referenced in Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2012. Risks pertaining directly to the merger are described under “RISK FACTORS” beginning on page 24 of this joint proxy statement and prospectus.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You should not place undue reliance on such statements. These statements speak only as of the date of this joint proxy statement and prospectus or, if made in any document incorporated by reference, as of the date of that document.

All written or oral forward-looking statements attributable to Lakeland or Somerset Hills or any person acting on their behalf made after the date of this joint proxy statement and prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Lakeland nor Somerset Hills undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this joint proxy statement and prospectus or to reflect the occurrence of unanticipated events.

THE MEETINGS

When and Where the Annual Meetings will be Held

Somerset Hills will hold its annual meeting of shareholders at the Washington Ballroom at The Olde Mill Inn, 225 Route 202, Basking Ridge, New Jersey 07920, commencing at     :00 a.m., local time, on Wednesday, April 24, 2013.

Lakeland will hold its annual meeting of shareholders at The Knoll Country Club West, 990 Greenbank Road, Boonton, New Jersey 07005, commencing at     :00 a.m., local time, on Wednesday, April 24, 2013.

What will be Voted on at the Shareholders’ Meetings

At the Somerset Hills annual meeting, Somerset Hills shareholders will consider and vote on proposals to do the following:

1. Approve an Agreement and Plan of Merger, dated as of January 28, 2013, by and between Somerset Hills and Lakeland, providing for:

•	the merger of Somerset Hills with and into Lakeland; and

•

the automatic conversion of all of the outstanding capital stock of Somerset Hills into either cash or shares of Lakeland common stock, pursuant to election and allocation procedures described in the merger agreement.

2. Approve, on an advisory basis, certain “golden parachute” compensation payable under existing agreements that certain Somerset Hills’ officers will receive from Somerset Hills and Somerset Hills Bank as a result of the merger.

3. Elect two directors to serve until the earlier of the closing of the merger or the expiration of their terms.

4. Ratify the appointment of Crowe Horwath LLP as Somerset Hills’ independent registered public accounting firm for 2013.

5. Approve, on an advisory basis, the executive compensation of Somerset Hills’ named executive officers as described in this joint proxy statement and prospectus.

6. Vote, on an advisory basis, on how often Somerset Hills will conduct an advisory vote on executive compensation.

7. Transact such other business as shall properly come before the annual meeting, which may include a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the merger agreement and the merger.

If a quorum is not present, or if fewer shares of Somerset Hills common stock are voted in favor of the merger agreement and the merger than the number required for approval, it is expected that the meeting will be adjourned to allow additional time for obtaining additional proxies. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the merger agreement and the merger. The holders of a majority of the shares present at the meeting would be required to approve any adjournment of the meeting.

At the Lakeland annual meeting, Lakeland shareholders will consider and vote on proposals to do the following:

1.	Authorize the issuance of the shares of Lakeland common stock issuable upon consummation of the proposed merger of Somerset Hills Bancorp into Lakeland (including the shares of Lakeland common stock issuable upon exercise of stock options to be assumed by Lakeland pursuant to the merger agreement).

2.	Elect three directors for three year terms.

3.	Ratify the appointment of Grant Thornton LLP as Lakeland’s independent registered public accounting firm for 2013.

4.	Approve, on an advisory basis, the executive compensation of Lakeland’s named executive officers as described in this joint proxy statement and prospectus.

5.	Authorize an increase in the number of authorized shares of common stock of Lakeland to 70,000,000 shares and the number of authorized shares of capital stock to 71,000,000.

6.	Transact such other business as may properly come before the meeting and/or any adjournment or adjournments thereof.

Shareholders Entitled to Vote

Somerset Hills has set March 1, 2013 as the record date to determine which Somerset Hills shareholders will be entitled to vote at the annual meeting. Only Somerset Hills shareholders at the close of business on this record date will be entitled to vote at the annual meeting. As of the record date, there were 5,369,800 shares of Somerset Hills common stock outstanding and entitled to be voted at the annual meeting, held by approximately 174 shareholders of record. Each holder of shares of Somerset Hills common stock outstanding on the record date will be entitled to one vote for each share held of record.

Lakeland has set March 22, 2013 as the record date to determine which Lakeland shareholders will be entitled to vote at the annual meeting. Only Lakeland shareholders at the close of business on this record date will be entitled to vote at the annual meeting. As of the record date, there were [            ] shares of Lakeland common stock outstanding and entitled to be voted at the annual meeting, held by approximately [            ] shareholders of record. Each holder of shares of Lakeland common stock outstanding on the record date will be entitled to one vote for each share held of record.

In order to reduce the number of annual reports being sent to one address, only one Lakeland annual report is being delivered to multiple security holders sharing an address unless Lakeland has received contrary instructions from one or more of the security holders. This is called “householding”. Lakeland will deliver a separate copy of the annual report to any security holder who requests a copy in writing or by telephone. If you wish to receive a separate copy of the 2012 annual report, or if you wish to receive a separate copy of future annual reports, please contact Mr. Harry Cooper at Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438 (toll-free telephone 866-284-1291). If you are currently receiving multiple copies of the annual report at the same address, and wish to have one annual report sent to multiple security holders sharing that address in the future, please contact Mr. Cooper at the above address and telephone number.

Number of Shares that Must be Represented for a Vote to be Taken

In order to have a quorum at each of the shareholder meetings, a majority of the total outstanding shares of common stock entitled to vote at the meeting must be represented at the meeting in person or by proxy.

We will count as present at each of the shareholders’ meetings, for purposes of determining the presence or absence of a quorum:

•	shares of common stock held by persons attending the shareholders’ meeting, whether or not they are voting, and

•	shares of common stock for which the applicable company has received proxies, including proxies with respect to which holders of those shares have abstained from voting.

Vote Required; Voting Agreements

The approval of the merger agreement and the merger will require the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of Somerset Hills common stock outstanding on the record date. Each holder of shares of Somerset Hills common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against the merger and merger agreement.

As for the other matters to be considered at the Somerset Hills annual meeting, provided that a quorum is present, directors will be elected by plurality vote (there is no right to vote stock cumulatively), approval of the other Somerset Hills proposals (except for the advisory vote on how often Somerset Hills will conduct an advisory vote on executive compensation, which is referred to as a say on frequency vote) will require the affirmative vote of a majority of the votes cast with respect to each proposal, and with respect to the say on frequency vote, the option of one year, two years or three years that receives the highest number of votes cast will be the frequency of that vote that has been approved by the Somerset Hills shareholders on an advisory basis. For purposes of determining the votes cast with respect to these matters (but not the approval of the merger agreement, as described above), only those votes cast “for” or “against” (or, with respect to the say on frequency vote, every one year, every two years or every three years) are included. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have no effect on the matters described in this paragraph (but will have an effect on the merger agreement vote, as described above).

The approval of the proposal to authorize the issuance of the shares of Lakeland common stock issuable pursuant to the merger agreement will require the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Lakeland common stock voting (or cast) at Lakeland’s annual meeting, assuming that a quorum is present in person or by proxy. As for the other matters to be voted on at Lakeland’s annual meeting, assuming a quorum is present, directors will be elected by a plurality vote (there is no right to vote stock cumulatively), and approval of the other proposals to be considered at the Lakeland annual meeting (ratification of Grant Thornton LLP as Lakeland’s auditors for 2013, the advisory vote on Lakeland’s executive compensation and the increase in the number of authorized shares of Lakeland’s common stock) will each require the affirmative vote of a majority of the votes cast with respect to each proposal. Each holder of shares of Lakeland common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will have no effect on any of the matters presented at Lakeland’s annual meeting.

The directors and executive officers of Somerset Hills have agreed with Lakeland to vote all shares of Somerset Hills common stock for which they have voting power on the record date in favor of the approval of the merger agreement and the merger. On the record date, such directors and executive officers had sole or shared voting power over 486,755 shares of Somerset Hills common stock, or approximately 9.06% of the shares of Somerset Hills common stock outstanding on the record date.

Voting your Shares

The Somerset Hills board of directors is soliciting proxies from the Somerset Hills shareholders and the Lakeland board of directors is soliciting proxies from the Lakeland shareholders. This will give you an opportunity to vote at the applicable shareholders’ meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

If you are a Somerset Hills shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement, FOR nonbinding approval of the golden parachute agreements described in this joint proxy statement and prospectus, FOR the board’s nominees for director (who would serve until the earlier of the closing of the merger or the expiration of their terms), FOR ratification of the appointment of Crowe Horwath LLP as Somerset Hills’ independent registered public accounting firm for 2013, FOR non-binding approval of the compensation of Somerset Hills’ executives as described in this joint proxy statement and prospectus and FOR approval of an advisory vote on executive compensation to be held every three years.

If you are a Lakeland shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR authorization of the issuance of the shares of Lakeland common stock issuable pursuant to the merger, FOR the Board’s nominees for election to the Board, FOR ratification of the appointment of Grant Thornton LLP as Lakeland’s independent registered public accounting firm for 2013, FOR non-binding approval of the compensation of Lakeland’s executives as described in this joint proxy statement and prospectus and FOR an increase in the authorized shares of common stock of Lakeland to 70,000,000 shares.

If you sign a proxy, you may revoke it by written notice to the Secretary of Somerset Hills or Lakeland, as the case may be, at any time before it is voted at the applicable annual meeting.

You cannot vote shares held by your broker in “street name.” Only your broker can vote those shares, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them.

Somerset Hills and Lakeland shareholders will have four alternative ways to vote:

•	by traditional paper proxy card;

•	by telephone;

•	via the Internet; or

•	in person at the applicable annual meeting.

Please take a moment to read the instructions for Somerset Hills or Lakeland shareholders, as applicable, choose the way to vote that you find most convenient and cast your vote as soon as possible.

Voting by Proxy Card. If proxy cards in the accompanying form are properly executed and returned, the shares represented thereby will be voted in the manner specified therein. As stated above, if you are a Somerset Hills shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement, FOR nonbinding approval of the golden parachute agreements described in this joint proxy statement and prospectus, FOR the board’s nominees for director (who would serve until the earlier of the closing of the merger or the expiration of their terms), FOR ratification of the appointment of Crowe Horwath LLP as Somerset Hills’ independent registered public accounting firm for 2013, FOR non-binding approval of the compensation of Somerset Hills’ executives as described in this joint proxy statement and prospectus and FOR approval of an advisory vote on executive compensation to be held every three years. As stated above, if you are a Lakeland shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR authorization of the issuance of the shares of Lakeland common stock issuable pursuant to the merger, FOR the Board’s nominees for election to the Board, FOR ratification of the appointment of Grant Thornton LLP as Lakeland’s independent registered public accounting firm for 2013, FOR non-binding approval of the compensation of Lakeland’s executives as described in this joint proxy statement and prospectus and FOR an increase in the authorized shares of common stock of Lakeland to 70,000,000 shares.

Voting by Telephone. If you wish to vote by telephone and you are a shareholder of record of Somerset Hills, use a touch-tone telephone to call toll-free 1-866-333-6051 and follow the instructions. If you wish to vote by telephone and you are a shareholder of record of Lakeland, use a touch-tone telephone to call toll-free 1-800-PROXIES and follow the instructions. If you vote by telephone, you must have your control number and the proxy card available when you call.

Voting by the Internet. If you wish to vote through the Internet and you are a shareholder of record of Somerset Hills, you can access the web page at http://www.rtcoproxy.com/somh and follow the on-screen instructions. If you wish to vote through the Internet and you are a shareholder of record of Lakeland, you can access the web page at www.voteproxy.com and follow the on-screen instructions. If you vote through the Internet, you must have your control number and the proxy card available when you access the web page.

If your shares are registered in the name of a broker or other nominee, the voting form your broker or other nominee sent you will provide telephone and Internet voting instructions.

The deadline for voting by telephone or through the Internet as a shareholder of record of Somerset Hills is 11:59 p.m., local time, on [                    ], 2013. The deadline for voting by telephone or through the Internet as a shareholder of record of Lakeland is 11:59 p.m., local time, on [                    ], 2013. For shareholders whose shares are registered in the name of a broker or other nominee, please consult the voting instructions provided by your broker or other nominee for information about the deadline for voting by telephone or through the Internet.

Voting in Person. If you attend the Lakeland annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Changing your Vote

Somerset Hills

As a Somerset shareholder, you will be able to change your vote as many times as you wish and the last vote received chronologically by any means will supersede your prior vote(s).

Any Somerset Hills shareholder may revoke a proxy at any time before or at the Somerset Hills annual meeting in one or more of the following ways:

•	Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the annual meeting to Jeanne Hagen, Corporate Secretary; or

•	Submitting a later-dated proxy card; or

•	Submitting a new proxy via telephone or the Internet.

A Somerset Hills shareholder should send any written notice of revocation or subsequent proxy to Somerset Hills Bancorp, Attention: Jeanne Hagen, Corporate Secretary, 155 Morristown Road, Bernardsville, New Jersey 07924, or hand deliver the notice of revocation or subsequent proxy to Ms. Hagen before the taking of the vote at the Somerset Hills annual meeting. Attendance at the Somerset Hills annual meeting will not by itself constitute a revocation of a proxy.

Lakeland

As a Lakeland shareholder, you will be able to change your vote as many times as you wish and the last vote received chronologically by any means will supersede your prior vote(s). Please note, however, that if you vote by the Internet, the maximum number of times that you can access the website using any one control number is limited to five times per day.

Any Lakeland shareholder may revoke a proxy at any time before or at the annual meeting in one or more of the following ways:

•	Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the Lakeland annual meeting to Timothy J. Matteson, Corporate Secretary of Lakeland; or

•	Submitting a later-dated proxy card; or

•	Submitting a new proxy via telephone or the Internet.

A Lakeland shareholder should send any written notice of revocation or subsequent proxy card to Lakeland Bancorp, Inc., Attention: Timothy J. Matteson, Executive Vice President, General Counsel and Corporate Secretary, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438, or hand deliver the notice of revocation or subsequent proxy card to Mr. Matteson before the taking of the vote at the annual meeting. Attendance at the annual meeting will not by itself constitute a revocation of a proxy.

Solicitation of Proxies and Costs

The solicitation of proxies for the Lakeland annual meeting is made on behalf of the Lakeland board of directors. The solicitation of proxies for the Somerset Hills meeting is made on behalf of the Somerset Hills board of directors. Somerset Hills and Lakeland will each pay the costs of soliciting proxies with respect to their separate meetings. In addition to solicitation by mail, directors, officers and employees acting on behalf of Somerset Hills or Lakeland may solicit proxies for the annual meetings in person or by telephone, telegraph, facsimile or other means of communication. Somerset Hills and Lakeland will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses.

Somerset Hills and Lakeland will each make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Somerset Hills and Lakeland will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

Somerset Hills has retained Eagle Rock Proxy Advisors, at an estimated cost of $5,000 plus reimbursement of out of pocket expenses, including per call fees for each call made, to assist in the solicitation of proxies. Somerset Hills also has agreed to indemnify Eagle Rock Proxy Advisors against certain liabilities in connection with this proxy solicitation.

Principal Shareholders

Set forth below is the name and address of each shareholder of Somerset Hills known by Somerset Hills to have beneficially owned more than five percent of Somerset Hills’ common stock as of the March 1, 2013 record date, along with the number of shares of Somerset Hills common stock believed to be owned by such shareholder on such date and such shareholder’s percentage ownership. The following information is based solely upon public filings made with the Securities and Exchange Commission.

Name of Beneficial Owner of More Than 5% of the Common Stock	Number of Shares Beneficially Owned[1]	Percentage of Class
PRB Investors, L.P.[2] 600 Third Ave, 17th Floor, New York, NY 10016	465,541	8.7%

Sandler O’Neill Asset Management, LLC[3] 780 Third Ave, 5th Floor, New York, NY 10017	514,900	9.59%

(1)	Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the dividend reinvestment plan.
(2)	Based solely upon a Form 13-G/A filed by PRB Investors, L.P. with the SEC December 31, 2012.
(3)	Based solely upon a Form 13F filed by Sandler O’Neill Asset Management, LLC with the SEC on February 14, 2012.

Set forth below is the name and address of each shareholder of Lakeland known by Lakeland to have beneficially owned more than five percent of Lakeland’s common stock as of the March 22, 2013 record date, along with the number of shares of Lakeland common stock believed to be owned by such shareholder on such date and such shareholder’s percentage ownership, based on filings made with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	2,786,420	(1)	9.38%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,658,097	(2)	5.58%

(1)	Pursuant to a filing made by Wellington Management Company, LLP (“Wellington Management”) with the Securities and Exchange Commission on February 14, 2013, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 2,786,420 shares of Lakeland common stock which are held of record by clients of Wellington Management. The filing indicates that Wellington Management has shared power to vote or direct the vote with respect to 2,454,412 shares and shared dispositive power with respect to 2,786,420 shares. The filing further indicates that the clients who own the shares of record have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares, and that no client is known to Wellington Management to have such right or power with respect to more than 5% of Lakeland’s common stock.
(2)	Pursuant to a filing made by BlackRock, Inc. with the Securities and Exchange Commission on February 11, 2013, BlackRock, Inc., a parent holding company or control person, beneficially owned 1,658,097 shares, or 5.58%, of Lakeland’s common stock. The filing identified the following subsidiaries of BlackRock, Inc. as having acquired the shares being reported: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Investment Management, LLC, BlackRock Advisors, LLC and BlackRock Asset Management Canada Limited.

LAKELAND AND SOMERSET HILLS PROPOSAL 1

THE MERGER

The following information describes the material terms and provisions of the merger. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement which we incorporate by reference in this joint proxy statement and prospectus. A copy of the merger agreement is attached hereto as Annex A. We urge you to read the full text of the agreement carefully.

The merger agreement provides that Somerset Hills will merge with and into Lakeland, with Lakeland as the surviving corporation in the merger. Immediately after the merger of the holding companies, Somerset Hills Bank will merge with and into Lakeland Bank, with Lakeland Bank as the surviving bank in the merger.

Somerset Hills shareholders will either receive cash or stock, or a combination of cash and stock. Upon completion of the merger, the shareholders of Somerset Hills will receive, at their election, for each outstanding share of Somerset Hills common stock that they own at the effective time of the merger, either 1.1962 shares of Lakeland common stock or $12.00 in cash, subject to proration as described in the merger agreement, so that 90% of the aggregate merger consideration will be shares of Lakeland common stock and 10% will be cash.

Holders of Somerset Hills’ stock immediately prior to the effective time of the merger will be able to elect to receive cash, stock or to indicate that such holder has no preference as to the receipt of cash or Lakeland common stock. If such election would result in other than 90% of the merger consideration to be paid by Lakeland equaling stock and 10% cash, then the Exchange Agent will designate, on a pro rata basis, from those holders electing to receive shares, those electing to receive cash, and those indicating no preference, those holders who will receive shares or cash, as applicable, so that 90% of the outstanding shares of Somerset Hills will receive Lakeland common stock and 10% of the outstanding shares of Somerset Hills will receive cash. See “Terms of the Merger -What Somerset Hills Shareholders Will Receive in the Merger,” beginning at page 53.

The exchange ratio will be adjusted proportionately if Lakeland makes any stock splits, stock dividends or similar distributions prior to the closing of the merger.

Lakeland will not issue any fractions of a share of common stock. Rather, Lakeland will pay cash (without interest) for any fractional share interest any Somerset Hills shareholder would otherwise receive in the merger. All shares of Somerset Hills common stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

The boards of directors of Somerset Hills and Lakeland have unanimously approved and adopted the merger agreement and believe that the merger is in the best interests of their respective shareholders. The Somerset Hills board of directors unanimously recommends that Somerset Hills shareholders vote FOR the merger agreement and the merger and the Lakeland board of directors unanimously recommends that Lakeland shareholders vote FOR the proposal to authorize the issuance of the shares of common stock issuable pursuant to the merger agreement.

Somerset Hills stock options that are outstanding when the merger is completed will be converted into options to purchase the number of shares of Lakeland common stock that the option holder would have received had such option holder exercised his or her option prior to the effective time of the merger and had all of his or her Somerset Hills shares converted into Lakeland common stock.

The directors of Somerset Hills have interests in the merger as directors that are different from the interests of Somerset Hills’ shareholders in general. See “- Interests of Management and Others in the Merger” beginning on page 65. These interests were considered by Somerset Hills’ board of directors and Lakeland’s board of directors before approving and recommending the merger.

Background of the Merger

As part of Lakeland’s strategic growth plan, Lakeland’s board and senior management explore on an ongoing basis the feasibility of acquiring banks and bank holding companies that would broaden Lakeland’s presence in its markets while enabling it to maintain its focus on community banking.

Thomas J. Shara, the President and Chief Executive Officer of Lakeland, and Stewart E. McClure, Jr., the President, Chief Executive Officer and Chief Operating Officer of Somerset Hills, have known each other for many years. During the first half of 2012, they met on several occasions, and had preliminary discussions about Lakeland’s possible acquisition of Somerset Hills.

On July 25, 2012, Messrs. Shara and McClure had another informal meeting during which they discussed a possible transaction, but not any specific terms.

On September 25, 2012, Messrs. Shara and McClure, and the two Chairmen of the Board (Mary Ann Deacon, Chairman of Lakeland, and Edward B. Deutsch, Chairman of Somerset Hills), met for an informal dinner. Again, no specific terms of a transaction were discussed.

On October 2, 2012, Messrs. McClure and Deutsch met with Andy Senchak and Joseph Moeller, representatives of Keefe, Bruyette and Woods (“KBW”) to discuss a possible transaction between Somerset Hills and Lakeland.

On November 30, 2012, another informal meeting occurred between Messrs. Shara and McClure.

On December 12, 2012, Mr. McClure made a presentation to the Executive Committee of the Somerset Hills board concerning Lakeland and the pros and cons of a possible merger transaction with Lakeland. The Executive Committee authorized Mr. McClure and other senior management to engage in preliminary discussions with representatives of Lakeland concerning a possible merger.

On December 24, 2012, an informal meeting between Messrs. Shara and McClure took place, at which they confirmed their mutual desire to explore a possible merger of Somerset Hills into Lakeland.

On December 27, 2012, a mutual Confidentiality Agreement was circulated and eventually executed by Somerset Hills and Lakeland.

On January 3, 2013, Mr. Shara, Mr. McClure and representatives of KBW met to discuss the possible terms of a proposed merger.

On January 7, 2013, the members of Lakeland’s executive management team were assembled and advised by Mr. Shara of the proposed merger discussions and instructed to consider selecting members of a due diligence team without disclosing the nature of the project or identifying the target. Additionally, Lakeland’s executive management team was instructed that the information was confidential and subject to a confidentiality agreement.

On January 8, 2013, Mr. Shara, Mr. McClure, Joseph F. Hurley, Executive Vice President and Chief Financial Officer of Lakeland, and Alfred J. Soles, Executive Vice President and Chief Financial Officer of Somerset Hills, met to discuss the due diligence process.

On January 9, 2013, Messrs. Shara and Hurley distributed information regarding Somerset Hills to Lakeland’s board at Lakeland’s regularly scheduled January board meeting. Further discussions ensued during Lakeland’s regularly scheduled strategic planning meeting the following day, which included representatives of Lakeland’s board and senior management.

On or about January 10, 2013, Lakeland contacted Michael Mayes, Managing Director at Raymond James, to discuss engaging Raymond James for a merger transaction. Lakeland prepared and circulated a confidentiality agreement on that date, which agreement was executed. On or about that same date, Lakeland began using the name “Project Martin” to identify the transaction. Although Raymond James provided financial advisory services thereafter, the formal engagement agreement between Raymond James and Lakeland was not finalized and executed until January 28, 2013.

In or about the week of January 14, 2013, representatives of Lakeland (Messrs. Shara, Vandenbergh, Hurley and Matteson) met with representatives of Lowenstein Sandler LLP (legal counsel to Lakeland) and with representatives of Raymond James (including Mr. Mayes, who participated by telephone) to discuss the basic terms of a proposed merger agreement and coordinate due diligence efforts.

On January 15, 2013, KBW was formally engaged by Somerset Hills, and Messrs. Shara and McClure met to discuss the terms of the proposed transaction and the upcoming diligence process.

On January 16, 2013, Lakeland’s board conducted a special meeting, following which Lakeland presented its non-binding indication of interest to Somerset Hills. The non-binding indication of interest provided that Somerset Hills would be merged with and into Lakeland, and that each shareholder of Somerset Hills would receive the equivalent of $12 per share, valuing the transaction at $64.4 million (excluding options) with 90% of the aggregate merger consideration being provided in shares of Lakeland common stock and 10% being cash.

On January 17, 2013, the Somerset Hills board met to discuss the terms of the indication of interest with its legal and financial advisors, and the board authorized senior management to negotiate the terms of a definitive agreement with Lakeland.

On January 18, 2013, the members of Lakeland’s due diligence team met and were advised, for the first time, of the nature of the project, the identity of the target company and the project name (Project Martin). Each member of the due diligence team were further instructed on the procedures to be followed to maintain the confidentiality of Project Martin, the obligations under the confidentiality agreement between Lakeland and Somerset Hills, along with the potential consequences for individuals were they to disclose or misuse information relating to the proposed merger transaction.

From January 20 through January 27, 2013, the parties conducted due diligence, with the Lakeland due diligence team performing onsite due diligence reviews at the corporate headquarters of Somerset Hills in Bernardsville, New Jersey on Sunday and Monday, January 20 and 21, 2013 of the Martin Luther King, Jr. holiday weekend, and representatives of Lowenstein Sandler LLP, legal counsel to Lakeland, and Windels Marx Lane & Mittendorf, LLP, legal counsel to Somerset Hills, with input from their respective financial advisors (KBW, financial advisor to Somerset Hills, and Raymond James, financial advisor to Lakeland), negotiated the terms of the definitive merger agreement.

On January 23, 2013, the status of the proposed merger was discussed at Somerset Hills’ regularly scheduled board meeting. That same day, Lakeland’s board convened at a special meeting to discuss the progress of the proposed merger transaction and related financial terms.

The Lakeland board met on January 27, 2013, to discuss the status of the negotiations and the results of their due diligence inquiry. Also present at this meeting were Lakeland’s legal and financial advisors.

On January 28, 2013, the respective boards of Somerset Hills and Lakeland met and approved the definitive merger agreement. At the Somerset Hills board meeting, KBW provided its opinion that the merger consideration was fair to the shareholders of Somerset Hills, from a financial point of view. A copy of that fairness opinion is attached to this joint proxy statement and prospectus as Annex B. After the respective meetings were concluded, the merger agreement was signed by the parties.

On January 29, 2013, a joint press release announcing the execution of the definitive merger agreement was disseminated by the parties prior to the opening of the financial markets.

Somerset Hills’ Reasons for the Merger

In the course of its deliberations on the proposed transaction with Lakeland, the Somerset Hills board consulted with its legal counsel with respect to its legal duties and the terms of the merger agreement. The Somerset Hills board consulted with its financial advisor with respect to the financial aspects of the transaction and the fairness of the consideration to be received by Somerset Hills’ shareholders from a financial point of view, and with senior management regarding, among other things, operational matters.

The following discussion of the information and factors considered by the Somerset Hills board is not intended to be exhaustive; it does, however, include all material factors considered by the board.

In reaching its decision to approve the merger agreement, the Somerset Hills board considered the following:

•

The current regulatory environment and its effect on smaller community banks like Somerset Hills Bank. Increasing regulatory requirements have made it increasingly difficult for smaller banks to manage their expenses and enhance their profitability. The Somerset Hills board believed the shareholders would be better served by converting their stock into ownership in a larger institution which could spread these compliance and operating costs over a larger base of earning assets;

•	The difficulty in growing organically while continuing to maintain Somerset Hills’ historic asset quality in the current economic environment;

•

The lack of opportunity and potential risk involved for a company the size of Somerset Hills to grow through acquisitions. Although the Board has looked at potential acquisition opportunities, most targets available to Somerset Hills have asset quality issues that would increase the risk in any transaction and potentially distract management from growing the combined franchise. The Board also believes that a larger institution with a more liquid trading market for its stock, like Lakeland, would have a better opportunity to grow through acquisitions;

•

The terms of the merger agreement, including the financial terms and the fact that 90% of the merger consideration would be paid in Lakeland common stock, thereby making the transaction a tax free exchange for those Somerset Hills shareholders electing to receive Lakeland stock;

•

The enhanced liquidity that would be available to Somerset Hills shareholders through ownership of Lakeland stock, as well as the increased cash dividends and the opportunity for stock dividends represented by the Lakeland common stock;

•

The similar culture of customer service and the focus on small to medium sized businesses and retail customers shared by Lakeland and Somerset Hills, and the fact that Somerset Hills’ customers would benefit from the more diverse products and services, higher lending limit and larger branch network offered by the combined entity. In addition, the two franchises are a natural geographical fit;

•

The opportunity to enhance revenue for the combined entity by expanding Somerset Hills’ mortgage banking business across Lakeland’s larger branch network and by deploying Somerset Hills’ excess liquidity into higher yielding assets;

•

The fact that senior officers of Somerset Hills, including our President and CEO Stewart E. McClure, Jr., would continue to be employed by Lakeland, thereby minimizing the risk of customer defections, and strengthening the business prospects of the resulting entity, as well as the ability of Somerset Hills shareholders to have continuing representation on the Board of Lakeland through the appointment of two members of the Somerset Hills Board to the Lakeland Board;

•	The financial condition, operating results and prospects of Lakeland;

•

A review of comparable transactions, including a comparison of the price being paid in the merger with the prices paid in other comparable financial institution mergers, expressed as, among other things, multiples of book value and earnings; and

•

Management’s view based on, among other things, the opinion of KBW described below, that the exchange ratio and cash consideration paid is fair to Somerset Hills and its shareholders from a financial point of view.

All business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Somerset Hills’ shareholders identified by Somerset Hills’ board and management include the following material matters, the order of which does not necessarily reflect their relative significance:

•

there can be no assurance that the combined company will attain the type of revenue enhancements and cost savings necessary to cause the trading markets to consider the transaction a success, increasing the value of the Lakeland stock received by the stockholders of Somerset Hills;

•	since the exchange ratio is fixed in most instances, Somerset Hills shareholders will receive less value if the Lakeland common stock price declines prior to the closing; and

•

The fact that the termination fee provided for in the merger agreement and certain other provisions of the merger agreement might discourage third parties from seeking to acquire Somerset Hills, in light of the fact that Lakeland was unwilling to enter into the merger agreement absent such provisions.

In reaching the determination to approve the merger agreement and the related transactions, the Somerset Hills board of directors did not quantify or otherwise attempt to assign any relative weight to the various factors it considered, and individual directors may have viewed certain factors more positively or negatively than others. In addition, as in any business combination, there can be no assurances that the benefits of the merger perceived by the Somerset Hills board of directors and described above will be realized or will outweigh the risks and uncertainties.

Recommendation of the Somerset Hills Board of Directors

The Somerset Hills board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of Somerset Hills and its shareholders. Accordingly, the Somerset Hills board of directors unanimously recommends that Somerset Hills shareholders vote “FOR” approval of the merger agreement and the merger.

Opinion of Somerset Hills’ Financial Advisor

On January 17, 2013, Somerset Hills engaged Keefe, Bruyette & Woods, whom we refer to as KBW, to render financial advisory and investment banking services to Somerset Hills. KBW agreed to assist Somerset Hills in assessing the fairness, from a financial point of view, of the consideration in the proposed merger with Lakeland, to the shareholders of Somerset Hills. Somerset Hills selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Somerset Hills and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Somerset Hills board held on January 28, 2013, at which the Somerset Hills board evaluated the proposed merger with Lakeland. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the merger consideration was fair, from a financial point of view, to the holders of Somerset Hills common stock. The Somerset Hills board approved the merger agreement at this meeting.

The full text of KBW’s written opinion is attached as Annex B to this document and is incorporated herein by reference. Somerset Hills’ shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the Somerset Hills board and addresses only the fairness, from a financial point of view, of the merger consideration to the holders of Somerset Hills common stock. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Somerset Hills shareholder as to how the shareholder should vote at the Somerset Hills annual meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things,

•	the merger agreement;

•	Annual Reports to Stockholders and the Annual Reports on Form 10-K for the three years ended December 31, 2011 of Somerset Hills and Lakeland, respectively;

•

certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Somerset Hills and Lakeland, respectively, and certain other communications from Somerset Hills and Lakeland to their respective stockholders; and

•	other financial information concerning the businesses and operations of Somerset Hills and Lakeland furnished to KBW by Somerset Hills and Lakeland for purposes of KBW’s analysis.

In addition, KBW held discussions with members of senior management of Somerset Hills and Lakeland regarding past and current business operations, regulatory relations, financial condition and future prospects of their respective companies, and other matters KBW deemed relevant. In addition, KBW compared certain financial and stock market information for Somerset Hills and Lakeland with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry, and performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon the accuracy and completeness of all of the financial and other information provided to them or otherwise publicly available. KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. KBW relied upon the management of Somerset Hills and Lakeland as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to KBW and assumed that such forecasts and projections reflected the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such managements. KBW assumed, without independent verification, that the aggregate allowance for loan and lease losses for Somerset Hills and Lakeland were adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of the property, assets or liabilities of Somerset Hills or Lakeland, nor did it examine any individual credit files.

The projections and associated assumptions used by KBW in certain of its analyses were sourced from Somerset Hills’ and Lakeland’s senior management teams. Somerset Hills and Lakeland do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers or modifications to the merger agreement; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for using the acquisition method under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Somerset Hills common stock or shares of Lakeland common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Somerset Hills and Lakeland. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Somerset Hills board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Somerset Hills board with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by KBW to the Somerset Hills board on January 28, 2013, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Somerset Hills board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. Pursuant to the terms of the Agreement, each outstanding share of common stock, no par value, of Somerset Hills not owned by Somerset Hills or Lakeland or by any of their respective wholly-owned subsidiaries other than shares owned in a fiduciary capacity or as a result of debts previously contracted, will be converted into the right to receive 1.1962 shares of common stock, no par value, of Lakeland or cash in the amount of $12.00 (the “merger consideration”). Based on Lakeland’s twenty day average closing price on January 25, 2013, of $10.032, the merger consideration represented a price of $12.00 per share to Somerset Hills’ shareholders.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Somerset Hills to the following publicly traded banks headquartered in New Jersey, excluding mutual holding companies, with assets between $200 million and $1 billion. Companies included in this group were:

Unity Bancorp, Inc.	1st Constitution Bancorp
Parke Bancorp, Inc.	Community Partners Bancorp
Stewardship Financial Corporation	Colonial Financial Services, Inc.
Bancorp of New Jersey, Inc.	Sussex Bancorp
Hopewell Valley Community Bank	Pascack Bancorp, Inc.
Cornerstone Financial Corp.	First Bank
Community Bank of Bergen County	Capital Bank of New Jersey
1st Colonial Bancorp, Inc.	Elmer Bancorp, Inc.
Shore Community Bank	Rumson-Fair Haven Bank & Trust Co.

Using publicly available information, KBW compared the financial performance, financial condition, and market performance of Lakeland to the following publicly traded banks headquartered in the Mid Atlantic with assets between $1.0 and $8.0 billion. Companies included in this group were:

Community Bank System, Inc.	NBT Bancorp Inc.
First Commonwealth Financial Corporation	Tompkins Financial Corporation
S&T Bancorp, Inc.	Sun Bancorp, Inc.
Hudson Valley Holding Corp.	Sterling Bancorp
Financial Institutions, Inc.	Univest Corporation of Pennsylvania
First of Long Island Corporation	Bryn Mawr Bank Corporation
Arrow Financial Corporation	Canandaigua National Corporation
Center Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Suffolk Bancorp	Bridge Bancorp, Inc.
Citizens & Northern Corporation	BCB Bancorp, Inc.

To perform this analysis, KBW used financial information as of the most recently available quarter and market price information was as of January 25, 2013. Earnings estimates for 2013 and 2014 were taken from a nationally recognized earnings estimate consolidator for selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Somerset Hills’ and Lakeland’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning Somerset Hills’ and Lakeland’s financial condition:

	Somerset Hills	Somerset Hills Group Minimum	Somerset Hills Group Maximum
Core Return on Average Assets(1)	0.92%	0.04%	0.99%
Core Return on Average Equity(1)	8.01%	0.56%	10.14%
Net Interest Margin	3.37%	2.58%	4.36%
Fee Income / Operating Revenue Ratio	18.8%	1.0%	28.0%
Efficiency Ratio	70.8%	37.4%	94.3%

	Lakeland	Lakeland Group Minimum	Lakeland Group Maximum
Core Return on Average Assets(1)	0.81%	(3.09)%	1.84%
Core Return on Average Equity(1)	8.30%	(34.32)%	14.22%
Net Interest Margin	3.69%	3.14%	4.05%
Fee Income / Operating Revenue Ratio	16.2%	6.3%	43.3%
Efficiency Ratio	61.8%	46.8%	94.4%

	Somerset Hills	Somerset Hills Group Minimum	Somerset Hills Group Maximum
Tangible Common Equity / Tangible Assets	11.34%	5.07%	11.13%
Total Capital Ratio	16.69%	10.00%	20.92%
Loans / Deposits	75.6%	53.5%	100.1%
Loan Loss Reserve / Loans	1.27%	1.01%	2.89%
Nonperforming Assets / Loans + OREO	0.44%	0.64%	18.94%
Net Charge-Offs / Average Loans	0.10%	(0.03)%	1.73%

	Lakeland	Lakeland Group Minimum	Lakeland Group Maximum
Tangible Common Equity / Tangible Assets	6.84%	6.19%	13.39%
Total Capital Ratio	12.77%	12.02%	23.97%
Loans / Deposits	90.5%	55.7%	93.8%
Loan Loss Reserve / Loans	1.35%	0.83%	2.72%
Nonperforming Assets / Loans + OREO	1.67%	0.64%	7.26%
Net Charge-Offs / Average Loans	0.54%	0.04%	9.52%

(1)	Core income defined as net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, the after-tax portion of income from investment securities and nonrecurring items.

KBW’s analysis showed the following concerning Somerset Hills’ and Lakeland’s market performance:

	Somerset Hills		Somerset Hills Group Minimum		Somerset Hills Group Maximum
Stock Price / Book Value per Share	1.16	x	0.12	x	1.30	x
Stock Price / Tangible Book Value per Share	1.16	x	0.12	x	1.30	x
Stock Price / LTM EPS	14.3	x	5.7	x	23.1	x
Dividend Yield	3.6%		0.0%		3.2%
LTM Dividend Payout Ratio	50.8%		0.00%		56.9%

	Lakeland		Lakeland Group Minimum		Lakeland Group Maximum
Stock Price / Book Value per Share	1.05	x	0.97	x	1.77	x
Stock Price / Tangible Book Value per Share	1.52	x	0.99	x	2.19	x
Stock Price / LTM EPS	13.0	x	10.6	x	27.0	x
Stock Price / 2013 EPS(1)	12.4	x	10.3	x	15.3	x
Stock Price / 2014 EPS(1)	11.5	x	10.1	x	27.2	x
Dividend Yield	2.8%		0.0%		9.7%
LTM Dividend Payout Ratio	36.8%		0.0%		129.0%

(1)	Estimates per First Call consensus estimates

Selected Transactions Analysis. KBW reviewed publicly available information related to selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies headquartered in the New England and Mid-Atlantic regions that were announced after January 1, 2011, with announced aggregate transaction values between $25 million and $150 million. The transactions included in the group were:

Acquiror	Acquiree
F.N.B. Corporation	Annapolis Bancorp, Inc.
Penns Woods Bancorp, Inc.	Luzerne National Bank Corporation
WesBanco, Inc.	Fidelity Bancorp, Inc.
Old Line Bancshares, Inc.	WSB Holdings, Inc.
Investors Bancorp, Inc. (MHC)	Marathon Banking Corporation
Berkshire Hills Bancorp, Inc.	Beacon Federal Bancorp, Inc.
Independent Bank Corp.	Central Bancorp, Inc.
Commerce Bancshares Corp.	Mercantile Capital Corp
United Financial Bancorp, Inc.	New England Bancshares, Inc.
Tompkins Financial Corporation	VIST Financial Corp.
Provident New York Bancorp	Gotham Bank of New York
Beneficial Mutual Bancorp, Inc. (MHC)	SE Financial Corp.
NBT Bancorp Inc.	Hampshire First Bank
Berkshire Hills Bancorp, Inc.	Connecticut Bank and Trust Company
Sandy Spring Bancorp, Inc.	CommerceFirst Bancorp, Inc.
S&T Bancorp, Inc.	Mainline Bancorp, Inc.
BankUnited, Inc.	Herald National Bank

Transaction multiples for the merger were derived from an offer price of $12.00 per share for Somerset Hills. For each transaction referred to above, KBW derived and compared, among other things, the following implied ratios:

•

price per common share paid for the acquired company to tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•

tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the acquired company prior to the announcement of the acquisition;

•	price per common share paid for the acquired company to last twelve months earnings per share of the acquired company;

•

price per common share paid for the acquired company to closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the 1-day market premium).

The results of the analysis are set forth in the following table:

Transaction Price to:	Lakeland/ Somerset Hills Merger		Recent Transactions Minimum		Recent Transactions Maximum
Tangible Book Value	1.54	x	0.89	x	1.94	x
Core Deposit Premium	7.9%		(2.8)%		8.4%
Price / LTM EPS	19.0	x	16.3	x	56.4	x
Market Premium(1)	33.3%		0.1%		249.9%

(1)	Based on Somerset Hills’ stock price of $9.00 on January 25, 2013.

No company or transaction used as a comparison in the above analysis is identical to Somerset Hills, Lakeland or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of Somerset Hills and Lakeland. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Lakeland. In the course of this analysis, KBW used earnings estimates for Lakeland for 2013 and 2014 per First Call consensus and used earnings estimates for Somerset Hills for 2013 from Somerset Hills management and estimates for 2014 per First Call consensus. This analysis indicated that the merger is expected to be accretive to Lakeland’s estimated earnings per share in 2013 and 2014. The analysis also indicated that the merger is expected to be accretive to book value per share and dilutive to tangible book value per share for Lakeland and that Lakeland would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by Lakeland following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Somerset Hills could provide to equity holders through 2018 on a stand-alone basis. In performing this analysis, KBW used earnings estimates for Somerset Hills for 2013 and a growth rate of 6.0% thereafter, from Somerset Hills management, and assumed discount rates ranging from 8.0% to 16.0%. The range of values was determined by adding (1) the present value of projected cash flows to Somerset Hills shareholders from 2012 to 2017 and (2) the present value of the terminal value of Somerset Hills’s common stock. In determining cash flows available to shareholders, KBW assumed balance sheet growth per Somerset Hills management and assumed that Somerset Hills would maintain a tangible common equity / tangible asset ratio of 8.00%, a dividend payout ratio of 50.0%, and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained represented dividendable cash flows for Somerset Hills. In calculating the terminal value of Somerset Hills, KBW applied multiples ranging from 10.0 times to 14.0 times 2018 forecasted earnings. This resulted in a range of values of Somerset Hills from $7.47 to $11.67 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Somerset Hills.

The Somerset Hills board retained KBW as financial adviser to Somerset Hills regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Somerset Hills and Lakeland. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Somerset Hills and Lakeland for KBW’s own account and for the accounts of its customers. To the extent KBW held any such positions, it was disclosed to Lakeland.

Pursuant to the KBW engagement agreement, Somerset Hills agreed to pay KBW a fee of $100,000 concurrently with the rendering of the opinion as well as a cash fee equal to 1.05% of the aggregate consideration offered in the merger to be paid as follows: (i) one-third of the fee was paid at the time of signing of the merger agreement; (ii) one-third of the fee will be paid on the date of mailing of the definitive proxy statement to Somerset Hills’ shareholders for approval of the merger; and (iii) one-third of the transaction fee is payable at the time of closing of the merger. The $100,000 paid for the opinion will be credited against the final payment due at the closing of the merger. In addition, Somerset Hills also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention up to $10,000 and to indemnify against certain liabilities, including liabilities under the federal securities laws. During the two years preceding the date of its opinion to Somerset Hills, KBW has not received compensation for investment banking services from Somerset Hills, and KBW has received compensation for investment banking services from Lakeland.

Lakeland’s Reasons for the Merger

Lakeland’s board and management believe that both Somerset Hills and Lakeland share a focus on community banking. In addition, the acquisition will enable Lakeland to expand into new counties such as Somerset and Union, and broaden its presence in Morris County. Lakeland believes the demographics of these counties, in terms of per capita income and population, are favorable. In evaluating acquisition opportunities, Lakeland generally considers potential revenue enhancements and operating efficiencies, asset quality and interest rate risk.

In determining the terms of its proposal for Somerset Hills and whether to enter into the merger agreement, Lakeland’s board of directors considered a number of factors, including the following:

•	the strategic importance to Lakeland of expanding its presence into Somerset and Union Counties in New Jersey and broadening its presence in Morris County, New Jersey;

•	the terms of the merger agreement, including the financial terms of the transaction;

•	Somerset Hills’ service-oriented emphasis on community banking, small to medium sized businesses and retail customers, which is consistent with Lakeland’s general business approach;

•	the financial condition, operating results and future prospects of Lakeland and Somerset Hills;

•

historical pro forma financial information on the merger, including, among other things, pro forma book value and earnings per share information, dilution analysis and capital ratio impact information;

•

a review of comparable transactions, including a comparison of the price being paid in the merger with the prices paid in other comparable financial institution mergers, expressed as, among other things, multiples of book value and earnings; and

•

management’s view based on, among other things, such comparable transactions review, that the exchange ratio and cash consideration paid is fair to Lakeland and its shareholders from a financial point of view.

In approving the transaction, the Lakeland board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process. Individual directors may have given one or more factors more weight than other factors. The emphasis of the Lakeland board’s discussion, in considering the transaction, was on the strategic benefits and financial aspects of the transaction, particularly:

•	the importance to Lakeland of expanding its franchise into Somerset and Union Counties and broadening its presence in Morris County, New Jersey;

•	a comparison of the expenses associated with the pending transaction with the expenses of opening new branches in the locations where Somerset Hills operates; and

•	perceived opportunities to increase the combined company’s lending opportunities, and to reduce the combined company’s operating expenses, following the merger.

As we have noted above, business combinations, including the merger, typically include certain risks and disadvantages. The material potential risks and disadvantages to Lakeland identified by Lakeland’s board and management include the following material matters, the order of which does not necessarily reflect their relative significance:

•

there can be no assurance that the combined company will attain the type of revenue enhancements and cost savings necessary to justify the expenditure of funds and issuance of stock contemplated by the merger agreement;

•	since the exchange ratio is fixed in most instances, Somerset Hills shareholders will receive the benefit of any appreciation in the market price of Lakeland’s common stock; and

•	utilizing cash for a portion of the merger consideration will negatively impact Lakeland’s capital.

There can be no certainty that the above benefits of the merger anticipated by the Lakeland board will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see “RISK FACTORS” at page 24 and “FORWARD-LOOKING INFORMATION” at page 33.

Recommendation of the Lakeland Board of Directors

The Lakeland board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of Lakeland and its shareholders. Accordingly, the Lakeland board of directors unanimously recommends that Lakeland shareholders vote “FOR” the proposal to authorize the issuance of the shares of Lakeland common stock issuable pursuant to the merger agreement.

Terms of the Merger

Effect of the Merger

Upon completion of the merger, the separate legal existence of Somerset Hills will cease. All property, rights, powers, duties, obligations, debts and liabilities of Somerset Hills will automatically be deemed transferred to Lakeland, as the surviving corporation in the merger. Immediately following the merger of the holding companies, Somerset Hills Bank will merge with and into Lakeland Bank, the separate legal existence of Somerset Hills Bank will cease, and all property, rights, powers, duties, obligations, debts and liabilities of Somerset Hills Bank will be transferred to Lakeland Bank, as the surviving bank in the bank merger.

What Somerset Hills Shareholders Will Receive in the Merger

In the merger, 10% of the outstanding Somerset Hills common stock will be exchanged for cash and 90% will be exchanged for stock. Lakeland reserves the right to reduce the percentage of cash consideration that will be paid in the merger and increase the percentage of stock consideration that will be paid in the merger to the extent necessary to enable the tax opinion required for the merger to occur to be rendered. See “THE MERGER - Material United States Federal Income Tax Consequences” at page 67. Shareholders receiving cash in the merger will receive $12.00 for each share of Somerset Hills common stock exchanged for cash in the merger. Subject to a possible adjustment in the exchange ratio described under “- Termination”, Somerset Hills shareholders receiving Lakeland common stock in the merger will receive 1.1962 shares of Lakeland common stock for each share of Somerset Hills common stock exchanged for stock in the merger. In this document, we refer to the ratio of 1.1962 shares of Lakeland common stock to one share of Somerset Hills common stock as the “exchange ratio.”

As described below under “Election Form; Exchange of Shares,” the Exchange Agent will modify on a pro rata basis, the elections of Somerset Hills’ shareholders so that 10% of the merger consideration will be cash and 90% will be stock.

The closing price of Lakeland common stock on [                    ], 2013, shortly before this joint proxy statement and prospectus was mailed to you, was $[        ].

If there is a stock split, stock dividend or similar transaction affecting Lakeland common stock prior to the closing, appropriate changes will be made to the exchange ratio. Certain shares of Somerset Hills common stock held by Somerset Hills or by Lakeland or its subsidiaries will be canceled in the merger and will not be converted into Lakeland common stock.

If your Somerset Hills shares are converted into Lakeland common stock, you will not receive any fractional shares of Lakeland common stock. Instead, you will receive, without interest, cash equal to the fractional share interest you otherwise would have received, multiplied by the average (rounded to four decimal places) of the daily closing sales prices of Lakeland common stock as reported on the Nasdaq Global Select Market for the 20 consecutive trading days ending on the date that all regulatory approvals are received. All shares of Somerset

Hills common stock held by a Somerset Hills shareholder immediately prior to the effective time will be aggregated before determining the need to pay cash in lieu of fractional shares to such holder.

The price of Lakeland common stock at the time the merger takes effect may be higher or lower than the price: (1) when the merger agreement was signed; (2) when this joint proxy statement and prospectus was mailed; (3) when the Somerset Hills shareholders meet to vote on the merger; or (4) when Somerset Hills shareholders receive Lakeland stock certificates from the Exchange Agent following the merger. We urge you to obtain current market quotations for the Lakeland common stock and the Somerset Hills common stock.

Election Form; Exchange of Shares

Along with this joint proxy statement and prospectus, we have sent Somerset Hills shareholders a “form of election” that we refer to as the “Election Form”. We will make additional copies of the Election Form available upon request. Each Somerset Hills shareholder should use this election form to tell the Exchange Agent such shareholder’s preferences. Each Somerset Hills shareholder may use the Election Form to elect to:

•	convert each of such shareholder’s Somerset Hills shares into Lakeland common stock;

•	convert each of such shareholder’s Somerset Hills shares into cash; or

•	convert a portion (in even 10% integrals) of such shareholder’s Somerset Hills shares into Lakeland common stock and convert the balance of such shareholder’s Somerset Hills shares into cash.

We will refer to all shares that are so designated for conversion into cash as “Cash Election Shares” and all shares that are so designated for conversion into Lakeland common stock as “Stock Election Shares.” Alternatively, each Somerset Hills shareholder may indicate to the Exchange Agent that such shareholder has no preference as to whether such shareholder receives cash or Lakeland common stock pursuant to the merger. We will refer to these shares as “Non-Election Shares.” If a Somerset Hills shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes such shareholder’s Election Form and does not submit a new Election Form prior to the deadline for the submission of the Election Form, the shares of Somerset Hills common stock held by such shareholder will be treated as “Non-Election Shares.” We refer to the number of shares equal to 10% of the shares of Somerset Hills common stock outstanding immediately prior to the effective time of the merger as the “Cash Number,” and the number of shares equal to 90% of the shares of Somerset Hills common stock outstanding immediately prior to the effective time of the merger as the “Stock Number.”

All elections must be made on an Election Form. To make an effective election, each Somerset Hills shareholder must, in accordance with the Election Form, (i) complete properly and return the Election Form to the Exchange Agent in the enclosed envelope and (ii) deliver to the Exchange Agent such shareholder’s Somerset Hills stock certificates with respect to such shares and any other required documents, all prior to the election deadline, which will be the close of business on the third business day prior to the date on which the merger is consummated. The merger could close as soon as immediately after the Lakeland and Somerset Hills shareholders’ meetings. Thus, you should assume that the election deadline may be as soon as the close of business on April 19, 2013, the third business day prior to the date scheduled for the shareholders’ meetings.

A holder of shares of Somerset Hills common stock having a preference as to the form of consideration to be received for his or her shares should make an election because shares as to which an election has been made will be given priority in allocating such consideration over shares as to which an election is not received. Neither Somerset Hills nor Lakeland nor their respective boards of directors will make any recommendation as to whether shareholders should elect to receive cash or stock in the merger. Each holder of Somerset Hills common stock must make his or her own decision with respect to such election.

Subject to adjustment to comply with certain tax requirements, the cash and stock consideration payable in the merger will be allocated as follows:

Oversubscription for Stock. If the aggregate number of Stock Election Shares exceeds the Stock Number:

•	All Non-Election Shares and Cash Election Shares will be converted into the right to receive cash; and

•	The Stock Election Shares will be converted into the right to receive Lakeland common stock and cash in the following manner:

•

the Exchange Agent will select from among the holders of Stock Election Shares, on a pro rata basis, a sufficient number of those shares, referred to as “Cash Designated Shares,” so that the number of Cash Designated Shares will, when added to the number of Cash Election Shares and Non-Election Shares, equal as closely as practicable the Cash Number, and all of the Cash Designated Shares will be converted into the right to receive cash; and

•	the Stock Election Shares that are not selected as Cash Designated Shares will be converted into the right to receive shares of Lakeland common stock.

Oversubscription for Cash. If the aggregate number of Cash Election Shares exceeds the Cash Number:

•	all Non-Election Shares and Stock Election Shares will be converted into the right to receive Lakeland common stock; and

•	the Cash Election Shares will be converted into the right to receive Lakeland common stock and cash in the following manner:

•

the Exchange Agent will select from among the holders of Cash Election Shares, on a pro rata basis, a sufficient number of these shares, referred to as “Stock Designated Shares,” so that the number of Stock Designated Shares will, when added to the number of Stock Election Shares and Non-Election Shares, equal as closely as practicable the Stock Number, and all of the Stock Designated Shares will be converted into the right to receive Lakeland common stock; and

•	the Cash Election Shares not selected as Stock Designated Shares will be converted into the right to receive cash.

Other Outcomes. If the aggregate number of Cash Election Shares is equal to or less than the Cash Number and the aggregate number of Stock Election Shares is equal to or less than the Stock Number:

•	All Stock Election Shares will be converted into the right to receive Lakeland common stock;

•	All Cash Election Shares will be converted into the right to receive cash; and

•	All Non-Election Shares, if any, will be converted into the right to receive Lakeland common stock or the right to receive cash in the following manner:

•

The Exchange Agent will select from among the holders of Non-Election Shares, on a pro rata basis, a significant number of those shares, referred to as the “Stock Exchanged Shares,” so that the number of Stock Exchanged Shares will, when added to the number of Stock Election Shares, be equal as closely as practicable to the Stock Number, and all of those Stock Exchanged Shares will be converted into the right to receive Lakeland common stock; and

•	The Non-Election Shares not selected as Stock Exchanged Shares will be converted into the right to receive cash.

The Election Form will also serve as a letter of transmittal, which is the form Somerset Hills shareholders will use to send their stock certificates to the Exchange Agent to be exchanged in the merger. The Election Form will have explicit instructions on how to exchange Somerset Hills stock certificates. Certificates representing shares of Somerset Hills common stock MUST be sent in with your Election Form in the enclosed envelope. Somerset Hills shareholders should not send their stock certificates with their proxy card.

After Somerset Hills shareholders surrender their Somerset Hills stock certificates to the Exchange Agent and after the time the merger takes effect, former Somerset Hills shareholders will receive cash and/or a certificate representing their shares of Lakeland common stock. At the time any new stock certificate is issued, former Somerset Hills shareholders will also receive a check for any fractional shares. All shares of Somerset Hills common stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder. No interest will be paid with respect to any cash payable in the merger.

Stock Options

As of the record date for the Somerset Hills annual meeting, various directors, officers and employees of Somerset Hills held options to purchase a total of 333,618 shares of Somerset Hills common stock, all granted under Somerset Hills’ equity compensation plans. All such options will be converted into options to purchase Lakeland common stock upon consummation of the merger. The terms of the new Lakeland options will be the same as the terms of the old Somerset Hills stock options, except that:

•	upon exercise of the new options, optionees will acquire Lakeland common stock rather than Somerset Hills common stock;

•	the number of shares covered by each new option will equal the number of shares covered by the corresponding old option multiplied by the exchange ratio;

•	the exercise price of each new option will equal the exercise price of the corresponding old option divided by the exchange ratio; and

•	the new options will be administered by the same committee that administers the options granted by Lakeland to Lakeland employees.

Lakeland Common Stock

Each share of Lakeland common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

Effective Date

The merger will take effect when all conditions to the merger, including obtaining shareholder and regulatory approval, have been fulfilled or waived or as soon as practicable thereafter as Lakeland and Somerset Hills mutually select. Neither regulatory approval nor the required approvals of Somerset Hills’ or Lakeland’s shareholders can be waived. Lakeland and Somerset Hills presently expect to close the merger during the second or third quarters of 2013. See “THE MERGER - Conditions to the Merger” at page 60 and “THE MERGER - Regulatory Approvals” at page 65.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

Somerset Hills

•	Organization of Somerset Hills and its subsidiaries.

•	Capital structure of Somerset Hills.

•	Due authorization, execution, delivery, performance and enforceability of the merger agreement and interrelationship with other agreements.

•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•	Accuracy of reports filed with regulatory authorities and with the SEC.

•	Consistency of financial statements with generally accepted accounting principles and existence of suitable internal controls.

•	Liabilities incurred since September 30, 2012.

•	Brokers’ fees.

•	Absence of material adverse changes, since December 31, 2011, in Somerset Hills’ consolidated business, results of operations or financial condition.

•	Absence of undisclosed material pending or threatened legal proceedings.

•	Filing of tax returns and payment of taxes.

•	Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

•

Accuracy of information supplied by Somerset Hills for inclusion in the registration statement filed under the Securities Act of 1933 in connection with the issuance of Lakeland common stock in the merger, this joint proxy statement and prospectus, and all applications filed with regulatory authorities for approval of the merger.

•	Compliance with applicable laws and regulations.

•	Disclosure of material contracts.

•	Absence of regulatory orders.

•	Quality of title to assets and properties.

•	Maintenance of adequate insurance.

•	Absence of material environmental violations, actions or liabilities.

•	Indemnification obligations of Somerset Hills and its subsidiaries.

•	Validity and binding nature of loans reflected as assets in Somerset Hills’ financial statements.

•	Inapplicability of anti-takeover provisions of New Jersey law to the merger.

•	Investment securities, deposits and other borrowings on Somerset Hills’ statement of condition.

•	Intellectual property maters.

•	Conduct of the mortgage banking business by the mortgage banking subsidiary of Somerset Hills Bank.

Lakeland

•	Organization of Lakeland and its subsidiaries.

•	Capital structure of Lakeland.

•	Due authorization, execution, delivery, performance and enforceability of the merger agreement and interrelationship with other agreements.

•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•	Accuracy of reports filed with regulatory authorities.

•	Consistency of financial statements with generally accepted accounting principles and existence of suitable internal controls.

•	Accuracy of reports filed by Lakeland with the SEC.

•	Absence of material adverse changes, since December 31, 2011, in Lakeland’s consolidated business, results of operations or financial condition.

•

Accuracy of information supplied by Lakeland for inclusion in the registration statement filed under the Securities Act of 1933 in connection with the issuance of Lakeland common stock in the merger, this joint proxy statement and prospectus, and all applications filed with regulatory authorities for approval of the merger.

•	Compliance with applicable laws and regulations.

•	Absence of regulatory orders.

•	Regulatory capital.

Conduct of Business Pending the Merger

In the merger agreement, we each agreed to use commercially reasonable efforts to maintain and preserve intact our respective business organizations, properties, leases, employees and advantageous business relationships.

In addition, Somerset Hills agreed to conduct its business and to engage in transactions only in the ordinary and usual course consistent with past practices and prudent banking practice, except as otherwise required by the merger agreement or consented to by Lakeland. Subject to certain exceptions referred to in the merger agreement, Somerset Hills also agreed in the merger agreement that Somerset Hills will not, without the written consent of Lakeland except as otherwise specifically provided in the merger agreement:

•	declare or pay any dividends on its capital stock other than regular quarterly cash dividends not to exceed $0.08 per share consistent with past practices;

•	repurchase, redeem or otherwise acquire any of its capital stock;

•

issue any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, except for the issuance of up to a total of 334,536 shares of Somerset Hills common stock upon the exercise of stock options outstanding on the date of the merger agreement;

•	amend its certificate of incorporation or by-laws;

•	make any capital expenditures in excess of $50,000 in the aggregate;

•	enter into any new line of business or offer any new products or services;

•	acquire any business or any assets outside of the ordinary course of business;

•

take any action that is intended or may reasonably be expected to result in any of the conditions to closing the merger set forth in the merger agreement not being satisfied or not being satisfied prior to January 28, 2014;

•

change its methods of accounting, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred with in writing by Somerset Hills’ independent auditors;

•	adopt, amend, or terminate any employee benefit plan;

•

increase the compensation or fringe benefits of any director, officer or employee, pay any benefit not required by any plan or agreement, pay any bonus or grant any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;

•	other than in the ordinary course of business consistent with past practice, dispose of its material assets, properties or other rights or agreements;

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money;

•	file any application to relocate or terminate the operations of any of its banking offices;

•	create, renew, amend or terminate any material contract;

•	settle any claim in excess of $50,000 or involving any material restrictions on Somerset Hills’ operations;

•	except in the ordinary course of business consistent with past practices and in amounts less than $250,000, waive or release any material right;

•	make loans that fall outside of parameters set forth in the merger agreement;

•	make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

•

except pursuant to commitments existing on the date of the merger agreement and disclosed to Lakeland, make any construction loans outside the ordinary course of business consistent with past practices, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the States of New Jersey and New York;

•

establish any new branch or other office facilities other than those for which all regulatory approvals have been obtained, and with respect to any new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000;

•	elect to the board of directors any person who is not a current member of Somerset Hills’ board;

•	change any method of tax accounting, make and change any tax election, file any amended tax return, settle any tax liability or surrender any right to claim a tax refund;

•	take any other action outside of the ordinary course of business; or

•	agree to do any of the foregoing.

Somerset Hills also agreed in the merger agreement, among other things:

•

to submit the proposed merger (and a “Say on Merger Pay” non-binding advisory vote as required by SEC regulations) to its shareholders for approval at a shareholders’ meeting to be held as soon as is reasonably practicable after the date on which the registration statement, of which this joint proxy statement and prospectus is a part, is declared effective by the SEC;

•

through the Somerset Hills board of directors, subject to applicable fiduciary obligations, to recommend that Somerset Hills’ shareholders approve the merger agreement, and such other matters as are submitted to Somerset Hills shareholders in connection with the merger agreement;

•	to provide Lakeland with certain financial statements as reasonably requested by Lakeland in order to enable Lakeland to comply with its reporting obligations under the Exchange Act;

•	to cooperate with Lakeland to conform certain policies and procedures to the policies and procedures followed by Lakeland; and

•

to provide Lakeland with any information about Somerset Hills reasonably requested by Lakeland for use in any subsequent filings that Lakeland may be required to make in transactions unrelated to the merger.

Somerset Hills has also agreed not to solicit any proposal from a third party with respect to a merger, consolidation or similar transaction involving, or any purchase of, all or more than 25% of the assets or voting power of Somerset Hills or any of its subsidiaries. We refer to any such proposal as an “acquisition proposal.”

Similarly, Somerset Hills has agreed not to participate in any negotiations concerning, or provide any confidential information with respect to, an acquisition proposal. These obligations are subject to certain exceptions in the merger agreement designed to assure that Somerset Hills’ board of directors may exercise its fiduciary responsibilities in the event that a third party, acting on an unsolicited basis, makes an acquisition proposal prior to the consummation of the merger. In the event that Somerset Hills receives any such proposal, Somerset Hills is required to promptly (and in any event within 48 hours of receipt) disclose to Lakeland the identity of the person making the proposal and the substance of such proposal.

We jointly agreed, among other things:

•	to cooperate in preparing all regulatory and other filings to be made in connection with the merger;

•	to provide access to each other and to each other’s representatives;

•

subject to applicable provisions of the merger agreement, to use our reasonable best efforts to consummate the transactions contemplated by the merger agreement and to obtain any consent of any governmental entity or other third party which is required in connection with the merger;

•	to deliver to each other monthly, quarterly and, if applicable, annual financial statements; and

•	to agree upon the form and substance of any press release or public disclosure related to the proposed merger.

Lakeland has agreed:

•	to use its reasonable best efforts to cause the Lakeland common stock to be issued in the merger to be approved for listing on the Nasdaq Global Select Market;

•

to permit the Somerset Hills employees who remain in Lakeland’s employ after the merger is consummated to participate in Lakeland’s employee benefit plans to the same extent as similarly situated employees of Lakeland and generally to credit such employees with the years of service earned as employees of Somerset Hills;

•

to indemnify any current or former director or officer of Somerset Hills against any claim, including any claim which relates in any way to the merger, this joint proxy statement and prospectus, the merger agreement, any of the transactions contemplated by the merger agreement, such person’s service as a member of the board of directors of Somerset Hills, the events leading up to the execution of the merger agreement, any statement, recommendation or solicitation made in connection with the merger and any breach of any duty in connection with any of the foregoing, in each case to the extent that indemnification would have been permitted under any applicable law and Somerset Hills’ certificate of incorporation and by-laws had the merger not occurred;

•

to cause the persons serving as officers and directors of Somerset Hills immediately prior to the consummation of the merger to be covered by directors and officers liability insurance for a period of six years after the closing, subject to a limitation on the amount which Lakeland must spend for such insurance; and

•

to provide severance to any Somerset Hills employee who is terminated or whose terms of employment are substantially adversely modified within one year after the date on which the merger is consummated.

Conditions to the Merger

Our obligations to effect the merger are subject to various conditions, including the following:

Conditions Applicable to Somerset Hills and Lakeland

•	Somerset Hills’ shareholders shall have approved the merger agreement and the transactions contemplated by that agreement;

•	Lakeland’s shareholders shall have approved the issuance of the shares of Lakeland common stock issuable pursuant to the merger agreement;

•

the registration statement of which this joint proxy statement and prospectus is a part shall not be subject to an order - typically referred to as a stop order - demanding that we cease using these documents;

•

we shall have received all necessary approvals of governmental entities, such approvals shall not be subject to any material conditions, any conditions relating to such approvals shall have been satisfied and all statutory waiting periods shall have expired;

•	no order, judgment or decree shall be outstanding that would have the effect of preventing completion of the merger;

•	no suit, action or other proceeding shall be pending or threatened by any governmental entity seeking to restrain or prohibit the merger;

•

no suit, action or other proceeding shall be pending before any court or governmental entity seeking to restrain or prohibit the merger or obtain other substantial monetary or other relief against one or more of the parties which Lakeland or Somerset Hills determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed;

•	Somerset Hills and Lakeland shall have received from Lakeland’s counsel the tax opinion described under “THE MERGER - Material United States Federal Income Tax Consequences”; and

•	the shares of Lakeland common stock issuable in the merger shall have been authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

Additional Conditions Applicable to Lakeland

In addition to the foregoing, Lakeland’s obligations to close the merger are also conditioned, among other things, on the following:

•

except for representations made as of a particular date, Somerset Hills’ representations shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) at closing;

•

Somerset Hills representations made as of a particular date shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) as of such date;

•	Somerset Hills shall have performed in all material respects the covenants which it is required to perform under the merger agreement;

•

Somerset Hills shall have obtained all consents of any third parties, other than governmental entities, which are necessary to permit the consummation of the merger, except for those which would not materially adversely affect Somerset Hills or Lakeland if not obtained;

•	none of such consents shall contain any term or condition which would materially adversely affect Lakeland; and

•

Somerset Hills Bank shall have taken all necessary corporate action to effectuate the merger of Somerset Hills Bank into Lakeland Bank immediately following the effective time of the merger of the holding companies and all conditions to the closing of the bank merger shall have been satisfied or waived.

Additional Conditions Applicable to Somerset Hills

In addition to the foregoing, Somerset Hills’ obligations to close the merger are also conditioned, among other things, on the following:

•

except for representations made as of a particular date, Lakeland’s representations shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) at closing;

•	Lakeland representations made as of a particular date shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) as of such date;

•	Lakeland shall have performed in all material respects the covenants which it is required to perform under the merger agreement; and

•

Lakeland Bank shall have taken all necessary corporate action to effectuate the bank merger immediately following the merger of the holding companies and all conditions to the closing of the bank merger shall have been satisfied or waived.

Except for the requirements of Somerset Hills and Lakeland shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in “THE MERGER - Amendment; Waiver” below. However, neither of us anticipates waiving the condition that a tax opinion be delivered by Lakeland’s counsel.

Amendment; Waiver

Subject to applicable law, at any time prior to completion of the merger, we may:

•	Amend the merger agreement.

•	Extend the time for the performance of any of the obligations or other acts of the other party required in the merger agreement.

•	Waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement.

•

Waive compliance by the other party with any of the agreements or conditions contained in the merger agreement, except for the requirements of Somerset Hills shareholder approval, Lakeland shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement.

Termination

Subject to certain qualifications described in the merger agreement, the merger agreement may be terminated under the following circumstances:

•	by agreement of Lakeland and Somerset Hills;

•	by either Lakeland or Somerset Hills:

•

if a required regulatory approval shall have been denied by final, non-appealable action, provided that the right to terminate will not be available to any party whose failure to comply with the merger agreement has been the cause of, or materially contributed to, such action;

•	if the merger is not consummated on or before January 28, 2014;

•	if Somerset Hills’ shareholders fail to approve the merger or if Lakeland’s shareholders fail to approve the issuance of the shares of Lakeland common stock issuable pursuant to the merger agreement;

•

if there is a breach of the other party’s representations in the merger agreement, and such breach is not cured within thirty days following written notice to the party committing such breach; provided, however, that neither party can terminate the merger agreement unless the breach, together with all other such breaches, would constitute a failure to satisfy a condition of closing;

•	if the other party materially breaches any covenant in the merger agreement; or

•	if the conditions to such party’s obligations to close are not capable of being satisfied on or before January 28, 2014.

•	by Somerset Hills, if it approves an acquisition proposal, but only if:

•	at least four business days prior to entering into a definitive agreement relating to the acquisition proposal, Somerset Hills provides Lakeland with a copy of that agreement;

•	Somerset Hills’ board determines in good faith that approving that definitive agreement is legally necessary for the proper discharge of its fiduciary duties; and

•

after considering any response that Lakeland may have after reviewing that definitive agreement, the Somerset Hills board determines in good faith that the transactions contemplated by that definitive agreement are reasonably likely to be consummated and would, if consummated, be more favorable to Somerset Hills’ shareholders than the merger agreement and any transaction then being proposed by Lakeland.

We refer to this termination right as Somerset Hills’ “fiduciary out.”

In addition, Somerset Hills will have the right to terminate the merger agreement in the event that both of the following events occur:

•

the average closing sales price of Lakeland common stock on the Nasdaq Global Select Market System, during the 20 consecutive full trading days ending on the date (referred to in this document as the “Determination Date”) on which all bank regulatory approvals for the merger have been received - an average price which we refer to as the “Lakeland Average Closing Price” - is less than $8.0256; and

•

the number obtained by dividing the Lakeland Average Closing Price on the Determination Date by $10.0320 shall be less than the number obtained by dividing the average of the daily closing prices of the Nasdaq Bank Index for the 20 consecutive trading days immediately preceding the Determination Date by $1,934.3395 and subtracting 0.20 (this number is referred to as the “Index Ratio”).

The effect of this provision is to enable Somerset Hills to terminate the merger agreement if the market price of Lakeland common stock falls substantially, both in absolute terms (that is, below $8.0256) and by comparison to the list of banking institutions that comprise the Nasdaq Bank Index. However, if Somerset Hills seeks to exercise its pricing out, Lakeland will have the right to negate such termination by increasing the exchange ratio from 1.1962 to a formula amount determined in accordance with Section 8.1(k) of the merger agreement. Lakeland will not be required to take such action. If Lakeland does take such action, each share of Somerset Hills common stock converted into Lakeland common stock in the merger will be converted into a number of shares of Lakeland common stock equal to the lesser of:

•	$9.6002 divided by the Lakeland Average Closing Price; or

•	a fraction, the numerator of which is 1.1962 times the Index Ratio and the denominator of which is the Lakeland Average Closing Price divided by $10.0320.

Termination Fees

Somerset Hills has agreed to pay a fee of $2,950,000 to Lakeland and has agreed to reimburse Lakeland for up to $325,000 in out-of-pocket expenses if:

(i) Somerset Hills exercises its fiduciary out;

(ii) Lakeland terminates the merger agreement under circumstances where, prior to Somerset Hills shareholder approval, Somerset Hills refuses to recommend that its shareholders approve the merger or adopts an alternative acquisition proposal, breaches its non-solicitation obligations with respect to alternative acquisition proposals in any material respect adverse to Lakeland or recommends that Somerset Hills shareholders tender their shares (or fail to reject) a tender offer or exchange offer for 10% or more of the Somerset Hills common stock; or

(iii)(A) a tender or exchange offer to acquire 50% or more of the voting power in Somerset Hills or any of its subsidiaries, a proposal for a merger, consolidation or other business combination involving Somerset Hills or any of its subsidiaries or any other proposal or offer to acquire in any manner 50% or more of the voting power in, or 50% or more of the business, assets or deposits of, Somerset Hills or any of its subsidiaries (an “Acquisition Proposal”) shall have been made directly to Somerset Hills shareholders or otherwise publicly disclosed or communicated or made known to any member of Somerset Hills’ senior management or board and (B) the merger agreement is thereafter terminated (x) by Lakeland or Somerset Hills if the approval of Somerset Hills shareholders has not been obtained by reason of the failure to obtain the required vote at a duly held meeting or any adjournment or postponement thereof following the effectiveness of the registration statement of which this joint proxy statement and prospectus is a part, (y) by Lakeland as a result of its termination right in connection with a breach of any of the representations or warranties on the part of Somerset Hills which breach, if curable prior to the one year anniversary of the merger agreement, is not cured within 30 days following written notice, or (z) by Lakeland as a result of its termination right in connection with a material breach of any of the covenants or agreements on the part of Somerset Hills, which breach, if curable prior to the one year anniversary of the merger agreement, is not cured within 30 days following written notice, and, within 12 months after the termination referred to in clause (x), (y) or (z), Somerset Hills or any of its subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by an Acquisition Proposal.

Nasdaq Listing

Somerset Hills’ obligation to complete the merger is subject to the condition that the Lakeland common stock issuable in the merger be authorized for listing on the Nasdaq Global Select Market.

Expenses

Subject to expense reimbursement in connection with certain types of termination, we will each pay all costs and expenses that we incur in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel.

Exchange of Somerset Hills Stock Certificates and Payment of Consideration

The conversion of Somerset Hills common stock into the right to receive Lakeland common stock or cash will occur automatically on the merger’s effective date. As soon as possible after the effective date of the merger, the Exchange Agent designated by Lakeland will send, to those Somerset Hills shareholders who have not already submitted their stock certificates and Election Forms, a transmittal form, along with instructions, to use in exchanging Somerset Hills stock certificates for Lakeland stock certificates or the cash portion of the merger consideration, as well as for cash in lieu of fractional shares. The Exchange Agent will mail certificates representing shares of Lakeland common stock, checks for the cash consideration and checks for cash in lieu of fractional share interests to former shareholders of Somerset Hills as soon as reasonably possible following the closing and its receipt of certificates representing former shares of Somerset Hills common stock and other related documentation required by the Exchange Agent.

Somerset Hills shareholders should not return their Somerset Hills stock certificates with the enclosed proxy card. They should not send their Somerset Hills stock certificates to the Exchange Agent until they are ready to submit their Election Forms or, if they do not submit an Election Form prior to the closing, until they receive the transmittal form after the closing.

Until the merger has been consummated and the certificates representing shares of Somerset Hills common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or, in the case of former Somerset Hills shareholders entitled to receive Lakeland common stock, dividends or distributions on the Lakeland common stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest. For all other purposes, however, each certificate representing shares of Somerset Hills common stock outstanding at the merger’s effective date will be deemed to evidence ownership of and the right to receive the shares of Lakeland common stock (and cash in lieu of fractional shares) and cash into which such shares have been converted.

None of the parties will be liable to any Somerset Hills shareholder for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

No fractional shares of Lakeland common stock will be issued to any shareholder of Somerset Hills upon completion of the merger. For each fractional share that would otherwise be issued, Lakeland will pay by check an amount equal to the fractional share interest to which such holder would otherwise be entitled multiplied by the Lakeland Average Closing Price. All shares of Somerset Hills common stock held by a former Somerset Hills shareholder immediately prior to the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

Regulatory Approvals

Completion of the merger and the bank merger requires approval by the Federal Reserve Board, the FDIC and the New Jersey Department of Banking and Insurance. Approval by any of these bank regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Somerset Hills’ shareholders. As Somerset Hills Bank has a mortgage banking subsidiary, in addition to approval by the New Jersey Department of Banking and Insurance, approvals are required from the State of Pennsylvania, the U.S. Department of Housing and Urban Development, referred to as HUD, and the U.S. Veterans Administration. Applications were filed with the FDIC and the New Jersey Department of Banking and Insurance on February 15, 2013, and approvals are pending. We cannot assure you that the necessary regulatory approvals and waivers will be granted, or that they will be granted on a timely basis without conditions unacceptable to Lakeland.

Interests of Management and Others in the Merger

In considering the recommendation of the Somerset Hills board regarding the merger, Somerset Hills shareholders should know that certain directors and officers of Somerset Hills have interests in the merger in addition to their interests as shareholders of Somerset Hills. All those additional interests are described below, to the extent they are material and are known to Somerset Hills. The Somerset Hills board and the Lakeland board were aware of these interests and considered them, among other matters, in approving the merger agreement:

Change-in-Control and Severance Agreements. Under his existing employment agreement with Somerset Hills, Stewart E. McClure, Jr., Somerset Hills’ President, Chief Executive Officer and Chief Operating Officer, will receive a lump-sum payment in the amount of $837,500 (which equals two and one half times his base salary and the bonus he received in the preceding year) upon the consummation of the merger. The merger will constitute a change of control under Mr. McClure’s employment agreement. If Mr. McClure is terminated without just cause within two years after the closing of the merger, he will be entitled to receive an amount equal to three times his base salary and three times the bonus he received in the preceding year less the amount he received upon the closing of the merger.

Mr. McClure also has an Amended and Restated Supplemental Executive Retirement Plan, referred to as a SERP, which provides that, subject to the terms and conditions contained therein, he will receive a retirement benefit of $48,000 per year for 15 years, commencing at the later of Mr. McClure’s retirement or attainment of age 65. This SERP has been in effect for several years, and except as described in the next sentence, is not affected by the merger. In connection with the execution of the merger agreement, Mr. McClure signed an amendment to the SERP which provides that the closing of the merger with Lakeland will not constitute a change in control for purposes of the SERP.

In addition, any Somerset Hills employee, including executive officers, whose employment is terminated or substantially adversely modified (other than for cause) within one year of the merger will be entitled to severance equal to two weeks of his or her then current base salary plus two additional weeks of salary for each year of service with Somerset Hills or Somerset Hills Bank.

Mr. McClure has entered into an Employment Agreement with Lakeland which will become effective at the effective time of the merger. The employment agreement provides that Mr. McClure will serve as Co-President of Lakeland Bank, at an annual base salary of $320,000. The employment agreement is for an initial two year term, with automatic renewals of one year, unless either party provides the other with notice of non-renewal at least 90 days before each anniversary of the effective date of the agreement. The employment agreement provides that Mr. McClure will participate in Lakeland’s executive bonus program. If Mr. McClure’s employment is involuntarily terminated (including by Mr. McClure for “good reason” (as defined in the employment agreement)) during the initial two year term, he will be entitled to receive severance equal to (1) approximately 1.5 times his base salary payable over 12 months if the termination is not related to a change in control, or (2) if the termination is in connection with a change in control, two times the sum of his base salary and the average of his most recent two annual bonuses, payable in a lump sum (subject to a cap so that any such payments will not constitute a “golden parachute” payment under applicable law).

Alfred J. Soles, Executive Vice President and Chief Financial Officer of Somerset Hills, is a party to a Change in Control Agreement with Somerset Hills, pursuant to which he will receive 50% of his then current base salary, but in no event less than $75,000, upon the closing of a change in control. As a result, Mr. Soles will receive a lump sum payment of $75,000 upon the closing of the merger, subject to his continued employment by Somerset Hills through the closing.

James Nigro, Executive Vice President and Chief Lending Officer of Somerset Hills, is a party to a Change in Control Agreement with Somerset Hills, pursuant to which he will receive, upon the closing of a change in control, an amount equal to one and one-half times the sum of (i) the highest annual salary assigned to him during the 24 months prior to the closing plus (ii) the highest annual bonus paid to or accrued for him over the 24 months prior to the closing. As a result, Mr. Nigro will receive a lump sum payment of $322,500 upon the closing of the merger, subject to his continued employment by Somerset Hills through the closing.

David Lidster, Senior Vice President and Chief Technology Officer of Somerset Hills, is a party to a Change in Control Agreement with Somerset Hills, pursuant to which he will receive, upon the closing of a change in control, an amount equal to one-half times the sum of (i) the highest annual salary assigned to him during the 24 months prior to the closing plus (ii) the highest annual bonus paid to or accrued for him over the 24 months prior to the closing. As a result, Mr. Lidster will receive a lump sum payment of $53,750 upon the closing of the merger, subject to his continued employment by Somerset Hills through the closing.

Certain employees of Somerset Hills and Somerset Hills Bank will be entitled to a retention bonus if they maintain their employment with Somerset Hills until that person’s job function has been converted or transitioned and that person does not accept an offer for continued employment. Somerset Hills may establish a pool of up to $125,000 to be paid in such amounts, and to such current employees of Somerset Hills and Somerset Hills Bank, as are designated by Somerset Hills’ Chief Executive Officer, Mr. McClure. In no event will the bonuses payable to all such employees exceed $125,000 in the aggregate.

Stock Options. When the merger becomes effective, each outstanding option to purchase Somerset Hills common stock will be converted into an option to purchase Lakeland common stock. See “- Terms of the Merger - Stock Options.”

Indemnification; Directors and Officers. The merger agreement requires Lakeland to indemnify each director and senior officer of Somerset Hills and Somerset Hills Bank to the fullest extent permitted under applicable law and Somerset Hills’ certificate of incorporation and by-laws, for a period of six years after the merger is completed. The merger agreement also requires Lakeland to provide Somerset Hills’ officers and directors with directors’ and officers’ liability insurance for at least six years after the merger takes effect upon terms and conditions not materially less advantageous than Somerset Hills’ existing directors’ and officers’ insurance policy, subject to restrictions as to the price of such policy.

Share Ownership. As of March 1, 2013, the record date for the meeting, the directors and executive officers of Somerset Hills beneficially owned in the aggregate 486,755 shares of Somerset Hills common stock, or 9.06%

of the outstanding shares (excluding options). The directors and executive officers of Somerset Hills have executed voting agreements, in which they committed to vote in favor of the merger agreement.

Other Arrangements. Upon consummation of the mergers, Edward B. Deutsch and Thomas J. Marino (currently the Chairman of the Board and a director of Somerset Hills and Somerset Hills Bank, respectively) will be appointed to the boards of directors of Lakeland and Lakeland Bank (or if either of them is unable or unwilling to serve, such other person or persons from among the current board of directors of Somerset Hills as Lakeland shall designate). Lakeland directors receive certain fees for serving as directors, as described under “Lakeland Proposal 2 - Election of Directors - Directors Compensation.”

Accounting Treatment

Lakeland will account for the merger under the purchase method of accounting. Lakeland will record, at fair value, the acquired assets and assumed liabilities of Somerset Hills. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Lakeland may record intangible assets, which include goodwill and core deposit intangibles. Lakeland will include in its results of operations the results of Somerset Hills’ operations after completion of the merger.

Material United States Federal Income Tax Consequences

This section describes the anticipated material United States federal income tax consequences of the merger to U.S. holders of Somerset Hills common stock who exchange shares of Somerset Hills common stock for shares of Lakeland common stock, cash, or a combination of shares of Lakeland common stock and cash pursuant to the merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of Somerset Hills common stock who for United States federal income tax purposes is:

•	An individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds Somerset Hills common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Somerset Hills common stock, you should consult your tax advisor.

This discussion addresses only those Somerset Hills shareholders that hold their Somerset Hills common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular Somerset Hills shareholders in light of their individual circumstances or to Somerset Hills shareholders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold Somerset Hills common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	shareholders who acquired their shares of Somerset Hills common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

Lakeland and Somerset Hills have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming that the merger is completed according to the terms of the merger agreement and based upon facts, factual representations and assumptions contained in representation letters provided by Lakeland and Somerset Hills, all of which must continue to be true and accurate in all material respects through the effective time of the merger, and subject to the assumptions and qualifications to be contained in the opinion of Lowenstein Sandler LLP to be delivered at closing and the assumptions and qualifications contained in this “Material United States Federal Income Tax Consequences” section of this joint proxy statement and prospectus, it is the opinion of Lowenstein Sandler LLP, counsel to Lakeland, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

The obligation of Lakeland and Somerset Hills to complete the merger is conditioned upon the receipt at closing of an opinion from Lowenstein Sandler LLP, counsel to Lakeland, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by Lakeland and Somerset Hills. This opinion will not be binding on the Internal Revenue Service or the courts. Lakeland and Somerset Hills have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each Somerset Hills shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. In addition, because a Somerset Hills shareholder may receive a mix of cash and stock despite having made a cash election or stock election, it will not be possible for holders of Somerset Hills common stock to determine the specific tax consequences of the merger to them at the time of making the election.

Tax Consequences of the Merger Generally to Holders of Somerset Hills Common Stock if the Merger Qualifies as a Reorganization Under Section 368(a) of the Code. If the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the tax consequences are as follows:

•

gain or loss will be recognized by those holders receiving solely cash for Somerset Hills common stock pursuant to the merger equal to the difference between the amount of cash received by a holder of Somerset Hills common stock and such holder’s adjusted tax basis in such holder’s shares of Somerset Hills common stock;

•

no gain or loss will be recognized by those holders receiving solely shares of Lakeland common stock in exchange for shares of Somerset Hills common stock pursuant to the merger (except with respect to any cash received instead of fractional share interests in Lakeland common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of Lakeland Common Stock” below);

•

gain (but not loss) will be recognized by those holders who receive shares of Lakeland common stock and cash in exchange for shares of Somerset Hills common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Lakeland common stock and cash received by a holder of Somerset Hills common stock exceeds such holder’s adjusted tax basis in its Somerset Hills common stock, and (2) the amount of cash received by such holder of Somerset Hills common stock (except with respect to any cash received instead of fractional share interests in Lakeland common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of Lakeland Common Stock” below);

•

the aggregate basis of the Lakeland common stock received in the merger will be the same as the aggregate basis of the Somerset Hills common stock for which it is exchanged, decreased by the amount of cash received in the merger (except with respect to any cash received instead of fractional share interests in Lakeland common stock), decreased by any basis attributable to fractional share interests in Lakeland common stock for which cash is received, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed below, but excluding any gain or loss recognized with respect to fractional share interests in Lakeland common stock for which cash is received); and

•	the holding period of Lakeland common stock received in exchange for shares of Somerset Hills common stock will include the holding period of the Somerset Hills common stock for which it is exchanged.

If holders of Somerset Hills common stock acquired different blocks of Somerset Hills common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Somerset Hills common stock and such holders’ basis and holding period in their shares of Lakeland common stock may be determined with reference to each block of Somerset Hills common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Lakeland common stock received in the exchange should be allocated among different blocks of Somerset Hills common stock and with respect to identifying the bases or holding periods of the particular shares of Lakeland common stock received in the merger.

Gain that holders of Somerset Hills common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Somerset Hills common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of Somerset Hills common stock is generally taxed at preferential rates. In some cases, if a holder actually or constructively owns Lakeland stock other than Lakeland stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of Somerset Hills common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Share of Lakeland Common Stock. A holder of Somerset Hills common stock who receives cash instead of a fractional share of Lakeland common stock will generally be treated as having received the fractional share pursuant to the merger and then as having sold that fractional share of Lakeland common stock for cash. As a result, a holder of Somerset Hills common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. Except as described above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Payments of cash to a holder of Somerset Hills common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to Lakeland and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Tax Consequences if the Merger Fails to Qualify as a Reorganization. If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, then each U.S. holder of Somerset Hills common stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Lakeland common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger and (b) its adjusted tax basis in the shares of Somerset Hills common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of Somerset Hills common stock exchanged in the merger.

Further, if the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, Somerset Hills will be subject to tax on the deemed sale of its assets to Lakeland, with gain or loss for this purpose measured by the difference between Somerset Hills’ tax basis in its assets and the fair market value of the consideration deemed to be received therefor or, in other words, the cash and shares of Lakeland common stock plus liabilities assumed in the merger, and Lakeland will become liable for any tax liability of Somerset Hills resulting from the merger.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are urged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Resale of Lakeland Common Stock

The Lakeland common stock issued in the merger will be freely transferable under the Securities Act, except for shares issued to any Somerset Hills shareholder who may be deemed to be:

•	an “affiliate” of Somerset Hills for purposes of Rule 145 under the Securities Act; or

•	an “affiliate” of Lakeland for purposes of Rule 144 under the Securities Act.

Affiliates will include persons - generally executive officers, directors and 10% or more shareholders - who control, are controlled by, or are under common control with, Lakeland or Somerset Hills at the time of the Somerset Hills annual meeting, and with respect to Lakeland, at or after the effective date of the merger.

Somerset Hills’ affiliates will be subject to Rules 144 and 145. Those rules restrict the sale of shares of Lakeland common stock received in the merger by affiliates and certain of their family members and related interests. Under those rules:

•

Generally, during the six months following the effective date of the merger, those persons who are affiliates of Somerset Hills at the time of the Somerset Hills annual meeting, provided they are not affiliates of Lakeland at or following the merger’s effective date, may publicly resell any shares of

Lakeland common stock received by them in the merger, subject to certain limitations and requirements. These limitations and requirements include the amount of Lakeland common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about Lakeland.

•	After the six-month period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Lakeland as required by Rule 144.

•	After the one-year anniversary of the closing of the merger, such affiliates will not be subject to any such restrictions.

Persons who are affiliates of Lakeland after the merger’s effective date may publicly resell any shares of Lakeland common stock received by them in the merger, subject to the same limitations and requirements as apply to Somerset Hills affiliates in the first year and subject to certain filing requirements specified in Rule 144.

The ability of affiliates to resell shares of Lakeland common stock received in the merger under Rule 144 or Rule 145, as summarized in this joint proxy statement and prospectus, generally will be subject to Lakeland’s having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.

This joint proxy statement and prospectus does not cover any resales of shares of Lakeland common stock received by persons who may be deemed to be affiliates of Lakeland or Somerset Hills.

No Appraisal Rights

Somerset Hills shareholders will not have any rights to dissent, otherwise known as appraisal rights, with respect to the merger.

Voting Agreements

As a condition to Lakeland’s execution of the merger agreement, members of Somerset Hills’ board of directors and executive officers have entered into a voting agreement with Lakeland. A copy of the form of voting agreement is attached to this joint proxy statement and prospectus as Exhibit B to Annex A. Under the voting agreement, the directors and executive officers who are parties to such agreement have agreed to vote in favor of the merger and against any competing proposal. This commitment, however, is subject to the “fiduciary out” provision of the merger agreement described above. As of the record date for the Somerset Hills annual meeting, the directors and executive officers of Somerset Hills beneficially owned a total of 9.06% of Somerset Hills’ outstanding common stock.

BUSINESS OF LAKELAND

Financial and other information relating to Lakeland is set forth in Lakeland’s 2012 Annual Report on Form 10-K, which is incorporated by reference in this joint proxy statement and prospectus, and elsewhere in this joint proxy statement and prospectus. Lakeland will furnish you with copies of the documents incorporated by reference in this joint proxy statement and prospectus upon request. See “WHERE YOU CAN FIND MORE INFORMATION” at page 150.

BUSINESS OF SOMERSET HILLS

General

Somerset Hills Bancorp, sometimes referred to as Somerset Hills, is a one-bank holding company incorporated under the laws of New Jersey in January 2000 to serve as the holding company for Somerset Hills Bank. Somerset Hills was organized at the direction of the board of directors of Somerset Hills Bank. Effective January 1, 2001, Somerset Hills Bancorp acquired all of the capital stock of Somerset Hills Bank and became a bank holding company under the Bank Holding Company Act of 1956, as amended. Somerset Hills’ only significant operation is its investment in Somerset Hills Bank. Its main office is located at 155 Morristown Road, Bernardsville, New Jersey and its telephone number is (908) 630-5029.

Somerset Hills Bank is a commercial bank formed under the laws of the State of New Jersey in 1997. Somerset Hills Bank operates from its main office at 155 Morristown Road, Bernardsville, New Jersey, and its five branch offices located in Long Valley, Madison, Mendham, Morristown and Summit, New Jersey. Somerset Hills Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. (“Sullivan”). Sullivan’s operations are located in Madison, New Jersey. Somerset Hills considers Sullivan to be a separate business segment.

Somerset Hills Bank’s deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation up to applicable limits. The operations of Somerset Hills Bank are subject to the supervision and regulation of the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. Somerset Hills’ mortgage company’s operations are subject to regulation by the New Jersey Department of Banking and Insurance and the Department of Banking in Pennsylvania as well as the Department of Housing and Urban Development and the Veterans Administration.

Somerset Hills separates its business into two reporting segments: community banking and mortgage banking. For financial information on its business segments, see Note 12 to Somerset Hills’ Consolidated Financial Statements included in this joint proxy statement and prospectus.

Pending Merger

As described elsewhere in this joint proxy statement and prospectus, on January 29, 2013, Somerset Hills and Lakeland announced that they had entered into a definitive Agreement and Plan of Merger, which we refer to as the merger agreement, pursuant to which Somerset Hills will be merged with and into Lakeland, with Lakeland as the surviving bank holding company. The merger agreement provides that the shareholders of Somerset Hills will receive, at their election, for each outstanding share of Somerset Hills common stock that they own at the effective time of the merger, either 1.1962 shares of Lakeland common stock or $12.00 in cash, subject to proration as described in the merger agreement, so that 90% of the aggregate merger consideration will be shares of Lakeland common stock and 10% will be cash. The merger agreement also provides that immediately after the merger of Somerset Hills into Lakeland, Somerset Hills Bank will merge with and into Lakeland Bank, with Lakeland Bank as the surviving bank. Consummation of the merger is subject to the satisfaction of a number of conditions, including but not limited to (i) approval of the merger by the holders of a majority of the outstanding shares of Somerset Hills’ common stock, (ii) approval of the issuance of the shares of

Lakeland common stock issuable in the merger by a majority of the votes cast at the Lakeland annual meeting, (iii) the receipt of all required regulatory approvals, without significant adverse or burdensome conditions, and (iv) other conditions to closing as are customary in transactions such as the merger.

Business of Somerset Hills Bank

Somerset Hills Bank conducts a traditional commercial banking business and offers services including personal and business checking accounts, time deposits, money market accounts and regular savings accounts. Somerset Hills Bank’s lending activities are oriented to the small-to-medium sized business, high net worth individuals, professional practices and consumer and retail customers living and working primarily in Somerset Hills Bank’s market area of Somerset, Morris and Union Counties, New Jersey. Somerset Hills Bank offers the commercial, consumer, and mortgage-lending products typically offered by community banks and, through its mortgage company subsidiary, a variety of residential mortgage products.

The deposit services offered by Somerset Hills Bank include small business and personal checking and savings accounts and certificates of deposit. Somerset Hills Bank’s signature retail deposit account is the Paramount Checking Account, an interest paying checking account offering features such as free checks, telephone banking, text banking, internet banking and bill payment, free safe deposit box and a refund of foreign ATM fees. Another deposit service Somerset Hills Bank offers is the Escrow Ease product. Escrow Ease is specifically designed to meet the trust account needs of attorneys, realtors and title companies. The Escrow Ease Account offers the convenience of segregation of client funds, by subaccount, within a single master trust account with detailed subaccount reporting including the preparation of year-end tax documents. Subaccounts may be either interest or non-interest bearing and, for attorneys, can also be designated as IOLTA accounts. Somerset Hills Bank concentrates on customer relationships in building its customer deposit base and competes aggressively in the area of transaction accounts.

In addition, Somerset Hills Bank has established a wealth management subsidiary pursuant to which it offers insurance services, securities brokerage and investment advisory services on a non-proprietary basis under the terms of an agreement with Mass Mutual, its affiliated securities brokerage and its locally affiliated agents. Somerset Hills Bank has also established a title insurance agency joint venture which offers traditional title agency services in connection with commercial real estate transactions. Somerset Hills Bank is a 50 percent owner of the joint venture.

Service Area

The service area of Somerset Hills Bank primarily consists of Somerset, Morris and Union Counties, New Jersey, although it makes loans throughout New Jersey. Somerset Hills Bank operates through its main office in Bernardsville, New Jersey, and its branch offices located in Long Valley, Madison, Mendham, Morristown and Summit, New Jersey.

Somerset Hills Bank’s mortgage company subsidiary originates loans primarily in New Jersey, and to a lesser degree, New York, Pennsylvania and Florida. The mortgage company’s operations are located in Madison, New Jersey.

Competition

Somerset Hills Bank operates in a highly competitive environment competing for deposits and loans with commercial banks, thrifts and other financial institutions, many of which have greater financial resources than Somerset Hills Bank. Many large financial institutions compete for business in the service area of Somerset Hills Bank. In addition, in November 1999, the Gramm-Leach-Bliley Financial Modernization Act of 1999 was passed into law. The act permits insurance companies and securities firms, among others, to acquire financial institutions and has increased competition within the financial services industry. Certain of Somerset Hills Bank’s competitors have significantly higher lending limits than Somerset Hills Bank does and provide services to their customers that Somerset Hills Bank does not offer.

Management believes that Somerset Hills Bank is able to compete favorably with its competitors because it provides responsive personalized service through management’s knowledge and awareness of its market area, customers and businesses.

Employees

At December 31, 2012 and 2011, Somerset Hills employed 53 and 56 full-time employees and 8 and 5 part-time employees, respectively. None of these employees are covered by a collective bargaining agreement and Somerset Hills believes that its employee relations are good.

Supervision and Regulation

Bank holding companies and banks are extensively regulated under both federal and state law. These laws and regulations are intended to protect depositors, not shareholders. In addition, the operations of Sullivan are subject to various state and federal regulations designed to protect consumers, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or regulation may have a material effect on the business and prospects of Somerset Hills and Somerset Hills Bank.

BANK HOLDING COMPANY REGULATION

General

As a bank holding company registered under the Bank Holding Company Act, Somerset Hills is subject to the regulation and supervision applicable to bank holding companies by the Board of Governors of the Federal Reserve System. Somerset Hills is required to file with the Federal Reserve annual reports and other information regarding its business operations and those of its subsidiaries.

The Bank Holding Company Act requires, among other things, the prior approval of the Federal Reserve in any case where a bank holding company proposes to (i) acquire all or substantially all of the assets of any other bank, (ii) acquire direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank (unless it owns a majority of such company’s voting shares) or (iii) merge or consolidate with any other bank holding company. The Federal Reserve will not approve any acquisition, merger, or consolidation that would have a substantially anticompetitive effect, unless the anti-competitive impact of the proposed transaction is clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve also considers capital adequacy and other financial and managerial resources and future prospects of the companies and the banks concerned, together with the convenience and needs of the community to be served, when reviewing acquisitions or mergers.

The Bank Holding Company Act generally prohibits a bank holding company, with certain limited exceptions, from (i) acquiring or retaining direct or indirect ownership or control of more than 5% of the outstanding voting stock of any company which is not a bank or bank holding company, or (ii) engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or performing services for its subsidiaries, unless such non-banking business is determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be properly incident thereto.

The Bank Holding Company Act was substantially amended through the Gramm-Leach Bliley Financial Modernization Act of 1999 (“Financial Modernization Act”). The Financial Modernization Act permits bank holding companies and banks, which meet certain capital, management and Community Reinvestment Act standards to engage in a broader range of non-banking activities. In addition, bank holding companies that elect to become financial holding companies may engage in certain banking and non-banking activities without prior Federal Reserve approval. Finally, the Financial Modernization Act imposes certain privacy requirements on all financial institutions and their treatment of consumer information. At this time, Somerset Hills has elected not to become a financial holding company, as it does not engage in any activities that are not permissible for banks.

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulation that are designed to minimize potential loss to the depositors of such depository institutions and the Deposit Insurance Fund in the event the depository institution becomes in danger of default. Under provisions of the Bank Holding Company Act, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve also has the authority under the Bank Holding Company Act to require a bank holding company to terminate any activity or to relinquish control of a non-bank subsidiary upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

Capital Adequacy Guidelines for Bank Holding Companies

The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. These requirements apply on a consolidated basis to bank holding companies with consolidated assets of $500 million or more and to certain bank holding companies with less than $500 million in consolidated assets if they are engaged in substantial non-banking activities or meet certain other criteria. Somerset Hills does not meet these criteria, and so is not subject to a minimum consolidated capital requirement.

In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier I capital (leverage) ratio, under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank holding company that has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a leverage ratio of at least 100 to 200 basis points above the stated minimum. This minimum leverage requirement only applies to bank holding companies on a consolidated basis if the risk based capital requirements discussed above apply. Somerset Hills does not have a minimum consolidated capital requirement at the holding company level at this time.

BANK REGULATION

As a New Jersey-chartered commercial bank, Somerset Hills Bank is subject to the regulation, supervision, and control of the New Jersey Department of Banking and Insurance. As an FDIC-insured institution, Somerset Hills Bank is subject to regulation, supervision and control of the FDIC, an agency of the federal government. The regulations of the FDIC and the New Jersey Department of Banking and Insurance impact virtually all of Somerset Hills Bank’s activities, including the minimum level of capital it must maintain, its ability to pay dividends, its ability to expand through new branches or acquisitions and various other matters.

Insurance of Deposits

The Dodd-Frank Wall Street Reform and Consumer Protection act of 2010 (the “Dodd-Frank Act”) has caused significant changes in the FDIC’s insurance of deposit accounts. Among other things, the Dodd-Frank Act permanently increased the FDIC deposit insurance limit to $250,000 per depositor. In addition, the Dodd-Frank Act includes provisions replacing, by statute, the FDIC’s program to provide unlimited deposit insurance coverage for noninterest bearing transactional accounts. The program expired at year-end 2012.

On February 7, 2011, the FDIC announced the approval of a revised assessment system mandated by the Dodd-Frank Act. The Dodd-Frank Act requires that the base on which deposit insurance assessments are charged be revised from one based on domestic deposits to one based on average total consolidated assets minus average tangible equity. The new rate schedule became effective during the second quarter of 2011 and reduced Somerset Hills’ costs for Federal deposit insurance.

Capital Adequacy Guidelines

The FDIC has promulgated risk-based capital guidelines, which are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least 4% of the total capital is required to be “Tier I Capital,” consisting of common stockholders’ equity, qualifying preferred stock and certain permissible hybrid instruments, less certain goodwill items and other intangible assets. The remainder (“Tier II Capital”) may consist of (a) the allowance for loan losses of up to 1.25% of risk-weighted assets, (b) non-qualifying preferred stock, (c) hybrid capital instruments, (d) perpetual debt, (e) mandatory convertible securities, and (f) qualifying subordinated debt and intermediate-term preferred stock up to 50% of Tier I capital. Total capital is the sum of Tier I and Tier II capital less reciprocal holdings of other banking organizations’ capital instruments, investments in unconsolidated subsidiaries and any other deductions as determined by the Federal Reserve (determined on a case by case basis or as a matter of policy after formal rule-making).

Bank assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given similar credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for performing first mortgage loans fully secured by residential property, which carry a 50% risk-weighting, and loans secured by deposits in Somerset Hills Bank which carry a 20% risk weighting. Most investment securities (including, primarily general obligation claims of states or other political subdivisions of the United States) are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of the U.S. Treasury or obligations backed by the full faith and credit of the U.S. Government, which have a 0% risk-weight. In converting off-balance sheet items, direct credit substitutes including general guarantees and standby letters of credit backing financial obligations are given a 100% risk weighting. Transaction related contingencies such as bid bonds, standby letters of credit backing non-financial obligations, and undrawn commitments (including commercial credit lines with an initial maturity of more than one year) have a 50% risk weighting. Short-term commercial letters of credit have a 20% risk weighting and certain short-term unconditionally cancelable commitments have a 0% risk weighting.

In addition to the risk-based capital guidelines, the FDIC has adopted a minimum Tier 1 capital (leverage) ratio. Under these guidelines, a bank must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank that has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other banks are expected to maintain a leverage ratio of at least 100 to 200 basis points above the stated minimum.

The capital requirements applicable to Somerset Hills and Somerset Hills Bank may be enhanced in the future. The Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, adopted Basel III in September 2010, which constitutes a strengthened set of capital requirements for banking organizations in the United States and around the world. Basel III is currently the subject of notices of proposed rulemakings released in June of 2012 by the respective U.S. federal banking agencies. Basel III would require a minimum amount of capital to be held in the form of tangible common equity, generally increase the required capital ratios, phase out certain kinds of intangibles treated as capital and certain types of instruments and change the risk weightings of assets used to determine required capital ratios. In addition, institutions that seek the freedom to make capital distributions and pay discretionary bonuses to executive officers without restriction must also maintain 2.5% in common equity attributable to a capital conservation buffer to be phased in from January 1, 2016 until January 1, 2019. However, on November 9, 2012, the U.S. federal banking agencies announced that they do not expect that any of the proposed rules would become effective on January 1, 2013. They did not indicate the likely new effective date.

Dividends

As long as the operations of Somerset Hills Bank remain the primary source of income of Somerset Hills, the ability of Somerset Hills to pay dividends will be affected by any legal or regulatory limitations on Somerset Hills Bank’s ability to pay dividends. Somerset Hills Bank may pay dividends as declared from time to time by the board of directors out of funds legally available, subject to certain restrictions. Under the New Jersey Banking Act of 1948, Somerset Hills Bank may not pay a cash dividend unless, following the payment, Somerset Hills Bank’s capital stock will be unimpaired and Somerset Hills Bank will have a surplus of no less than 50% of Somerset Hills Bank’s capital stock or, if not, the payment of the dividend will not reduce the surplus. In addition, Somerset Hills Bank would be prohibited from paying dividends in such amounts as would reduce Somerset Hills Bank’s capital below regulatory imposed minimums.

REGULATION OF SULLIVAN

As a subsidiary of Somerset Hills Bank, Sullivan is subject to regulation and examination by the New Jersey Department of Banking and Insurance and the FDIC. In addition, as a licensed lender, Sullivan is subject to the jurisdiction of the New Jersey Department of Banking and Insurance and, as an approved Department of Housing and Urban Development and Veterans Administration lender, Sullivan is subject to examination by the Department of Housing and Urban Development and the Veterans Administration. Sullivan is also subject to regulation by the Pennsylvania Department of Banking.

The Dodd-Frank Act, discussed below, imposes new obligations on originators of residential mortgage loans, such as Sullivan. Among other things, the Dodd Frank Act requires originators to make a reasonable and good faith determination based on documented information that a borrower has a reasonable ability to repay a particular mortgage loan over the long term. If the originator cannot meet this standard, the loan may be unenforceable in foreclosure proceedings. The Dodd Frank Act contains an exception from this ability to repay rule for “qualified mortgages”, which are deemed to satisfy the rule, but does not define the term, and left authority to the Consumer Financial Protection Bureau, or CFPB, to adopt a definition. A rule issued by the CFPB in January 2013, and effective January 10, 2014, sets forth specific underwriting criteria for a loan to qualify as a Qualified Mortgage Loan. The criteria generally exclude loans that are interest-only, have excessive upfront points or fees, have negative amortization features or balloon payments, or have terms in excess of 30 years. The underwriting criteria also impose a maximum debt to income ratio of 43%. If a loan meets these criteria and is not a “higher priced loan” as defined in Federal Reserve regulations, the CFPB rule establishes a safe harbor preventing a consumer from asserting as a defense to foreclosure the failure of the originator to establish the consumer’s ability to repay. However, this defense will be available to a consumer for all other residential mortgage loans.

Although the majority of residential mortgages historically originated by Sullivan would qualify as Qualified Mortgage Loans, Sullivan has also made, and may continue to make in the future, residential mortgage loans that will not qualify as Qualified Mortgage Loans. These loans may expose Sullivan to greater losses, loan repurchase obligations, or litigation related expenses and delays in taking title to collateral real estate, if these loans do not perform and borrowers challenge whether Sullivan satisfied the ability to repay rule on originating the loan.

LEGISLATIVE AND REGULATORY CHANGES

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 was signed into law on July 21, 2010. Generally, the Dodd-Frank Act is effective the day after it was signed into law, but different effective dates apply to specific sections of the law, many of which will not become effective until various Federal regulatory agencies have promulgated rules implementing the statutory provisions. Some uncertainty remains as to the ultimate impact of the Dodd-Frank Act, which could have a material adverse impact on the financial services industry by increasing compliance costs and reducing some sources of revenue. The Dodd-Frank Act, among other things:

•	Directs the Federal Reserve to issue rules which limit debit-card interchange fees;

•

Provides for an increase in the FDIC assessment for depository institutions with assets of $10 billion or more, increases in the minimum reserve ratio for the deposit insurance fund from 1.15% to 1.35% and changes the basis for determining FDIC premiums from deposits to assets;

•	Permanently increases the deposit insurance coverage to $250,000 and allows depository institutions to pay interest on checking accounts;

•

Creates a new consumer financial protection bureau that has rulemaking authority for a wide range of consumer protection laws that would apply to all banks and has broad powers to supervise and enforce consumer protection laws directly for large institutions;

•	Provides for new disclosure and other requirements relating to executive compensation and corporate governance;

•	Changes standards for Federal preemption of state laws related to federally chartered institutions and their subsidiaries;

•

Provides mortgage reform provisions regarding a customer’s ability to repay, restricting variable-rate lending by requiring the ability to repay to be determined for variable-rate loans by using the maximum rate that will apply during the first five years of a variable-rate loan term, and making more loans subject to provisions for higher cost loans, new disclosures, and certain other revisions; and

•

Creates a financial stability oversight council that will recommend to the Federal Reserve increasingly strict rules for capital, leverage, liquidity, risk management and other requirements as companies grow in size and complexity.

On July 30, 2002, the Sarbanes-Oxley Act, or “SOX” was enacted. SOX is not a banking law, but applies to all public companies, including Somerset Hills. The stated goals of SOX are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. SOX is the most far reaching U.S. securities legislation enacted in some time. SOX generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended.

SOX includes very specific additional disclosure requirements and new corporate governance rules and requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of specific issues by the SEC. SOX represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees. SOX addresses, among other matters:

•	audit committees;

•	certification of financial statements by the chief executive officer and the chief financial officer;

•	management’s assessment of a company’s internal controls over financial reporting, and a company’s auditor’s certification of such assessment;

•

the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•	a prohibition on insider trading during pension plan blackout periods;

•	disclosure of off-balance sheet transactions;

•	a prohibition on personal loans to officers and directors, unless subject to Federal Reserve Regulation O;

•	expedited filing requirements for Form 4 statements of changes of beneficial ownership of securities required to be filed by officers, directors and 10% shareholders;

•	disclosure of whether or not a company has adopted a code of ethics;

•	“real time” filing of periodic reports;

•	auditor independence; and

•	various increased criminal penalties for violations of securities laws.

Complying with the requirements of SOX as implemented by the SEC has and will continue to increase Somerset Hills’ compliance costs and could make it more difficult to attract and retain board members.

On October 26, 2001, a new anti-terrorism bill, the International Money Laundering Abatement and Anti-Terrorism Funding Act of 2001, was signed into law. This law restricts money laundering by terrorists in the United States and abroad. This act specifies new “know your customer” requirements that will obligate financial institutions to take actions to verify the identity of the account holders in connection with opening an account at any U.S. financial institution. Banking regulators will consider compliance with the act’s money laundering provisions in making decisions regarding approval of acquisitions and mergers. In addition, sanctions for violations of the act can be imposed in an amount equal to twice the sum involved in the violating transaction, up to $1 million.

SOMERSET HILLS’ PROPERTIES

Somerset Hills Bank owns its main office in Bernardsville, New Jersey and branch office in Long Valley, New Jersey, and leases its Madison, Mendham, Morristown and Summit, New Jersey branch offices.

The following table sets forth certain information regarding the properties of Somerset Hills Bank:

Owned Properties
Location	Square Feet
Bernardsville	14,000
Long Valley	1,200

Leased Properties
Location	Square Feet		Monthly Rental	Expiration of Term
Madison	4,000	*	$11,241	2016
Mendham	2,500		7,500	2015
Morristown	2,379		4,758	2018
Summit	4,016		9,625	2014

*	Represents a lease on land upon which Somerset Hills Bank owns the building.

LEGAL PROCEEDINGS

On February 8, 2013, a complaint was filed against Somerset Hills and the members of its Board of Directors in the Superior Court of New Jersey, Somerset County, seeking class action status and asserting that Somerset Hills and the members of its Board had violated their duties to Somerset Hills’ shareholders in connection with the proposed merger with Lakeland. The litigation is in its very early stages, and Somerset Hills’ time to answer has not yet run. Somerset Hills believes this complaint is without merit, and intends to vigorously defend against this complaint.

Somerset Hills and Somerset Hills Bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the business of Somerset Hills and Somerset Hills Bank. Management does not believe that there is any pending or threatened proceeding against Somerset Hills or Somerset Hills Bank, which if determined adversely, would have a material effect on the business or financial position of Somerset Hills.

SOMERSET HILLS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this section discuss future expectations, contain projections or results of operations or financial conditions or state other “forward-looking” information with respect to Somerset Hills. Those statements are subject to known and unknown risk, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. Somerset Hills based the forward-looking statements on various factors and using numerous assumptions. Important factors that may cause actual results to differ from those contemplated by forward-looking statements include those disclosed under Item 1A - Risk Factors in Somerset Hills’ Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission as well as the following factors:

•	the success or failure of Somerset Hills’ efforts to implement its business strategy;

•	the effect of changing economic conditions and, in particular, changes in interest rates;

•	changes in government regulations, tax rates and similar matters;

•	Somerset Hills’ ability to attract and retain quality employees; and

•	other risks which may be described in Somerset Hills’ future filings with the SEC.

Somerset Hills does not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” is based upon Somerset Hills’ consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires Somerset Hills to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to Somerset Hills’ Consolidated Financial Statements for the year ended December 31, 2012, included in this joint proxy statement and prospectus, contains a summary of Somerset Hills’ significant accounting policies. Management believes Somerset Hills’ policy with respect to the methodology for the determination of the allowance for loan losses involves a higher degree of complexity and requires management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact results of operations. This critical policy and its application are periodically reviewed with the audit committee and the board of directors of Somerset Hills.

The allowance for loan losses is based upon management’s evaluation of the adequacy of the allowance, including an assessment of known and inherent risks in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectability may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review Somerset Hills’ allowance for loan losses. Such agencies may require Somerset Hills to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of Somerset Hills’ loans are secured by real estate in the State of New Jersey. Accordingly, the collectability of a substantial portion of the carrying value of Somerset Hills’ loan portfolio is susceptible to changes in local market conditions and may be adversely affected by declines in real estate values, or if the Central or Northern areas of New Jersey experience an adverse economic shock. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond Somerset Hills’ control.

OVERVIEW AND STRATEGY

Somerset Hills serves as a holding company for Somerset Hills Bank, which is its primary asset and only operating subsidiary. Somerset Hills Bank conducts a traditional banking business, making commercial loans, consumer loans, and residential and commercial real estate loans. In addition, Somerset Hills Bank offers various non-deposit products through non-proprietary relationships with third party vendors. Somerset Hills Bank relies primarily upon deposits as the funding source for its assets. Somerset Hills Bank offers traditional deposit products. In addition, as an alternative to traditional certificate of deposit accounts, Somerset Hills Bank offers its Paramount Checking Account, a retail interest paying checking account which also provides a suite of additional services, such as free checks, free telephone banking and free bill payment, free safe deposit box and refunds for foreign ATM fees. Although the rate Somerset Hills Bank pays on the Paramount Checking Account may be higher than the rate offered on interest paying checking accounts by many of Somerset Hills Bank’s competitors, management believes the account has helped to reduce Somerset Hills Bank’s overall cost of funds and has been an integral part of Somerset Hills Bank’s core account acquisition strategy. Core accounts consist of noninterest-bearing deposits-demand, NOW, money market and savings accounts. Paramount Checking Account balances are generally higher than other account balances, and the account helps Somerset Hills Bank develop an overall relationship with its customers, which frequently leads to cross-selling opportunities, which Somerset Hills Bank actively pursues through direct mailings and other special promotions. Another component to Somerset Hills Bank’s core account acquisition strategy is the generation of deposit accounts which result from new commercial loan customers who move their deposit relationship to Somerset Hills Bank and the continued expansion of Somerset Hills Bank’s Escrow Ease product. Escrow Ease is specially designed to meet the trust account needs of attorneys, realtors and title companies. At December 31, 2012, the core account balances represented 89.3% of total deposit balances.

Through its Sullivan Financial Services subsidiary (“Sullivan”), Somerset Hills Bank also engages in mortgage banking operations, originating loans primarily for resale into the secondary market and, to a lesser extent, for Somerset Hills Bank’s loan portfolio. Somerset Hills treats the operations of Sullivan as a separate reporting segment apart from its community banking business. See Note 12 to Somerset Hills’ Consolidated Financial Statements included in this joint proxy statement and prospectus for financial information on Somerset Hills’ business segments.

Somerset Hills’ results of operations depend primarily on its net interest income, which is the difference between the interest earned on its interest-earning assets and the interest paid on funds borrowed to support those assets, primarily deposits. Net interest margin is the difference between the weighted average rate received on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, and is also affected by the average level of interest-earning assets as compared with that of interest-bearing liabilities. Net income is also affected by the amount of non-interest income and non-interest expenses.

RESULTS OF OPERATIONS - 2012 versus 2011

Net Income

Somerset Hills’ net income for 2012 was $3.4 million, up $565,000, or 20.1%, from $2.8 million in 2011. On a fully diluted basis, net income per share was $0.63 for 2012, a 21.2% increase from $0.52 in 2011. The significant improvement in both net income and earnings per share for 2012 versus 2011 was due primarily to higher gains on sale of residential mortgages combined with effective cost containment efforts that resulted in lower staff-related costs and lower occupancy and data processing expenses. During 2012, Somerset Hills realized $500,000 in net securities gains and incurred a $334,000 pretax charge on the early extinguishment of certain of Somerset Hills Bank’s Federal Home Loan Bank (“FHLB”) borrowings, as part of its overall asset/liability management strategy. Operating results for 2011 included a $267,000 tax-free mortality gain on a bank-owned insurance policy (“BOLI”) and a $426,000 pretax charge on the early extinguishment of certain of Somerset Hills Bank’s FHLB borrowings.

Net Interest Income

Fully taxable equivalent (“FTE”) net interest income for 2012 was $12.1 million, up modestly, from the $12.0 million earned in 2011. The slight increase in net interest income during 2012 was primarily attributable to a 4.7% increase in average interest-earning assets to $334.0 million in 2012 from $318.9 million in 2011, which was partially offset by a 16 basis-point decline in the net interest margin to 3.62% in 2012 from 3.78% in 2011. The increase in average interest earning assets was largely due to growth in average loans, primarily funded by a growth in core deposits. Average loans increased to $235.5 million, or 5.1%, in 2012 over $223.9 million in 2011, while average core deposits (defined as all deposits other than time deposits) grew by 8.0% to $266.3 million in 2012 from $246.5 million in 2011. The excess in average core deposit growth over that of average loans contributed to the increase in Somerset Hills Bank’s average interest earning deposits in 2012 from 2011. The decrease in net interest margin in 2012 versus 2011 was due to the aforementioned increase in average interest earning deposits, which was predominantly invested at low overnight rates, as well as the repricing characteristics of Somerset Hills Bank’s loans and investment securities, which repriced downward at a faster pace than its deposits.

Average Balance Sheets

The following table sets forth certain information relating to Somerset Hills’s average assets and liabilities for the years ended December 31, 2012, 2011, and 2010, as well as the average yield on assets and average cost of liabilities for the periods indicated. Such yields are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Securities available for sale are reflected in the following table at amortized cost. Nonaccrual loans are included in the average loan balance.

	For the years ended December 31,
	2012			2011			2010
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
ASSETS
Interest Earning Assets:
Interest bearing deposits	$51,874	$135	0.26%	$45,602	$135	0.30%	$38,789	$119	0.31%
Loans receivable	235,457	11,648	4.95	223,937	11,776	5.26	206,639	11,357	5.50
Investment securities	42,954	1,434	3.34	46,421	1,780	3.83	44,550	1,980	4.44
Loans held for sale	2,894	127	4.40	1,989	103	5.22	3,429	187	5.46
Restricted stock	815	36	4.44	902	43	4.79	938	47	5.05

Total interest earning assets	333,994	13,380	4.01	318,851	13,837	4.34	294,345	13,690	4.65
Non-interest earning assets	23,530			23,699			23,126
Allowance for loan losses	(3,089)			(2,968)			(3,160)

TOTAL ASSETS	$354,435			$339,582			$314,311

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest Bearing Liabilities:
Interest bearing demand deposits	$153,447	$250	0.16%	$145,012	$535	0.37%	$131,368	$786	0.60%
Savings accounts	7,772	8	0.10	7,851	14	0.19	6,940	19	0.27
Money market accounts	24,200	43	0.18	20,486	60	0.29	20,900	91	0.44
Certificates of deposit	37,981	728	1.92	41,494	841	2.03	43,069	926	2.15
FHLB advances	7,380	260	3.52	10,082	343	3.40	11,003	371	3.37
Other borrowings	3	—	0.77	3	—	0.73	3	—	0.73
Federal funds purchased	—	—	—	8	—	0.92	—	—	—

Total interest bearing liabilities	230,783	1,289	0.56	224,936	1,793	0.80	213,283	2,193	1.03

Non-interest bearing deposits	80,883			73,184			60,330
Other liabilities	1,327			1,154			1,325

Total liabilities	312,993			299,274			274,938
Stockholders’ Equity	41,442			40,308			39,373

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$354,435			$339,582			$314,311

Net Interest Income		$12,091			$12,044			$11,497

Net Interest Rate Spread(1)			3.45%			3.54%			3.62%

Net Interest Margin(2)			3.62%			3.78%			3.91%

Ratio of Average Interest-Earning Assets to Average Interest-Bearing
Liabilities	144.7%			141.75%			138.01%

(1)	Net Interest Rate Spread equals Total interest earning assets yield less Total interest bearing liabilities cost.
(2)	Net Interest Margin equals Net Interest Income divided by Total average interest earning assets.

The data contained in the table has been adjusted to a tax equivalent basis, based on Somerset Hills’ federal statutory rate of 34 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

Rate/Volume Analysis

The following table presents, by category, the major factors that contributed to the changes in Somerset Hills’ net interest income. Changes due to both volume and rate have been allocated fully to the rate variance.

	Year Ended December 31, 2012 versus 2011			Year Ended December 31, 2011 versus 2010
	(in thousands)
	Increase (Decrease) due to change in Average			Increase (Decrease) due to change in Average
	Volume	Rate	Net	Volume	Rate	Net
Interest Income:
Interest bearing deposits	$19	$(19)	$—	$21	$(5)	$16
Loans receivable	606	(734)	(128)	951	(532)	419
Investment securities	(133)	(213)	(346)	83	(283)	(200)
Loans held for sale	47	(23)	24	(79)	(5)	(84)
Restricted stock	(4)	(3)	(7)	(2)	(2)	(4)

Total interest income	535	(992)	(457)	974	(827)	147

Interest Expense:
Interest bearing deposits	31	(316)	(285)	82	(333)	(251)
Savings accounts	—	(6)	(6)	2	(7)	(5)
Money market accounts	11	(28)	(17)	(2)	(29)	(31)
Certificates of deposit	(72)	(41)	(113)	(34)	(51)	(85)
FHLB advances	(92)	9	(83)	(31)	3	(28)

Total interest expense	(122)	(382)	(504)	17	(417)	(400)

Net interest income	$657	$(610)	$47	$957	$(410)	$547

Provision for Loan Losses

For the year ended December 31, 2012, Somerset Hills’ provision for loan losses was $290,000, an increase of $70,000 from $220,000 for the year ended December 31, 2011. The increase in provision for loan losses in 2012 versus 2011 was largely due to growth in the loan portfolio in 2012. Somerset Hills’ asset quality metrics, such as nonaccrual loan, charge-off, and delinquency ratios remain sound relative to its competitive peer groups, and the relatively low level of loan loss provisioning during both 2012 and 2011 reflects very few new problem credits. Nevertheless, management continues to believe that there remains a heightened risk in certain segments of the loan portfolio. Management regularly reviews the adequacy of its allowance and may provide for additional provisions in future periods due to increased general weakness in the economy or in our geographic trade area, deterioration or impairment of specific credits, or as management may deem necessary.

Non-Interest Income

The largest component of Somerset Hills’ non-interest income is gains on sales of mortgage loans originated by Sullivan, Somerset Hills’ mortgage company subsidiary (see Note 12 to Somerset Hills’ Consolidated Financial Statements included in this joint proxy statement and prospectus). Somerset Hills also earns non-interest revenue from additional sources such as BOLI, wealth management, fees on deposit accounts, ATM usage, wire transfer, lock box services, and safe deposit boxes.

Non-interest income increased to $2.8 million for the year 2012 from $2.0 million for 2011. After excluding net securities gains realized in both years and a nonrecurring, tax-free mortality gain recorded in 2011 of $267,000 on a BOLI policy, adjusted non-interest income grew 36.0% during 2012 to $2.3 million over the $1.7 million earned in 2011. An increase in gains on sales of residential loans at Sullivan in 2012 to $1.4 million from $786,000 in 2011 was the primary factor contributing to the year-to-year growth in adjusted non-interest income. The gains realized on the sales of investment securities in 2012 amounted to $500,000 and were undertaken by Somerset Hills as part of its ongoing asset liability management strategy.

Non-Interest Expense

Management continued its focus on operating efficiency throughout 2012. Non-interest expense declined to $9.3 million for the year 2012 from $9.6 million for all of 2011. Included in non-interest expense were nonrecurring charges on the early extinguishment of FHLB borrowings of $334,000 in 2012 and $426,000 in 2011. Excluding these items, adjusted non-interest expense decreased by $270,000 or 2.9% to $8.9 million for the year 2012 from $9.2 million in the year 2011. The decline in non-interest expense resulted primarily from decreases in personnel, occupancy and data processing expenses.

Income Taxes

Somerset Hills recorded provisions for income taxes of $1.8 million and $1.2 million for the full-year 2012 and 2011, respectively. The effective tax rates were 35.1% for 2012 and 29.7% for 2011. The increase in the effective tax rate was due to the previously-mentioned tax-free BOLI death benefit received in 2011.

FINANCIAL CONDITION

Somerset Hills’ total assets as of December 31, 2012 were $368.9 million, largely unchanged from $364.0 million at December 31, 2011. Loans receivable increased by $9.4 million to $241.9 million at year-end 2012, and total cash and cash equivalents increased by $23.4 million to $82.7 million at December 31, 2012, while investment securities available for sale declined $30.2 million to $13.4 million at the end of 2012. Half of the decline in investment securities available for sale during 2012 resulted from planned sales of mortgage-backed and certain government-sponsored agency securities as part of its overall asset liability management strategy. A $12.1 million growth in core deposits (defined as all deposits other than time deposits) to $285.9 million as of year-end 2012 served offset a $6.6 million runoff in time deposits and a $2.0 million decline in FHLB advances.

Loan Portfolio

Somerset Hills Bank’s lending activities are generally oriented to small-to-medium sized businesses, high net worth individuals, professional practices and consumer and retail customers living and working in Somerset Hills Bank’s market area of Somerset, Morris and Union Counties, New Jersey. Somerset Hills Bank has not made loans to borrowers outside of the United States. Somerset Hills Bank believes that its strategy of customer service, competitive rate structures and selective marketing have enabled it to gain market entry. Bank mergers and lending restrictions at larger banks competing with Somerset Hills Bank have also contributed to Somerset Hills Bank’s success in attracting borrowers.

Commercial loans are loans made for business purposes and are primarily secured by collateral such as cash balances with Somerset Hills Bank, marketable securities held by or under the control of Somerset Hills Bank, business assets including accounts receivable, inventory and equipment and liens on commercial and residential real estate. Construction, land and land development loans include loans secured by first liens on commercial or residential properties to finance the construction or renovation of such properties. Commercial mortgages include loans secured by first liens on completed commercial properties to purchase or refinance such properties. Residential mortgages include loans secured by first liens on residential real estate, and are generally made to existing customers of Somerset Hills Bank to purchase or refinance primary and secondary residences. Consumer loans consist primarily of home equity loans secured by 1st or 2nd liens.

During 2012, the loan portfolio was positively impacted by an increase in commercial real estate loan demand, as well as refinancing strategies employed by many of Somerset Hills Bank’s borrowers. With regard to new loan originations, Somerset Hills Bank has made a strategic decision to hold in its loan portfolio a portion of residential mortgages that meet its credit quality standards that were closed by Sullivan Financial, Somerset Hills Bank’s mortgage banking subsidiary.

The following table sets forth the classification of Somerset Hills Bank’s loans by major category as of December 31, 2012, 2011, 2010, 2009 and 2008, respectively:

	December 31,
	2012		2011		2010		2009		2008
(dollars in thousands)	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
Commercial	$32,192	13.3%	$32,206	13.9%	$31,556	15.2%	$40,102	19.4%	$57,600	27.3%
Construction, land and land development	1,902	0.8	7,505	3.2	7,489	3.6	7,540	3.7	6,945	3.3
Commercial mortgages	130,733	54.1	113,148	48.7	98,183	47.4	100,118	48.4	84,578	40.1
Residential mortgages	39,766	16.5	37,360	16.1	26,907	13.0	11,656	5.6	12,718	6.0
Consumer	37,088	15.3	42,074	18.1	42,864	20.8	47,237	22.9	49,274	23.3

Gross Loans	241,681	100.0%	232,293	100.0%	206,999	100.0%	206,653	100.0%	211,115	100.0%

Net deferred costs	230		192		147		115		131

Total loans	241,911		232,485		207,146		206,768		211,246
Less: Allowance for loan losses	3,158		2,982		2,875		3,111		2,819

Net loans	$238,753		$229,503		$204,271		$203,657		$208,427

The following table sets forth fixed and adjustable rate loans in the loan portfolio as of December 31, 2012 in terms of contractual maturity:

(dollars in thousands)	Within One Year	One to Five Years	After Five Years	Total
Loans with Fixed Rate	$15,175	$6,916	$94,405	$116,496
Loans with Adjustable Rate	27,581	75,665	21,939	125,185

Asset Quality

Somerset Hills’ principal assets are its loans. Inherent in the lending function is the risk of the borrower’s inability to repay a loan under its existing terms. Somerset Hills attempts to minimize overall credit risk through loan diversification and its loan approval procedures. Due diligence begins at the time a borrower and Somerset Hills begin to discuss the origination of a loan. Documentation, including a borrower’s credit history, materials establishing the value and liquidity of potential collateral, the purpose of the loan, the source and timing of the repayment of the loan, and other factors are analyzed before a loan is submitted for approval. Loans made are also subject to periodic audit and review.

Non-performing assets include nonaccrual loans and other real estate owned (“OREO”). Generally, a loan is placed on nonaccrual status when principal or interest is past due for a period of 90 days or more, unless the asset is both well secured and in the process of collection. When a loan is classified as nonaccrual, interest accruals discontinue and all past due interest, including interest applicable to prior periods, is reversed and charged against current income. OREO refers to real estate acquired by Somerset Hills Bank as a result of foreclosure or by deed in lieu of foreclosure. The OREO property is recorded at the lower of cost or estimated fair value at the time of acquisition. Estimated fair value generally represents the estimated sale price based on current market conditions, less estimated costs to sell the property. Holding costs and declines in estimated fair value result in charges to expense after acquisition.

In limited situations Somerset Hills will modify or restructure a borrower’s existing loan terms and conditions. A restructured loan is considered a troubled debt restructuring (“TDRs”) when Somerset Hills, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to the borrower in modifying or renewing a loan that the institution would not otherwise consider. As of December 31, 2012, Somerset Hills had one TDR totaling $340,000, which is currently performing under its restructured terms.

The following table sets forth information concerning Somerset Hills’ non-performing assets, loans delinquent 90 days or more and still accruing, and TDRs as of the dates indicated:

	December 31,
	2012	2011	2010	2009	2008
	(in thousands)
Nonaccrual loans	$746	$146	$254	$256	$1,365
OREO	—	—	—	—	—

Total non-performing assets	$746	$146	$254	$256	$1,365

Troubled debt restructured loans	$340	$344	$738	$394	$—

Loans past due 90 days or more and still accruing	$420	$—	$—	$—	$—

Nonaccrual loans to total loans	0.31%	0.06%	0.12%	0.12%	0.65%
Non-performing assets to total assets	0.20	0.04	0.08	0.08	0.46
Allowance for loan losses as a percentage of nonaccrual loans	423	2,042	1,132	1,215	207

Other than as disclosed in the table above and impaired loans (as disclosed in Note 3 to Somerset Hills’ Consolidated Financial Statements included in this joint proxy statement and prospectus), there were no loans where information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in disclosure of such loans in the table above.

As of December 31, 2012 and 2011, there were no concentrations of loans to any one borrower or group of borrowers exceeding 10% of Somerset Hills’ total loans. Somerset Hills’ loans are primarily to businesses and individuals located in northern and central New Jersey, which are secured by real estate.

Allowance for Loan Losses

The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Somerset Hills maintains an allowance for loan losses at a level considered adequate to provide for probable incurred loan losses. The level of the allowance is based on management’s evaluation of estimated losses in the portfolio, after consideration of risk characteristics of the loans and prevailing and anticipated economic conditions. Loan charge-offs (i.e., loans judged to be uncollectible) are charged against the reserve and any subsequent recovery is credited. Somerset Hills’ officers analyze risks within the loan portfolio on a continuous basis, through an external independent loan review function, and by Somerset Hills’ Audit Committee. A risk system, consisting of multiple grading categories for each portfolio class, is utilized as an analytical tool to assess risk and appropriate reserves. In addition to the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrower, past and expected loss experience, and other factors which management feels deserve recognition in establishing an appropriate reserve. These estimates are reviewed at least quarterly, and, as adjustments become necessary, they are recognized in the periods in which they become known. Although management strives to maintain an allowance it deems adequate, future economic changes, deterioration of borrowers’ creditworthiness, and the impact of examinations by regulatory agencies all could cause changes to Somerset Hills’ allowance for loan losses.

The following is a summary of the reconciliation of the allowance for loan losses for the periods indicated:

	2012	2011	2010	2009	2008
	(in thousands)
Balance, beginning of year	$2,982	$2,875	$3,111	$2,819	$3,201
Charge-offs
Commercial and commercial mortgage	(67)	(125)	(389)	(656)	(898)
Residential mortgage	—	—	—	—	—
Consumer	(77)	(2)	(6)	(7)	(3)

Total Charge-offs	(144)	(127)	(395)	(663)	(901)
Recoveries
Commercial and commercial mortgage	27	14	34	—	—
Real Estate	—	—	—	—	—
Consumer	3	—	—	5	4

Total Recoveries	30	14	34	5	4
Provision charged to expense	290	220	125	950	515

Balance, end of year	$3,158	$2,982	$2,875	$3,111	$2,819

Ratio of net charge-offs to average loans outstanding	0.05%	0.05%	0.17%	0.32%	0.43%
Balance of allowance as a percentage of total loans at end of year	1.31	1.28	1.39	1.50	1.33

The following table sets forth, for each of Somerset Hills’ major lending areas, the amount and percentage of Somerset Hills’ allowance for loan losses attributable to such category, and the percentage of total loans represented by such category, as of the periods indicated:

Allocation of the Allowance for Loan Losses (ALL) by Category

For the years ended December 31,

(dollars in thousands)

	2012			2011			2010			2009			2008
	Amount	% of ALL	% of Total Loans	Amount	% of ALL	% of Total Loans	Amount	% of ALL	% of Total Loans	Amount	% of ALL	% of Total Loans	Amount	% of ALL	% of Total Loans
Balance applicable to:
Commercial and commercial real estate	$2,336	74.0%	68.2%	$2,186	73.3%	65.8%	$2,109	73.4%	66.2%	$2,503	80.4%	71.5%	$2,240	79.5%	70.7%
Residential real estate	227	7.2	16.5	215	7.2	16.1	205	7.1	13.0	65	2.1	5.6	64	2.3	6.0
Consumer, installment and home equity loans	551	17.4	15.3	531	17.8	18.1	506	17.6	20.8	537	17.3	22.9	489	17.3	23.3

Sub-total	$3,114	98.6	100.0	$2,932	98.3	100.0	$2,820	98.1	100.0	$3,105	99.8	100.0	$2,793	99.1	100.0
Unallocated reserves	44	1.4	—	50	1.7	—	55	1.9	—	6	0.2	—	26	0.9	—

TOTAL	$3,158	100.0%	100.0%	$2,982	100.0%	100.0%	$2,875	100.0%	100.0%	$3,111	100.0%	100.0%	$2,819	100.0%	100.0%

Investment Securities

Somerset Hills maintains an investment portfolio to fund increased loan demand or deposit withdrawals and other liquidity needs and to provide an additional source of interest income. The portfolio is composed of obligations of U.S. Government Agencies, obligations of U.S. States and Political Subdivisions and corporate debt securities, stock in the Federal Home Loan Bank, and equity securities of another financial institution. Corporate debt securities consist of trust preferred securities and corporate debt securities issued by various large-capitalization financial institutions.

Securities are classified as “held-to-maturity” (HTM), “available for sale” (AFS), or “trading” at time of purchase. Securities are classified as HTM based upon management’s intent and the Company’s ability to hold them to maturity. Such securities are stated at cost, adjusted for unamortized purchase premiums and discounts. Securities which are bought and held principally for resale in the near term are classified as trading securities, which are carried at market value. Realized gains and losses as well as gains and losses from marking the portfolio to market value are included in trading revenue. Somerset Hills has no trading securities. Securities not classified as HTM or trading securities are classified as AFS and are stated at fair value. Unrealized gains and losses on AFS securities are excluded from results of operations, and are reported as a component of accumulated other comprehensive (loss) income, net of taxes, which is included in stockholders’ equity. Securities classified as AFS include securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital, or other similar requirements.

Management of Somerset Hills determines the appropriate classification of securities, whether AFS or HTM, at the time of purchase. The carrying value of our available for sale investment securities portfolio decreased $30.2 million from year-end 2011 to $13.4 million at year-end 2012. This decline was primarily due to sales, calls and maturities of general obligation bonds and mortgage-backed securities issued by U.S. Government sponsored agencies. The carrying value of our held to maturity investment securities portfolio declined to $8.9 million at December 31, 2012 from $10.7 million at year-end 2011. The following table sets forth both the amortized cost and the estimated fair value of Somerset Hills’ investment securities portfolio as of the dates indicated.

	At December 31,
	2012		2011		2010
(in thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available for sale
U.S. Government sponsored agency securities	$2,894	$2,921	$14,560	$14,753	$9,051	$9,023
Mortgage backed securities	7,160	7,667	22,775	23,814	18,909	19,847
Collateralized mortgage obligations	1,290	1,324	2,677	2,734	5,583	5,677
Corporate debt securities	1,463	1,458	2,372	2,278	1,470	1,446

Total available for sale	12,807	13,370	42,384	43,579	35,013	35,993

Held to maturity
Obligations of US States and Political Subdivisions	7,902	8,294	9,228	9,640	9,227	9,209
Corporate debt securities	998	892	1,510	1,209	1,513	1,339

Total held to maturity	8,900	9,186	10,738	10,849	10,740	10,548

Total securities	$21,707	$22,556	$53,122	$54,428	$45,753	$46,541

The following table sets forth as of December 31, 2012 and December 31, 2011, the maturity distribution of Somerset Hills’ debt investment portfolio:

	Maturity of Debt Investment Securities Securities Available for Sale
	December 31, 2012			December 31, 2011
(dollars in thousands)	Amortized Cost	Estimated Fair Value	Weighted Average Yield*	Amortized Cost	Estimated Fair Value	Weighted Average Yield
Within One Year	$42	$45	3.23%	$1,032	$1,034	0.52%
One to Five Years	1,696	1,742	2.50%	8,628	8,661	1.43%
Over Five Years	11,069	11,583	3.49%	32,724	33,884	3.12%

	$12,807	$13,370		$42,384	$43,579

	Maturity of Debt Investment Securities Securities Held to Maturity
	December 31, 2012			December 31, 2011
(dollars in thousands)	Amortized Cost	Estimated Fair Value	Weighted Average Yield*	Amortized Cost	Estimated Fair Value	Weighted Average Yield(1)
Within One Year	$—	$—	—%	$375	$378	4.71%
One to Five Years	704	687	1.94%	706	611	2.11%
Over Five Years	8,196	8,499	5.86%	9,657	9,860	5.95%

	$8,900	$9,186		$10,738	$10,849

*	Weighted average yield, where applicable, is reflected on a tax equivalent basis.

Deposits

Deposits are Somerset Hills’ primary source of funds. Average total deposits increased $16.3 million, or 5.6%, to $304.3 million in 2012 from $288.0 million in 2011. The increase in deposits in 2012 was largely due to growth in demand deposits (both interest- and noninterest-bearing), which increased by $16.1 million, or 7.4%, to $234.3 million in 2012 from $218.2 million in 2011. This growth in demand deposits served to reduce Somerset Hills Bank’s overall cost of deposits.

The following table sets forth the average amount of various types of deposits for each of the periods indicated:

	Year Ended December 31,
	2012		2011		2010
(dollars in thousands)	Average Amount	Average Yield/ Rate	Average Amount	Average Yield/ Rate	Average Amount	Average Yield/ Rate
Non-interest bearing demand	$80,883	—%	$73,184	—%	$60,330	—%
Interest bearing demand	153,447	0.16	145,012	0.37	131,368	0.60
Savings and money market	31,972	0.16	28,337	0.26	27,840	0.39
Time deposits	37,981	1.92	41,494	2.03	43,069	2.15

	$304,283	0.34%	$288,027	0.50%	$262,607	0.69%

Somerset Hills does not typically rely on short-term deposits of $100,000 or more because of the liquidity risks posed by such deposits. The following table summarizes the maturity distribution of time deposits in denominations of $100,000 or more as of December 31, 2012.

Amount
(in thousands)
Three months or less	$3,546
Over three months through six months	3,757
Over six months through twelve months	2,303
Over twelve months	6,908

Total	$16,514

Liquidity

Somerset Hills’ liquidity is a measure of its ability to fund loans, withdrawals or maturities of deposits, and other cash outflows in a cost-effective manner. Somerset Hills’ principal sources of funds are deposits, scheduled amortization and prepayments of loan principal, maturities of investment securities, and funds provided by operations. While scheduled loan payments and maturing investments are relatively predictable sources of funds, deposit flow and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition.

At December 31, 2012, the amount of liquid assets remained at a level management deemed adequate to ensure that, on a short- and long-term basis, contractual liabilities, depositors’ withdrawal requirements, and other operational and customer credit needs could be satisfied. As of December 31, 2012, liquid assets (cash and due from banks, interest bearing deposits at other banks and unencumbered investment securities) were $91.7 million, which represented 24.8% of total assets and 28.1% of total deposits and borrowings.

Somerset Hills Bank is a member of the Federal Home Loan Bank of New York and, based on available qualified collateral as of December 31, 2012, had the ability to borrow $83.5 million. Somerset Hills Bank also has a credit facility with the Federal Reserve Bank of New York for direct discount window borrowings that had, as of December 31, 2012, an approximate borrowing capacity based on pledged collateral of $9.0 million. In addition, Somerset Hills Bank has in place additional borrowing capacity of $18.5 million through correspondent banks. At December 31, 2012, Somerset Hills Bank had aggregate available and unused credit of $105.5 million, which represents the aforementioned facilities totaling $111.0 million net of $5.5 million in outstanding borrowings. At December 31, 2012, Somerset Hills Bank’s outstanding commitments to extend credit and standby letters of credit totaled $86.9 million.

Off-Balance Sheet Arrangements

Somerset Hills is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Somerset Hills’ exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Somerset Hills uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The following table shows the amounts and expected maturities of significant commitments, as of December 31, 2012. Further discussion of these commitments is included in Note 11 to Somerset Hills’ Consolidated Financial Statements included in this joint proxy statement and prospectus.

	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
	(in thousands)
Standby letters of credit	$1,324	$97	$—	$—	$1,421

Commitments under standby letters of credit, both financial and performance letters, do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

CONTRACTUAL OBLIGATIONS

The following table shows the contractual obligations of Somerset Hills by expected payment period, as of December 31, 2012. Further discussion of these commitments is included in Notes 10 and 11 to Somerset Hills’ Consolidated Financial Statements included in this joint proxy statement and prospectus.

	Total	Within One Year	One to Three Years	Three to Five Years	Over Five Years
Contractual Obligation	(in thousands)
Operating Lease Obligations	$1,010	$364	$545	$101	$—
Federal Home Loan Bank Borrowings	5,500	—	—	1,500	4,000

Operating leases represent obligations entered into by Somerset Hills for the use of land, premises and equipment. The leases generally have escalation terms based upon certain defined indexes.

Interest Rate Sensitivity Analysis

The principal objective of Somerset Hills’ asset and liability management function is to evaluate the interest-rate risk included in certain balance sheet accounts; determine the level of risk appropriate given Somerset Hills’ business focus, operating environment, and capital and liquidity requirements; establish prudent asset concentration guidelines; and manage the risk consistent with Board approved guidelines. Somerset Hills seeks to reduce the vulnerability of its operations to changes in interest rates, and actions in this regard are taken under the guidance of the Asset/Liability Committee (the “ALCO”). The ALCO generally reviews Somerset Hills’ liquidity, cash flow needs, maturities of investments, deposits and borrowings, and current market conditions and interest rates.

Somerset Hills currently utilizes net interest income simulation and economic value of portfolio equity (“EVPE”) models to measure the potential impact to Somerset Hills of future changes in interest rates. As of December 31, 2012 and 2011, the results of the models were within guidelines prescribed by Somerset Hills’ Board of Directors. If model results were to fall outside prescribed ranges, action would be required by the ALCO.

The net interest income simulation model attempts to measure the change in net interest income over the next one-year period assuming certain changes in the general level of interest rates. In our model, which was run as of December 31, 2012, we estimated that a gradual (often referred to as “ramped”) 200 basis-point increase in the general level of interest rates will increase our net interest income by 9.3%, while a ramped 200 basis-point decrease in interest rates will decrease net interest income by 2.9%. As of December 31, 2011, our model predicted that a 200 basis-point ramped increase in general interest rates would increase net interest income by 0.1%, while a 200 basis point decrease would decrease net interest income by 1.7%.

An EVPE analysis is also used to dynamically model the present value of asset and liability cash flows with rate shocks of up and down 200 basis points. The economic value of equity is likely to be different as interest rates change. The Company’s variance in EVPE as a percentage of assets as of December 31, 2011, was -0.26% with a rate shock of up 200 basis points, and -1.00% with a rate shock of down 200 basis points. At December 31, 2011, the variances were -1.25% assuming an up 200 basis-point rate shock and -0.34% assuming a down 200 basis-point rate shock.

Capital

A significant measure of the strength of a financial institution is its capital base. Somerset Hills Bank’s Federal regulators have classified and defined capital into the following components: (1) Tier I Capital, which includes tangible stockholders’ equity for common stock, qualifying preferred stock and certain qualifying hybrid instruments, and (2) Tier II Capital, which includes a portion of the allowance for probable loan losses, certain qualifying long-term debt, and preferred stock which does not qualify for Tier I Capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines which require certain capital as a percent of Somerset Hills Bank’s assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets).

A bank is required to maintain, at a minimum, Tier I Capital as a percentage of risk-adjusted assets of 4.0% and combined Tier I and Tier II Capital as a percentage of risk-adjusted assets of 8.0%.

In addition to the risk-based guidelines, Somerset Hills Bank’s regulators require that an institution which meets the regulator’s highest performance and operation standards maintain a minimum leverage ratio (Tier I Capital as a percentage of average tangible assets) of 4.0%. For those institutions with higher levels of risk or that are experiencing or anticipating significant growth, the minimum leverage ratio will be evaluated through the ongoing regulatory examination process.

The following table summarizes the risk-based and leverage capital ratios for Somerset Hills Bank as well as the required minimum regulatory capital ratios:

	At December 31, 2012
	Actual Ratio	Minimum Requirement	Well Capitalized Requirement
Somerset Hills Bank:
Total risk-based capital ratio	16.30%	8.00%	10.00%
Tier 1 risk-based capital ratio	15.12	4.00	6.00
Leverage ratio	11.04	4.00	5.00

	At December 31, 2011
	Actual Ratio	Minimum Requirement	Well Capitalized Requirement
Somerset Hills Bank:
Total risk-based capital ratio	15.03%	8.00%	10.00%
Tier 1 risk-based capital ratio	13.91	4.00	6.00
Leverage ratio	10.16	4.00	5.00

Somerset Hills’ tangible common equity ratio was 11.34% as of December 31, 2012 and 11.09% as of December 31, 2011.

Borrowings

As an additional source of liquidity, we use advances from the Federal Home Loan Bank of New York. Somerset Hills had outstanding advances at December 31, 2012 as follows:

Maturity	Rate	Amount
November 29, 2017	3.41%	$1,500,000
January 8, 2018	3.12%	$2,000,000
January 8, 2018	3.61%	$2,000,000

		$5,500,000

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements of Somerset Hills and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of Somerset Hills’ operations. Unlike most industrial companies, nearly all of the assets and liabilities of Somerset Hills are monetary. Therefore, interest rates have a greater impact on Somerset Hills’ performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

RECENT ACCOUNTING PRONOUNCEMENTS

For a discussion of the impact of recently issued accounting standards, please see Note 1 to Somerset Hills’ Consolidated Financial Statements included in this joint proxy statement and prospectus.

DESCRIPTION OF LAKELAND CAPITAL STOCK

The authorized capital stock of Lakeland currently consists of 40,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. At the Lakeland annual meeting, shareholders will be asked to vote on a proposal to increase the number of authorized shares of common stock to 70,000,000 shares and the number of authorized shares of capital stock to 71,000,000 shares. As of the March 22, 2013 record date, there were              shares of Lakeland common stock issued and outstanding. As of the same date, there were no shares of preferred stock issued or outstanding. All outstanding shares of Lakeland common stock are fully paid and non-assessable. The Lakeland common stock is listed on the NASDAQ Global Select Market under the symbol “LBAI.”

Lakeland has no options, warrants or other rights authorized, issued or outstanding other than options, restricted stock and rights granted under Lakeland’s various equity compensation and dividend reinvestment plans.

Common Stock

Dividends

The holders of Lakeland common stock share ratably in dividends when and if declared by Lakeland’s board of directors from legally available funds. Declaration and payment of cash dividends by Lakeland depends upon cash dividend payments to it by Lakeland’s subsidiaries, which are Lakeland’s primary source of revenue and cash flow. Lakeland is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Lakeland, and consequently the right of creditors and shareholders of Lakeland, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Lakeland in its capacity as a creditor may be recognized.

Dividends by Lakeland and its subsidiaries are subject to various limitations imposed by federal and state laws and by regulations and policies adopted by federal and state regulatory agencies. Under New Jersey law, a bank may not pay dividends unless, following the dividend payment, the capital stock of the bank would be unimpaired and either the bank will have a surplus of not less than 50% of its capital stock, or, if not, the payment of the dividend will not reduce the surplus of the bank.

If, in the opinion of the FDIC, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice - which could include the payment of dividends - the FDIC may require, after notice and hearing, that such bank cease and desist from such practice or, as a result of an unrelated practice, require the bank to limit dividends in the future. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Regulatory pressures to reclassify and charge off loans and to establish additional loan loss reserves can have the effect of reducing current operating earnings and thus impacting an institution’s ability to pay dividends. Further, bank regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank or bank holding company under their jurisdiction. Compliance with the standards set forth in these policy statements and guidelines could limit the amount of dividends which Lakeland, Lakeland Bank and Somerset Hills Bank may pay.

Voting Rights

At meetings of shareholders, holders of Lakeland common stock are entitled to one vote per share. The quorum for shareholders’ meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy. Except as indicated below, all actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Lakeland common stock at a meeting at which a quorum is present.

The Lakeland board of directors is divided into three classes, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Lakeland board of directors is elected each year and the directors serve for terms of up to three years.

The exact number of directors and the number constituting each class is fixed from time to time by resolution adopted by a majority of the entire board of directors. The affirmative vote of at least eighty percent of the outstanding voting stock of Lakeland is required to amend or repeal the provisions of the Lakeland certificate of incorporation relating to the classification of the board of directors. In addition, shareholders may remove any director from office only for cause, as defined in the Lakeland certificate of incorporation.

Lakeland common stock currently trades on the Nasdaq Global Select Market. Under Nasdaq’s applicable rules, approval of Lakeland’s shareholders is required for the issuance of shares of Lakeland common stock or securities convertible into or exercisable for Lakeland common stock if the issuance of such securities:

•

Is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities to be issued will have 20% or more of the voting power outstanding before such issuance;

•

Is in connection with the acquisition of a company in which a director, officer or substantial shareholder of Lakeland has a 5% or greater interest, and the issuance of the securities could result in an increase in outstanding Lakeland common stock or voting power of 5% or more;

•

Is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Lakeland common stock, or have 20% or more of the voting power, outstanding before issuance;

•	Would result in a change in control of Lakeland; or

•	Is in connection with the adoption or material modification of a stock compensation plan.

Pre-Emptive Rights; Redemption

Holders of Lakeland common stock do not have pre-emptive rights to acquire any additional shares of Lakeland common stock. Lakeland common stock is not subject to redemption.

Liquidation Rights

In the event of liquidation, dissolution or winding up of Lakeland Bancorp, holders of our common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities, subject to the rights of holders of any preferred stock that we may issue in the future, as described below.

Anti-Takeover Provisions in the Certificate of Incorporation and New Jersey Law Provisions

Lakeland’s certificate of incorporation and by-laws contain certain provisions which may have the effect of deterring or discouraging an attempt to take control of Lakeland. These provisions:

•	Divide Lakeland’s board of directors into three classes serving staggered three-year terms;

•	Prevent the shareholders from removing directors without cause;

•

Require that shares with at least 80% of the total voting power, and shares with at least two thirds of the total voting power after excluding any 20% shareholder, approve a merger or other similar transaction if the transaction is not approved, in advance, by Lakeland’s board of directors;

•	Require that shares with at least 80% of the total voting power approve the repeal or amendment of certain provisions of Lakeland’s certificate of incorporation;

•	Authorize the Lakeland board to consider all factors that it deems relevant in evaluating a pending tender offer or other potentially hostile acquisition; and

•	Require advance notice of nominations for the election of directors and require any individuals so nominated to be present in person at the meeting at which he or she is voted upon.

The New Jersey Business Corporation Act also contains certain provisions applicable to Lakeland that may have the effect of deterring or discouraging an attempt to take control of Lakeland. Specifically:

•

The New Jersey Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, a board may, in addition to considering the effects of any action on shareholders, consider any of the following:

•	the effects of the proposed action on the corporation’s employees, suppliers, creditors and customers;

•	the effects on the community in which the corporation operates; and

•

the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation.

•

Lakeland is subject to the New Jersey Shareholders Protection Act, which prohibits certain New Jersey public corporations from engaging in business combinations - including mergers, consolidations, significant asset dispositions and certain stock issuances - with any 10% shareholder for five years after such person becomes a 10% shareholder, unless the business combination is approved by the board of directors prior to the date that the shareholder became a 10% shareholder. In addition, the Protection Act prohibits any business combination at any time with a 10% shareholder other than a transaction that is approved by the board of directors in advance or is approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the 10% shareholder, or satisfies certain “fair price” and related criteria.

Preferred Stock

Lakeland has 1,000,000 shares of authorized but unissued preferred stock. These shares are typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. In general, our restated certificate of incorporation, as amended, authorizes our board of directors to issue new shares of our common stock or preferred stock without further shareholder action, provided that there are sufficient authorized shares.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of our common stock do not have preemptive rights with respect to any newly issued stock. Our board could adversely affect the voting power of holders of our common stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of Lakeland that the board of directors does not believe to be in the best interests of its shareholders, the board could issue preferred stock which could make any such takeover attempt more difficult to complete. Our board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of our company and our shareholders.

COMPARISON OF SHAREHOLDERS’ RIGHTS

As a result of the merger, certain of Somerset Hills’ shareholders will receive shares of Lakeland common stock in exchange for their shares of Somerset Hills common stock. The following is a summary of certain material differences between the rights of holders of Somerset Hills common stock and the rights of holders of Lakeland common stock. Since both Lakeland and Somerset Hills are incorporated in New Jersey and are both governed by the New Jersey Business Corporations Act, these differences arise from their respective certificates of incorporation and by-laws. Although it is impractical to compare all of the aspects in which the companies’ governing instruments differ with respect to shareholders’ rights, the following discussion summarizes certain significant differences. This summary is qualified in its entirety by reference to the applicable provisions of the companies’ governing instruments.

Directors

Lakeland’s certificate of incorporation provides for the election of directors on a three year staggered term basis. Somerset Hills’ certificate of incorporation also provides for the election of directors on a three year staggered term basis.

Lakeland’s by-laws exclude certain persons from election to the board. Directors may not serve on the board of any other financial institution or bank or savings and loan holding company. Somerset Hills does not provide for similar limitations.

Vote Required

Lakeland’s certificate of incorporation provides several instances - most of which relate to the amendment of provisions in the certificate of incorporation - in which a greater than majority voting requirement is imposed for purposes of determining whether shareholders have approved a particular matter. For example, the affirmative vote of holders of at least 80% of Lakeland’s outstanding voting stock is required to amend or repeal provisions in Lakeland’s certificate of incorporation relating to (i) the authority of Lakeland’s board of directors to issue stock without prior shareholder approval, (ii) the number and terms of directors, including the classification of the Lakeland board, (iii) the considerations to be taken into account by the Lakeland board in evaluating acquisition offers and (iv) the requisite shareholder vote in respect of acquisitions of Lakeland. The affirmative vote of holders of at least 80% of Lakeland’s outstanding voting stock is also required to amend, alter or repeal Lakeland’s bylaws (provided that Lakeland’s board may alter, amend or repeal the bylaws without any shareholder action). In addition, (i) the affirmative vote of the holders of at least 80% of Lakeland’s voting stock is required to approve a merger or consolidation of Lakeland with, or a sale, exchange or lease of all or substantially all of Lakeland’s assets to, any person or entity where Lakeland’s board of directors has not recommended the transaction to Lakeland’s shareholders, and (ii) the affirmative vote of the holders of at least 80% of Lakeland’s voting stock, and the affirmative vote of the holders of at least 67% of Lakeland’s voting stock not held by a “Controlling Party” (defined as any shareholder owning or controlling 20% or more of Lakeland’s voting stock at the time of the proposed transaction), is required to approve certain mergers, consolidations, sales, exchanges or leases of all or substantially all of Lakeland’s assets not recommended by Lakeland’s board.

Somerset Hills’ certificate of incorporation provides that approval of a merger or sale of substantially all of the assets of Somerset Hills requires the affirmative vote of the holders of at least 75% of Somerset Hills’ outstanding shares, except that if the transaction (such as the merger with Lakeland) has been approved by the Somerset Hills board prior to the shareholders vote, then the affirmative vote of the holders of a majority of the outstanding shares of Somerset Hills’ stock is required.

Somerset Hills’ directors, like Lakeland’s directors, are elected by a plurality of the votes cast.

Exculpation of Directors and Officers

New Jersey law permits a corporation to provide that its directors and officers will not be liable to the corporation or its shareholders for breach of fiduciary duties, provided that the law does not excuse:

•	a breach of the duty of loyalty;

•	an act or omission that is not in good faith;

•	a knowing violation of law; or

•	receipt of an improper personal benefit.

Both Somerset Hills’ certificate of incorporation and Lakeland’s certificate of incorporation contain this exculpatory language.

Indemnification

Lakeland’s by-laws permit, but do not require, that directors and officers be indemnified from specific actions. Somerset Hills’ certificate of incorporation and by-laws require that directors and officers be indemnified from specific actions.

ELECTION OF DIRECTORS AND OTHER PROPOSALS TO BE CONSIDERED AT THE LAKELAND ANNUAL MEETING

LAKELAND PROPOSAL 2

ELECTION OF DIRECTORS

Unless a shareholder either indicates “withhold authority” on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as directors of the three persons named in Table I below to serve for three year terms and thereafter until their successors shall have been duly elected and shall have qualified. Each of the Board’s nominees has consented to be named in this proxy statement and to serve as a director of Lakeland if elected. Discretionary authority is also solicited to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election.

Table I sets forth the names and ages of the nominees for election to the Board of Directors, the positions and offices presently held by each such person within Lakeland, the period during which each such person has served on Lakeland’s Board of Directors, the expiration of their respective terms, the principal occupations and employment of each such person during the past five years, and the number of shares of Lakeland common stock which they beneficially owned as of February 1, 2013. Except as otherwise indicated, Table II sets forth comparable information with respect to those directors whose terms of office will continue beyond the date of the Lakeland annual meeting. Unless otherwise indicated, positions have been held for more than five years. Unless otherwise stated in the footnotes following the tables, the nominees and other directors listed in the tables have sole power to vote and dispose of the shares which they beneficially owned as of February 1, 2013. Shares covered by stock options are included in the tables below only to the extent that such options may be exercised by April 1, 2013.

All of the persons named in both tables have been directors of Lakeland and Lakeland Bank for at least five years, except as follows: (a) Mr. McCracken and Ms. Hendershot were appointed to the Lakeland Bank Board on August 13, 2008, (b) Thomas J. Shara was appointed to the Boards of Lakeland and Lakeland Bank on April 2, 2008 and (c) Mr. Flynn was appointed to the Boards of Lakeland and Lakeland Bank on June 9, 2010.

For a description of the attributes of each director that the Board considered in determining that such director should serve on Lakeland’s Board, see “Board Qualifications” below.

TABLE I

NOMINEES FOR ELECTION AS DIRECTORS

NAME AND AGE	DIRECTOR SINCE	EXPIRATION OF TERM IF ELECTED		SHARES BENEFICIALLY OWNED AS OF FEBRUARY 1, 2013
			BUSINESS EXPERIENCE	NUMBER OF SHARES	PERCENT OF CLASS
Robert E. McCracken Age 55	2004	2016	Sole managing member and owner (11/98 to present), REM, LLC (a real estate and investment company), Newton, NJ; owner/manager (1/00 to present), Wood Funeral Home, Branchville, NJ; owner/ manager (10/90 to present), Smith-McCracken Funeral Home, Newton, NJ	156,762(a)	.5%

Thomas J. Shara Age 55	2008	2016	President and CEO, Lakeland Bancorp, Inc. (4/2/08 to present) and CEO of Lakeland Bank (4/2/08 to present); President of Lakeland Bank (4/2/08 to 1/29/2013); President and Chief Credit Officer (5/07 to 4/1/08) and Executive Vice President and Senior Commercial Banking Officer (2/06 to 5/07), TD Banknorth, N.A.’s Mid-Atlantic Division; Executive Vice President and Senior Loan Officer, Hudson United Bancorp and Hudson United Bank (prior years to 2/06)	183,509(b)	.6%

Stephen R. Tilton, Sr. Age 67	2001	2016	Chairman, Tilton Automotive LLC (5/08 to present); Chairman and Chief Executive Officer, Tilton Securities LLC, Upper Montclair, NJ (investment trader) (10/98 to present); Chairman and Chief Executive Officer, Chaumont Holdings, Inc. (real estate holding company) (9/92 to present); Chairman and Chief Executive Officer, Fletcher Holdings, LLC (commercial real estate company) (10/98 to present)	749,108(c)	2.5%

TABLE II

CONTINUING DIRECTORS

NAME AND AGE	DIRECTOR SINCE	EXPIRATION OF TERM		SHARES BENEFICIALLY OWNED AS OF FEBRUARY 1, 2013
			BUSINESS EXPERIENCE	NUMBER OF SHARES	PERCENT OF CLASS
Roger Bosma Age 70	1999	2014	President and CEO, Lakeland Bancorp, Inc. (6/1/99 to 4/2/08); President and CEO, Lakeland Bank (1/1/02 to 4/2/08)	141,298(d)	.5%

Mark J. Fredericks Age 52	1994	2014	President of Fredericks Fuel & Heating Service, Oak Ridge, NJ (1/1/02 to present); President of Keil Oil Company, Riverdale, NJ (1986 to present)	494,054(e)	1.7%

Janeth C. Hendershot Age 58	2004	2014	Global Project Team Lead, Munich Re Group (prior to 2/1/10); Insurance Company Operations General Manager, Senior Vice President, Munich-American Risk Partners at Munich Reinsurance America, Inc. (prior to 12/1/06); President, Exchange Insurance Company and Regional Vice President at Selective Insurance Group (prior to 10/1/97)	89,253(f)	.3%

Robert B. Nicholson, III Age 48	2003	2014	President and Chief Executive Officer, Eastern Propane Corporation (1988 to present); President and Chief Executive Officer, Eastern Propane Energy Corporation (1993 to present); General Partner, Eastern Properties, L.P. (1999 to present); Managing Member, East Coast Development Associates, LLC (2004 to present); President and CEO, Landmark America Corporation (1988 to present)	134,566(g)	.5%

Bruce D. Bohuny Age 44	2007	2015	President, Brooks Ltd. Builders, Franklin Lakes, NJ (10/1993 to present) (construction company)	65,289(h)	.2%

Mary Ann Deacon Age 61	1995	2015	Chairman, Lakeland Bancorp, Inc. and Lakeland Bank (5/24/11 to present); Vice Chairman, Lakeland Bancorp, Inc. and Lakeland Bank (1/14/10 to 5/23/2011); Secretary/Treasurer of Deacon Homes, Inc. (1980 to present) (real estate development), Sparta, NJ	363,685(i)	1.2%

NAME AND AGE	DIRECTOR SINCE	EXPIRATION OF TERM		SHARES BENEFICIALLY OWNED AS OF FEBRUARY 1, 2013
			BUSINESS EXPERIENCE	NUMBER OF SHARES	PERCENT OF CLASS
Joseph P. O’Dowd Age 66	1998	2015	President and Owner of O’Dowd Advertising of Montville, NJ (4/14/82 to present); partner of O’Dowd Associates (real estate holding company) (7/1/86 to present) and O’Dowd Realty (7/1/86 to present)	59,010(j)	.2%

Brian Flynn Age 53	2010	2015	Partner, O’Connor Davies, LLP in Paramus, NJ (1981 to present); Director, TD Bank, N.A. (formerly TD Banknorth, N.A.) and TD Banknorth, Inc. and Member of Audit Committee (February 2006 to February 2007); Director and Member of Audit Committee, Hudson United Bancorp and Hudson United Bank (January 2004 to January 2006)	36,401(k)	.1%

Included in the amounts beneficially owned listed in the tables, the directors of Lakeland held the following interests:

(a)	Includes 33 shares owned jointly by Mr. McCracken and his wife; 3,744 shares held as custodian for his children; 71,357 shares held by REM, LLC of which Mr. McCracken is sole managing member; 13,834 shares held by the McCracken Family Trust, of which Mr. McCracken is a co-trustee; 19,447 held in the Shirley McCracken Irrevocable Trust, of which Mr. McCracken is a Trustee; and 31,907 shares issuable upon the exercise of stock options.
(b)	Includes 105,636 shares owned jointly by Mr. Shara and his wife; 1,753 shares held as custodian for his son; 693 shares held by a family partnership of which Mr. Shara and his wife are general partners or trustees; and 60,536 shares subject to restricted stock awards that have not yet vested. These 60,536 shares vest as follows: 12,214 shares vest 9,992 on January 25, 2014, and the remaining 2,222 on January 25, 2016; and 19,612 shares vest 8,826 on January 30, 2014, 8,826 on January 30, 2015 and the remaining 1,960 on January 30, 2017. 28,710 shares vest 12,920 on February 1, 2015, 12,920 on February 1, 2016 and 2,870 on February 1, 2018. All of these restricted shares may be voted, unless forfeited.
(c)	Includes 30,165 shares held by Mr. Tilton’s wife; 3,347 shares held by Chaumont Holdings, Inc. of which Mr. Tilton is Chairman and Chief Executive Officer; and 47,571 shares held by the Tilton Securities LLC Profit Sharing Plan of which Mr. Tilton is the beneficiary.
(d)	Includes 52,430 shares held jointly by Mr. Bosma and his wife; and 27,563 shares issuable upon the exercise of stock options.
(e)	Includes 49,166 shares owned by Mr. Fredericks’ wife; 171,644 shares held by Mark J. Fredericks as custodian for his children; 37,228 shares held by Mark J. Fredericks as Trustee of the Keil Oil Employee Profit Sharing Plan; 32,397 shares held by Mark J. Fredericks as Trustee for the Fredericks Fuel & Heating Service Profit Sharing Plan; and 22,396 shares held by Fredericks Fuel & Heating Service of which Mark Fredericks is President. Includes 206,777 shares pledged as security for loan obligations.
(f)	Includes 31,907 shares issuable upon the exercise of stock options.
(g)	Includes 31,907 shares issuable upon the exercise of stock options.
(h)	Includes 5,745 shares held by the Bohuny Family LLC of which Mr. Bohuny is a passive member; 469 shares held by Mr. Bohuny’s wife; 1,486 shares held by Mr. Bohuny as custodian for his children; and 28,940 shares issuable upon the exercise of stock options. Includes 7,499 shares pledged as security for loan obligations.

(i)	Includes 18,035 shares held in the name of Mary Ann Deacon’s husband; 234,677 shares held in the name of the Philip Deacon Limited Partnership; and 91,598 shares held by the Deacon Home Inc. Profit Sharing Plan of which Ms. Deacon is a trustee.
(j)	Includes 56,801 shares owned jointly by Mr. O’Dowd and his wife. Includes 24,000 shares pledged as security for loan obligations.
(k)	All shares other than shares subject to stock options are owned jointly by Mr. Flynn and his wife. Includes 16,539 shares issuable upon the exercise of stock options.

Stock Ownership Guidelines for Directors; Adoption of Prospective Anti-Pledging Policy

Although Lakeland’s by-laws provide that the minimum value of Lakeland common stock to be held by directors is $1,000, during 2010, the Board adopted Corporate Guidelines which established a goal that directors own or otherwise control, at a minimum, the number of shares or share equivalents of Lakeland common stock equal to approximately five times (5x) the director annual retainer fee, with new directors attaining that goal within five years. The Compensation Committee periodically reviews this stock ownership goal, and has determined that all directors have attained the prescribed goal.

In March 2013 Lakeland’s Board adopted an anti-pledging policy that prohibits future pledging of Lakeland common stock by Lakeland’s executive officers and directors. The policy does not require existing pledges to be unwound.

Board Qualifications

Lakeland’s Board does not have a formal policy of considering diversity in identifying potential director candidates. However, since the Board believes that its membership should broadly reflect the banking community served by Lakeland, it has an informal practice of considering a nominee’s age, race, ethnicity, national origin, gender, and geographic location in addition to such nominee’s qualifications for Board service. See “Nominating and Corporate Governance Committee Matters-Qualifications” and the charter of such committee for a description of the qualifications Lakeland’s directors must possess.

The Board considered the following attributes of its nominees and other directors in determining that each is qualified to serve as a director of Lakeland:

Mr. Bosma’s 50 years of banking experience and the breadth of his knowledge in all areas of banking, including asset/liability management, loans and asset quality, retail banking and bank marketing, the audit function and overall bank operations, and his stature in the banking industry, led the Board to conclude that this individual should serve as a director of Lakeland. Mr. Bosma has an intimate knowledge of Lakeland and Lakeland Bank after serving as President and Chief Executive Officer from 1999 to April 2008. He has served in many prominent positions in the banking industry, including as chairman of the New Jersey Bankers Association and a member of the Community Bankers Committee of the American Bankers Association. Mr. Bosma has held leadership positions in numerous charitable organizations, including the Chilton Hospital Foundation, the Juvenile Diabetes Research Foundation, the Ramapo College Foundation and Paterson Habitat for Humanity.

Mr. Mark Fredericks’ experience in managing three businesses in Lakeland’s market area, his long service as a director of Lakeland and Lakeland Bank and his charitable work led the Board to conclude that this individual should serve as a director of Lakeland. His business experience includes serving as president of Fredericks Fuel and Heating Service, Keil Oil Inc. and F&B Trucking Inc. He is knowledgeable about the real estate industry as a result of his management of a number of real estate partnerships. He has served as a trustee (1998-2008) of Chilton Memorial Hospital (and served as a member of the finance committee during that time) and as president of the West Milford Education Foundation (1996 to present).

Ms. Hendershot has had significant experience in the leadership and management of various corporate entities and operations. She also has experience in managing and controlling risk-taking operations within the insurance industry, and in IT strategy and developments. This experience, as well as her educational background (including a degree in economics from Cornell University) led the Board to conclude that this individual should serve as a director of Lakeland.

Mr. Nicholson’s business experience with Eastern Propane Corporation (including his serving as president and CEO of that entity since 1988), his educational background in finance and business management, his experience in buying and selling companies and commercial real estate properties and his reputation in the business and local community led the Board to conclude that this individual should serve as a director of Lakeland. In 2009, Mr. Nicholson was honored with the Outstanding Citizen of the Year award from Sparta Township and as a Distinguished Citizen by the Boy Scouts of America, Patriots Path Council. In March 2010, Mr. Nicholson received the Distinguished Alumni Award from Florida Southern College for outstanding service to his professions and community. Mr. Nicholson currently serves as chairman of the board of trustees for the Sussex County New Jersey Chamber of Commerce.

Mr. Flynn is a Partner at O’Connor Davies, LLP, one of the largest regional accounting firms in the tri-state area. He received his Bachelor of Science Degree, cum laude, from Monmouth College. With nearly 30 years of experience as a practicing CPA, Mr. Flynn brings in depth knowledge of generally accepted accounting principles and auditing standards to our Board. He has worked with audit committees and boards of directors in the past, including previously serving on the Boards of TD Banknorth, Inc. and Hudson United Bancorp, and provides Lakeland’s Board of Directors and its Audit Committee with extensive experience in auditing and preparation of financial statements. For these reasons, the Board has concluded that this individual should serve as a director of Lakeland.

Mr. Bohuny’s 20 years of experience in the real estate business, particularly land development and building, and his background in the equity and fixed income markets, led the Board to conclude that this individual should serve as a director of Lakeland.

Ms. Deacon’s over 30 years of extensive experience in the real estate development process, building contracting, property management and sales, her service to a number of community associations, her reputation in the broader business community as well as in the local real estate markets and her dedication to Lakeland and Lakeland Bank led the Board to conclude that this individual should serve as a director of Lakeland. Ms. Deacon is responsible for the planning and administration of numerous operating companies, three condominium associations and an equipment leasing entity. Her past participation in the state and local real estate associations includes leadership positions and committee experience in ethics, professional standards, strategic planning and governance. Ms. Deacon is committed to enhancing her professional participation as a director of Lakeland and frequently attends continuing education seminars and institutes applicable to directors of banks and bank holding companies. During her 17 year tenure at Lakeland, she has served on every committee of the Board. In January 2010, she was elected Vice Chairman of the Board of Lakeland and Lakeland Bank and in May 2011, she was elected Chairman of the Board of Lakeland and Lakeland Bank.

Mr. O’Dowd’s knowledge of the banking industry, gained through his service as a director of Lakeland for 15 years and for the 12 years prior to his joining Lakeland, as a director of Metropolitan State Bank, his experience and reputation in the business community and his civic service led the Board to conclude that this individual should serve as a director of Lakeland. He is president of his own advertising company, a partner in two real estate holding companies and the former owner and operator of a food manufacturing business. He is the director of the Montville Chamber of Commerce, a past president of the Montville Kiwanis Club and has served as Deputy Mayor and on the Planning Board of Montville Township.

Mr. McCracken’s knowledge of the banking industry, his over 15 years of service on the boards of various banks (including serving on Lakeland’s Board since 2004 and Lakeland Bank’s Board since 2008), his business experience as an owner and operator of various businesses and real estate within Lakeland’s footprint, his reputation in the community as a lifelong resident within Lakeland’s footprint, his many long standing relationships with Lakeland’s non-institutional shareholder base and his involvement in many non-profit and local charities (including serving as former Chairman of the Newton Medical Center as well as on the boards of other similar organizations) led the Board to conclude that this individual should serve as a director of Lakeland.

Mr. Shara’s over 30 years of experience in the banking industry, his stature and reputation in the banking and local community, and his service as President and CEO of Lakeland and Lakeland Bank since April 2008 led the Board to conclude that this individual should serve as a director of Lakeland. His knowledge and understanding of all facets of the business of banking, the leadership he has demonstrated at Lakeland and at prior institutions and his involvement in charitable and trade organizations make him extremely valuable as a Board member. Mr. Shara serves as a member of the Federal Reserve Bank of New York’s Community Institutions Advisory Counsel, on the Board of Directors of the Commerce and Industry Association of New Jersey, the Board of Trustees of the Boys and Girls Club of Paterson and Passaic, New Jersey and the Board of Trustees of the Chilton Hospital Foundation. He also serves on the Board of Governors of the Ramapo College Foundation. Mr. Shara earned a Master’s Degree in Business Administration as well as a Bachelor of Science Degree from Fairleigh Dickinson University.

Mr. Tilton’s extensive and diverse experience in the financial markets and knowledge of financial instruments, including his current positions as Chairman and Chief Executive Officer of Tilton Securities, LLC, led the Board to conclude that this individual should serve as a director of Lakeland. This experience also includes serving as Chairman of GovPx, a company organized by dealers and brokers in 1990, which provides financial prices on all U.S. Treasury securities, including MBS securities, playing a significant role in establishing a clearing house for all government securities trading globally, his expertise on interest rates and derivative products and his involvement in establishing various federal funds markets between 1967 and 1985. Additionally, Mr. Tilton serves as president of Tilton Automotive Group, which consists of two automotive dealerships in northern New Jersey.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of Lakeland’s common stock as of February 1, 2013 by (i) the four Named Executive Officers (as defined below under “Executive Compensation”) who are not directors of Lakeland and (ii) all current executive officers and directors of Lakeland as a group. Unless otherwise indicated, each of the named shareholders possesses sole voting and investment power with respect to the shares beneficially owned. For information concerning the beneficial ownership of Lakeland’s common stock by directors and nominees for director, see the tables above under “Election of Directors”. Shares covered by stock options are included in the table below only to the extent that such options may be exercised by April 1, 2013.

	Shares Beneficially Owned as of February 1, 2013
Shareholder	Number		Percent
Joseph F. Hurley	77,835	(A)	.3%
Robert A. Vandenbergh	147,858	(B)	.5%
Ronald E. Schwarz	37,672	(C)	.1%
Louis E. Luddecke	100,138	(D)	.3%

All current executive officers and directors as a group (19 persons)	3,030,871	(E)	10.1%

(A)	Includes 37,681 shares issuable upon the exercise of stock options. Also includes 21,153 shares subject to restricted stock awards that have not yet vested. These shares vest as follows: 6,708 shares vest 3,019 on February 1, 2015, 3,019 on February 1, 2016 and 670 on February 1, 2018. 8,313 shares vest 3,741 on January 30, 2014, 3,741 on January 30, 2015, and 831 on January 30, 2017; 5,460 shares vest 4,469 on January 25, 2014, and 991 on January 25, 2016; and 672 shares vest on January 26, 2015. All of these shares may be voted, unless forfeited.
(B)

Includes 7,574 shares held jointly with his wife; 18,635 shares which have been allocated to Mr. Vandenbergh in the ESOP; and 37,681 shares issuable upon the exercise of stock options. Also includes 34,150 shares subject to restricted stock awards that have not yet vested. These shares vest as follows: 15,235 shares vest 6,856 on February 1, 2015, 6,856 shares on February 1, 2016 and 1,523 on February 1,

2018. 10,990 shares vest 4,946 on January 30, 2014, 4,946 on January 30, 2015 and 1,098 on January 30, 2017; 7,479 shares vest 6,120 on January 25, 2014, and 1,359 on January 25, 2016; and 446 shares vest on January 26, 2015. All of these shares may be voted, unless forfeited. Includes 32,873 shares pledged as security for loan obligations.
(C)	Includes 15,686 shares subject to restricted stock awards that have not yet vested. These shares vest as follows: 5,072 shares vest 2,282 on February 1, 2015, 2,282 on February 1, 2016 and 508 on February 1, 2018. 6,167 shares vest 2,775 on January 30, 2014, 2,775 on January 30, 2015, and 617 on January 30, 2017; 4,065 shares vest 3,325 on January 25, 2014, and 740 on January 25, 2016; and 382 shares vest on January 26, 2015. All of these shares may be voted, unless forfeited.
(D)	Includes seven shares held by Mr. Luddecke’s wife and 37,681 shares issuable upon the exercise of stock options. Also includes 15,495 shares subject to restricted stock awards that have not yet vested. These shares vest as follows: 4,839 shares vest 2,178 on February 1, 2015, 2,178 on February 1, 2016 and 483 on February 1, 2018. 6,047 shares vest 2,721 on January 30, 2014, 2,721 on January 30, 2015, and 605 on January 30, 2017; 4,037 shares vest 3,303 on January 25, 2014, and 734 on January 25, 2016; and 572 shares vest on January 26, 2015. All of these shares may be voted, unless forfeited.
(E)	Includes an aggregate of 350,786 shares issuable upon the exercise of stock options, 200,407 shares subject to restricted stock awards that have not yet vested; and 18,635 shares which have been allocated under the ESOP.

Stock Ownership Guidelines for Executive Officers

During 2010, the Board, through the Compensation Committee, adopted executive officer stock ownership guidelines which established certain goals that current executive officers own or otherwise control, at a minimum, the following number of shares or share equivalents of Company stock within the next three years: for the President and Chief Executive Officer, 100,000 shares; for Senior Executive Vice Presidents, 50,000 shares; and for Executive Vice Presidents, 25,000 shares. New executive officers would be expected to attain the prescribed goals within three years from the date of promotion or joining Lakeland. The Compensation Committee periodically reviews these stock ownership goals, and has determined that all executive officers are in compliance with the prescribed guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder require Lakeland’s directors, executive officers and 10% shareholders to file with the SEC certain reports regarding such persons’ ownership of Lakeland’s securities. Lakeland is required to disclose any failures to file such reports on a timely basis. Based solely upon a review of the copies of the forms or information furnished to Lakeland, Lakeland believes that during 2012, all filing requirements applicable to its directors and officers were satisfied on a timely basis, except that Mr. Bohuny failed to file on a timely basis seven reports disclosing that a total of 10,409 shares were sold by the Bohuny Family LLC, an entity in which he maintains a non-controlling membership interest, on seven different dates in 2012. The failures to file on a timely basis were inadvertent, and the filings were made promptly after the failures to file were noted.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Objectives and the Focus of Our Compensation Rewards

Our compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and reward performance in a manner that maximizes our corporate performance while ensuring that these programs do not encourage unnecessary or excessive risks that threaten the value of our Company. We seek to align individual executives’ performance and their long-term interests with our long-term strategic business objectives and shareholder value. We believe that the combination of executive compensation that we provide fulfills these objectives and motivates key executives to remain with Lakeland for productive careers.

Currently, our executive compensation program has three key elements: (i) salary; (ii) long-term equity incentives; and (iii) other executive retirement benefits and perquisites. We annually review our mix of short term performance incentives versus long term incentives and seek a reasonable balance of those incentives, while maintaining discretion over the compensation plans.

Our compensation philosophy is determined by our Board of Directors, based upon the recommendations of the Compensation Committee, which is comprised solely of independent directors. Our Chief Executive Officer makes recommendations to the Compensation Committee concerning the compensation of our other executive officers, but does not participate in establishing his own compensation.

The guiding principle of our compensation philosophy is that the compensation of our executive officers should be based primarily on the financial performance of Lakeland, and partially on individual performance. While this “pay-for-performance” philosophy requires the Compensation Committee to first consider Lakeland’s profitability, the Committee does not intend to reward unnecessary or excessive risk taking. These principles are reflected in the specific elements of our compensation program, particularly our incentive bonus program, as described below.

Specific Elements of Our Compensation Program

We have described below the specific elements of our compensation program for executive officers.

Salary. We believe that a key objective of our salary structure is to maintain reasonable “fixed” compensation costs, while taking into account the performance of our executive officers.

Thomas J. Shara serves as President and Chief Executive Officer of Lakeland and Chief Executive Officer of Lakeland Bank under an employment agreement which provides that Mr. Shara will receive an annual base salary of at least $400,000. (Mr. Shara also served as President of Lakeland Bank until Mr. Vandenbergh was promoted to that position in January 2013.) See “Employment Agreements and Other Arrangements with Executive Officers” for a description of Mr. Shara’s employment agreement, as well as descriptions of certain other agreements entered into with the other executive officers named in our summary compensation table. (Mr. Shara and the other executive officers named in our summary compensation table are referred to as the “Named Executive Officers.”) The Compensation Committee decided to increase Mr. Shara’s salary from $500,000 in 2011 to $550,000 in 2012 because of his continuing leadership and performance.

Long-Term Equity Incentive Compensation and Equity Ownership. Lakeland’s shareholders approved the Lakeland Bancorp, Inc. 2009 Equity Compensation Program (referred to as our “Equity Compensation Program”) at Lakeland’s 2009 annual meeting of shareholders. The 2009 Equity Compensation Program replaced the 2000 Equity Compensation Program, which was scheduled to expire on February 8, 2010.

Our Equity Compensation Program permits Lakeland to grant stock options, restricted stock awards and restricted stock unit awards. Stock options previously have been granted to our executive officers at an exercise price equal to the then current market price of our Common Stock. Stock options, restricted stock awards and restricted stock unit awards may be recommended by the Compensation Committee and granted by the Board under the Equity Compensation Program on a discretionary basis, taking into account Lakeland’s financial performance and each executive’s contribution to such performance.

Repricing of Stock Options. Pursuant to Lakeland’s Corporate Guidelines, the Board previously had considered the issue of repricing stock options and determined not to reprice stock options issued by Lakeland by reducing the option’s exercise price. No further changes regarding this determination have been considered by the Board.

Other Incentive Compensation. In 2012, each of the Named Executive Officers had an opportunity to earn other incentive compensation, based on the achievement of specific performance targets. For Mr. Shara, Lakeland’s President and Chief Executive Officer, and Mr. Vandenbergh, Lakeland’s Senior Executive Vice President and Chief Operating Officer (who was named President of Lakeland Bank in January 2013), this incentive compensation was based 75% on the achievement of Company goals, including a net income performance target and favorable comparison of certain financial metrics to selected peer bank holding companies having total assets between $2 billion and $5 billion, and 25% on the achievement of individual goals. For Mr. Hurley, Lakeland’s Chief Financial Officer, this incentive compensation was based 70% on the achievement of Company goals and 30% on the achievement of individual goals. For the other Named Executive Officers, this incentive compensation was based 65% on the achievement of Company goals and 35% on the achievement of individual goals. The individual performance criteria included an assessment of the executive’s leadership and contributions to revenue enhancement, cost containment efforts, loan and deposit growth and maintenance of credit quality.

For 2012, Lakeland’s net income performance target was $19.5 million before U.S. Treasury Troubled Asset Relief Program (“TARP”) Capital Purchase Program expenses, or $18.7 million after such expenses (the “Net Income Target”). Under the 2012 plan, for each full percentage point by which actual 2012 net income fell below the Net Income Target, the bonus amount payable would decrease by between 2.33% for the President and Chief Executive Officer, 2.14% for the Chief Operating Officer, 1.86% for the Chief Financial Officer and 1.6% for other executive vice presidents, provided that if actual 2012 net income was less than 80% of the Net Income Target, no incentive compensation would be payable under this portion of the 2012 plan. For each full percentage point by which actual 2012 net income exceeded the Net Income Target, the incentive compensation amount payable would increase by 0.82% for the President and Chief Executive Officer, 0.71% for the Chief Operating Officer, 0.64% for the Chief Financial Officer and 0.53% for other executive vice presidents, up to the maximum amounts set forth in the table below (which maximum amounts were subject to further limitations under the TARP rules for the period prior to February 8, 2012, the date on which Lakeland repaid to the U.S. Treasury its remaining TARP Capital Purchase Program investment). Lakeland’s 2012 net income before TARP Capital Purchase Program expenses was $21.7 million. As a result, Lakeland paid 112% of the incentive payments budgeted for the Net Income Target portion of the 2012 plan.

The companies selected for the 2012 peer group financial metrics comparison included: Financial Institutions, Inc., Hudson Valley Holding Corp., OceanFirst Financial Corp., Provident New York Bancorp, Inc., S&T Bancorp, Inc., Sandy Spring Bancorp, Inc., Sterling Bancorp, Inc., Sun Bancorp, Inc., Tompkins Financial Corp. and Univest Corp. of Pennsylvania. The three financial metrics selected for peer comparison purposes (“Peer Comparison Goals”) were: (1) net income margin, (2) efficiency ratio and (3) earnings per share growth ratio, as determined before taxes, provision and TARP Capital Purchase Program expenses. Based upon the foregoing metrics, Lakeland paid 100% of the incentive payments budgeted for the Peer Comparison Goals portion of the 2012 plan.

For 2012, Lakeland established a minimum performance threshold of 85% attainment of individual goals for payment eligibility under this portion of the 2012 plan. Each of the Named Executive Officers met or exceeded the threshold for eligibility under the individual goal portion of the 2012 plan, which resulted in Lakeland paying 99.5% of the incentive payments budgeted for the individual goals portion of the 2012 plan.

Based on the achievement of these performance goals for 2012, on February 1, 2013, Lakeland granted incentive compensation to Mr. Shara and the other Named Executive Officers in the form of restricted stock awards and, with respect to Messrs. Hurley, Schwarz and Luddecke, also in the form of cash bonuses. The minimum (threshold), target and maximum bonus amounts that each Named Executive Officer could have received, and the actual amounts paid, are as follows:

	Estimated Future Payouts Under Equity Incentive Plan Awards(1)
Name (a)	Threshold ($)	Target ($)	Maximum ($)	Restricted Stock Awards Granted February 2013(1) ($)	Cash Bonus Granted February 2013(1) ($)	Total Combined Awards Granted February 2013(1) ($)
Thomas J. Shara	131,756	247,500	308,328	281,359	—	281,359

Joseph F. Hurley	54,373	97,300	120,842	65,738	43,825	109,563

Robert A. Vandenbergh	70,696	132,800	165,438	149,308	—	149,308

Ronald E. Schwarz	40,570	72,600	90,166	49,703	33,135	82,838

Louis E. Luddecke	39,313	70,350	87,372	47,424	31,616	79,040

(1)	The amounts in the columns above are denominated in dollars, although certain of the payouts were made in grants of restricted stock awards under Lakeland’s 2009 Equity Compensation Program. The Named Executive Officers received the following restricted stock awards on February 1, 2013: Mr. Shara: 28,710 shares; Mr. Hurley: 6,708 shares; Mr. Vandenbergh: 15,235 shares; Mr. Schwarz: 5,072 shares; and Mr. Luddecke: 4,839 shares. Subject to the 2009 Equity Compensation Program, the shares of restricted stock subject to each award vest as follows: 45% on February 1, 2015, 45% on February 1, 2016, and 10% on February 1, 2018. The dollar amounts under the caption “Restricted Stock Awards Granted February 2013” refer to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. As these restricted stock awards were granted in 2013, they do not appear in the summary compensation table or the other compensation tables set forth in this proxy statement. Certain restrictions previously applicable to incentive compensation were no longer applicable after Lakeland repaid the U.S. Treasury its TARP Capital Purchase Program investment on February 8, 2012. As indicated above, certain of the Named Executive Officers received cash bonuses in addition to restricted stock as a portion of their incentive compensation. See also the “Summary Compensation Table.”

Other Elements of Compensation for Executive Officers.

In order to attract and retain qualified executives, we provide executives with a variety of benefits and perquisites, consisting primarily of retirement benefits through our 401(k) and various retirement plans, executive life insurance, and the use of automobiles. Details of the values of these benefits and perquisites may be found in the footnotes and narratives to the summary compensation table. Lakeland has also entered into Supplemental Executive Retirement Plan Agreements with Mr. Shara and Mr. Vandenbergh. See “Employment Agreements and Other Arrangements with Executive Officers.”

Employment and Other Agreements.

Our agreements with the Named Executive Officers are described later in this proxy statement. See “Employment Agreements and Other Arrangements with Executive Officers.”

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. Certain performance-based compensation that has been approved by our shareholders is not subject to this limitation. As a result, stock options granted under our Equity Compensation Program are not subject to the limitations of Section 162(m). However, restricted stock awards granted under our Equity Compensation Program generally will not be treated as performance-based compensation. Restricted stock award grants made to date under the Equity Compensation Program have not been at levels that, together with other compensation, approached the $1,000,000 limit. Also, since we retain discretion over cash bonuses, those bonuses also will not qualify for the exemption for performance-based compensation.

It is our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements.

Prior Participation in the Treasury’s Capital Purchase Program

In February 2009, Lakeland received $59,000,000 under the U.S. Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program. Participants in the Program were required to accept several compensation-related limitations associated with the Program. On February 8, 2012, Lakeland redeemed the remaining outstanding shares of Lakeland’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A and the Warrant that had been issued to the U.S. Treasury under the Capital Purchase Program and, accordingly, Lakeland was no longer subject to the compensation-related limitations imposed upon participants in the Program after that date.

Summary of Cash and Certain Other Compensation

The following table sets forth, for the three years ended December 31, 2012, 2011 and 2010, a summary of the compensation earned by Thomas J. Shara, our President and Chief Executive Officer, Joseph F. Hurley, our Chief Financial Officer, and our three other most highly compensated executive officers for 2012. We refer to the executive officers named in this table as the “Named Executive Officers.” The Named Executive Officers did not receive any compensation from non-equity incentive plans with respect to performance during 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas J. Shara, President and Chief Executive Officer of Lakeland Bancorp and Chief Executive Officer of Lakeland Bank	2012	550,000	—	187,538	—	105,609	34,674	877,821
	2011	500,000	—	210,094	—	75,711	37,234	823,039
	2010	450,000	—	—	—	71,313	30,343	551,656

Joseph F. Hurley, Executive Vice President and Chief Financial Officer of Lakeland Bancorp and Lakeland Bank	2012	276,462	43,825	79,484	—	—	28,522	428,293
	2011	266,769	—	93,958	—	—	28,581	389,308
	2010	260,000	—	43,750	—	—	25,116	328,866

Robert A. Vandenbergh, Senior Executive Vice President and Chief Operating Officer of Lakeland Bancorp and President and Chief Operating Officer of Lakeland Bank	2012	330,154	—	105,088	—	92,669	35,061	562,972
	2011	318,461	—	128,650	—	73,354	32,047	552,512
	2010	310,000		29,000	—	69,092	27,381	435,473

Ronald E. Schwarz Executive Vice President and Chief Retail Officer of Lakeland Bancorp and Lakeland Bank	2012	240,462	33,135	58,977	—	—	26,479	359,053
	2011	230,461	—	69,930	—	—	26,129	326,520
	2010	222,000	—	24,915	—	—	19,304	266,219

Louis E. Luddecke Executive Vice President and Chief Operations Officer of Lakeland Bancorp and Lakeland Bank	2012	233,423	31,616	57,833	—	—	27,032	349,904
	2011	226,423	—	69,458	—	—	31,138	327,019
	2010	220,500	—	37,188	—	—	24,043	281,731
				—

In the table above:

•

The amounts under “Bonus” were paid to certain of the Named Executive Officers in 2013 based on 2012 performance. See the “Compensation Discussion and Analysis” for a description of the incentive awards applicable to the Named Executive Officers for 2012 performance.

•

When we refer to amounts under “Stock Awards” and “Option Awards”, we are referring to the aggregate grant date fair value in accordance with FASB ASC Topic 718. The stock awards in the table above for 2010 were based on 2009 performance, the stock awards for 2011 were based on 2010 performance and the stock awards for 2012 were based on 2011 performance. See the “Compensation Discussion and Analysis” for a description of stock awards granted in February 2013 based on 2012 performance.

•

When we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of Mr. Shara’s and Mr. Vandenbergh’s accumulated benefits for 2012 under their respective Supplemental Executive Retirement Plans.

“All Other Compensation” for 2012 includes the following:

•

For Mr. Shara, $5,322 for the use of an automobile, $1,104 for premiums for group term life insurance for Mr. Shara’s benefit, $14,423 for cash dividends paid on restricted stock, $7,479 for the annual contribution to Lakeland’s profit sharing plan on behalf of Mr. Shara, and a contribution of $6,346 to Lakeland’s 401(k) Plan on behalf of Mr. Shara to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Shara to that Plan;

•

For Mr. Hurley, $5,004 for the use of an automobile, $3,168 for premiums for group term life insurance for Mr. Hurley’s benefit, $5,422 for cash dividends paid on restricted stock, $7,596 for the annual contribution to Lakeland’s profit sharing plan on behalf of Mr. Hurley, and a contribution of $7,332 to Lakeland’s 401(k) Plan on behalf of Mr. Hurley to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Hurley to that Plan;

•

For Mr. Vandenbergh, $8,287 for the use of an automobile, $5,259 for premiums for group term life insurance for Mr. Vandenbergh’s benefit, $6,682 for cash dividends paid on restricted stock, $7,767 for the annual contribution to Lakeland’s profit sharing plan on behalf of Mr. Vandenbergh, and a contribution of $7,066 to Lakeland’s 401(k) Plan on behalf of Mr. Vandenbergh to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Vandenbergh to that Plan;

•

For Mr. Schwarz, $6,516 for the use of an automobile, $2,064 for premiums for group term life insurance for Mr. Schwarz’s benefit, $3,871 for cash dividends paid on restricted stock, $7,373 for the annual contribution to Lakeland’s profit sharing plan on behalf of Mr. Schwarz, and a contribution of $6,655 to Lakeland’s 401(k) Plan on behalf of Mr. Schwarz to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Schwarz to that Plan; and

•

For Mr. Luddecke, $6,602 for the use of an automobile, $3,703 for premiums for group term life insurance for Mr. Luddecke’s benefit, $4,085 for cash dividends paid on restricted stock, $7,533 for the annual contribution to Lakeland’s profit sharing plan on behalf of Mr. Luddecke, and a contribution of $5,109 to Lakeland’s 401(k) Plan on behalf of Mr. Luddecke to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Luddecke to that Plan.

Lakeland has a Profit Sharing Plan for all eligible employees. Lakeland’s annual contribution to the plan is determined by its Board of Directors. Annual contributions are allocated to participants on a point basis for years of service and salary, with accumulated benefits payable at retirement, or, at the discretion of the plan committee, upon termination of employment. Contributions made by Lakeland on behalf of the Named Executive Officers are included in the table above under “All Other Compensation.”

Grant of Plan Based Awards

During 2012, the only equity incentive plan awards to our Named Executive Officers were restricted stock awards granted in January 2012 based on 2011 performance. The information in the table below under columns (b), (i) and (l) pertain to these grants. The Named Executive Officers did not receive awards in 2012 under any non-equity incentive plan. The following table shows amounts that could have been earned under Lakeland’s 2012 incentive bonus plan. The amounts in the columns under Estimated Future Payouts Under Equity Incentive Plan Awards are denominated in dollars, although the applicable payouts were made in grants of restricted stock awards in February 2013 under Lakeland’s 2009 Equity Compensation Program. As the actual restricted stock awards were made in 2013, they are not included in the Summary Compensation Table contained herein. For a description of Lakeland’s 2012 incentive compensation plan, including the various performance targets, and the payouts that were made in February 2013, see “Other Incentive Compensation” under the “Compensation Discussion and Analysis.”

Name (a)	Grant Date (b)	Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)(i)	All other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards ($)(l)
		Threshold ($)(f)	Target ($)(g)	Maximum ($)(h)
Thomas J. Shara	1/30/2012	131,756	247,500	308,328	18,679	—	—	187,538
Joseph F. Hurley	1/30/2012	54,373	97,300	120,842	7,917	—	—	79,484
Robert A. Vandenbergh	1/30/2012	70,696	132,800	165,438	10,467	—	—	105,088
Ronald E. Schwarz	1/30/2012	40,570	72,600	90,166	5,874	—	—	58,977
Louis E. Luddecke	1/30/2012	39,313	70,350	87,372	5,760	—	—	57,833

Outstanding Equity Awards at December 31, 2012

The following table sets forth, for each of the Named Executive Officers, information regarding option awards and stock awards outstanding at December 31, 2012. As of that date, all stock options held by the Named Executive Officers were exercisable. The vesting dates applicable to each stock award that was not vested on December 31, 2012 are described following the table. At December 31, 2012, the Named Executive Officers did not hold any other equity awards.

Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Non- Exercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
Thomas J. Shara	—	—	—	—	41,819	425,717
	12,763		12.14	12/09/2013
Joseph F. Hurley	12,763	—	13.48	12/07/2014	21,938	233,329
	12,155		12.91	12/13/2015

	12,763		12.14	12/09/2013
Robert A. Vandenbergh	12,763	—	13.48	12/07/2014	27,038	275,247
	12,155		12.91	12/13/2015

Ronald E. Schwarz	—	—	—	—	15,662	159,439
	12,763		12.14	12/09/2013
Louis E. Luddecke	12,763	—	13.48	12/07/2014	16,530	168,275
	12,155		12.91	12/13/2015

In the table above, we are disclosing:

•	in column (b), the number of shares of our common stock underlying unexercised stock options that were exercisable as of December 31, 2012;

•	in column (c), the number of shares of our common stock underlying unexercised stock options that were non-exercisable as of December 31, 2012;

•	in columns (e) and (f), respectively, the exercise price and expiration date for each stock option that was outstanding as of December 31, 2012;

•	in column (g), the number of shares of our common stock covered by stock awards that were not vested as of December 31, 2012; and

•	in column (h), the aggregate market value as of December 31, 2012 of the stock awards referenced in column (g).

In calculating the market values of restricted stock in the table above, we have multiplied the closing market price of our Common Stock on the last trading day in 2012, which was $10.18, by the applicable number of shares of Common Stock underlying the Named Executive Officers’ stock awards. The following summarizes by individual grants the total number of restricted shares for each Named Executive Officer in column (g):

•

The 41,819 shares underlying Mr. Shara’s restricted stock awards vest as follows: 19,611 shares vest 8,826 on January 30, 2014, 8,825 vest on January 30, 2015 and 1,960 vest on January 30, 2017. 22,208 shares vest 9,992 shares on January 25, 2013, 9,992 shares on January 25, 2014, and 2,224 shares on January 25, 2016.

•

The 21,938 shares underlying Mr. Hurley’s restricted stock awards vest as follows: 8,313 shares vest 3,741 on January 30, 2014, 3,741 vest on January 30, 2015 and 831 vest on January 30, 2017. 9,931 shares vest 4,470 shares on January 25, 2013, 4,470 shares on January 25, 2014, and 991 shares on January 25, 2016; and 3,694 shares vest 3,022 shares on January 26, 2013, and 672 shares on January 26, 2015.

•

The 27,038 shares underlying Mr. Vandenbergh’s restricted stock awards vest as follows: 10,990 shares vest 4,946 on January 30, 2014, 4,946 vest on January 30, 2015 and 1,098 vest on January 30, 2017. 13,599 shares vest 6,120 shares on January 25, 2013, 6,120 shares on January 25, 2014, and 1,359 shares on January 25, 2016; and 2,449 shares vest 2,003 shares on January 26, 2013, and 446 shares on January 26, 2015.

•

The 15,662 shares underlying Mr. Schwarz’s restricted stock awards vest as follows: 6,167 shares vest 2,775 on January 30, 2014, 2,775 vest on January 30, 2015 and 617 vest on January 30, 2017. 7,392 shares vest 3,325 shares on January 25, 2013, 3,325 shares on January 25, 2014, and 742 shares on January 25, 2016; and 2,103 shares vest 1,721 shares on January 26, 2013, and 382 shares on January 26, 2015.

•

The 16,530 shares underlying Mr. Luddecke’s restricted stock awards vest as follows: 6,047 shares vest 2,721 on January 30, 2014, 2,721 vest on January 30, 2015 and 605 vest on January 30, 2017. 7,341 shares vest 3,303 shares on January 25, 2013, 3,303 shares on January 25, 2014, and 735 shares on January 25, 2016; and 3,142 shares vest 2,570 shares on January 26, 2013, and 572 shares on January 26, 2015.

Options Exercised and Stock Awards Vested

The following table sets forth, for each of the Named Executive Officers, information regarding stock options exercised during 2012 and stock awards vested during 2012. As indicated, none of the Named Executive Officers exercised options during 2012. The phrase “value realized on vesting” represents the number of shares of Common Stock set forth in column (d) multiplied by the market price of our common stock on the date on which the Named Executive Officer’s stock award vested.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Thomas J. Shara	—	—	16,538	159,261
Joseph F. Hurley	—	—	3,023	28,732
Robert A. Vandenbergh	—	—	2,003	19,038
Ronald E. Schwarz	—	—	1,722	16,367
Louis E. Luddecke	—	—	2,570	24,427

Pension Plans

The following table sets forth, for each of the Named Executive Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Executive Officer’s retirement. In accordance with the SEC’s rules, the following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Thomas J. Shara	Supplemental Executive Retirement Plan	Not Applicable	367,607	—

Joseph F. Hurley	—	—	—	—

Robert A. Vandenbergh	Supplemental Executive Retirement Plan	Not Applicable	305,443	—

Ronald E. Schwarz	—	—	—	—

Louis E. Luddecke	—	—	—	—

In the table above:

•

when we use the phrase “present value of accumulated benefit”, we are referring to the actuarial present value of the Named Executive Officer’s accumulated benefits under the Supplemental Executive Retirement Plans, calculated as of December 31, 2012; and

•	column (e) refers to the dollar amount of payments and benefits, if any, actually paid or otherwise provided to the Named Executive Officer during 2012 under our pension plans.

See “Employment Agreements and other Arrangements with Executive Officers” for a description of various agreements with the Named Executive Officers.

Deferred Compensation

The following table sets forth, for each of the Named Executive Officers, information regarding each defined contribution plan that we maintain and each other plan that we maintain that provides for the deferral of compensation on a basis that is not tax-qualified.

Name (a)	Executive Contributions in 2012 ($) (b)	Registrant Contributions in 2012 ($) (c)	Aggregate Earnings in 2012 ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at December 31, 2012 ($) (f)
Thomas J. Shara	—	—	—	—	—
Joseph F. Hurley	—	—	—	—	—
Robert A. Vandenbergh	—	—	13,232	11,478	291,995
Ronald E. Schwarz	—	—	—	—	—
Louis E. Luddecke	—	—	—	—	—

In the table above:

•	when we refer to the term “earnings”, we are referring to the aggregate interest or other earnings accrued to the Named Executive Officer’s account during 2012;

•

the amount included in column (d) of this table is also included under the column “All Other Compensation” in the Summary Compensation Table set forth above (the amount in column (e) was paid out of the amount set forth in column (d)); and

•	the amount included in column (f) of this table was not included in our Summary Compensation Table in any prior year’s proxy statement or in the Summary Compensation Table set forth above.

The National Bank of Sussex County (“NBSC”) entered into a salary continuation agreement during 1996 with Mr. Vandenbergh, its president, which entitled him to certain payments upon his retirement. As part of the merger of Lakeland and NBSC’s parent (High Point Financial Corp.) in July 1999, Lakeland placed in trust amounts equal to the present value of the amounts that would be owed to Mr. Vandenbergh in his retirement. This amount was $381,000. The earnings for 2012 were $13,232 and the aggregate balance of the trust at December 31, 2012 was $291,995. We have no further obligation to pay additional amounts pursuant to this agreement. The $11,478 withdrawn in 2012 was used to pay the premium for additional life insurance and trustee fees for Mr. Vandenbergh. In December 2008, the salary continuation agreement with Mr. Vandenbergh was amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

NBSC also provided Mr. Vandenbergh with a split dollar life insurance death benefit, pursuant to which his beneficiary will receive an amount equal to three times his last salary. The one time premium for such insurance was paid prior to 2012.

Equity Compensation Plan Information

The following table gives information about Lakeland’s common stock that may be issued upon the exercise of options under Lakeland’s Amended and Restated 2000 Equity Compensation Program and Lakeland’s 2009 Equity Compensation Program as of December 31, 2012. These plans were Lakeland’s only equity compensation plans in existence as of December 31, 2012. The 2009 Equity Compensation Program is the successor to the 2000 Equity Compensation Program, and no additional awards will be granted under the 2000 Equity Compensation Program. No warrants or rights may be granted, or are outstanding, under the 2000 or the 2009 Equity Compensation Programs.

Plan Category	(a) Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price Of Outstanding Options, Warrants and Rights	(c) Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity Compensation Plans Approved by Shareholders	698,253	$12.31	1,947,883

Equity Compensation Plans Not Approved by Shareholders	—	—	—

TOTAL	698,253	$12.31	1,947,883

The number in column (a) includes 222,556 shares subject to restricted stock awards, including unvested shares. Shares subject to restricted stock awards have been excluded for purposes of calculating the weighted-average exercise price in column (b).

Employment Agreements and Other Arrangements with Executive Officers

Thomas J. Shara joined Lakeland as President and Chief Executive Officer of Lakeland and Lakeland Bank on April 2, 2008. On May 22, 2008, Lakeland, Lakeland Bank and Mr. Shara, executed an Employment Agreement (the “Employment Agreement”) and a Supplemental Executive Retirement Plan Agreement (the “SERP”). Both the Employment Agreement and the SERP are effective as of April 2, 2008. (As described elsewhere in this document, Mr. Vandenbergh was named President of Lakeland Bank in January 2013; Mr. Shara currently serves as Chief Executive Officer of Lakeland Bank, and President and Chief Executive Officer of Lakeland.)

The Employment Agreement provides that Mr. Shara will be employed as President and Chief Executive Officer of Lakeland and Lakeland Bank for a term commencing on April 2, 2008 (the “Effective Date”) and expiring on April 1, 2011 (the “Initial Term”). The Initial Term will automatically be extended for an additional one year period on each anniversary date of the Effective Date, unless on or before each such anniversary date either party provides written notice to the other of its (or his) intent not to extend the then current term, provided, however, that on and after the 15th anniversary of the Effective Date, if Mr. Shara remains employed, his employment will be on an at-will basis. The Initial Term and any renewal period through the 15th anniversary of the Effective Date collectively are referred to as the “Term”.

The Employment Agreement further provides that Mr. Shara will be nominated for election (i) as a member of Lakeland Bank’s Board of Directors at each annual meeting of the sole shareholder of Lakeland Bank occurring during the Term and (ii) as a member of Lakeland’s Board of Directors at each annual meeting of shareholders of Lakeland at which Mr. Shara’s term as a director of Lakeland expires occurring during the Term. Mr. Shara initially was appointed to the Lakeland Bank Board and Lakeland Board on April 2, 2008, and was

nominated to stand for election at Lakeland’s 2008 annual meeting of shareholders for a term of two years, at which he was so elected. He was nominated and elected for a three year term at the 2010 annual meeting and has been nominated for a three year term in connection with Lakeland’s 2013 annual meeting.

The Employment Agreement provides that Mr. Shara will receive a base salary of not less than $400,000 per year. He will participate in the executive bonus program as approved annually by Lakeland’s Board. Upon joining Lakeland on April 2, 2008, Mr. Shara received a restricted stock award of 60,000 shares, which vested in 25% increments on December 1, 2009, December 1, 2010, December 1, 2011 and December 1, 2012. The Employment Agreement also provides that Mr. Shara will be entitled to participate in all employee benefit plans or programs, including without limitation the 401(k) Plan and Profit Sharing Plan, and to receive all benefits and perquisites, including without limitation an automobile, which are approved by the Boards of Lakeland and Lakeland Bank and are generally made available to executive officers of Lakeland, to the extent permissible under the general terms and provisions of such plans or programs.

The Employment Agreement provides that if Mr. Shara’s employment is terminated during the Term by Lakeland without Cause (as contractually defined) or Mr. Shara resigns for Good Reason (as contractually defined), Mr. Shara will receive a severance payment equal to 36 months of his annual base salary at the rate in effect as of the termination date. In addition, all of Mr. Shara’s restricted shares and stock options (to the extent not already vested) will become fully vested, and he will be permitted to exercise any such option for the period specified in Lakeland’s equity compensation plan as in effect at such time. He will also be entitled to the continuation of certain medical benefits. However, if within 90 days following a Change in Control (as contractually defined), Mr. Shara’s employment is terminated without Cause or he resigns for Good Reason, then he will receive a severance payment equal to three times the sum of (a) an amount equal to his annual base salary at the rate in effect as of the termination date, plus (b) an amount equal to the highest annual bonus paid to Mr. Shara during the last three years prior to the his termination date.

The Employment Agreement provides that in the event it is determined that any payment or benefit made or provided by Lakeland or Lakeland Bank pursuant to the terms of the Employment Agreement or otherwise would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code, then Mr. Shara will be entitled to receive an additional payment from Lakeland (a “Gross-Up Payment”) such that the net amount received by Mr. Shara after deduction of such Excise Tax and any federal, state and local income tax, penalties, interest and Excise Tax upon the Gross-Up Payment will be equal to the payments otherwise payable to him under the terms of the Employment Agreement. Mr. Shara also agrees in the Employment Agreement not to compete with Lakeland Bank’s business for a 12 month period following termination of employment in a geographic area equal to 20 miles from any of Lakeland Bank’s branches at the time of Mr. Shara’s termination of employment.

The SERP provides that Mr. Shara will receive a normal retirement benefit of $150,000 per year for 15 years upon termination of his employment after the normal retirement age of 65. The benefit will be paid in monthly payments of $12,500 each. The SERP further provides that if, prior to a Change in Control, Mr. Shara resigns his employment with Lakeland or Lakeland Bank for Good Reason, his employment with Lakeland or Lakeland Bank terminates due to disability, or his employment with Lakeland or Lakeland Bank is terminated by Lakeland or Lakeland Bank other than for Cause, he will receive the same benefit of $150,000 per year for 15 years, payable in monthly payments of $12,500 each, commencing with the month following Mr. Shara’s 65th birthday. If Mr. Shara is employed by Lakeland or Lakeland Bank at the time of a Change in Control, he will receive the same benefit, beginning with the month following his 65th birthday. If Mr. Shara should die while employed, his beneficiary will receive the same monthly payment described above for the period specified, except that such payments will commence within 60 days of receipt of a death certificate. If Mr. Shara should die after the benefit payments have commenced but before receiving all such payments, Lakeland will pay the remaining benefits to his beneficiary at the same time and in the same amounts they would have been paid to Mr. Shara had he survived. The SERP provides that Mr. Shara is not entitled to any benefit under the SERP if (i) Lakeland terminates his employment for Cause, or (ii) he resigns his employment with Lakeland other than for Good Reason prior to the earlier of attaining age 65 or a Change in Control. Amounts payable under the SERP are subject to the same gross up provisions as are applicable under the Employment Agreement. Amounts payable under both the Employment Agreement and the SERP may be delayed in order to comply with Section 409A of the Internal Revenue Code.

Lakeland and Lakeland Bank also entered into agreements, dated March, 2001 and as amended by agreements dated March 10, 2003, with each of Messrs. Hurley, Vandenbergh and Luddecke (each, an “Executive”) providing for certain terms and conditions of their employment in the event of a change in control (each a “Change in Control Agreement”). Under such Change in Control Agreements, the term of each Executive’s employment becomes fixed for a period (the “contract period”) ending on the earlier of the Executive’s death, attainment of age 65, or the second anniversary of the date of such change in control. During the contract period, each Executive is to be employed in the same position as held by him immediately prior to such event, and is entitled to base salary equal to the annual salary in effect immediately prior to the change in control and bonus equal to the highest annual bonus paid during the three most recent fiscal years prior to the change in control. In addition, during the contract period, each Executive is entitled to certain other benefits and perquisites as in effect as of the change in control. If during the contract period, an Executive’s employment is terminated without “cause”, or he resigns for “good reason” (each as defined in the Change in Control Agreement), he will be entitled to continued life and health insurance benefits for the balance of the contract period and a lump sum cash payment equal to two times the sum of his highest salary and bonus paid to him during any of the three most recent calendar years prior to the change in control. For purposes of each Change in Control Agreement, the term “change in control” has the same meaning as under the Equity Compensation Program. Each Change in Control Agreement contains confidentiality and non-compete covenants in favor of Lakeland. Mr. Luddecke attained age 65 in November 2011, at which time his Change in Control Agreement expired pursuant to its terms.

In December 2008, the Change in Control Agreements with each of Messrs. Hurley, Vandenbergh and Luddecke were amended to comply with Section 409A of the Internal Revenue Code. The amendments provide for a six month payment delay and interest paid during that six month payment delay period, in accordance with Section 409A.

Lakeland and Lakeland Bank entered into a Change in Control Agreement with Mr. Schwarz, dated as of June 12, 2009, which contains provisions comparable to those contained in the Change in Control Agreements for Messrs. Hurley, Vandenbergh and Luddecke.

Lakeland entered into a Supplemental Executive Retirement Plan (“SERP”) agreement, dated December 23, 2008, with Mr. Vandenbergh. The SERP provides that Mr. Vandenbergh will receive a normal retirement benefit of $90,000 per year for 10 years upon termination of his employment after the normal retirement age of 65. The benefit will be paid in monthly payments of $7,500 each. The SERP further provides that if, prior to a change in control Mr. Vandenbergh resigns his employment with Lakeland or Lakeland Bank for Good Reason (as defined), his employment with Lakeland or Lakeland Bank terminates due to disability or his employment with Lakeland or Lakeland Bank is terminated by Lakeland or Lakeland Bank other than for Cause (as defined), he will receive the same benefit of $90,000 per year for 10 years, payable in monthly payments of $7,500 each, commencing with the month following Mr. Vandenbergh’s 65th birthday. If Mr. Vandenbergh is employed by Lakeland or Lakeland Bank at the time of a change in control, he will receive the same benefit, beginning with the month following his 65th birthday. If Mr. Vandenbergh should die while employed, his beneficiary will receive the same monthly payment described above for the period specified, except that such payments will commence within 60 days of receipt of a death certificate. If Mr. Vandenbergh should die after the benefit payments have commenced but before receiving all such payments, Lakeland will pay the remaining benefits to his beneficiary at the same time and in the same amounts they would have been paid to Mr. Vandenbergh had he survived. The SERP provides that Mr. Vandenbergh is not entitled to any benefit under the SERP if (i) Lakeland terminates his employment for Cause, or (ii) he resigns his employment with Lakeland other than for Good Reason prior to the earlier of attaining age 65 or a change in control. Amounts payable under the SERP may be delayed in order to comply with Section 409A.

Had each of the Named Executive Officers terminated employment as of December 31, 2012 in connection with a change in control, either through a termination by Lakeland (or a successor entity) without Cause or by the executive for Good Reason (as defined in the applicable agreements described above), the estimated amounts that each Named Executive Officer would have been entitled to receive under their respective agreements are as follows: for Mr. Shara: $4,372,378; for Mr. Hurley: $885,779; for Mr. Vandenbergh: $1,857,431; for Mr. Schwarz: $737,741; and for Mr. Luddecke: $0. The above amounts for Messrs. Shara and Vandenbergh include the aggregate value of the respective SERP payments that each would receive beginning at age 65, which amounts are $2,250,000 and $900,000 but which have a present value of accumulated benefit of $367,607 and $305,443, respectively. See “Pension Plans” for a description of the present value of accumulated benefits.

See “Deferred Compensation” for a description of a salary continuation agreement with Mr. Vandenbergh.

See “The Merger - Interests of Management and Others in the Merger” for a description of an agreement entered into by Lakeland, Lakeland Bank and Stewart E. McClure, Jr., which will become effective upon the closing of the merger.

Board Leadership Structure and Role in Risk Oversight

Lakeland currently has, and historically has had, a Chairman of the Board, separate from the Chief Executive Officer. The Board believes it is important to have an independent director in a Board leadership position at all times. The Chairman provides leadership for the Board. Having an independent Chairman enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman also serves as a liaison between the Board and senior management. Lakeland’s Board has determined that the current structure, an independent Chairman, separate from the Chief Executive Officer, is the most appropriate structure at this time, as it ensures that, at all times, there will be an independent director in a Board leadership position.

The full Board of Directors is responsible for and regularly engages in discussions about risk management and receives reports on this topic from executive management, other officers of Lakeland and the Chairman of the Audit Committee. While the Board of Directors oversees risk management, management is responsible for the day-to-day risk management process, in connection with which management established an enterprise risk management committee on which two directors serve as Board liaisons. Lakeland believes that its Board leadership structure supports this approach to risk management.

During 2012, Lakeland’s Senior Risk Officers (consisting of Lakeland’s Internal Auditor, Director of Human Resources and General Counsel) evaluated all of the compensation plans in which Lakeland’s employees, including executive officers, participate and reported on two separate occasions (in April and November) to the Compensation Committee that none individually, or taken together, was reasonably likely to have a material adverse effect on Lakeland. No component of compensation was considered to encourage undue risk. The Compensation Committee accepted the Senior Risk Officers’ report. See “Compensation Committee Report.”

Board Independence; Committees

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. NASDAQ adopted amendments to its definition of independence. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. As noted below, the Board has determined that the members of the Audit Committee satisfy all such definitions of independence. The Board has also determined that the following members of the Board satisfy the NASDAQ definition of independence: Bruce D. Bohuny, Roger Bosma, Mary Ann Deacon, Brian Flynn, Mark J. Fredericks, Janeth C. Hendershot, Robert E. McCracken, Robert B. Nicholson, III, Joseph P. O’Dowd and Stephen R. Tilton, Sr.

During 2012, Lakeland’s Board of Directors held 14 meetings. Lakeland’s Board of Directors also maintains several Board committees, which include: Audit, Nominating and Governance and Compensation. In addition, the Board maintains an Independent Directors Committee, consisting of independent non-management directors, which met seven times during 2012.

The Audit Committee, consisting of Joseph P. O’Dowd (Chairman), Robert E. McCracken, Brian Flynn and Roger Bosma, is responsible for reviewing the reports submitted by Lakeland’s independent registered public accounting firm and internal auditor and for reporting to the Board on significant audit and accounting principles, policies, and practices related to Lakeland. The Audit Committee met four times in 2012.

Lakeland is required to disclose whether the Board of Directors has determined that a member of the Audit Committee is an “audit committee financial expert”, as that term is defined in rules adopted by the SEC, and, if not, why not. Lakeland’s Board has determined that Brian Flynn, a director and member of the Audit Committee, is an audit committee financial expert. The Audit Committee has the authority to hire outside experts and consultants as it deems appropriate in carrying out its responsibilities.

The Nominating and Corporate Governance Committee consists of Robert B. Nicholson, III (Chairman), Bruce D. Bohuny, Brian M. Flynn and Janeth C. Hendershot. This committee is responsible for interviewing potential candidates for election to the Board and for nominating individuals each year for election to the Board. In addition, this committee is responsible for developing, recommending to the Board and reviewing annually the Board’s Corporate Governance Guidelines, including the Code of Ethics. This committee met four times in 2012.

The Compensation Committee, consisting of Janeth C. Hendershot (Chairman), Mark J. Fredericks, Robert E. McCracken and Stephen R. Tilton, Sr., makes recommendations to the Board concerning compensation for Lakeland’s executive officers and directors. The Compensation Committee also administers Lakeland’s 2009 Equity Compensation Program and remaining aspects of the 2000 Equity Compensation Program. The Compensation Committee met seven times in 2012.

Directors Compensation

The following table sets forth certain information regarding the compensation we paid to each individual who served as a director of Lakeland during 2012, other than Thomas J. Shara. See the “Summary Compensation Table” for information regarding Mr. Shara. None of our directors received option awards or stock awards during 2012 or any compensation under any non-equity incentive plan. Paul G. Viall, Jr. retired in January 2012, and was a member of the Nominating and Corporate Governance Committee during January 2012.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bruce D. Bohuny	68,000		—	5,734	—	73,734
Roger Bosma	64,800		—	4,335	—	69,135
Mary Ann Deacon	58,000	(1)	—	6,778	45,000	109,778
Brian Flynn	72,900	(1)	—	—	—	72,900
Mark J. Fredericks	63,000		—	6,206	—	69,206
Janeth C. Hendershot	67,500		—	4,935	—	72,435
Robert E. McCracken	66,900		—	5,637	—	72,537
Robert B. Nicholson, III	65,000		—	6,086	—	71,086
Joseph P. O’Dowd	77,900		—	4,250	—	82,150
Stephen R. Tilton, Sr.	71,000		—	4,177	—	75,177
Paul G. Viall, Jr.	7,000		—	—	—	7,000

(1)	Included in this total is the $30,000 annual retainer, which Ms. Deacon and Mr. Flynn elected to take in shares of Lakeland’s common stock. Each of these directors received 3,507 shares, which was calculated based on the per share price of $8.55 on January 12, 2012, the date the annual retainers for 2012 were paid.

In the table above:

•

when we refer to “Fees Earned or Paid in Cash”, we are referring to all cash fees that we paid or were accrued in 2012, including annual retainer fees (some of which were taken in shares of common stock, as described above), Lakeland and Lakeland Bank committee and/or chairmanship fees and meeting fees;

•

the aggregate number of option awards outstanding at December 31, 2012 for each director other than Thomas J. Shara who was serving as a director on December 31, 2012 were: for Mr. Bohuny, 28,940 shares; for Mr. Bosma, 27,563 shares; for Ms. Deacon, 0 shares; for Mr. Flynn, 27,563 shares; for Mr. Mark Fredericks, 0 shares; for Ms. Hendershot, 31,907 shares; for Mr. McCracken, 31,907 shares; for Mr. Nicholson, 31,907 shares; for Mr. O’Dowd, 0 shares; and for Mr. Tilton, 0 shares;

•

when we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of each director’s accumulated benefit under all defined benefit and actuarial plans from the measurement date used for preparing our 2011 year-end financial statements to the measurement date used for preparing our 2012 year-end financial statements. Our Directors’ Deferred Compensation Plan is our only defined benefit and actuarial plan in which directors participate. There were no above-market earnings on such deferred compensation in 2012; and

•	“All Other Compensation” includes for Ms. Deacon, $45,000 additional compensation for services as Chairman of Lakeland.

During 2012, each director other than Thomas J. Shara received a fee of $2,000 for each meeting of Lakeland’s Board that he or she attended. In addition, each director, other than Mr. Shara, received a $30,000 retainer, with the exception of Paul G. Viall, Jr., who received a pro-rata retainer of $2,500 as he retired in January 2012. Each director, other than Mr. Shara, received committee fees for meetings attended. Members of the Lakeland Board committees (Compensation, ALCO, Nominating and Corporate Governance, Loan Review and Enterprise Risk) received $500 for each meeting attended, with the exception of the Audit Committee, whose members received $1,100 per meeting attended. Joseph P. O’Dowd received a $5,000 fee for serving as Chairman of the Audit Committee. Robert E. McCracken received $2,500 for service as Chairman of the Nominating and Corporate Governance Committee in 2012. Janeth C. Hendershot received $2,500 for serving as Chairman of the Compensation Committee in 2012. Directors are also reimbursed for expenses for attending seminars and conferences that relate to continuing director and governance education. Each member of Lakeland’s Board was present for 75% or more of the aggregate of the total meetings of the Board and committees on which he or she served.

The Board of Directors of Lakeland Bank and Lakeland held combined meetings in 2012 and no additional fees were paid for attending the Lakeland Bank Board meetings. The Loan Committee of Lakeland Bank met, on average, twice a month in 2012. The fee for attending each Loan Committee meeting was $500 per meeting. Each director of Lakeland Investment Corp., a subsidiary of Lakeland Bank, received $575 per meeting.

The Board of Directors maintains the Directors’ Deferred Compensation Plan, which provides that any director having completed five years of service on Lakeland’s Board of Directors may retire and continue to be paid for a period of ten years at a rate ranging from $5,000 to $17,500 per annum, depending upon years of credited service. This plan is unfunded. In December 2008, the plan was amended to comply with Section 409A of the Internal Revenue Code, and to restrict further participation in the plan only to those eligible directors who became members of the Board on or before December 31, 2008. Despite serving as a director of Lakeland since April 2008, Mr. Shara elected not to participate in the Directors’ Deferred Compensation Plan.

Lakeland’s Equity Compensation Program provides for automatic option grants to directors who are not otherwise employed by Lakeland or its subsidiaries. Upon commencement of service, a non-employee director will receive a stock option to purchase 25,000 shares of Common Stock at an exercise price equal to the fair market value of the underlying Common Stock on the grant date. Options granted to non-employee directors are exercisable in 20% annual installments beginning on the date of grant.

Compensation Committee Interlocks and Insider Participation

Lakeland’s Compensation Committee, which is currently comprised of Janeth C. Hendershot (Chairperson), Mark J. Fredericks, Robert E. McCracken and Stephen R. Tilton, Sr., makes recommendations to the Board concerning compensation for Lakeland’s executive officers and directors.

Stephen R. Tilton, Sr., a director of Lakeland, is the Chairman and Chief Executive Officer of Fletcher Holdings, LLC, which owns a building in Little Falls, New Jersey in which Lakeland rents a branch office. During 2012, Lakeland paid $153,031 to Fletcher Holdings, LLC as rent and related expenses.

Mark J. Fredericks, a director, is the President of Fredericks Fuel & Heating Service in Oak Ridge, New Jersey. During 2012, Lakeland paid $140,780 for oil and related heating and air conditioning services for bank locations.

Lakeland Bank has made, and expects to make in the future, in the ordinary course of business, loans to directors, officers, principal shareholders and their associates. All loans to such persons were made, and will be made, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Lakeland or Lakeland Bank.

Policies and Procedures Concerning Related Party Transactions

The Audit Committee of the Board of Directors has adopted written procedures governing related party transactions. The procedures provide that:

•	related party transactions that have been previously approved by the full Board of Directors will not be included in the transactions that are approved by the Audit Committee;

•	any single related party transaction up to $5,000 is automatically deemed to be pre-approved by the Audit Committee, which transactions are reviewed and approved at the next Audit Committee meeting;

•

either the Chairman or Vice Chairman of the Audit Committee is authorized to approve, prior to payment, related party transactions over $5,000 but not exceeding $10,000, and may override any previously approved transaction; and

•	related party transactions over $10,000 must be approved, prior to payment, by a majority of the members of the Audit Committee.

In general, the Audit Committee reviews related party transactions on a quarterly basis. By “related party transaction,” we mean a transaction between Lakeland or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

Nominating and Corporate Governance Committee Matters

Nominating and Corporate Governance Committee Charter. The Board has adopted a Nominating and Corporate Governance Committee charter to govern such Committee. A current copy of the Nominating and Corporate Governance Committee charter is available to shareholders on Lakeland’s website, www.lakelandbank.com.

Independence of Nominating and Corporate Governance Committee Members. All members of the Nominating and Corporate Governance Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace rules.

Procedures for Considering Nominations Made by Shareholders. The Nominating and Corporate Governance Committee’s charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that a nomination must be delivered to the Secretary of Lakeland at the principal executive offices of Lakeland not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by Lakeland. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating and Corporate Governance Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications. The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;

•	must not serve on the board of any other financial institution or bank or savings and loan holding company in Lakeland’s market area;

•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	must have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of Board membership;

•	must have a desire to ensure that Lakeland’s operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules and regulations;

•	must have a dedication to the representation of the best interests of Lakeland and all of its shareholders;

•	must have a reputation, in one or more of the communities serviced by Lakeland and its subsidiaries, for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public corporation and particularly, a bank holding company; and

•

must have experience, either as a member of the board of directors of another public or private corporation or in another capacity that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating and Corporate Governance Committee’s charter provides that there will be no differences in the manner in which the

Nominating and Corporate Governance Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members will include:

•	a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;

•	a review of reference letters from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and

•	a personal interview of the candidate,

together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.

Third Party Recommendations. In connection with the 2013 Annual Meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of Lakeland’s Common Stock for at least one year.

Audit Committee Matters

Audit Committee Charter. The Audit Committee performed its duties during 2012 under a written charter approved by the Board of Directors. A current copy of the Audit Committee charter is available to shareholders on Lakeland’s website, www.lakelandbank.com.

Independence of Audit Committee Members. Lakeland’s Common Stock is listed on the NASDAQ Global Select Market and Lakeland is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules and under the SEC’s Rule 10A-3.

Audit Committee Report. In connection with the preparation and filing of Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2012:

(1) the Audit Committee reviewed and discussed the audited financial statements with Lakeland’s management;

(2) the Audit Committee discussed with Lakeland’s independent registered public accounting firm the matters required to be discussed by SAS 61, as amended by SAS 90;

(3) the Audit Committee received and reviewed the written disclosures and the letter from Lakeland’s independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Lakeland’s independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence; and

(4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2012 annual report on Form 10-K.

By:	The Audit Committee of the Board of Directors:

Joseph P. O’Dowd, Chairman

Brian Flynn

Robert McCracken

Roger Bosma

Audit Fees and Related Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by Lakeland’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.

Audit Fees. Audit fees billed or expected to be billed to Lakeland by Grant Thornton for the audit of the financial statements included in Lakeland’s Annual Reports on Form 10-K, reviews of the financial statements included in Lakeland’s Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings, for the years ended December 31, 2011 and 2012 totaled approximately $407,450 and $573,688, respectively.

Audit-Related Fees. Lakeland was billed $0 and $0 by Grant Thornton for the years ended December 31, 2011 and 2012, respectively, for assurance and related services that are reasonably related to the performance of the audit or review of Lakeland’s financial statements and are not reported under the caption Audit Fees above, such as the audit of employee benefit plans.

Tax Fees. Lakeland was billed an aggregate of $187,482 and $95,080 by Grant Thornton for the fiscal years ended December 31, 2011 and 2012, respectively, for tax services, principally advice regarding the preparation of income tax returns.

All Other Fees. Lakeland was billed an aggregate of $0 and $0 by Grant Thornton for the fiscal years ended December 31, 2011 and 2012, respectively.

Other Matters. The Audit Committee of the Board of Directors has considered whether the provision of the Audit-Related Fees, Tax Fees and All Other Fees are compatible with maintaining the independence of Lakeland’s principal accountant.

Applicable law and regulations provide an exemption that permits certain services to be provided by Lakeland’s outside auditors even if they are not pre-approved. Lakeland has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

Code of Ethics

Lakeland is required to disclose whether it has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Lakeland has adopted such a code of ethics and has posted a copy of the code on its internet website at the internet address: http://www.lakelandbank.com. Copies of the code may be obtained free of charge from Lakeland’s website at the above internet address.

Shareholder Communication with the Board

The Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to Lakeland’s Chairman of the Board and should be sent to such individual c/o Lakeland Bank, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Chairman’s receipt of such a communication, Lakeland’s Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Board members are encouraged, but not required by any specific Board policy, to attend Lakeland’s annual meeting of shareholders. Each of the members of the Board attended Lakeland’s 2012 annual meeting of shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information provided under the caption “Compensation Discussion and Analysis” set forth above. Based on that review and those discussions, the Compensation Committee recommended to Lakeland’s Board that such “Compensation Discussion and Analysis” be included in this proxy statement.

In addition, in accordance with U.S. Treasury regulations applicable to participants in the TARP Capital Purchase Program (in which Lakeland participated from January 1, 2012 through February 8, 2012), the Compensation Committee of Lakeland’s Board of Directors certifies that:

(1)	It has reviewed with Senior Risk Officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Lakeland.

(2)	It has reviewed with Senior Risk Officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks that the plans pose to Lakeland.

(3)	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage manipulation of reported earnings of Lakeland to enhance the compensation of any employee.

The compensation of Lakeland’s SEOs consists of salary payments, performance-based incentive compensation and participation in Lakeland’s 2009 Equity Compensation Program. These components of compensation are incentive-based. Lakeland’s SEOs also participate in Lakeland’s 401(k) plan, medical insurance and life insurance plans and various retirement and pension plans, as well as Lakeland’s Profit Sharing Plan. The Compensation Committee met with Lakeland’s Senior Risk Officers in April and November, 2012 to review these plans, and reached the following conclusions:

•

Lakeland’s 401(k), retirement, pension and insurance plans do not encourage SEOs or other employees participating in those plans to take unnecessary and excessive risks because those plans are not incentive based and are not tied to Lakeland’s financial performance.

•

Salaries paid to the SEOs do not encourage the SEOs to take unnecessary and excessive risks because salaries are generally established by the Compensation Committee without regard to financial measures and with an emphasis on the safety and soundness of Lakeland and Lakeland Bank.

•

Participation in the performance-based bonus program, which currently is administered through restricted stock awards under the 2009 Equity Compensation Program and, for certain executives, a cash component, does not encourage the SEOs to take unnecessary and excessive risks because the award of a bonus is based on the achievement of both Lakeland and individual performance targets, many of which are qualitative in nature.

•

Each of the SEOs, as well as each employee that was determined to be a “most highly compensation employee” under the Emergency Economic Stabilization Act of 2008, agreed to contractual “clawback” provisions that allows us to recover all or part of a cash or non-cash incentive award within three years after it is made in certain cases of inaccurate financial statement information that resulted in a restatement of Lakeland’s financial statements.

Lakeland employees who are not SEOs participate in employee compensation plans which include the Profit Sharing Plan, investment, retail banking, residential lending and leasing plans, under which the participating Lakeland Bank employees in these different areas may earn incentive compensation based on performance.

Lakeland’s Senior Risk Officers reviewed all of these plans, and then discussed them with the Compensation Committee. The Senior Risk Officers and the Compensation Committee concluded that none of them, either individually or as a group, presented any material threat to Lakeland’s earnings or capital, encouraged taking undue or excessive risks or encouraged manipulation of financial data in order to obtain or increase the size of an award. In addition to the factors described above, this conclusion was based on the fact that Lakeland’s internal controls are designed to prevent such manipulation.

Janeth C. Hendershot (Chairman)

Mark J. Fredericks

Robert E. McCracken

Stephen R. Tilton, Sr.

Other Compensation Committee Matters

Charter. Lakeland’s Board of Directors has defined the duties of its Compensation Committee in a charter. A current copy of the Compensation Committee charter is available to shareholders on Lakeland’s website, www.lakelandbank.com.

Authority, Processes and Procedures. Lakeland’s Compensation Committee is responsible for administering Lakeland’s employee benefit plans, for establishing and recommending to the Board the compensation of our President and Chief Executive Officer and for reviewing and recommending to the Board for approval the compensation programs covering our other executive officers. The Compensation Committee also establishes policies and monitors compensation for Lakeland’s employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members. Mr. Shara (Lakeland’s President and Chief Executive Officer) participated in Committee deliberations regarding the compensation of other executive officers, but did not participate in deliberations regarding his own compensation. The Compensation Committee also has the authority to hire compensation consultants to assist it in carrying out its duties.

Consultants. During our fiscal year ended December 31, 2012, the Compensation Committee retained the services of McLagan as its independent compensation consultant to assist it in evaluating executive compensation programs and in making determinations regarding executive and director compensation. The independent compensation consultant reported directly to the Compensation Committee and periodically met with the Compensation Committee in executive session, without management. As part of these services, McLagan conducted a market review of executive compensation at the direction of the Compensation Committee to validate the peer group and to provide updated total compensation market data for the named executive officers. After a review of comparative total compensation data provided by McLagan, the Compensation Committee adjusted the opportunity for the Chief Executive Officer and other named executive officers for incentive awards to be made in connection with fiscal year ending 2013 (which, if achieved, will be paid in 2014) in order to maintain competitive total compensation.

McLagan does not perform any other services for Lakeland, Lakeland Bank or their respective affiliates.

LAKELAND PROPOSAL 3

RATIFICATION OF GRANT THORNTON LLP AS LAKELAND’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2013

Action will be taken at the Lakeland annual meeting to ratify the selection of Grant Thornton LLP as Lakeland’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Grant Thornton LLP became the independent accountants of Lakeland beginning with the financial statements for the quarter ended March 31, 1999. Lakeland has been advised by Grant Thornton LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Lakeland. Lakeland is asking its shareholders to ratify the selection of Grant Thornton LLP as Lakeland’s independent registered public accounting firm. Although ratification is not required by Lakeland’s bylaws or otherwise, the Lakeland Board considers the selection of the independent registered accounting firm to be an important matter of shareholder concern and is submitting the selection of Grant Thornton LLP to shareholders for ratification as a matter of good corporate practice.

Approval of the ratification of Grant Thornton LLP as Lakeland’s independent registered public accounting firm for 2013 will require the affirmative vote of a majority of the votes cast at the Lakeland annual meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the outcome of the voting.

Representatives of Grant Thornton LLP are expected to be present at the Lakeland annual meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Lakeland Board of Directors recommends a vote “FOR” Proposal 3.

LAKELAND PROPOSAL 4

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF LAKELAND’S NAMED

EXECUTIVE OFFICERS

Background of the Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC rules issued thereunder require shareholders of public companies to vote, on an advisory basis, to approve executive compensation as disclosed in the proxy statement.

Lakeland’s Board has determined, consistent with the vote of Lakeland’s shareholders at the 2012 annual meeting, to hold an annual non-binding advisory vote on executive compensation. Accordingly, Lakeland’s shareholders are being asked to approve the compensation of Lakeland’s executives as disclosed in this joint proxy statement and prospectus, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures.

Executive Compensation

Lakeland believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are strongly aligned with the long-term interests of shareholders. Shareholders are encouraged to carefully review the “Executive Compensation” section of this joint proxy statement and prospectus for a detailed discussion of Lakeland’s executive compensation program.

The proposal set forth below, which is advisory and will not bind the Board, gives Lakeland’s shareholders the opportunity to vote on the compensation of Lakeland’s executives.

Upon the recommendation of the Board of Directors, Lakeland asks shareholders to consider the following resolution:

“Resolved, that the shareholders of Lakeland Bancorp, Inc. approve the compensation of Lakeland’s executives, as described in the joint proxy statement and prospectus for the 2013 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures.”

Vote Required; Effect

Approval of Lakeland’s executive compensation will require the affirmative vote of a majority of the votes cast at the Lakeland annual meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the determination as to whether Lakeland’s compensation of executives is approved. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Lakeland Board of Directors recommends a vote “FOR” Proposal 4.

LAKELAND PROPOSAL 5

TO AUTHORIZE AND APPROVE AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK FROM 40,000,000 TO 70,000,000 AND THE NUMBER OF AUTHORIZED SHARES OF OUR CAPITAL STOCK FROM 41,000,000 TO 71,000,000.

At the Lakeland annual meeting, Lakeland is asking its shareholders to approve a proposal to amend Lakeland’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), to authorize Lakeland to increase the number of authorized shares of common stock from 40,000,000 to 70,000,000 and to increase the total number of authorized shares of capital stock from 41,000,000 to 71,000,000. Lakeland’s Board of Directors unanimously has approved the proposed amendment, and believes such action to be in the best interests of Lakeland and its shareholders for the reasons set forth below.

Lakeland’s current Restated Certificate of Incorporation authorizes the issuance of 41,000,000 shares of capital stock, divided into 40,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. As of December 31, 2012, there were 29,725,890 shares of common stock and no shares of preferred stock issued and outstanding. As of such date, there were 1,947,880 shares of common stock reserved for issuance pursuant to Lakeland’s equity incentive plans and its dividend reinvestment and stock purchase plan. In connection with the Merger (as described in Lakeland Proposal 1 and Somerset Hills Proposal 1), an aggregate of 5,781,020 shares of Lakeland common stock will be issuable to the former shareholders of Somerset Hills, and up to an additional 399,074 shares of Lakeland common stock will be issuable upon the exercise of Somerset Hills options being assumed in the Merger.

The additional shares of common stock to be authorized by adoption of the proposed amendment would have rights identical to the shares of common stock currently outstanding. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of common stock outstanding, such as dilution of the earnings per share and voting power of current holders of common stock. If the amendment is adopted, it will become effective upon the filing of a Certificate of Amendment to Lakeland’s Restated Certificate of Incorporation with the Department of the Treasury of the State of New Jersey. It is anticipated that the appropriate filing to effect the increase in authorized share capital will be made as soon as practicable following approval of this Lakeland Proposal 5. The full text of the proposed amendment to Lakeland’s Restated Certificate of Incorporation is set forth in Annex C to this joint proxy statement/prospectus.

If this proposed amendment to Lakeland’s Restated Certificate of Incorporation is adopted, the additional authorized shares of common stock will be available for issuance at the discretion of Lakeland’s Board of Directors, and for such consideration as determined by Lakeland’s Board of Directors, for any corporate purpose, including, among other things, stock splits, stock dividends, redemption and exchanges, public or private stock offerings or future acquisitions, without further action by the Lakeland shareholders, except as may be required by applicable laws or regulations, or the rules of the NASDAQ Global Select Market. If this proposed amendment is approved by Lakeland’s shareholders all shares authorized by the amendment will be available for issuance. Although Lakeland does not have any specific commitments for the issuance of the additional shares of capital stock for which authorization is solicited, Lakeland’s Board of Directors believes that it would be desirable for the shareholders to authorize such additional shares at this time so Lakeland is prepared to meet possible future needs for such shares without delay. Assuming consummation of the merger, Lakeland will be a larger company, and having a larger pool of authorized common stock offers the flexibility of having more stock available for future financings, acquisitions and other transactions should such opportunities arise.

Assuming the existence of a quorum, approval of this Lakeland Proposal 5 will require the affirmative vote of a majority of the votes cast at the Lakeland annual meeting by shareholders represented and entitled to vote at the Lakeland annual meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the outcome of the voting.

The Lakeland Board of Directors recommends a vote “FOR” Proposal 5.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Relationship with Independent Registered Public Accounting Firm. Grant Thornton LLP, which became the independent accountants of Lakeland beginning with the financial statements for the quarter ended March 31, 1999, was Lakeland’s independent registered public accounting firm in 2012, and has been engaged as Lakeland’s independent registered public accounting firm for 2013. See Lakeland Proposal 3. It is anticipated that a representative of Grant Thornton LLP will be present at the Lakeland annual meeting and will be available to answer questions.

SHAREHOLDER PROPOSALS

If a Lakeland shareholder intends to present a proposal at Lakeland’s 2014 annual meeting of shareholders, the proposal must be received by Lakeland at its principal executive offices not later than December     , 2013 in order for that proposal to be included in the proxy statement and form of proxy relating to that meeting, and by February     , 2014 in order for the proposal to be considered at Lakeland’s 2014 annual meeting of shareholders (but not included in the proxy statement or form of proxy for such meeting). Any shareholder proposal which is received after those dates or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC will neither be included in the proxy statement or form of proxy, nor be considered at the meeting. For a description of procedures for nominations to be submitted by shareholders, see “Nominating and Corporate Governance Committee Matters.”

For Lakeland Shareholders:

A copy of Lakeland Bancorp, Inc.’s annual report for the year ended December 31, 2012, including financial statements, accompanies this joint proxy statement and prospectus. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A copy of Lakeland Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission, is available (excluding exhibits) without cost to shareholders upon written request made to Mr. Harry Cooper, Vice President, Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438.

For Somerset Hills Shareholders:

A copy of Somerset Hills Bancorp’s annual report for the year ended December 31, 2012, including financial statements, accompanies this joint proxy statement and prospectus. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A copy of Somerset Hills Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission, is available (excluding exhibits) without cost to shareholders upon written request made to Ms. Jeanne Hagen, Corporate Secretary, Somerset Hills Bancorp, 155 Morristown Road, Bernardsville, New Jersey 07924.

OTHER PROPOSALS TO BE CONSIDERED AT THE SOMERSET HILLS ANNUAL MEETING

SOMERSET HILLS PROPOSAL 2

TO APPROVE, ON AN ADVISORY BASIS, CERTAIN “GOLDEN PARACHUTE” COMPENSATION PAYABLE UNDER EXISTING AGREEMENTS THAT CERTAIN SOMERSET HILLS OFFICERS WILL RECEIVE FROM SOMERSET HILLS AND SOMERSET HILLS BANK AS A RESULT OF THE MERGER.

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Securities Exchange Act of 1934 (the “Exchange Act”) require that Somerset Hills seek a non-binding advisory vote from its shareholders to approve certain “golden parachute” compensation that is payable or could become payable to its “named executive officers” in connection with the merger.

Somerset Hills is presenting this proposal, which gives the shareholders of Somerset Hills the opportunity to express their views on such “golden parachute” compensation by voting for or against the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding advisory basis, the agreements for and compensation payable or that could become payable to Somerset Hills’ named executive officers in connection with the merger pursuant to pre-existing severance arrangements.”

The following table sets forth the aggregate dollar value of the various elements of compensation that the named executive officers of Somerset Hills would receive that is based on or otherwise relates to the merger:

GOLDEN PARACHUTE COMPENSATION

Name	Cash ($)	Equity ($)(1)	Pension/ NQDC ($)	Perquisites/ benefits ($)		Tax reimbursement ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)
Stewart E. McClure, Jr.	837,500	42,885	—	—	(2)	—	—	880,385
Alfred Soles	75,000	23,179	—	—		—	—	98,179
James Nigro	322,500	44,620	—	—		—	—	367,120

(1)	Represents the imputed value of the accelerated vesting of Somerset Hills options as a result of the merger, calculated in accordance with Instruction 1 to Item 402(t)(2) of Regulation S-K.
(2)	Assumes Mr. McClure remains as an employee of Lakeland following the merger

For a description of the agreements with Messrs McClure, Nigro and Soles, see Proposal 1- “Interests of Management and Others in the Merger - Change-in-Control and Severance Agreements” on page     .

No other named executive officers of Somerset Hills are eligible to receive any compensation that is based on or otherwise relates to the merger.

The advisory vote on the compensation payable or that could become payable to Somerset Hill’s named executive officers in connection with the merger will be approved if it receives the affirmative vote of a majority of the votes cast in person or by proxy at the meeting, assuming the presence of a quorum.

The Board of Directors or Somerset Hills unanimously recommends that shareholders approve the “golden parachute” compensation arrangements described in this proxy statement by voting “FOR” the above proposal. Properly executed proxies will be voted “FOR” the non-binding advisory proposal regarding “golden parachute” compensation, unless otherwise noted on the proxies.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on Somerset Hills. Therefore, regardless of whether shareholders vote to approve the “golden parachute” compensation, if the merger is approved by Somerset Hills’ shareholders and completed, the “golden parachute” compensation will still be paid to Somerset Hills’ named executive officers to the extent payable in accordance with the terms of such compensation arrangements.

Recommendation

The Board of Directors of Somerset Hills unanimously recommends that you vote in favor of the non-binding resolution with respect to the golden parachutes.

SOMERSET HILLS PROPOSAL 3

ELECTION OF DIRECTORS

The By-Laws of Somerset Hills provide that the number of Directors shall not be less than one or more than 25 and permit the exact number to be determined from time to time by the Board of Directors. Somerset Hills’ Certificate of Incorporation provides for a Board of Directors divided into three classes. For 2013, there are two nominees for Director.

The Board of Directors of Somerset Hills has nominated for election to the Board of Directors the persons named below, each of whom is currently serving as a member of the Board. If elected, each nominee will serve until (i) consummation of the merger, or (ii) in the event the merger is not consummated and the merger agreement is terminated, until the 2016 annual meeting of stockholders and until his replacement has been duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

The following table sets forth the names, ages, principal occupations, and business experience for all nominees, as well as their prior service on the Board. Each nominee is currently a member of the Board of Directors of Somerset Hills. Unless otherwise indicated, principal occupations shown for each Director have extended for five or more years.

NOMINEES FOR ELECTION

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since(1) - Expires
Gerald B. O’Connor Director	70	Senior Partner, O’Connor, Parsons & Lane, LLC (law firm)	1998 - 2016

M. Gerald Sedam, II Director	70	Retired Partner and Senior Advisor, Beck, Mack & Oliver (investment management firm)	1998 - 2016

(1)	Includes prior service on the Board of Directors of the Somerset Hills Bank.

DIRECTORS WHOSE TERMS CONTINUE BEYOND THE 2013 ANNUAL MEETING

(in the event the merger is not consummated and the merger agreement is terminated)

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since(1) -Expires
Edward B. Deutsch, Esq. Chairman of the Board	66	Managing Partner, McElroy, Deutsch, Mulvaney & Carpenter, LLP (law firm)	1998 - 2014

Thomas J. Marino Director	65	Co-CEO, CohnReznickLLP (accounting and consulting firm)	2003 - 2014

Jefferson W. Kirby Director	51	Managing Member of Broadfield Capital Management, LLC (investment management firm)	2008 - 2014

William F. Keefe Director	54	Senior Portfolio Manager, TSP Capital Management Group; formerly Executive Vice President and Chief Financial Officer, First Morris Bank and Trust	2009 - 2015

Stewart E. McClure, Jr. Director, Vice Chairman, President, Chief Executive Officer and Chief Operating Officer	62	President, Chief Executive Officer and Chief Operating Officer of the Company, President, Chief Executive Officer and Chief Operating Officer of the Bank	2001 - 2015

(1)	Includes prior service on the Board of Directors of the Somerset Hills Bank.

No Director of Somerset Hills, other than Mr. Jefferson W. Kirby, is also a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940. Mr. Kirby is the Chairman of the Board of Alleghany Corporation, a company whose common stock is registered under Section 12 of the Securities Exchange Act of 1934.

Somerset Hills encourages all directors to attend the annual meeting of shareholders. Other than Mr. Sedam, each of the directors attended the 2012 annual meeting.

Required Vote

Directors will be elected by a plurality of the votes cast at the annual meeting whether in person or by proxy.

Recommendation

The Board of Directors of Somerset Hills recommends that the stockholders vote “FOR” the nominees set forth above.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Edward B. Deutsch is the founding and Managing Partner of McElroy, Deutsch, Mulvaney & Carpenter, LLP, New Jersey’s largest law firm with more than 300 attorneys. Mr. Deutsch is a civil trial attorney, certified by the Supreme Court of New Jersey and has been a fellow of the American College of Trial Lawyers since 1992. He is founder and Chairman of the Board of Directors of Somerset Hills Bank. He was recently ranked number 10 on the NJBIZ Power 50 Banking List of the 50 most powerful people in N.J. banking. He is consistently ranked by PolitickerNJ and NJBIZ as one of the top 100 most influential people doing business in N.J. He is also consistently listed as a top lawyer by Best Lawyers, the oldest and most highly respected peer review guide to the legal profession worldwide. Mr. Deutsch has served on a number of other boards of directors and trustees. He and his wife Nancy live in Bernardsville and are active in numerous charitable endeavors.

William Keefe is a Senior Portfolio Manager with TSP Capital Management Group, Summit, NJ.A former banking executive with over 25 years’ experience as a CFO, Treasurer and Controller, Mr. Keefe has extensive experience in Asset/Liability and Treasury management, Mergers and Acquisitions, Human Resources, and corporate governance. Mr. Keefe has value added input in all financial matters that impact the board.

Jefferson W. Kirby is the Managing Member, Broadfield Capital Management, LLC. Mr. Kirby’s extensive business background in acquisitions and investment analysis, strategic planning and investment management brings unique insight to the board. His undergraduate degree from Lafayette College, his MBA from Duke University and his former directorships on several bank boards and boards of publicly traded companies provide him with unique experience and insight that benefits our Board. Mr. Kirby is also Chairman of the Board of Alleghany Corporation.

Thomas Marino is a Partner and Co-CEO of CohnReznick LLP, which is headquartered in New York and among the 11th largest accounting and consulting firms in the United States. Mr. Marino brings his more than 40 years of experience as a CPA to the board. The Chairman of the Audit Committee, Mr. Marino has expertise in the areas of real estate, construction, private companies and publicly traded companies. His membership in professional associations and his advisory roles in local community service organizations and foundations further enable him to make valuable contributions to the board

Stewart E. McClure, Jr. is the President and Chief Executive Officer of Somerset Hills and Somerset Hills Bank. Mr. McClure’s insight and expertise is critical to the board’s oversight of operations. His 40+ years in banking, with broad experience in many areas, particularly lending, has helped manage the assets and investments of Somerset Hills for the benefit of its shareholders.

Gerald B. O’Connor is a Senior Partner of O’Connor, Parsons & Lane, LLC, Mr. O’Connor specializes in all areas of personal injury litigation. He is a founding Director of Somerset Hills Bank; he has served on the Audit Committee from 1999-2003 and is currently Chairman of the Compensation, Nominating and Human Resources committee. He is a seasoned attorney who adds considerable insight to all areas of importance to the board.

M. Gerald Sedam, II is a former partner and now senior advisor to Beck, Mack & Oliver, an investment management firm; Mr. Sedam provides a unique perspective on a range of issues to the board. He earned his MBA at the Wharton Graduate School of Business; he is a past member of the Board of Directors of the New York Society of Security Analysts and is a Trustee Emeritus of Colgate University, where he earned his undergraduate degree. His understanding of the securities markets and finance is a significant benefit to the board.

Diversity Statement

Although Somerset Hills does not have a formal policy on diversity, the Compensation, Nominating and Human Resources Committee (the “Committee”) of the Board considers diversity when selecting candidates for board service. When the Board determines there is a need to fill a director position, the Committee begins to identify qualified individuals for consideration. The Committee seeks individuals that possess skill sets that a prospective director will be required to draw upon in order to contribute to the Board, including professional experience, education, and local knowledge. While education and skills are important factors, the Committee also considers how candidates will contribute to the overall balance of the Board, so that the Company will benefit from directors with different perspectives, varying view points and wide-ranging backgrounds and experiences. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

Security Ownership of Management

The following table sets forth information as of March 1, 2013 regarding the number of shares of Common Stock beneficially owned by all Directors, executive officers described in the compensation table, and by all Directors and executive officers as a group.

Name	Common Stock Beneficially Owned(A)		Percentage of Class
Edward B. Deutsch	136,853	[1]	2.47%
William F. Keefe	5,745	[2]	0.10%
Jefferson W. Kirby	118,459	[3]	2.13%
Thomas J. Marino	11,089	[4]	0.20%
Stewart E. McClure, Jr.	206,750	[5]	3.73%
James M. Nigro	31,019	[6]	0.56%
Gerald B. O’Connor	21,386	[7]	0.38%
M. Gerald Sedam, II	134,054	[8]	2.42%
Alfred J. Soles	1,000		0.02%

All Directors and Executive Officers as a Group (9 Persons)	666,355		12.01%

1	Includes 21,556 shares purchasable pursuant to immediately exercisable stock options, 18,815 shares held by Mr. Deutsch’s spouse and 74,238 shares held in a Trust.
2	Includes 1,000 shares purchasable pursuant to exercisable stock options.
3	Includes 78,872 shares held by Mr. Kirby’s spouse and children and an LLC of which Mr. Kirby is the sole member and 4,587 shares purchasable pursuant to exercisable stock options.
4	Includes 5,547 shares purchasable pursuant to exercisable stock options and 2,000 shares held by Mr. Marino’s spouse.
5	Includes 129,986 shares purchasable pursuant to exercisable stock options, 1,126 shares held by Mr. McClure’s spouse, and 12,395 shares held in a self-directed retirement plan.
6	Includes 14,050 shares purchasable pursuant to exercisable stock options.
7	Includes 1,437 shares purchasable pursuant to exercisable stock options.
8	Includes 1,437 shares purchasable pursuant to exercisable stock options.
(A)	Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the Director or executive officer can vest title in himself at once or within sixty days. Beneficially owned shares also include shares over which the named person has sole or shared voting or investment power, shares owned by corporations controlled by the named person, and shares owned by a partnership in which the named person is a general partner.

None of the shares disclosed in the table above are pledged as security for extensions of credit.

Section 16(a) Beneficial Ownership Reporting Compliance

Somerset Hills believes that all persons associated with the Company and subject to Section 16(a) have timely made all required filings for the fiscal year ended December 31, 2012, except as disclosed in this paragraph. Late filings were made for all board members for the stock option award granted on October 23, 2012. The delay was in part caused by the effects of Super Storm Sandy, which impacted the east coast. Mr. Soles’ initial Form 3 was filed late.

Board of Directors and Committees

Meetings of the Board of Directors are held ten times annually and as needed. The Board of Directors held ten meetings during the year ended December 31, 2012. Somerset Hills’ policy is that all Directors make every effort to attend each meeting. For the year ended December 31, 2012, each of the Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and Board committees on which the respective Directors served.

A majority of the board consists of individuals who are “independent” under the listing standards of the Nasdaq Stock Market. Stewart E. McClure, Jr. and Edward B. Deutsch are officers and employees of Somerset Hills and are therefore not independent. Shareholders wishing to communicate directly with the independent members of the Board of Directors may send correspondence to Mr. Thomas Marino, Co- CEO, CohnReznick LLP, 4 Becker Farm Road, Roseland, NJ 07068

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics governing Somerset Hills’ CEO and senior financial officers, as required by the Sarbanes-Oxley Act and SEC regulations, as well as the Board of Directors and other senior members of management. Somerset Hills’ Code of Business Conduct governs such matters as conflicts of interest, use of corporate opportunity, confidentiality, compliance with law and the like. The Code of Ethics is available on Somerset Hills’ website at www.somersethillsbank.com.

Committees

The Board of Directors has an Executive Committee; Compensation, Nominating and Human Resources Committee; and an Audit Committee.

Executive Committee

The Executive Committee possesses all the power of the Board except the powers (i) to amend the bylaws; (ii) to elect or appoint any officers or Directors; (iii) to submit to shareholders any action that requires shareholders’ approval; or (iv) to amend or repeal any resolution adopted by the Board of Directors that by its terms is amendable or repealable only by the Board. Messrs. Deutsch (Chairman), McClure (Vice Chairman), Marino and Sedam serve as members of the Executive Committee.

Audit Committee

Somerset Hills maintains an Audit Committee. The Audit Committee is responsible for the selection of the independent registered accounting firm for the annual audit and to establish, and oversee the adherence to, a system of internal controls. The Audit Committee reviews and accepts the reports of Somerset Hills’ independent auditors and regulatory examiners. The Audit Committee arranges for the directors’ examinations of Somerset Hills Bank through its independent certified public accountants, evaluates and implements the recommendations of the directors’ examinations and interim audits performed by the internal auditors, receives all reports of examination of Somerset Hills and Somerset Hills Bank by bank regulatory agencies, analyzes such regulatory reports, and reports to the Board the results of its analysis of the regulatory reports. The Audit Committee met four times during 2012. The Board of Directors has adopted a written charter for the Audit Committee which is available on Somerset Hills’ website at www.somersethillsbank.com. The Audit Committee currently consists of Messrs. Marino (Chairman), Kirby, Keefe, and Sedam, all of whom are “independent” under the NASDAQ listing standards and meet the independence standards of the Sarbanes-Oxley Act. In addition, Mr. Marino has been determined by the Board to be the Audit Committee financial expert; as such term is defined by SEC Rules.

Audit Committee Report

The Audit Committee meets periodically to consider the adequacy of Somerset Hills’ financial controls and the objectivity of its financial reporting. The Audit Committee meets with our independent auditors and our internal auditors, all of whom have unrestricted access to the Audit Committee.

In connection with this year’s financial statements, the Audit Committee has reviewed and discussed the audited financial statements with Somerset Hill’s officers and Crowe Horwath LLP, our independent registered public accounting firm. We have discussed with Crowe Horwath LLP the matters required to be discussed by Statement on Auditing Standards No. 61, (“Communication with Audit Committees”). We also have received the written disclosures and letters from Crowe Horwath LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and have discussed with representatives of Crowe Horwath LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Somerset Hill’s Annual Report on Form 10-K for the fiscal year 2012 for filing with the U.S. Securities and Exchange Commission.

Thomas J. Marino, Chairman

William F. Keefe

Jefferson W. Kirby

M. Gerald Sedam, II

Compensation, Nominating and Human Resources Committee

The Compensation, Nominating and Human Resources Committee is comprised of Messrs. O’Connor (Chairman), Keefe and Kirby. Each member of the Compensation, Nominating and Human Resources Committee is independent; as such term is defined in the Nasdaq listing standards. The purpose of the Committee is to assess Board composition, size, additional skills and talents needed, and then identify and evaluate candidates and make recommendations to the Board regarding those assessments and/or candidates. The Committee recommends to the Board the nominees for election as directors, and considers performance of incumbent directors to determine whether to nominate them for re-election. In addition, the Compensation, Nominating and Human Resources Committee reviews senior management’s performance and compensation, and reviews and sets guidelines for compensation of Somerset Hill’s executive officers. The Compensation, Nominating and Human Resources Committee does not delegate its authority regarding compensation. Mr. McClure, as Chief Executive Officer, provides input to the committee regarding the amount or form of executive compensation for all named executive officers. The Compensation, Nominating and Human Resources Committee will consider qualified nominations for directors recommended by shareholders. All shareholder recommendations are evaluated on the same basis as any recommendation from members of the Board or management of the Company. Recommendations should be sent to Mr. Gerald B. O’Connor, Esq., O’Connor, Parsons & Lane, LLC, 435 E. Broad Street, Westfield, NJ 07090. Any nomination for director to be nominated at the 2014 annual meeting must have been received by December 1, 2013. Nominees should have a minimum of an undergraduate degree, have experience in a senior executive position in a corporate or equivalent organization, have experience in at least one facet of the business of Somerset Hills or its major functions, be active in the communities in which we conduct business and be able to positively represent Somerset Hills to its customers and potential customers. The Compensation, Nominating and Human Resources Committee has a written charter, and that charter is available on our website at www.somersethillsbank.com.

Board Leadership

Historically, we have separated the positions of CEO and Chairman of the Board. Mr. Deutsch has served as our Chairman of the Board since the formation of Somerset Hills Bank. The Board believes that this structure is currently the most appropriate for Somerset Hills because it provides the Board with additional diversity of views on managing Somerset Hills and provides the Board with greater independence.

Risk Oversight

Risk is an inherent part of the business of banking. Risks we face include credit risk relating to its loans and interest rate risk related to its entire balance sheet. The Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain committees, including the Loan and ALCO Committees. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations.

EXECUTIVE COMPENSATION

The following table sets forth for the prior three years the compensation paid to the CEO, and up to two other most highly compensated executive officers of Somerset Hills earning in excess of $100,000 (the “named executive officers”) as of the fiscal year ended December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Option Awards ($)[2]	All Other Compensation ($)	Total ($)
Stewart E. McClure, Jr., President, Chief Executive Officer and Chief Operating Officer	2012	265,000	130,000	—	7,059	402,059
	2011	262,500	50,000	29,280	9,251	351,031
	2010	257,500	25,000	16,500	6,798	305,798

James Nigro EVP and Chief Lending Officer	2012	155,309	75,000	7,875	5,495	243,679
	2011	154,000	30,000	14,640	313	198,953
	2010	147,500	15,000	8,250	305	171,055

Alfred J. Soles[3] EVP and Chief Financial Officer	2012	38,850	15,000	7,875	432	62,157

(1)	Bonuses paid to all employees in 2012 were for bank performance in 2011 and 2012. The 2012 bonus was paid prior to the end of 2012 for tax reasons.
(2)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718.
(3)	Mr. Soles joined Somerset Hills Bank on October 9, 2012 at an annual salary of $125,000.

Stewart E. McClure, Jr. serves as the President, Chief Executive Officer, Chief Operating Officer and Vice-Chairman of Somerset Hills and Somerset Hills Bank pursuant to the terms of an employment agreement originally signed in March 2001 and subsequently amended. The agreement has one-year terms which automatically renew unless either party gives six months’ notice of its intent not to renew. Pursuant to the employment agreement, Mr. McClure is entitled to be paid an annual base salary as determined by the Board, although it cannot be less than his prior year’s salary adjusted by the Consumer Price Index.

Somerset Hills Bank is also party to a Supplemental Executive Retirement Plan with Mr. McClure. Under the plan, Mr. McClure will receive an annual retirement benefit of $48,000 per year for 15 years, commencing upon the date he turns 65. In the event of Mr. McClure’s death prior to his retirement, or in the event of his death after his retirement date, Mr. McClure’s beneficiary will receive the payments due under the plan. Mr. McClure’s benefits under the plan are currently vested, unless he voluntarily leaves his employment prior to age 65. In 2012, Somerset Hills Bank accrued $74,619 in connection with Mr. McClure’s plan.

Potential Payments upon Termination or Change-in-Control

Mr. McClure’s employment agreement contains several provisions which provide for payments upon the termination of his employment or a change in control of Somerset Hills. The employment agreement provides that if Mr. McClure terminates his employment upon certain circumstances that are defined as good reason, or if his employment is terminated without “just cause” as defined in his contract, he will be entitled to receive a lump sum payment equal to twice his then current base salary and twice the bonus he received in the preceding contract year. He is also entitled to receive continued medical and insurance coverage for a period equal to the lesser of (i) two years or (ii) until he receives medical and insurance coverage from a new employer. He is also entitled to continue to receive from Somerset Hills or its successor use of an automobile and payment of his club membership. “Good reason” is defined under Mr. McClure’s agreement as including:

•	Any breach of the agreement by Somerset Hills which has not been cured within ten days;

•

After a change in control, the assignment of Mr. McClure to duties inconsistent with his position before the change in control or failure to elect Mr. McClure to any position he held prior to the change in control;

•	After a change in control, any reduction in Mr. McClure’s compensation or the relocation of his place of employment by more than 25 miles from its location prior to the change in control; or

•	After a change in control, the company’s decision not to renew Mr. McClure’s employment agreement.

If Somerset Hills provides notice to Mr. McClure that it will not extend his contract, it will be deemed a termination without just cause under the agreement.

If Mr. McClure were terminated at December 31, 2012, without just cause, or if he were entitled to resign for good reason, he would be entitled to the following benefits:

Salary and bonus	$670,000
Medical and insurance coverage(1)	31,374
Automobile usage(1)	34,594
Club membership(1)	23,576

(1)	Assumes two years of coverage

If Mr. McClure is terminated with “just cause”, he will not be entitled to any further compensation.

If Mr. McClure’s employment is terminated other than for cause after a change in control, he will be entitled to receive a severance payment of three times his then current base salary and bonus, unless he is offered employment, and continues such employment after the change in control for at least two years, in which case he will be entitled to two and one-half times his then current base salary and bonus. If his employment is terminated prior to the end of the two-year period, he will be entitled to the difference between the amount he was paid and the amount he would have received had his employment been terminated upon the change in control. Mr. McClure’s employment agreement also provides that in no event may any severance payment payable under the agreement for any reason, whether in the event of a change in control, termination without just cause or resignation for good reason, equal more than 3 times his “base amount”, calculated in accordance with Section 280G of the Internal Revenue Code and regulations thereunder. If any such payment would exceed the permissible amount, it will be reduced to $1.00 less than the amount which equals three times Mr. McClure’s “base amount”. Mr. McClure will also be entitled to the insurance, automobile and club payments described above. In the event a change in control occurred on December 31, 2012 and Mr. McClure was not retained or did not accept continued employment, he would be entitled to the following benefits:

Salary and Bonus	$1,005,000
Medical and insurance coverage(1)	31,374
Automobile usage(1)	34,594
Club membership(1)	23,576

(1)	Assumes two years of coverage

Mr. McClure’s employment agreement defines a change in control as including:

•	Any event requiring the filing of a Current Report on Form 8-K to announce a change in control;

•	Any person acquiring 25% or more of the voting power of Somerset Hills;

•	If, over any two-year period, persons who serve on the Board at the beginning of the period fail to make up a majority of the Board at the end of the period;

•	If Somerset Hills fails to satisfy the listing criteria for any exchange or which its shares are traded due to the number of shareholders or the number of round lot holders; or

•	If the Board approves any transaction after which the shareholders of Somerset Hills fail to control 51% of the voting power of the resulting entity.

Mr. McClure’s employment agreement contains several restrictive covenants. For a period of one year after the termination of Mr. McClure’s employment, he is not permitted to solicit any customer of Somerset Hills or Somerset Hills Bank to become a customer of any other party or entity. In addition, he is not permitted to solicit any employee of Somerset Hills or Somerset Hills Bank to become employed by any other party.

Somerset Hills also entered into a change in control agreement with Mr. Soles in 2012. Under this agreement, in the first year of employment, upon a change in control, provided certain provisions in the agreement are met, Mr. Soles is entitled to receive a payment equal to 50% of his then current base salary, but in no event less than $75,000. In the event of a change in control as of December 31, 2012, Mr. Soles would have been entitled to a payment of $75,000.

Somerset Hills has a change in control agreement with Mr. Nigro. Under this agreement, upon a change in control, provided certain provisions in the agreement are met, Mr. Nigro is entitled to receive a payment equal to one and one-half times the sum of (i) the highest annual salary paid during the twenty four months prior to the consummation of the change in control and (ii) the highest annual bonus paid to or accrued over the twenty four months prior the consummation of the change in control. In the event of a change in control as of December 31, 2012, Mr. Nigro would have been entitled to a payment of $322,500.

SOMERSET HILLS OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

		Option Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date
Stewart E. McClure, Jr.	98,169		6.05	03/19/2014
	6,701		9.65	04/01/2014
	6,382		9.28	04/01/2015
	3,859		11.56	05/23/2017
	5,250	5,250	7.52	02/01/2020
	2,500	7,500	9.83	02/02/2021
	2,000	6,000	7.85	10/25/2021

Alfred J. Soles		7,500	8.57	10/23/2022

James Nigro	2,681		9.65	04/01/2014
	2,553		9.28	04/01/2015
	551		11.56	05/23/2017
	827		11.36	07/19/2017
	2,625	2,625	7.52	02/01/2020
	1,250	3,750	9.83	02/02/2021
	1,000	3,000	7.85	10/25/2021
		7,500	8.57	10/23/2022

[1]

Option awards vest in four equal amounts on the anniversaries of the date of grant, based on the vesting terms established at the time of issuance. Vesting will accelerate in the event of a change-in-control, as defined in the applicable plans.

The following table sets forth information with respect to Somerset Hills’ equity compensation plans as of the end of the most recently completed fiscal year.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	334,536	$7.95	105,479
Equity compensation plans not approved by security holders	—	—	—

Total	334,536	$7.95	105,479

SOMERSET HILLS DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Edward B. Deutsch[1]	—	3,150	60,000	63,150
William F. Keefe[2]	30,000	3,150	—	33,150
Jefferson W. Kirby[3]	27,500	3,150	—	30,650
Thomas J. Marino[4]	32,500	3,150	—	35,650
Gerald O’Connor[5]	32,500	3,150	—	35,650
M. Gerald Sedam, II6	30,000	3,150	—	33,150

1	Mr. Deutsch serves as an executive officer of the Company, and is compensated as an employee of the Company. He does not receive any additional compensation for serving on the Board of Directors. At December 31, 2012, Mr. Deutsch held options to purchase 26,869 shares of common stock.
2	At December 31, 2012, Mr. Keefe held options to purchase 6,313 shares of common stock.
3	At December 31, 2012, Mr. Kirby held options to purchase 9,900 shares of common stock.
4	At December 31, 2012, Mr. Marino held options to purchase 10,770 shares of common stock.
5	At December 31, 2012, Mr. O’Connor held options to purchase 6,750 shares of common stock.
6	At December 31, 2012, Mr. Sedam held options to purchase 6,750 shares of common stock.

Interest of Management and Others in Certain Transactions; Review, Approval or Ratification of Transactions with Related Persons

Somerset Hills, including its subsidiary and affiliates, has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal stockholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. Those transactions do not involve more than the normal risk of collectability or present other unfavorable features.

Other than the ordinary course lending transactions or the extension of credit to insiders set forth above made pursuant to Regulation O, which must be approved by the Board of Somerset Hills Bank under bank regulatory requirements, all related party transactions are reviewed and approved by Somerset Hills’ Audit Committee. This authority is provided to Somerset Hills’ Audit Committee under its written charter. In reviewing these transactions, Somerset Hills’ Audit Committee seeks to ensure that the transaction is no less favorable to Somerset Hills than a transaction with an unaffiliated third party. During 2012, there were no transactions with related parties which would not have been required to be approved by Somerset Hills’ Audit Committee, and there were no related party transactions not approved by Somerset Hills’ Audit Committee.

INDEPENDENT AUDITORS

Somerset Hill’s independent registered public accounting firm for the fiscal year ended December 31, 2012 was Crowe Horwath LLP. Crowe Horwath LLP has advised Somerset Hills that one or more of its representatives will be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

Principal Accounting Firm Fees

Aggregate fees billed to Somerset Hills by Crowe Horwath LLP are shown in the following table.

	2012	2011
Audit and related fees	$145,000	$144,500
All other fees	—	—

Total fees	$145,000	$144,500

SOMERSET HILLS PROPOSAL 4

RATIFICATION OF SOMERSET HILLS’ INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Crowe Horwath LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2013. This appointment will continue at the pleasure of the Audit Committee and is presented to the stockholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our stockholders, the Audit Committee will consider that fact when it selects independent auditors for the following fiscal year.

Crowe Horwath LLP has served as our independent registered public accounting firm since 2006, and one or more representatives of Crowe Horwath LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

Required Vote

THE PROPOSAL TO RATIFY THE SELECTION OF CROWE HORWATH LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2013 FISCAL YEAR REQUIRES AN AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES REPRESENTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE ON THE PROPOSAL.

Recommendation

The Board of Directors recommends that the stockholders vote “FOR” the ratification of Crowe Horwath LLP as Somerset Hills’ independent registered public accounting firm.

SOMERSET HILLS PROPOSAL 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, companies with securities registered with the Securities and Exchange commission are required to provide shareholders the opportunity to vote on a non-binding advisory proposal to approve the compensation of executives. Somerset Hills has determined to implement this requirement by providing shareholders a simple vote that indicates their position (by a yes or no vote) with respect to our executive compensation.

Our Board of Directors annually reviews and approves corporate and/or individual goals and objectives relevant to the compensation of our executive officers, evaluates performance in light of those goals and objectives, and determines compensation levels based on this evaluation. In determining any long-term incentive component of compensation, the Board will consider all such factors as it deems relevant, such as performance and relative shareholder return, the value of similar incentive awards at comparable companies and the awards granted in previous years. We also believe that both Somerset Hills and shareholders benefit from these compensation policies.

The Board recommends that shareholders approve, in an advisory vote, the following resolution:

“Resolved, that the shareholders approve the executive compensation of Somerset Hills, as described in this proxy statement, including the tabular disclosure regarding executive officers in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation

The Board of Directors of Somerset Hills recommends that the stockholders vote “FOR” the advisory proposal set forth above.

SOMERSET HILLS PROPOSAL 6

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, this year Somerset Hills is providing stockholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years. This is commonly known as a “say-when-on-pay” or “say-on-frequency” proposal.

The Board, after review of the evolution and purposes of say-on-pay and say-when-on-pay proposals, is recommending the “every three years” option for this advisory vote. After carefully studying the alternatives, the Board has determined that this approach will best serve Somerset Hills and its stockholders. In reaching this determination, the Board considered that Somerset Hill’s compensation program includes components that are tied to long-term corporate performance and stockholder returns. The Board believes that having a “say-when-on-pay” proposal every three years will give stockholders the opportunity to assess Somerset Hill’s compensation program in light of three years of corporate performance. In addition, the three-year cycle will give the Board sufficient time to review stockholder views on executive compensation and to make changes if appropriate. Stockholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board. The enclosed proxy card provides stockholders with four options for voting on this item. Stockholders can choose whether the say-on-pay vote should occur every year, every two years, every three years or abstain. Stockholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the “say on pay” vote is nonbinding, the Board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Recommendation

The Board of Directors of Somerset Hills recommends that you vote for the option of “every three years” for future advisory votes on executive compensation.

LEGAL MATTERS

The validity of the shares of Lakeland common stock to be issued in the merger has been passed upon for Lakeland by Lowenstein Sandler LLP, counsel to Lakeland. Lowenstein Sandler LLP will also render the opinion referred to under “THE MERGER - Material United States Federal Income Tax Consequences.”

EXPERTS

The audited financial statements of Lakeland Bancorp, Inc. and its subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this joint proxy statement and prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing and in giving said reports.

The consolidated financial statements of Somerset Hills Bancorp and its subsidiaries as of December 31, 2012 and 2011 and for the years then ended presented herein have been audited by Crowe Horwath LLP, independent registered public accountants, whose report is included in this joint proxy statement and prospectus and given upon their authority as experts in accounting and auditing.

OTHER BUSINESS

As of the date of this joint proxy statement and prospectus, neither Lakeland nor Somerset Hills knows of any other matter that will be presented for consideration at their respective shareholders’ meetings other than as described in this joint proxy statement and prospectus. However, if any other matter is to be voted upon, the form of proxies submitted to shareholders of Lakeland and Somerset Hills shall be deemed to confer authority to the individuals named as proxies to vote the shares represented by such proxies as to any such matters according to their best judgment; provided, however, that no proxy that is voted against the merger will be voted in favor of any adjournment or postponement of the Somerset Hills annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Lakeland filed a registration statement on Form S-4 to register with the SEC the Lakeland common stock to be issued to Somerset Hills shareholders in the merger. This joint proxy statement and prospectus is a part of that registration statement and constitutes a prospectus of Lakeland in addition to being a proxy statement of Somerset Hills for Somerset Hills’ annual meeting of shareholders and a proxy statement of Lakeland for Lakeland’s annual meeting of shareholders. As allowed by SEC rules, this joint proxy statement and prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

In addition, Lakeland and Somerset Hills file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street N.E.

Washington, D.C. 20549

You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Lakeland and Somerset Hills, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Lakeland to “incorporate by reference” information in this document. This means that Lakeland can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Lakeland previously filed with the SEC. They contain important information about Lakeland and its financial condition.

LAKELAND BANCORP, INC.

File No. 000-17820

Report	Applicable period/filing date

Annual Report on Form 10-K	Year ended December 31, 2012

Current Reports on Form 8-K	Filed with the SEC on January 24, 2013, January 29, 2013, and February 7, 2013 (except for such information that is deemed furnished and not filed in accordance with SEC rules)

Description of Common Stock contained in Registration Statement on Form 8-A	Filed with the SEC on February 18, 2000 (including any amendment or report filed with the SEC for the purpose of updating this description)

Lakeland incorporates by reference additional documents that it may file with the SEC between the date of this document and the date of the annual meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. However, information that is deemed “furnished”, as distinct from “filed”, in Current Reports on Form 8-K is not incorporated in this joint proxy statement and prospectus.

You can obtain any of the documents incorporated by reference in this document through Lakeland, or from the SEC through the SEC’s web site at the address described above. Documents incorporated by reference are available from Lakeland without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

250 Oak Ridge Road

Oak Ridge, New Jersey

Telephone: (973) 697-2000

Attention: Harry Cooper,

Vice President

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY APRIL 17, 2013 TO RECEIVE THEM BEFORE THE SHAREHOLDERS’ MEETINGS. If you request from us any documents incorporated by reference in this document, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS OUR COMPANIES HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

SOMERSET HILLS BANCORP AND SUBSIDIARY

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Somerset Hills Bancorp

Bernardsville, New Jersey

We have audited the accompanying consolidated statements of financial condition of Somerset Hills Bancorp and subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Somerset Hills Bancorp and subsidiary as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/Crowe Horwath LLP

Livingston, New Jersey

March 11, 2013

SOMERSET HILLS BANCORP AND SUBSIDIARY

Consolidated Statements of Financial Condition

December 31, 2012 and 2011

(Dollars in Thousands)

	2012	2011
ASSETS
Cash and due from banks	$7,544	$4,588
Federal funds sold	75,127	54,636

Total cash and cash equivalents	82,671	59,224
Interest bearing deposits in other financial institutions	775	775
Loans held for sale	6,977	2,969
Investment securities available for sale	13,370	43,579
Investment securities held to maturity (Estimated fair value of $9,186 in 2012 and $10,849 in 2011)	8,900	10,738
Restricted stock, at cost	743	784
Loans receivable	241,911	232,485
Less: allowance for loan losses	(3,158)	(2,982)

Net loans receivable	238,753	229,503
Premises and equipment, net	4,868	4,996
Bank owned life insurance	8,245	8,000
Accrued interest receivable	1,036	1,168
Prepaid expenses	790	985
Other assets	1,802	1,304

Total assets	$368,930	$364,025

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits
Noninterest-bearing deposits-demand	$87,279	$80,532
Interest bearing deposits
NOW, money market and savings	198,595	193,276
Certificates of deposit, under $100,000	17,799	20,875
Certificates of deposit, $100,000 and over	16,514	20,031

Total deposits	320,187	314,714
Federal Home Loan Bank advances	5,500	7,500
Other liabilities	1,395	1,442

Total liabilities	327,082	323,656

Commitments and contingencies (notes 10 and 11)
STOCKHOLDERS’ EQUITY
Preferred stock-1,000,000 shares authorized; none issued	—	—
Common stock-authorized, 9,000,000 shares of no par value; issued and outstanding, 5,369,673 in 2012 and 5,344,648 in 2011	37,143	36,972
Retained earnings	4,333	2,608
Accumulated other comprehensive income	372	789

Total stockholders’ equity	41,848	40,369

Total liabilities and stockholders’ equity	$368,930	$364,025

See accompanying notes to consolidated financial statements.

SOMERSET HILLS BANCORP AND SUBSIDIARY

Consolidated Statements of Income

Years ended December 31, 2012 and 2011

(Dollars in thousands, except per share data)

	2012	2011
INTEREST INCOME
Loans, including fees	$11,775	$11,879
Investment securities	1,294	1,626
Interest bearing deposits with other banks	135	135

Total interest income	13,204	13,640
INTEREST EXPENSE
Deposits	1,029	1,450
Federal Home Loan Bank advances	260	343

Total interest expense	1,289	1,793

Net interest income	11,915	11,847
PROVISION FOR LOAN LOSSES	290	220

Net interest income after provision for loan losses	11,625	11,627

NON-INTEREST INCOME
Service fees on deposit accounts	322	286
Gains on sales of mortgage loans and fees, net	1,362	786
Bank owned life insurance	270	555
Gain on sales of investment securities, net	500	9
Other income	394	366

Total non-interest income	2,848	2,002

NON-INTEREST EXPENSE
Salaries and employee benefits	5,238	5,324
Occupancy expense	1,328	1,499
Advertising and business promotion	119	129
Stationery and supplies	134	128
Data processing	505	539
Loss on debt extinguishment	334	426
Other operating expenses	1,607	1,582

Total non-interest expense	9,265	9,627

Income before income taxes	5,208	4,002
PROVISION FOR INCOME TAXES	1,830	1,189

NET INCOME	$3,378	$2,813

Earnings per share:
Basic	$0.63	$0.52
Diluted	$0.63	$0.52
Weighted average shares outstanding-basic	5,333,723	5,409,947
Weighted average shares outstanding-diluted	5,371,483	5,459,476

See accompanying notes to consolidated financial statements.

SOMERSET HILLS BANCORP AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

Years ended December 31, 2012 and 2011

(Dollars in thousands)

	2012	2011
Net income	$3,378	$2,813
Unrealized gains and losses on securities available for sale:
Net (losses) gains arising during the year	(132)	226
Reclassification adjustment for gains in realized income	(500)	(9)

Net change in unrealized (losses) gains	(632)	217
Tax effect	215	(74)

Other comprehensive (loss) income	(417)	143

Comprehensive income	$2,961	$2,956

See accompanying notes to consolidated financial statements.

SOMERSET HILLS BANCORP AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2012 and 2011

(Dollars in Thousands)

	Common Stock Number of Shares	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (loss), Net of tax	Total
Balance January 1, 2011	5,421,924	$37,600	$1,145	$646	$39,391
Exercise of common stock options, net of tax benefit	34,371	210	—	—	210
Stock based compensation		44	—	—	44
Net income for the period		—	2,813	—	2,813
Forfeiture of restricted shares	(979)	—	—	—	—
Cash dividend paid ($0.25 per share)		—	(1,350)	—	(1,350)
Common stock repurchased	(110,668)	(882)	—	—	(882)
Other comprehensive income, net of taxes		—	—	143	143

Balance December 31, 2011	5,344,648	36,972	2,608	789	40,369
Exercise of common stock options, net of tax benefit	50,850	344	—	—	344
Stock based compensation		41	—	—	41
Net income for the period		—	3,378	—	3,378
Cash dividend paid ($0.31 per share)		—	(1,653)	—	(1,653)
Common stock repurchased	(25,825)	(214)	—	—	(214)
Other comprehensive income, net of taxes		—	—	(417)	(417)

Balance December 31, 2012	5,369,673	$37,143	$4,333	$372	$41,848

See accompanying notes to consolidated financial statements.

SOMERSET HILLS BANCORP AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2012 and 2011

(Dollars in Thousands)

	2012	2011
OPERATING ACTIVITIES
Net income	$3,378	$2,813
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	506	604
Provision for loan losses	290	220
Gain on sale of investment securities, net	(500)	(9)
Stock-based compensation	41	44
Mortgage loans originated for sale	(93,570)	(70,426)
Proceeds from mortgage loan sales	90,924	70,473
Gain on sale of mortgage loans and fees, net	(1,362)	(786)
Decrease (increase) in accrued interest receivable	132	(57)
Proceeds from life insurance death benefit	—	267
Increase in bank owned life insurance	(245)	(214)
(Increase) decrease in other assets	(303)	411
Increase (decrease) in other liabilities	168	(595)

Net cash (used in) provided by operating activities	(541)	2,745

INVESTING ACTIVITIES
Net decrease in interest bearing deposits at other financial institutions	—	730
Maturity and payments of investment securities held to maturity	1,833	—
Purchases of investment securities available for sale	(1,966)	(23,401)
Maturity and payments of investment securities available for sale	18,569	13,905
Proceeds from sale of investment securities available for sale	13,257	1,934
Redemption of restricted stock	41	163
Net increase in loans receivable	(9,540)	(25,452)
Purchases of premises and equipment	(156)	(112)

Net cash provided by (used in) investing activities	22,038	(32,233)

FINANCING ACTIVITIES
Net proceeds from exercise of common stock and options, including tax benefit	344	210
Cash dividends paid common stock	(1,653)	(1,350)
Net increase in demand deposits and savings accounts	12,066	38,983
Net decrease in certificates of deposit	(6,593)	(810)
Repurchase of common stock	(214)	(882)
Prepayment of Federal Home Loan Bank advances	(2,000)	(3,500)

Net cash provided by financing activities	1,950	32,651

Net increase in cash and cash equivalents	23,447	3,163
Cash and cash equivalents at beginning of period	59,224	56,061

Cash and cash equivalents at end of period	$82,671	$59,224

Supplemental information:
Cash paid during the year for:
Interest	$1,902	$1,823
Income taxes	1,310	1,427

See accompanying notes to consolidated financial statements.

SOMERSET HILLS BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Basis of Financial Statement Presentation

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (US GAAP). The financial statements include the accounts of the Company and its wholly-owned subsidiary, Somerset Hills Bank (the “Bank”) and its wholly-owned subsidiaries, Sullivan Financial Services, Inc. (“Sullivan”), Somerset Hills Wealth Management Services, LLC, Somerset Hills Investment Holdings, Inc. and SOMH Holdings, LLC. All material intercompany balances and transactions have been eliminated in the financial statements.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting periods. Therefore, actual results could differ from those estimates.

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in determining the allocation of resources and in assessing operating performance. The Company has two reportable segments: community banking and mortgage banking.

b) Pending Merger

On January 29, 2013, the Company and Lakeland Bancorp, Inc. (NASDAQ: LBAI) (“Lakeland”), the parent company of Lakeland Bank, announced that the companies have entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will be merged with and into Lakeland, with Lakeland as the surviving bank holding company. The Merger Agreement provides that the shareholders of Somerset Hills Bancorp will receive, at their election, for each outstanding share of Somerset Hills Bancorp common stock that they own at the effective time of the merger, either 1.1962 shares of Lakeland common stock or $12.00 in cash, subject to proration as described in the Merger Agreement, so that 90% of the aggregate merger consideration will be shares of Lakeland common stock and 10% will be cash. The Merger Agreement also provides that immediately after the merger of the Company into Lakeland, the Bank will merge with and into Lakeland Bank, with Lakeland Bank as the surviving bank.

c) Earnings per Share

Basic earnings per share of common stock is calculated by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is calculated by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of potential common shares.

The following tables set forth the computations of basic and diluted earnings per share:

	Year Ended December 31, 2012			Year Ended December 31, 2011
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(dollars and share data in thousands)
Basic earnings per share:
Net income applicable to common stockholders	$3,378	5,334	$0.63	$2,813	5,410	$0.52

Effect of dilutive securities: Options		37			50

Diluted earnings per share:
Net income applicable to common stock holders and assumed conversions	$3,378	5,371	$0.63	$2,813	5,460	$0.52

The tables above exclude options with exercise prices that exceed the average market price of the Company’s common stock during the periods presented because such options would have an anti-dilutive effect on the diluted earnings per common share calculation. The number of anti-dilutive common stock options totaled 97,585 and 111,400 at December 31, 2012 and 2011, respectively.

d) Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, overnight amounts due from banks and federal funds sold. Included in cash and due from banks at December 31, 2012 and 2011 is $946,000 and $1,110,000, respectively, representing reserves required by banking regulations.

e) Investment Securities

Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of taxes.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.

f) Stock-Based Compensation

At December 31, 2012, the Company had three stock-based plans, which are described more fully in Note 9. The Company recognizes compensation expense based on the fair value of awards under the plan at the date of the grant over the period the awards are earned.

The Company recognizes compensation expense related to stock options granted based on the fair value of such awards at the date of the grant over the period the awards are earned.

g) Restricted Stock

The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and Atlantic Central Bankers Bank (“ACBB”). Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. Stock in the FHLB and ACBB is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

h) Loans and Allowance for Loan Losses

Loans — Loans Receivable, for all loan portfolio classes, that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal, adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest on loans, for all loan portfolio classes, is accrued and credited to operations based upon the principal amounts outstanding.

Allowance for Loan Losses — The Company maintains an allowance for loan losses to absorb probable incurred losses in the loan portfolio based, for all loan portfolio classes, on ongoing quarterly assessments of the estimated losses. The Company’s methodology for assessing the appropriateness of the allowance consists of a specific component for identified problem loans, and a formula component which addresses historical loan loss experience together with other relevant risk factors affecting the portfolio.

The specific component incorporates the results of measuring impaired loans as required by the “Receivables” topic of the FASB Accounting Standards Codification. These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans. A loan is recognized as impaired when it is probable that principal and/or interest are not collectible in accordance with the loan’s contractual terms. In addition, a loan which has been renegotiated with a borrower experiencing financial difficulties for which the terms of the loan have been modified with a concession that the Company would not otherwise have granted are considered troubled debt restructurings and are also recognized as impaired. A loan is not deemed to be impaired if there is a short delay in receipt of payment. Measurement of impairment can be based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. If the impairment measurement of an impaired loan is less than the related recorded amount, a specific valuation component is established within the allowance for loan losses or, if the impairment is considered to be permanent, a partial charge-off is recorded against the allowance for loan losses.

The formula component is calculated using many factors including: (i) the Company’s historical charge-off and delinquency experience, (ii) the evaluation of then-existing economic and business conditions affecting the key lending areas of the Company and (iii) other conditions, such as new loan products, credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectability of the loan portfolio. Senior management reviews these conditions quarterly. Management’s evaluation of the loss related to each of these conditions is quantified by loan type and reflected in the formula component. The evaluations of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty due to the subjective nature of such evaluations and because they are not identified with specific problem credits.

Actual losses can vary significantly from the estimated amounts. The Company’s methodology permits adjustments to the allowance in the event that, in management’s judgment, significant factors which affect the collectability of the loan portfolio as of the evaluation date have changed. Management believes the allowance for loan losses is the best estimate of probable losses which have been incurred as of December 31, 2012. There is no assurance that the Company will not be required to make future adjustments to the allowance in response to changing economic conditions, particularly in the Company’s service area, since the majority of the Company’s loans are collateralized by real estate. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments at the time of their examinations.

Our primary market area is Morris, Somerset and Union Counties, New Jersey. Negative economic conditions in our market area could affect both depositors and borrowers, and thereby adversely affect our performance.

Nonaccrual Policy — The Company’s nonaccrual loan policy covers all loan portfolio classes. Interest on loans is accrued and credited to operations based upon the principal amounts outstanding. Loans are considered delinquent when they become 30 or more days past due. Loans are placed on non-accrual when principal or interest is delinquent for 90 days or more unless the loan is both well-secured and in the process of collection, or when management no longer expects payment in full of principal or interest. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other non-accrual loans is recognized only to the extent of interest payments received. Loans can be returned to accruing status when they become current as to principal and interest, and when, in management’s opinion, they are estimated to be fully collectible.

Charge-off Policy — The Company’s charge-off policy covers all loan portfolio classes. Loans are generally charged-off at the earlier of when it is determined that collection efforts are no longer productive or when they have been identified as losses by management, internal loan review and/or bank examiners. Factors considered in determining whether collection efforts are no longer productive include any amounts currently being collected, the status of discussions or negotiations with the borrower, the principal and/or guarantors, the cost of continuing efforts to collect, the status of any foreclosure or other legal actions, the value of the collateral, and any other pertinent factors.

i) Loans Held for Sale

Residential mortgage loans funded by the Bank and held for sale in the secondary market are carried at fair value. Fair value is generally determined by the value of purchase commitments. Aggregate net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Aggregate net unrealized gains, if any, are recorded in other assets and credited to income. Estimated net revenue related to commitments to fund residential mortgage loans that are expected to be sold are recorded as a receivable and credited to income. Residential mortgage loans held for sale are typically sold with servicing rights released.

j) Premises and Equipment

Land is stated at cost. Buildings and improvements and furniture, fixtures and equipment are stated at cost, less accumulated depreciation computed on the straight-line method over the estimated lives of each type of asset. Estimated useful lives are five to thirty- nine and one half years for buildings and improvements and three to five years for furniture, fixtures and equipment. Leasehold improvements are stated at cost less accumulated amortization computed on the straight-line method over the shorter of the term of the lease or useful life. Significant renewals and improvements are capitalized. Maintenance and repairs are charged to operations as incurred.

k) Bank Owned Life Insurance

The Company has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

l) Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to temporary differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

m) Comprehensive Income

Comprehensive income includes net income and unrealized gains and losses on investment securities available for sale.

n) Foreclosed Assets

Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. There were no foreclosed assets in 2012 and 2011.

o) Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

p) Recent Accounting Pronouncements

Adoption of New Accounting Guidance

In April 2011, the FASB issued ASU No. 2011-02, “A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.” The provisions of ASU No. 2011-02 amend and clarify GAAP related to the accounting for debt restructurings. Specifically, ASU No. 2011-02 requires that, when evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both (i) the restructuring constitutes a concession and (ii) the debtor is experiencing financial difficulties. In evaluating whether a concession has been granted, a creditor must evaluate whether (i) a debtor has access to funds at a market rate for debt with similar risk characteristics as the restructured debt in order to determine if the restructuring would be considered to be at a below-market rate, indicating that the creditor has granted a concession, (ii) a temporary or permanent increase in the contractual interest rate as a result of a restructuring may be considered a concession because the new contractual interest rate on the restructured debt is still below the market interest rate for new debt with similar risk characteristics, and (iii) a restructuring that results in a delay in payment is either significant and is a concession or is insignificant and is not a concession. In evaluating whether a debtor is experiencing financial difficulties, a creditor may conclude that a debtor is experiencing financial difficulties, even though the debtor is not currently in payment default. A creditor should evaluate whether it is probable that the debtor would be in payment default on any of its debt in the foreseeable future without a modification of the debt. The provisions of ASU No. 2011-02 are effective for the first interim or annual period beginning on or after June 15, 2011 and should be applied retroactively to the beginning of the annual period of adoption. The impact of adoption was not material.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which represents the convergence of the FASB’s and the IASB’s guidance on fair value measurement. ASU 2011-04 reflects the common requirements under U.S. GAAP and IFRS for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning for the term “fair value.” The new guidance does not extend the use of fair value but, rather, provides guidance about how fair value should be applied where it is already required or permitted under IFRS or U.S. GAAP. For U.S. GAAP, most of the changes are clarifications of existing guidance or wording changes to align with IFRS 13. A public company is required to apply the ASU prospectively for interim and annual periods beginning after December 15, 2011. The adoption of this ASU did not have a material impact on the Company’s financial condition or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220) – Presentation of Comprehensive Income” the provisions of which allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. ASU 2011-05 does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 should be applied retrospectively and is effective for public companies for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this ASU did not have a material impact on the Company’s financial condition or results of operations.

NOTE 2 – INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of the Company’s investment securities held to maturity and available for sale are as follows:

Held to Maturity	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value
	(in thousands)
December 31, 2012
Obligations of U.S. states and political subdivisions	$7,902	$392	$—	$8,294
Corporate debt securities	998	—	(106)	892

Total held to maturity	$8,900	$392	$(106)	$9,186

December 31, 2011
Obligations of U.S. states and political subdivisions	$9,228	$412	$—	$9,640
Corporate debt securities	1,510	—	(301)	1,209

Total held to maturity	$10,738	$412	$(301)	$10,849

Available for Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
December 31, 2012
U.S. Government sponsored agency securities	$2,894	$27	$—	$2,921
Mortgage backed securities, residential	7,160	507	—	7,667
Collateralized mortgage obligations	1,290	34	—	1,324
Corporate debt securities	1,463	22	(27)	1,458

Total available for sale	$12,807	$590	$(27)	$13,370

December 31, 2011
U.S. Government sponsored agency securities	$14,560	$198	(5)	$14,753
Mortgage backed securities, residential	22,775	1,039	—	23,814
Collateralized mortgage obligations	2,677	57	—	2,734
Corporate debt securities	2,372	—	(94)	2,278

Total available for sale	$42,384	$1,294	$(99)	$43,579

The amortized cost and fair value of the Company’s investment securities held to maturity and available for sale at December 31, 2012, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
	(in thousands)
Held to Maturity
Due in one year or less	$—	$—
Due in one to five years	704	687
Due in five years to ten years	2,694	2,822
Due after ten years	5,502	5,677

	$8,900	$9,186

Available for Sale
Due in one year or less	$—	$—
Due in one year to five years	1,463	1,495
Due in five years to ten years	1,000	972
Due after ten years	1,894	1,912
Mortgage backed securities and collateralized mortgage obligations	8,450	8,991

	$12,807	$13,370

Gross unrealized losses on securities and the estimated fair value of the related securities aggregated by securities category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2012 and 2011 are as follows:

	December 31, 2012
	Less than 12 months		12 Months or longer		Total
	Estimated Fair Value	Unrecognized Losses	Estimated Fair Value	Unrecognized Losses	Estimated Fair Value	Unrecognized Losses
Held to Maturity	(in thousands)
Corporate debt securities	$—	$—	$892	$106	$892	$106

Total	$—	$—	$892	$106	$892	$106

	December 31, 2011
	Less than 12 months		12 Months or longer		Total
	Estimated Fair Value	Unrecognized Losses	Estimated Fair Value	Unrecognized Losses	Estimated Fair Value	Unrecognized Losses
Held to Maturity	(in thousands)
Corporate debt securities	$450	$62	$759	$239	$1,209	$301

Total	$450	$62	$759	$239	$1,209	$301

	December 31, 2012
	Less than 12 months		12 Months or longer		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Available for Sale	(in thousands)
Corporate debt securities	$—	$—	$973	$27	$973	$27

Total	$—	$—	$973	$27	$973	$27

	December 31, 2011
	Less than 12 months		12 Months or longer		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Available for Sale	(in thousands)
U.S. Government sponsored agency securities	$3,010	$5	$—	$—	$3,010	$5
Corporate debt securities	1,352	20	926	74	2,278	94

Total	$4,362	$25	$926	$74	$5,288	$99

At December 31, 2012, there were $1.9 million in securities with gross unrecognized losses that have been in a continuous unrealized loss position for twelve or more months. Unrealized losses on these securities have not been recognized into income because the issuer(s) bonds are investment grade, management does not intend to sell and it is not likely that management will be required to sell the securities prior to their anticipated recovery. The decline in fair value is largely a result of the securities of these issuers falling out of favor in the broader bond market. The fair value is expected to recover as the bonds approach maturity.

For the year ended December 31, 2012, the gross proceeds on sales of securities were approximately $13.3 million. For the year ended December 31, 2012, the gross gain on sales of securities was approximately

$500,000. The tax provision related to the net realized gain was $200,000 in 2012. For the year ended December 31, 2011, the gross gain on sales of securities was approximately $20,000. There was $11,000 in gross losses on sales of securities for the year ended December 31, 2011. The tax provision related to the net realized gain was $3,000.

Securities with an amortized cost of $1.9 million and $974,000 were pledged to secure public funds on deposit at December 31, 2012 and 2011, respectively.

The Company is a member of the Federal Home Loan Bank of New York (FHLBNY) and Atlantic Central Bankers Bank. As a result, the Company is required to hold shares of capital stock of FHLBNY, as well as Atlantic Central Bankers Bank, which are carried at cost, based upon a specified formula.

NOTE 3 – LOANS

Loans are summarized as follows:

	December 31,
	2012	2011
	(in thousands)
Commercial	$32,192	$32,206
Commercial mortgage	130,733	113,148
Construction, land and land development	1,902	7,505
Consumer	37,088	42,074
Residential	39,766	37,360

Gross loans	241,681	232,293
Net deferred costs	230	192
Less: Allowance for loan losses	(3,158)	(2,982)

Total	$238,753	$229,503

The portfolio classes in the above table have unique risk characteristics with respect to credit quality:

•

The repayment of commercial loans is generally dependent on the creditworthiness and cash flow of borrowers and, if applicable, guarantors, which may be negatively impacted by adverse economic conditions. While the majority of these loans are secured, collateral type, marketability, coverage, valuation and monitoring is not as uniform as in other portfolio classes and recovery from liquidation of such collateral may be subject to greater variability.

•

Payment on commercial mortgages is driven principally by operating results of the managed properties or underlying businesses and secondarily by the sale or refinance of such properties. Both primary and secondary sources of repayment, and value of the properties in liquidation, may be affected to a greater extent by adverse conditions in the real estate market or the economy in general.

•

Properties underlying construction, land and land development loans often do not generate sufficient cash flow to service debt and thus repayment is subject to the ability of the borrower and, if applicable, guarantors, to complete development or construction of the property and carry the project, often for extended periods of time. As a result, the performance of these loans is contingent upon future events whose probability at the time of origination is uncertain.

•

The ability of borrowers to service debt in the residential and consumer loan portfolios is generally subject to personal income which may be impacted by general economic conditions, such as increased unemployment levels. These loans are predominantly collateralized by first and second liens on single family properties. If a borrower cannot maintain the loan, the Company’s ability to recover against the collateral in sufficient amount and in a timely manner may be significantly influenced by market, legal and regulatory conditions.

The following table presents information about impaired loans by loan portfolio class as of December 31, 2012 and 2011:

Impaired Loans at December 31, 2012
	Unpaid Principal Balance	Recorded Investment	Related Allowance
(in thousands)
With no related allowance recorded:
Commercial	$—	$—	$—
Commercial mortgage	—	—	—
Construction, land and land development	—	—	—
Consumer	234	234	—
Residential	—	—	—
With an allowance recorded:
Commercial	—	—	—
Commercial mortgage	2,314	2,327	96
Construction, land and land development	—	—	—
Consumer	512	512	69
Residential	—	—	—

Total:
Commercial	—	—	—
Commercial mortgage	2,314	2,327	96
Construction, land and land development	—	—	—
Consumer	746	746	69
Residential	—	—	—

Impaired Loans at December 31, 2011
	Unpaid Principal Balance	Recorded Investment	Related Allowance
(in thousands)
With no related allowance recorded:
Commercial	$—	$—	$—
Commercial mortgage	765	768	—
Construction, land and land development	—	—	—
Consumer	146	146	—
Residential	—	—	—
With an allowance recorded:
Commercial	—	—	—
Commercial mortgage	344	344	11
Construction, land and land development	—	—	—
Consumer	—	—	—
Residential	—	—	—
Total:
Commercial	—	—	—
Commercial mortgage	1,109	1,112	11
Construction, land and land development	—	—	—
Consumer	146	146	—
Residential	—	—	—

	Year Ended December 31,
	2012	2011
	(in thousands)
Average of individually impaired loans during period:
Commercial	$—	$71
Commercial mortgage	1,028	1,643
Construction, land and land development	—	—
Consumer	288	49
Residential	—	—

Total	$1,316	$1,763

Interest income recognized during impairment:
Commercial	$—	$4
Commercial mortgage	55	89
Construction, land and land development	—	—
Consumer	1	1
Residential	—	—

Total	$56	$94

There was no cash-basis interest income recognized on any loans for the twelve months ended December 31, 2012 and 2011, respectively.

The outstanding balances of nonaccrual loans, loans past due 90 days and still accruing, other real estate owned, and troubled debt restructured loans as of year-end were as follows:

	2012	2011
	(in thousands)
Nonaccrual loans	$746	$146
OREO	—	—

Total non-performing assets	$746	$146

Loans past due 90 days and still accruing	$420	$—

Troubled debt restructured loans	$340	$344

The following table presents loans receivable on nonaccrual status by loan portfolio class as of December 31, 2012 and 2011, respectively:

	Nonaccrual Loans
	2012	2011
	(in thousands)
Commercial	$—	$—
Commercial mortgage	—	—
Construction, land and land development	—	—
Consumer	746	146
Residential	—	—

Total	$746	$146

The balance of troubled debt restructured loans at year-end 2012 and 2011 is represented by one credit that is currently performing under its restructured terms and for which the Company has no commitment to lend additional funds. There were no TDR’s during 2012 that did not perform in accordance with their modified terms. During the twelve months ended December 31, 2012 there were no new loans modified as troubled debt restructurings.

The following table presents past due and current loans by the loan portfolio class as of December 31, 2012 and 2011, respectively:

	December 31, 2012
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total Loans Receivable	Loans Past Due 90 Days and Still Accruing
	(in thousands)
Commercial	$—	$216	$—	$216	$31,976	$32,192	$—
Commercial mortgage	—	—	420	420	130,313	130,733	420
Construction, land and land development	—	—	—	—	1,902	1,902	—
Consumer	234	—	—	234	36,854	37,088	—
Residential	—	—	—	—	39,766	39,766	—

Total	$234	$216	$420	$870	$240,811	$241,681	$420

	December 31, 2011
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total Loans Receivable	Loans Past Due 90 Days and Still Accruing
	(in thousands)
Commercial	$—	$259	$—	$259	$31,947	$32,206	$—
Commercial mortgage	—	468	—	468	112,680	113,148	—
Construction, land and land development	—	—	—	—	7,505	7,505	—
Consumer	—	148	146	294	41,780	42,074	—
Residential	—	—	—	—	37,360	37,360	—

Total	$—	$875	$146	$1,021	$231,272	$232,293	$—

The Company categorizes loans into risk categories based on relevant information about the quality and realizable value of collateral, if any, and the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed whenever a credit is extended, renewed or modified, or when an observable event occurs indicating a potential decline in credit quality, and no less than annually for large balance loans. The Company uses the following definitions for risk ratings:

Special Mention – Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.

Substandard – Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the repayment and liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Normal payment from the borrower is in jeopardy, although loss of principal, while still possible, is not imminent.

Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as Substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions, and values, highly questionable and improbable.

The following table presents the risk category of loans by class of loans based on the most recent analysis performed as of December 31, 2012 and 2011, respectively:

	December 31, 2012
	Pass	Special Mention	Substandard	Doubtful	Total
	(in thousands)
Credit Risk Profile by Internally Assigned Grades
Commercial	$30,158	$2,034	$—	$—	$32,192
Commercial mortgage	127,999	420	2,314	—	130,733
Construction, land and land development	1,902	—	—	—	1,902
Consumer	36,067	275	746	—	37,088
Residential	38,961	805	—	—	39,766

Total	$235,087	$3,534	$3,060	$—	$241,681

	December 31, 2011
	Pass	Special Mention	Substandard	Doubtful	Total
	(in thousands)
Credit Risk Profile by Internally Assigned Grades
Commercial	$29,215	$2,991	$—	$—	$32,206
Commercial mortgage	110,500	1,539	1,109	—	113,148
Construction, land and land development	7,505	—	—	—	7,505
Consumer	41,780	148	146	—	42,074
Residential	36,555	805	—	—	37,360

Total	$225,555	$5,483	$1,255	$—	$232,293

Changes in the allowance for loan losses were as follows:

	December 31,
	2012	2011
	(in thousands)
Balance at beginning of year	$2,982	$2,875
Charge-offs	(144)	(127)
Recoveries	30	14
Provision charged to operations	290	220

Balance at end of year	$3,158	$2,982

The following table represents the allocation of allowance for loan losses and the related loans by loan portfolio segment disaggregated based on the impairment methodology at December 31, 2012 and 2011, respectively:

	December 31, 2012
	Commercial	Commercial Mortgage	Construction, Land and Land Development	Consumer	Residential	Unallocated	Total
	(in thousands)
Allowance for Loan Losses:
Individually evaluated for impairment	$—	$96	$—	$69	$—	$—	$165
Collectively evaluated for impairment	551	1,659	30	482	227	44	2,993

Total	$551	$1,755	$30	$551	$227	$44	$3,158

Loans Receivable
Individually evaluated for impairment	$—	$2,314	$—	$746	$—		$3,060
Collectively evaluated for impairment	32,192	128,419	1,902	36,342	39,766		238,621

Total	$32,192	$130,733	$1,902	$37,088	$39,766		$241,681

	December 31, 2011
	Commercial	Commercial Mortgage	Construction, Land and Land Development	Consumer	Residential	Unallocated	Total
	(in thousands)
Allowance for Loan Losses:
Individually evaluated for impairment	$—	$11	$—	$—	$—	$—	$11
Collectively evaluated for impairment	522	1,531	122	531	215	50	2,971

Total	$522	$1,542	$122	$531	$215	$50	$2,982

Loans Receivable
Individually evaluated for impairment	$—	$1,109	$—	$146	$—		$1,255
Collectively evaluated for impairment	32,206	112,039	7,505	41,928	37,360		231,038

Total	$32,206	$113,148	$7,505	$42,074	$37,360		$232,293

The following table presents the activity in the Company’s allowance for loan losses by class of loans based on the most recent analysis performed for the twelve months ended December 31, 2012 and 2011:

	Allowance for Loan Losses
	Commercial	Commercial Mortgage	Construction, Land and Land Development	Consumer	Residential	Unallocated	Total
	(in thousands)
Balance December 31, 2011	$522	$1,542	$122	$531	$215	$50	$2,982
Charge-offs	—	(67)	—	(77)	—	—	(144)
Recoveries	18	8	—	4	—	—	30
Provision for loan losses	11	272	(92)	93	12	(6)	290

Balance, December 31, 2012	$551	$1,755	$30	$551	$227	$44	$3,158

Balance December 31, 2010	$186	$1,821	$102	$506	$205	$55	$2,875
Charge-offs	—	(125)	—	(2)	—	—	(127)
Recoveries	14	—	—	—	—	—	14
Provision for loan losses	322	(154)	20	27	10	(5)	220

Balance, December 31, 2011	$522	$1,542	$122	$531	$215	$50	$2,982

NOTE 4 – PREMISES AND EQUIPMENT

Premises and equipment are as follows:

	December 31,
	2012	2011
	(in thousands)
Land	$693	$693
Buildings and improvements	5,293	5,294
Furniture, fixtures and equipment	2,283	2,244
Leasehold improvements	955	955
Computer equipment and software	939	939

	10,163	10,125
Less accumulated depreciation and amortization	(5,295)	(5,129)

Total premises and equipment, net	$4,868	$4,996

Depreciation charged to operations amounted to approximately $284,000 and $401,000 for the years ended December 31, 2012 and 2011, respectively.

NOTE 5 – CERTIFICATES OF DEPOSIT

At December 31, 2012, a summary of the maturity of certificates of deposit is as follows:

Amount
(in thousands)
2013	$18,845
2014	5,083
2015	7,528
2016	2,366
2017	491

$34,313

Deposits held at the Company by related parties, which include executive officers, directors, and companies in which Board members have a significant ownership interest, approximated $17.8 million and $23.4 million at December 31, 2012 and 2011, respectively.

NOTE 6 – BORROWINGS

a) Federal Home Loan Bank Borrowing

As of December 31, 2012 and 2011, the Company had an approved borrowing capacity of approximately $83.5 million and $76.7 million, respectively, with the Federal Home Loan Bank of New York (FHLB), based on total assets and eligible collateral. Eligible collateral may include certain investment securities and qualifying mortgage loans. Borrowings under this arrangement have fixed interest rates that range from 3.12% to 3.61% at December 31, 2012 with maturity dates of November 29, 2017 through January 8, 2018 and are callable at the option of the FHLB. At December 31, 2012 and 2011, $5.5 million and $7.5 million, respectively, in borrowings were outstanding with the FHLB. FHLB borrowings of $2.0 million and $3.5 million were prepaid during 2012 and 2011, respectively. The Company incurred losses on debt extinguishment of $334,000 in 2012 and $426,000 in 2011, which were recorded as losses on debt extinguishment. The Company had outstanding advances at December 31, 2012 and 2011 as follows:

Maturity	First Date Callable	Rate	December 31, 2012
November 29, 2017	November 29, 2010	3.41%	$1,500,000
January 8, 2018	January 8, 2011	3.12%	2,000,000
January 8, 2018	January 8, 2013	3.61%	2,000,000

Total			$5,500,000

Maturity	First Date Callable	Rate	December 31, 2011
November 29, 2017	November 29, 2010	3.41%	$1,500,000
January 8, 2018	January 8, 2011	3.12%	2,000,000
January 8, 2018	January 8, 2013	3.61%	2,000,000
February 22, 2018	February 22, 2013	3.71%	2,000,000

Total			$7,500,000

b) Credit Lines and Borrowings

The Company has three lines of credit with financial institutions aggregating $18.5 million at December 31, 2012. Borrowings under these agreements have interest rates that fluctuate based on market conditions. The Company may also purchase Federal Funds on an overnight basis. The Company had no borrowings outstanding under these lines as of December 31, 2012 and 2011, respectively.

NOTE 7 – INCOME TAXES

Deferred income taxes are provided for the temporary difference between the financial reporting basis and the tax basis of the Company’s assets and liabilities.

The components of income taxes (benefit) are summarized as follows:

	December 31,
	2012	2011
	(in thousands)
Current Tax Expense:
Federal	$1,532	$1,118
State	275	247

	1,807	1,365
Deferred Tax (Benefit):
Federal	93	(153)
State	(70)	(23)

	23	(176)

	$1,830	$1,189

The following table presents reconciliation between the reported income taxes and the income taxes, which would be computed by applying the Federal statutory tax rate of 34% to income before taxes:

	December 31,
	2012	2011
	(in thousands)
Federal income tax	$1,771	$1,361
Add (deduct) effect of:
State income taxes net of federal income tax effect	252	136
Stock options	—	1
Meals and entertainment	14	15
Increase in cash surrender value life insurance	(92)	(189)
Tax-exempt income	(115)	(128)
Other	—	(7)

	$1,830	$1,189

The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	2012	2011
Deferred tax assets and (liabilities):	(in thousands)
Allowance for loan losses	$1,129	$1,064
Deferred costs – loans	21	37
Nonaccrual loan income	9	3
Depreciation	(203)	(107)
Deferred compensation	242	180
Unrealized loss (gain) – AFS	(192)	(406)
NOL carryover and other	43	38

Net deferred tax assets	$1,049	$809

There was no valuation allowance for deferred taxes as of December 31, 2012 and 2011. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

The Company is subject to U.S. Federal income tax as well as income tax of the State of New Jersey. The Company is no longer subject to examination by taxing authorities for years before 2009. The Company does not have a material amount of unrecognized tax benefits and does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and /or penalties related to income tax matters in income tax expense.

NOTE 8 – RELATED PARTY TRANSACTIONS

Loans to executive officers, directors, and their affiliates during 2012 were as follows:

Amount
(in thousands)
Beginning balance	$1,262
New loans	36
Repayments	(167)

Ending balance	$1,131

A director of the Company is a member of a law firm which represents the Company in various matters from time-to-time. The Company paid fees to this law firm, relating to general corporate matters, of approximately $5,000 and $11,000 during the years ended December 31, 2012 and 2011, respectively. This law firm had no loan balance outstanding at December 31, 2012 and an outstanding loan balance of $96,000 at December 31, 2011, in connection with single term loan made by the Bank in 2009. This law firm had approximately $15,959,000 and $20,978,000 of deposits held with the Company as of December 31, 2012 and 2011, respectively.

A director of the Company is an owner of a restaurant which the Company uses for entertainment purposes. The Company paid this restaurant approximately $2,000 in each of the years ended December 31, 2012 and 2011. The restaurant had outstanding loan balances of $210,000 and $231,000 at December 31, 2012 and 2011, respectively, in connection with one line of credit loan made by the Bank in 2003 and converted to a term loan in 2011. This restaurant had approximately $21,000 and $13,000 of deposits held with the Company as of December 31, 2012 and 2011, respectively.

NOTE 9 – BENEFIT PLANS

Stock Options

The Company has three equity compensation plans outstanding for the members of the board of directors, executive officers, and certain employees of the Bank.

The Company’s 2001 Combined Stock Option Plan (“2001 Combined Plan”) provides for the granting of 295,490 shares of the Company’s common stock. The Company’s 2007 Equity Incentive Plan (“2007 Plan”) provides for the granting of 137,813 shares of the Company’s common stock. The Company’s 2012 Equity Incentive Plan (“2012 Plan”) provides for the granting of 150,000 shares of the Company’s common stock. Both incentive stock options (ISOs) and non-qualified options (NQOs) may be granted under the plans. The 2007 Plan and the 2012 Plan also permit grants of shares of restricted stock. Only employees of the Company may receive ISOs.

Options granted pursuant to the 2001 Combined Stock Option Plan must be exercisable at a price greater than or equal to the par value of the Common Stock, but in no event may the option price be lower than (i) in the case of an ISO, the fair market value of the shares subject to the ISO on the date of grant, (ii) in the case of an NQO issued to a Director as compensation for serving as a Director or as a member of the advisory boards of the Bank, the fair market value of the shares subject to the NQO on the date of grant, and (iii) in the case of an NQO issued to a grantee as employment compensation, eighty-five percent (85%) of the fair market value of the shares subject to the NQO on the date of grant. In addition, no ISO may be granted to an employee who owns common stock possessing more than ten percent (10%) of the total combined voting power of the Company’s common stock unless the price is at least 110% of the fair market value (on the date of grant) of the common stock. Options granted under the 2007 Plan and the 2012 Plan must have an exercise price equal to at least 100% of the fair market value of the shares on the grant date.

A summary of the status of the Company’s stock option plans as of December 31, 2012, and the change during the year ended is represented below:

	Number of shares	Weighted average exercise price	Weighted average life	Aggregate intrinsic value
				(in thousands)
Outstanding at December 31, 2011	346,018	$7.64	4.9 years	$235
Granted	63,000	8.57
Exercised	(50,850)	6.12
Forfeited	(23,632)	9.05

Outstanding at December 31, 2012	334,536	$7.95	5.1 years	$436

Vested and expected to vest	334,536	$7.95	5.1 years	$436

Exercisable at end of the year	206,835	$7.53	2.6 years	$364

The fair value of stock options granted during 2012 was $1.05 on the date of grant using the Black Scholes option-pricing model with the following assumptions for 2012: expected dividend yield of 3.73%, stock price volatility of 21.26%, risk-free interest rates of 1.21% and expected life of 7 years. In 2011, stock options were granted on two separate dates. The fair values of stock options granted during 2011 were $1.96 and $1.21 on the dates of grant using the Black Scholes option-pricing model with the following assumptions for 2011: expected dividend yields of 2.44% and 3.06%, stock price volatility of 21.69% for both grants, risk-free interest rates of 2.84% and 1.70% and expected life of 7 years for both grants.

At December 31, 2012 and 2011, the number of options exercisable was 206,835 and 233,605, respectively, and the weighted-average exercise price of those options was $7.53 and $7.22, respectively.

At December 31, 2012 and 2011, there were 105,479 and 1,056 additional shares available for grant under the Plans.

Information related to the stock option plan during each year follows:

	2012	2011
	(in thousands)
Intrinsic value of options exercised	$128	$99
Cash received from options exercised	311	210
Tax benefit realized from option exercises	33	2
Weighted average fair value of options granted in dollars	$1.05	$1.60

As of December 31, 2012, there was $142,000 of total unrecognized compensation cost related to nonvested stock options granted under the Company’s Plans. The cost is expected to be recognized over a weighted-average period of 3.8 years.

Stock Awards

For accounting purposes, the Company recognizes compensation expense for grants of restricted stock awarded under the Company’s Plans over the vesting period at the fair market value of the shares on the date they are awarded. For share awards granted to date, the vesting period is four years with 25% of the award for each year vesting annually on May 23th of each year. As of December 31, 2012, 3,067 shares were vested. For the year ended December 31, 2012, the Company did not recognize any compensation expense related to the shares awarded. As of December 31, 2012, all share awards were vested and no additional costs related to previously granted shares are expected to be recognized.

Other Benefit Plans

During 2007, the Company entered into a non-qualified Supplemental Executive Retirement Plan (“SERP”) with its Chief Executive Officer and its then current Chief Financial Officer. The benefit provided to them by the SERP is calculated at $48,000 and $24,000, respectively, per year for 15 years after retirement. The Company’s expense for the SERP was $101,000 and $70,000 for the period ending December 31, 2012 and 2011, respectively, resulting in a deferred compensation liability of $528,000 and $451,000 as of year-end 2012 and 2011. Due to the passing of the Chief Financial Officer in January 2009, the Company incurred an expense of $183,000 in the first quarter of 2009. Payment of the benefit accrued for the former Chief Financial Officer is being paid to his beneficiary evenly over 12 years.

The Company has a 401(k) profit sharing plan for eligible employees. The Company matches employee contributions equal to 50% of the amount of the salary reduction the employee elects to defer, up to a maximum of 5% of eligible compensation. The Company may also contribute a discretionary amount each year as determined by the Company. The Company’s contribution to the Plan was approximately $86,000 and $95,000 for the years ended December 31, 2012 and 2011, respectively.

NOTE 10 – COMMITMENTS

a) Lease Commitments

The Company leases certain office space and equipment under non-cancelable lease agreements, which have expiration dates through 2016. Lease and rental expense was approximately $443,000 and $447,000 for the years ended December 31, 2012 and 2011, respectively.

The following is a schedule of minimum commitments under operating leases at December 31, 2012:

Amount
(in thousands)
2013	$364
2014	315
2015	230
2016	101
Thereafter	—

$1,010

b) Employment Agreements

The Company is a party to an employment agreement with its President and CEO. The agreement provides for one-year terms which automatically renew unless either party provides notice at least six (6) months prior to the termination date of their intention not to renew. Pursuant to this agreement, our President and CEO will receive a base salary and certain increases as defined in the agreement.

c) Preferred Stock

The Company’s certificate of incorporation authorizes it to issue up to 1,000,000 shares of preferred stock, in one or more series, with such designations and such relative voting, dividend and liquidation, conversion and other rights, preferences and limitations as shall be resolved by the Board of Directors. There are currently no shares issued or outstanding.

d) Litigation

The Company is involved in legal proceedings incurred in the normal course of business. On February 8, 2013, the Company received a class action complaint in connection with its pending merger with Lakeland Bancorp, Inc. In the opinion of management, none of these proceedings are expected to have a material effect on the financial position or results of operations of the Company.

NOTE 11 – FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Company had the following approximate off-balance-sheet financial instruments whose contract amounts represent credit risk. These instruments are almost entirely made up of variable rate loans:

	December 31,
	2012	2011
	(in thousands)
Commitments to extend credit and unused lines of credit	$85,461	$92,807
Letters of credit—standby and performance	1,421	1,724

Total	$86,882	$94,531

Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include guarantees, marketable securities, residential or commercial real estate, accounts receivable, inventory or equipment. The Company had commitments to extend credit to related parties for approximately $456,000 and $1.4 million at December 31, 2012 and 2011, respectively.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contracts entered into by customers. Most guarantees extend for one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 12 – REPORTABLE SEGMENTS

We separate our business into two reporting segments: community banking and mortgage banking.

The primary activities of the Company include acceptance of deposits from the general public, origination of mortgage loans secured by residential and commercial real estate, commercial and consumer loans, and investment in debt securities, mortgage-backed securities and other financial instruments (community banking). Sullivan provides mortgage-banking services to customers on behalf of investor companies (mortgage banking).

The Company follows U.S. generally accepted accounting principles as described in the summary of significant accounting policies. Consolidation adjustments reflect elimination of intersegment revenue and expenses and statement of financial condition.

The following table sets forth certain information about the reconciliation of reported net income for each of the reportable segments as of and for the year ended December 31, 2012.

	The Bank and Bancorp	Sullivan	Eliminating Entries	Consolidated
	(in thousands)
Interest income	$13,133	$128	$(57)	$13,204
Interest expense	1,289	57	(57)	1,289
Provision for loan losses	290	—	—	290
Non-interest income	1,606	1,362	(120)	2,848
Non-interest expense(1)	10,102	1,113	(120)	11,095

Net income	$3,058	$320	$—	$3,378

Total assets	$368,302	$9,299	$(8,671)	$368,930

The following table sets forth certain information about the reconciliation of reported net income for each of the reportable segments as of and for the year ended December 31, 2011.

	The Bank and Bancorp	Sullivan	Eliminating Entries	Consolidated
	(in thousands)
Interest income	$13,571	$111	$(42)	$13,640
Interest expense	1,793	42	(42)	1,793
Provision for loan losses	220	—	—	220
Non-interest income	1,336	786	(102)	2,002
Non-interest expense(1)	10,069	867	(102)	10,816

Net income	$2,825	$(12)	$—	$2,813

Total assets	$363,482	$4,928	$(4,385)	$364,025

(1)	Includes income taxes.

NOTE 13 – REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the FDIC. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. At year-end 2012 and 2011, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2012, management believes the Bank met all capital adequacy requirements to which it is subject.

The Bank’s actual capital amounts and ratios are presented in the following tables:

	Actual		For Capital Adequacy Purpose			For Classification As Well Capitalized
	Amount	Ratio	Amount	Ratio		Amount	Ratio
December 31, 2012:	(dollars in thousands)
Total capital (to risk-weighted assets)	$43,595	16.30%	$21,392	≥	8.00%	$26,581	≥	10.00%
Tier I capital (to risk-weighted assets)	40,437	15.12%	10,696	≥	4.00%	15,949	≥	6.00%
Tier I capital (to average assets)	40,437	11.04%	14,656	≥	4.00%	18,206	≥	5.00%
December 31, 2011:
Total capital (to risk-weighted assets)	$39,962	15.03%	$21,266	≥	8.00%	$26,581	≥	10.00%
Tier I capital (to risk-weighted assets)	36,980	13.91%	10,633	≥	4.00%	15,949	≥	6.00%
Tier I capital (to average assets)	36,980	10.16%	14,565	≥	4.00%	18,206	≥	5.00%

As of December 31, 2012 and 2011, the Bank’s ratio of equity capital to total assets was 10.97% and 10.17%, respectively.

NOTE 14 – FAIR VALUE

FASB ASC 820 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability

The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

The fair value of loans held for sale is based upon binding quotes from third party investors (Level 2 inputs).

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2012
	Quoted Prices in Active Markets for Identical Unobservable Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Assets:
Available for Sale Securities:
U.S. Government Sponsored Agency Securities	$—	$2,921	$—
Mortgage Backed Securities – Residential	—	7,667	—
Collaterized Mortgage Obligations	—	1,324	—
Corporate Debt Securities	—	1,458	—
Loans Held for Sale	—	6,977	—

	Fair Value Measurements at December 31, 2011
	Quoted Prices in Active Markets for Identical Unobservable Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Assets:
Available for Sale Securities:
U.S. Government Sponsored Agency Securities	$—	$14,753	$—
Mortgage Backed Securities – Residential	—	23,814	—
Collaterized Mortgage Obligations	—	2,734	—
Corporate Debt Securities	—	2,278	—
Loans Held for Sale	—	2,969	—

Assets and Liabilities Measured on a Non-Recurring Basis

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements at December 31, 2012
	Quoted Prices in Active Markets for Identical Unobservable Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Assets:
Impaired loans:
Commercial Mortgage	$—	$—	$1,887
Consumer	—	—	677

A loan is impaired when full payment under the loan terms is not expected. The fair value measurement for collateral dependent loans is based on the lesser of appraised value, broker opinion or projected list price of the property less estimated expenses for the disposal of the property, which include taxes, commissions, first liens and legal fees. At December 31, 2012, impaired loans that are measured for impairment using the fair value of collateral had an unpaid principal balance of $2.7 million with a valuation allowance of $157,000. If a loan is impaired, a portion of the allowance for loan losses is allocated so that the loan is reported net of the allocated allowance.

The Level 3 fair value measurements on collateral dependent impaired loans were based on a current forecast of anticipated sale proceeds, net of expected closing costs and related fees, to arrive at fair value.

There were no impaired loans measured at fair value on a non-recurring basis at December 31, 2011.

The Company has elected the fair value option for loans held for sale. These loans are intended for sale and the Company believes that the fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policy on loans held for investment. None of these loans are 90 days or more past due or on nonaccrual at either December 31, 2012 or December 31, 2011. No impairment charges were recognized on loans held for sale for the year ended December 31, 2012 or December 31, 2011.

The carrying amounts and estimated fair values of financial instruments not previously presented are summarized below at December 31, 2012 and December 31, 2011:

		Fair Value Measurements at December 31, 2012 Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Cash and due from banks	$7,544	$7,544		$—	$—
Federal funds sold	75,127	75,127		—	—
Interest bearing deposits in other financial institutions	775	775
Investment securities held to maturity	8,900	—		9,186	—
Restricted stock	743	N/A	*	—	—
Loans receivable, including deferred fees and costs	241,911	—		—	243,747
Demand, NOW, money market and savings	285,874	285,874		—	—
Certificates of deposit	34,313	—		34,962	—
Federal Home Loan Bank advances	5,500	—		6,211	—

		Fair Value Measurements at December 31, 2011 Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Cash and due from banks	$4,588	$4,588		$—	$—
Federal funds sold	54,636	54,636		—	—
Interest bearing deposits in other financial institutions	775	775		—	—
Investment securities held to maturity	10,738	—		10,849	—
Restricted stock	784	N/A	*	—	—
Loans receivable, including deferred fees and costs	232,485	—		—	235,344
Demand, NOW, money market and savings	273,808	273,808		—	—
Certificates of deposit	40,906	—		41,883	—
Federal Home Loan Bank advances	7,500	—		8,682	—

*	It is not practical to determine the fair value of restricted stock due to restrictions placed on its transferability.

For the Company, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Company uses significant estimations and present value calculations to prepare this disclosure.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instrument. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 2012 and 2011 are outlined below.

The fair values of loans are estimated based on a discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

The estimated fair values of demand deposits (i.e., interest and non-interest bearing checking accounts, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts, and certificates of deposit approximate their fair values at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities.

The fair values of fixed-rate Federal Home Loan Bank borrowings are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly Federal Home Loan borrowings maturities.

The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated costs to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and the fair value of letters of credit are considered immaterial.

NOTE 15 – PARENT COMPANY ONLY

The following information on the parent only financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 should be read in conjunction with the notes to the consolidated financial statements.

Statements of Financial Condition

	2012	2011
	(in thousands)
Assets:
Cash and due from subsidiaries	$591	$2,226
Investment in subsidiaries	40,809	37,769
Other assets	448	374

Total assets	$41,848	$40,369

Liabilities:
Other liabilities	$—	$—

Stockholders’ equity:
Common stock	37,143	36,972
Retained earnings	4,333	2,608
Accumulated other comprehensive income	372	789
Total stockholders’ equity	41,848	40,369

Total liabilities and stockholders’ equity	$41,848	$40,369

The following information on the parent only operating statements and cash flows as of December 31, 2012 and 2011 and for the years then ended should be read in conjunction with the notes to the consolidated financial statements.

Statements of Operations

	2012	2011
	(in thousands)
Equity in undistributed income of subsidiaries	$3,457	$2,851
Other expenses	79	38

Net income	$3,378	$2,813

Statements of Cash Flows

	2012	2011
	(in thousands)
Cash flows from operating activities:
Net income	$3,378	$2,813
Equity in undistributed income of the subsidiaries	(3,457)	(2,851)
Increase in other assets	(74)	(72)
Stock-based compensation	41	44

Net cash used in operating activities	(112)	(66)

Cash flows from financing activities:
Proceeds from exercise of options	344	210
Common stock repurchase	(214)	(882)
Cash dividend paid common stock	(1,653)	(1,350)

Net cash used in financing activities	(1,523)	(2,022)

Net change in cash for the period	(1,635)	(2,088)
Net cash at beginning of year	2,226	4,314

Net cash at end of year	$591	$2,226

NOTE 16 – QUARTERLY FINANCIAL DATA (unaudited)

Selected Consolidated Quarterly Financial Data

	2012 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(in thousands, except per share data)
Total interest income	$3,455	$3,308	$3,299	$3,142
Total interest expense	356	339	327	267

Net interest income	3,099	2,969	2,972	2,875
Provision for loan losses	75	90	75	50

Net interest income after provision for loan losses	3,024	2,879	2,897	2,825
Other income	551	712	580	1,005
Other expenses	2,317	2,190	2,221	2,537

Income before income taxes	1,258	1,401	1,256	1,293
Income tax expense	438	500	443	449

Net income	$820	$901	$813	$844

Earnings per share:
Basic	$0.15	$0.17	$0.15	$0.16

Diluted	$0.15	$0.17	$0.15	$0.16

	2011 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(in thousands, except per share data)
Total interest income	$3,325	$3,376	$3,484	$3,454
Total interest expense	450	463	445	434

Net interest income	2,875	2,913	3,039	3,020
Provision for loan losses	75	30	95	20

Net interest income after provision for loan losses	2,800	2,883	2,944	3,000
Other income	396	368	734	503
Other expenses	2,353	2,278	2,744	2,251

Income before income taxes	843	973	934	1,252
Income tax expense	240	322	197	430

Net income	$603	$651	$737	$822

Earnings per share:
Basic	$0.11	$0.12	$0.14	$0.16

Diluted	$0.11	$0.12	$0.13	$0.16

Annex A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of January 28, 2013, is by and between Lakeland Bancorp, Inc., a New Jersey corporation (“Parent”), and Somerset Hills Bancorp, a New Jersey corporation (the “Company”). Parent and the Company are sometimes collectively referred to herein as the “Constituent Corporations” or the “Parties” or individually referred to as a “Constituent Corporation” or a “Party.” Defined terms are described in Section 9.11 of this Agreement.

RECITALS

A. Parent desires to acquire the Company and the Company’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of the Company and its shareholders. The acquisition will be accomplished by (i) merging the Company with and into Parent, with Parent as the surviving corporation (the “Merger”), (ii) immediately after the Effective Time of the Merger, merging Somerset Hills Bank, a New Jersey-chartered commercial bank (the “Company’s Bank”) and a wholly-owned subsidiary of the Company, with and into Lakeland Bank, a New Jersey-chartered commercial bank (the “Parent’s Bank”) and a wholly-owned subsidiary of Parent, with the Parent’s Bank as the surviving corporation, as provided in Section 1.14 of this Agreement, and (iii) the Company’s shareholders receiving the Aggregate Merger Consideration hereinafter set forth. The Boards of Directors of each of the Company and Parent have duly adopted and approved this Agreement and have directed that the Agreement (in the case of the Company) or the issuance of the shares of Parent Common Stock issuable thereby (in the case of Parent) be submitted to their respective shareholders for approval.

B. The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “BCA”), at the Effective Time, the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the Laws of the State of New Jersey. The name of the Surviving Corporation shall continue to be Lakeland Bancorp, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing, Closing Date, Determination Date and Effective Time. Unless a different date, time and/or place are agreed to by the Parties, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Lowenstein Sandler LLP, 65 Livingston Avenue, Roseland, New Jersey, on a date determined by Parent on at least five Business Days prior notice (the “Closing Notice”) given to the Company, which date (the “Closing Date”) shall be not more than twenty (20) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). In the Closing Notice, Parent shall specify the “Determination Date”, which date shall be the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period) and either Party has notified the other in writing that all such approvals (and waivers, if applicable) have been received. Simultaneous with or immediately following the consummation of the Closing, Parent and the Company shall cause to be filed, with the Department of the Treasury of the State of New Jersey, a certificate of merger relating to the Merger, in form and substance reasonably satisfactory to Parent and the Company and consistent with the terms of this Agreement (the “Certificate of Merger”). The Certificate of Merger shall specify the Effective Time of the Merger. For purposes of this Agreement, the term “Effective Time” shall mean (i) a date and time following the consummation of the Closing agreed to by Parent and the Company and set forth in the Certificate of Merger (which date and time the Parties currently anticipate will be the close of business on the Closing Date) or (ii) in the event that the Parties fail to specify such date and time in the Certificate of Merger, the time of the filing of the Certificate of Merger. The Merger shall be effective as of the Effective Time.

1.3 Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Parent and the Company and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Parent and the Company shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Parent and the Company and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Parent and the Company in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Parent or the Company is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Parent or the Company if the Merger had not occurred.

1.4 Conversion of Company Common Stock.

(a) At the Effective Time, subject to the other provisions of this Section 1.4 and Sections 2.2(e) and 8.1(k) of this Agreement, each share of the Company’s common stock, no par value (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company’s treasury and (ii) shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (except for Trust Account Shares and DPC Shares)), shall by virtue of this Agreement and without any action on the part of the Company, Parent or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 1.5 of the Agreement, either:

(i) 1.1962 shares of common stock, no par value, of Parent (“Parent Common Stock”) (such shares, the “Per Share Stock Consideration” and the ratio of such number to one, the “Exchange Ratio”); or

(ii) cash in an amount equal to twelve dollars ($12.00) (the “Per Share Cash Consideration”).

(b) At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock and (ii) all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as

“Trust Account Shares”) or (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

(c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) shall cease to have any rights as shareholders of the Company, except the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration for each such share held by them. The consideration which any holder of Company Common Stock is entitled to receive pursuant to this Article I is referred to herein as the “Merger Consideration”. The consideration which all of the Company shareholders are entitled to receive pursuant to this Article I is referred to herein as the “Aggregate Merger Consideration”.

(d) Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend declared thereon with a record date within said period, appropriate adjustments shall be made to the Exchange Ratio.

1.5 Election Procedures.

(a) Allocation. The allocation of the Aggregate Merger Consideration between cash and shares of Parent Common Stock shall be determined pursuant to this Section 1.5.

(b) Elections by Holders of Stock or Cash. Subject to the allocation and election procedures set forth in this Section 1.5, each record holder immediately prior to the Effective Time of shares of Company Common Stock will be entitled (i) to elect to receive cash for 10%, 20%, 30%, 40%, 50%, 60%, 70%, 80%, 90% or all of such shares (each, a “Cash Election”), (ii) to elect to receive Parent Common Stock for 10%, 20%, 30%, 40%, 50%, 60%, 70%, 80%, 90% or all of such shares (a “Stock Election”), or (iii) to indicate that such record holder has no preference as to the receipt of cash or Parent Common Stock for such shares (a “Non-Election”). In the event that any such holder makes elections which together cover more than 100% of the shares of Company Common Stock that such Person owns as of the Effective Time, such holder shall be deemed to have made a Stock Election with respect to 50% of such holder’s shares and a Cash Election with respect to 50% of such holder’s shares. In the event that any such holder makes elections which together cover less than 100% of the shares of Company Common Stock that such Person owns as of the Effective Time, such holder shall be deemed to have made a Non-Election with respect to the number of shares for which no Cash Election, Stock Election or Non-Election was made. In the event that any such holder makes a Cash Election or Stock Election for a percentage of such holder’s shares that is other than 10%, 20%, 30%, 40%, 50%, 60%, 70%, 80%, 90% or all of such holder’s shares, the number of shares deemed to be so elected shall be reduced to the next lowest percentage permitted to be elected hereunder. All such elections shall be made on a form designed for that purpose by Parent (a “Form of Election”), which form shall be acceptable to the Company, such acceptance not to be unreasonably withheld. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that each such Form of Election covers all the shares of Company Common Stock held by each Representative for a particular beneficial owner. For purposes of this Agreement, all shares covered by Stock Elections shall be referred to herein as “Stock Election Shares”, all shares covered by Cash Elections shall be referred to herein as “Cash Election Shares”, all shares covered by Non-Elections shall be referred to herein as “Non-Election Shares”, the number of shares equal to ten percent of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be referred to herein as the “Cash Number” and the number of shares equal to ninety percent of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be referred to herein as the “Stock Number”.

(c) Oversubscription for Stock. If the aggregate number of Stock Election Shares exceeds the Stock Number, all Non-Election Shares and Cash Election Shares shall be converted into the right to receive cash, and the Stock Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

(i) the Exchange Agent will select from among the holders of Stock Election Shares, on a pro rata basis, a sufficient number of such shares (“Cash Designated Shares”) such that the number of Cash Designated Shares will, when added to the number of Cash Election Shares and Non-Election Shares, be equal as closely as practicable the Cash Number, and all such Cash Designated Shares shall be converted into the right to receive cash; and

(ii) the Stock Election Shares not so selected as Cash Designated Shares shall be converted into the right to receive shares of Parent Common Stock.

(d) Oversubscription for Cash. If the aggregate number of Cash Election Shares exceeds the Cash Number, all Non-Election Shares and Stock Election Shares shall be converted into the right to receive Parent Common Stock, and the Cash Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

(i) the Exchange Agent will select from among the holders of Cash Election Shares, on a pro rata basis, a sufficient number of such shares (“Stock Designated Shares”) such that the number of Stock Designated Shares will, when added to the number of Stock Election Shares and Non-Election Shares, be equal as closely as practicable the Stock Number, and all such Stock Designated Shares shall be converted into the right to receive Parent Common Stock; and

(ii) the Cash Election Shares not so selected as Stock Designated Shares shall be converted into the right to receive cash.

(e) Other Outcomes. If the aggregate number of Cash Election Shares is equal to or less than the Cash Number and the aggregate number of Stock Election Shares is equal to or less than Stock number, then all Stock Election Shares shall be converted into the right to receive Parent Common Stock, all Cash Election Shares shall be converted into the right to receive cash and all Non-Election Shares (if any) shall be converted into the right to receive Parent Common Stock or the right to receive cash in the following manner:

(i) the Exchange Agent will select from among the holders of Non-Election Shares, on a pro rata basis, a sufficient number of such shares (“Stock Exchanged Shares”) such that the number of Stock Exchanged Shares will, when added to the number of Stock Election Shares, be equal as closely as practicable to the Stock Number, and all such Stock Exchanged Shares shall be converted into the right to receive Parent Common Stock; and

(ii) the Non-Election Shares not so selected as Stock Exchanged Shares shall be converted into the right to receive cash.

(f) Procedures for Holders’ Elections. Elections shall be made by holders of Company Common Stock by mailing to the Exchange Agent a Form of Election which is received by the Exchange Agent prior to the Election Deadline. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by the holder and accompanied by the certificates representing the shares of Company Common Stock as to which the election is being made (or properly completed, signed and submitted to the Exchange Agent by an appropriate bank or trust company in the United States or a member of a registered national securities exchange or the Financial Industry Regulatory Authority). Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The good faith decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding, provided that Parent (and the Exchange Agent) does not act unreasonably. Neither Parent nor the Exchange Agent will be under any obligation to, but Parent and the Exchange Agent may (if they choose to do so), notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 1.5 and all such computations shall be conclusive and binding on the holders of Company Common Stock, provided that the Exchange Agent does not act unreasonably.

(g) Failure of Holder to Elect. For the purpose hereof, a holder of Company Common Stock who does not submit a Form of Election that is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election with respect to all of such holder’s shares of Company Common Stock. Except as otherwise provided in Section 1.5(b) of this Agreement, if Parent or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall, unless cured by the Election Deadline, be deemed to be of no force and effect and the shareholder or Representative making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election with respect to the shares of Company Common Stock covered by such purported Cash Election or Stock Election.

(h) Mailing of Election Forms to Holders and Election Deadline. Parent and the Company shall each use its best efforts to mail the Form of Election to all persons who are holders of record of Company Common Stock on the record date for the Company Shareholders’ Meeting and who become holders of Company Common Stock during the period between the record date for the Company Shareholders’ Meeting and 10:00 a.m. New York time, on at least the date fifteen calendar days prior to the anticipated Effective Time and to make the Form of Election available to all persons who become holders of Company Common Stock subsequent to such day and no later than the close of business on the Election Deadline. A Form of Election must be received by the Exchange Agent by 5:30 p.m., New York City time, on the third Business Day prior to the Closing Date (the “Election Deadline”) in order to be effective. All elections will be irrevocable.

(i) Increase in Stock Election Number Due to Tax Opinion. If the tax opinion referred to in Section 7.1(d) of this Agreement and to be delivered at the Closing (the “Tax Opinion”) cannot be rendered (as reasonably determined by Lowenstein Sandler LLP and as reasonably concurred in by Windels, Marx, Lane & Mittendorf, LLP) as a result of the Merger’s potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), then, if so requested by Parent, the Cash Number shall be decreased and the Stock Number shall be increased to the minimum extent necessary to enable the Tax Opinion to be rendered.

1.6 Exchange Agent. The Company and Parent hereby appoint American Stock Transfer and Trust Company (or such other transfer agent as Parent shall designate in good faith) as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Company Common Stock hereunder.

1.7 Stock Awards.

(a) All outstanding options that may be exercised for shares of Company Common Stock (whether or not vested) (each, a “Stock Option” and collectively the “Stock Options”) are described in Section 3.2(a) of the Company Disclosure Schedule and are presently governed by the Company’s 1998 Combined Stock Option Plan, 2001 Combined Stock Option Plan, 2007 Equity Incentive Plan or 2012 Equity Incentive Plan (collectively, the “Company Stock Compensation Plans”) and the agreements pursuant to which such Stock Options were granted (each, an “Option Grant Agreement”). The Stock Options presently governed by the Company’s 1998 Combined Stock Option Plan represent the right to purchase Company Common Stock and not the capital stock of the Company’s Bank. True and complete copies of the Company Stock Compensation Plans and all Option Grant Agreements relating to outstanding Stock Options have been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 1.7(a) of the then current draft of this Agreement). Within ten days from the date hereof, the Company Stock Compensation Plans shall be amended, and the Company’s Board of Directors shall take all other actions necessary, such that all Stock Options that are outstanding immediately prior to the Effective Time (“Old Stock Options”) shall automatically be converted as of the Effective Time into options to purchase Parent Common Stock (“New Stock Options”), which New Stock Options shall be identical to the Old Stock Options in all material respects, except that (i) upon exercise of the New Stock Options, the optionholder will receive Parent Common Stock rather than Company Common Stock, (ii) the number of shares of Parent Common Stock covered by each New Stock Option shall equal the number of shares of Company Common Stock covered by the corresponding Old Stock Option multiplied by the Exchange Ratio (rounded up or down to the nearest whole share, with .50 being rounded down), (iii) the exercise price of each New Stock Option shall equal the exercise price applicable to the corresponding Old Stock Option divided by the Exchange Ratio (rounded up or down to the nearest whole cent, with .50 being rounded up) and (iv) the committee that administers the plan by which such New Stock Options are governed shall be the compensation committee of the Board of Directors of Parent. In all other material respects, the New Stock Options shall be governed by the terms of the Company Stock Compensation Plans at and after the Effective Time. Promptly after the Effective Time, Parent shall use its reasonable best efforts to register the shares issuable upon exercise of the New Stock Options under the Securities Act, and to keep such registration in effect until such time as all New Stock Options have been exercised.

(b) The Company has not granted any shares of restricted stock pursuant to the Company Stock Compensation Plans or any other plan.

1.8 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4 of this Agreement, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.9 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.10 By-Laws. At the Effective Time, the by-laws of Parent, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.11 Directors and Officers of the Surviving Corporation. The directors of Parent immediately prior to the Effective Time, together with Edward B. Deutsch and Thomas J. Marino (or if either such person is unable or unwilling to serve, such other person or persons from among the current members of the Board of Directors of the Company as Parent shall designate), shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. It is intended that, subject to the exercise by Parent’s Board of Directors of its fiduciary duties, such two directors will be nominated for re-election at Parent’s 2014 annual meeting of shareholders in a manner consistent with Parent’s certificate of incorporation and by-laws and the objective of providing for staggered classes with an equal number, or as nearly equal a number as possible, of members in each such class. The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.12 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

1.13 Withholding Rights. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

1.14 The Bank Merger. Immediately following the Effective Time, the Company’s Bank shall be merged with and into the Parent’s Bank (the “Bank Merger”) in accordance with the provisions of the Bank Merger Act and, to the extent applicable, the New Jersey Banking Act of 1948, as amended (the “Banking Act”), and the regulations of the New Jersey Department of Banking and Insurance (the “New Jersey Department”), and the Parent’s Bank shall be the surviving bank (the “Surviving Bank”). Upon the consummation of the Bank Merger, the separate existence of the Company’s Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Company’s Bank and the Parent’s Bank and all of the property, rights, privileges, powers and franchises of each of the Company’s Bank and the Parent’s Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Company’s Bank and the Parent’s Bank and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation and by-laws of the Parent’s Bank shall become the certificate of incorporation and by-laws of the Surviving Bank, the officers and employees of the Parent’s Bank and the officers and employees of the Company’s Bank shall be the officers and employees of the Surviving Bank with such modifications as the Board of Directors of the Parent’s Bank shall determine, and the directors of the Parent’s Bank, together with Edward B. Deutsch and Thomas J. Marino (or if either such person is unable or unwilling to serve, such other person or persons from among the current members of the Board of Directors of the Company as Parent shall designate), shall be the directors of the Surviving Bank. The Company and Parent shall cause the Company’s Bank and the Parent’s Bank to execute and deliver a separate merger agreement (the “Bank Merger Agreement”) in substantially the form of Exhibit A annexed hereto, for delivery to the FDIC and the New Jersey Department for approval of the Bank Merger.

1.15 No Dissenters’ Rights. Consistent with the provisions of the BCA, no shareholder of the Company shall have appraisal rights with respect to the Merger.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Shares and Cash Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing shares of Parent Common Stock and cash in an amount sufficient to cover the Aggregate Merger Consideration (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 of this Agreement and paid pursuant to Section 2.2(a) of this Agreement in exchange for outstanding shares of Company Common Stock.

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash constituting Merger Consideration (including cash to be paid in lieu of fractional shares) or on any unpaid dividends or distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock, if any, represented by such Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I of this Agreement and this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying such fractional interest by the Parent Common Stock Average Price. All shares of Company Common Stock held by any such former shareholder immediately prior to the Effective Time shall be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the cash, shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property Laws, escheat Laws and any other applicable Law, become the property of Parent (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the cash and/or shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

References herein to the “Company Disclosure Schedule” shall mean all of the disclosure schedules required by this Article III and Articles V and VI, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles III, V and VI of this Agreement, which have been delivered on the date hereof by the Company to Parent. Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Copies of the certificate of incorporation and by-laws of the Company have previously been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 3.1(a) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) The Company’s Bank is a state-chartered commercial banking corporation duly organized and validly existing under the Laws of the State of New Jersey. The deposit accounts of the Company’s Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company’s other Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each Subsidiary of the Company have previously been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 3.1(b) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of the Company and each of its Subsidiaries contain true and complete records of all meetings and other actions held or taken since December 31, 2007 (or since the date of formation with respect to any such entity formed on or after December 31, 2007) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to Parent’s counsel.

(d) Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by the Company’s Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 3.1(d) of the Company Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which the Company’s Bank holds pursuant to satisfaction of obligations due to the Company’s Bank and which are disclosed in Section 3.1(d) of the Company Disclosure Schedule.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists, and at Closing will consist, solely of 9,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, no par value (“Company Preferred Stock”). As of the date hereof, there were 5,369,673 shares of Company Common Stock outstanding, no shares of Company Common Stock held by the Company as treasury stock, no shares of Company Preferred Stock outstanding and no shares of Company Preferred Stock held by the Company as treasury stock. As of the date hereof, there were no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 334,536 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Compensation Plans and described in Section 3.2(a) of the Company Disclosure Schedule. All statements made in Section 1.7(a) of this Agreement regarding the outstanding Stock Options and all statements made in Section 1.7(b) of this Agreement regarding the absence of restricted stock are accurate. Section 3.2(a) of the Company Disclosure Schedule sets forth with respect to each outstanding Stock Option: the name of the holder, the number of shares of Company Common Stock covered thereby, the date of grant, the exercise price, the vesting schedule, the expiration date and whether such Stock Option constitutes an incentive stock option under the Code. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company. Except as otherwise set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary. Assuming compliance by Parent with Section 1.7 of this Agreement, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries and there will be no agreements or understandings with respect to the voting of any such shares or other equity interests binding on the Company or any of its Subsidiaries. The authorized capital stock of the Company’s Bank consists of 5,000,000 shares of common stock, $5.00 par value per share, of which 1,500,000 shares of the Company’s Bank’s stock are outstanding and are owned by the Company.

(c) The Company Stock Compensation Plans have been duly authorized, approved and adopted by the Board of Directors of the Company and the Company’s shareholders. With respect to each grant of Stock Options, (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Compensation Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company Financial Statements. The Company has not granted, and there is no and has been no Company policy or practice to grant, any Stock Options prior to, or otherwise coordinated the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its financial results or prospects. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock or other similar rights with respect to the Company or any of its Subsidiaries.

(d) No bonds, debentures, trust-preferred securities or other similar indebtedness of the Company (parent company only) are issued or outstanding.

(e) In 2009, the Company issued $7.4 million in Company Preferred Stock to the U.S. Treasury under the Capital Purchase Program of the U. S. Treasury’s Troubled Assets Relief Program. In addition, the Company issued to the U. S. Treasury common stock purchase warrants permitting the U.S. Treasury to purchase up to 163,065 shares of Company Common Stock at an exercise price of $6.82 per share. In 2009, the Company redeemed all such shares of Company Preferred Stock and repurchased all such warrants.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 3.4 of this Agreement and (y) the approval of the Company’s shareholders as contemplated herein, to consummate the transactions contemplated hereby and the Company’s Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 3.4 of this Agreement, to consummate the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, the Company’s Board of Directors has (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at the Company Shareholders’ Meeting and (iv) resolved to recommend that the Company’s shareholders approve the Merger and this Agreement at the Company Shareholders’ Meeting (the “Company Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The execution and delivery of the Bank Merger Agreement have been duly and validly approved by the Board of Directors of the Company’s Bank. Except for the adoption of this Agreement by the requisite vote of the Company’s shareholders, no other corporate proceedings on the part of the Company or the Company’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the

Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company or the execution and delivery of the Bank Merger Agreement by the Company’s Bank, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof or the consummation by the Company’s Bank of the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof, or compliance by the Company with any of the terms or provisions hereof or compliance by the Company’s Bank with any of the terms or provisions of the Bank Merger Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 of this Agreement are duly obtained and except as set forth in Section 3.3(b) of the Company Disclosure Schedule, (x) violate any Law or Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (“FRB”) and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of the Company’s shareholders and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a joint proxy statement and prospectus, (e) the approval of this Agreement and the Merger by the requisite vote of the shareholders of the Company, (f) the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey pursuant to the BCA, (g) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (h) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (i) such consents, authorizations or approvals as shall be required under the Environmental Laws and (j) such other filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary on behalf of the Company or the Company’s Bank in connection with (1) the execution and delivery by the Company of this Agreement, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Company’s Bank of the Bank Merger Agreement and (4) the consummation by the Company’s Bank of the Bank Merger and the other transactions contemplated thereby.

3.5 Reports.

(a) The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with (i) the FRB, (ii) the New Jersey Department, (iii) the FDIC and (iv) any other

Governmental Entity that regulates the Company or any of its Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “Company Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Company Regulatory Agencies in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.5 of the Company Disclosure Schedule, no Company Regulatory Agency has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2009, the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. There is no unresolved violation, criticism, or exception by any Company Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.

(b) The Company has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2009 (the “Company Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied, and each Company Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002 and to the Knowledge of the Company no enforcement action has been initiated by the SEC against the Company or its officers or directors relating to disclosures contained in any Company Report.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports. Management of the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company’s management has not yet completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2012, but the Company has no reason to believe that, once completed, such assessment will not conclude that such controls were effective.

(d) Except as set forth in Section 3.5(d) of the Company Disclosure Schedule, since January 1, 2010, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any member of the Company’s Board of Directors or executive officer of the Company or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

3.6 Financial Statements.

(a) The Company has previously made available to Parent copies of (a) the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, 2010 and 2011, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2009, 2010 and 2011, in each case accompanied by the audit report of Crowe Horwath LLP (the “Accounting Firm”), independent public accountants with respect to the Company, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of September 30, 2012 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 2011 and 2012 and (d) the notes related thereto (collectively, the “Company Financial Statements”). The consolidated statements of financial condition of the Company (including the related notes, where applicable) included within the Company Financial Statements fairly present, and the consolidated statements of financial condition of the Company (including the related notes, where applicable) to be included or incorporated by reference in the S-4 to be filed with the SEC pursuant to this Agreement will fairly present, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Company Financial Statements fairly present, and the consolidated statements of income, changes in shareholders’ equity and cash flows of the Company (including the related notes, where applicable) to be included or incorporated by reference in the S-4 to be filed with the SEC pursuant to this Agreement will fairly present, the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods therein set forth; each of the Company’s consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 to be filed with the SEC pursuant to this Agreement will comply with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Company Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 to be filed with the SEC pursuant to this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of September 30, 2012, neither the Company nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Company and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since September 30, 2012, neither the Company nor any of its Subsidiaries have incurred any liabilities except in the Ordinary Course of Business, except as specifically contemplated by this Agreement.

(c) Since September 30, 2012, there has not been any material change in the internal controls utilized by the Company to assure that its consolidated financial statements conform with GAAP. The Company is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in such internal controls.

(d) The Accounting Firm is and has been throughout the periods covered by the Company Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (y) “independent” with respect to the Company within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board. Section 3.6(d) of the Company Disclosure Schedule lists all non-audit services performed by the Accounting Firm (or any other of its then independent public accountants) for the Company and its Subsidiaries since January 1, 2010.

3.7 Broker’s and Other Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods (the “Advisory Firm”) in accordance with the terms of a letter agreement between the Advisory Firm and the Company, a true and complete copy of which has previously been delivered by the Company to Parent’s counsel (with a designation that such copy has been delivered pursuant to Section 3.7 of the then current draft of this Agreement). Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 3.7 of the Company Disclosure Schedule) and the fees payable to the Advisory Firm (as set forth in the above-mentioned letter agreement), there are no fees payable by the Company or its Subsidiaries to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the termination of the services of such advisors, attorneys or accountants by the Company or any of its Subsidiaries.

3.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, since December 31, 2011, the Company and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business.

(b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since December 31, 2011, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former officer, employee, or director from the amount thereof in effect as of December 31, 2011 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving the Company or any of the Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (v) entered into, or amended, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any Company Benefit Plan or other employee benefit plan, program or arrangement.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.1 of this Agreement between December 31, 2011 and the date hereof and, during that period, the Company and its Subsidiaries have conducted their business only in the Ordinary Course of Business.

(d) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.8(d) of the Company Disclosure Schedule, since December 31, 2011, there has not been:

(i) any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company,

(ii) any grant, award or issuance of Stock Options or restricted stock (in any event, identifying in Section 3.8(d) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since December 31, 2011) or amendment or modification to the terms of any Stock Options,

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock,

(iv) any split, combination or reclassification of any of the Company’s capital stock,

(v) any issuance or the authorization of any issuance of any shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Stock Options awarded prior to the date hereof in accordance with their original terms,

(vi) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by the Company or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vii) any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by the Company or its Subsidiaries,

(viii) any material change in the investment policies or practices of the Company or any of its Subsidiaries, or

(ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9 Legal Proceedings.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, there is no Order imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

3.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis, (i) the Company and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) the Company and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Company Financial Statements. The unpaid Taxes of the Company and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Company Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Tax Returns of the Company and its Subsidiaries which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Company Financial Statements. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, there are no current, pending or, to the Knowledge of the Company, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by the Company or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by the Company or any of its Subsidiaries since December 31, 2008. There are no material Liens with respect to any Taxes upon any of the Company’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than the Company and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was the Company), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no officer, director, employee or contractor (or former officer, director, employee or contractor) of the Company or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from the Company or any of its Subsidiaries or from Parent or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

(d) Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 3.10(d) of the Company Disclosure Schedule. The terms of each of the Company’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance) and no such nonqualified deferred compensation plan has been materially modified within the meaning of Code Section 409A (and associated U.S. Treasury Department guidance). Each Stock Option has an exercise price that equals or exceeds the fair market value of a share of Company Common Stock as of the date of grant of such Stock Option (and as of any later modification thereof within the meaning of Section 409A of the Code).

(e) Neither the Company nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither the Company nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees to not be deductible thereunder.

(f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule (i) the Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) the Company and its Subsidiaries has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis.

(h) For the purposes of this Agreement, (i) the term “Taxes” shall mean, with respect to any person, all federal, state, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind imposed by any jurisdiction, including all income, gross receipts, franchise, profits, withholding, sales, use, ad valorem, goods and services, transfer, registration, license, recording, payroll, social security, employer health, unemployment, disability, employment (including federal and state income tax withholding, backup withholding, employment insurance, workers’ compensation or other payroll taxes, contributions, payments or premiums, as the case may be), environmental (including taxes under Code Section 59A), capital stock, excise, severance, stamp, occupation, premium, windfall profits, prohibited transaction, property, value-added, alternative or add on minimum, net worth, estimated or any other taxes, and any transfer pricing penalties, any amounts payable pursuant to agreements providing for payments in lieu of tax payments, any interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any liability for tax payments as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

3.11 Employee Benefits; Labor and Employment Matters.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Company Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Company Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Company Pension Plans and the Company Welfare Plans, the “Company Benefit Plans”). Neither the Company nor any of its ERISA Affiliates (i) has ever established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) has ever contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. No Company Benefit Plan is a multiple employer plan as defined in Section 210 of ERISA. As used herein, “ERISA Affiliate” means any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b) The Company has delivered to Parent’s counsel true and complete copies of each of the following with respect to each of the Company Benefit Plans (with a designation that such copies have been delivered pursuant to Section 3.11(b) of the then current draft of this Agreement): (i) each Company Benefit Plan (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a Company Benefit Plan has not been reduced to writing, a summary of all material terms of such Company Benefit Plan; (ii) trust agreement, insurance contract, annuity contract or other funding instruments if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Company Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications and correspondence regarding actual or potential audits or investigations to or from the IRS, the Department of Labor (the “DOL”) or any other Governmental Entity with respect to any Company Benefit Plan; (vii) all material written contracts relating to each Company Benefit Plan, including fidelity or ERISA bonds and administrative service agreements; and (viii) all communications material to any employee or group of employees relating to any Company Benefit Plan and any proposed Company Benefit Plans.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, at December 31, 2011, the fair value of plan assets of each Company Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Company Financial Statements for the year ended December 31, 2011.

(d) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Company Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the Company and its Subsidiaries which have not been paid have been properly recorded on the books of the Company and its Subsidiaries.

(e) No event has occurred and no condition exists with respect to any Company Benefit Plan that has subjected or could subject the Company, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(f) Except as set forth on Section 3.11(f) of the Company Disclosure Schedule, each of the Company Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Company Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Company Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired) and no condition or circumstance exists which could disqualify any such plan. Each Company Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any Company Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any Company Pension Plan are invested in or consist of Company Common Stock.

(g) No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Company Benefit Plans. None of the Company, any of its Subsidiaries, or any plan fiduciary of any Company Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(h) There are no pending, or, to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto. None of the Company Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, no Company Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by continuation coverage laws, or (ii) death benefits under any Company Pension Plan. There are no unfunded benefit obligations which are not accounted for by full reserves shown in the Company Financial Statements, or otherwise noted on the Company Financial Statements.

(j) There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Company Welfare Plan, and any Company Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code.

(k) With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(l) Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries to severance pay, bonus, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Company Benefit Plans or to amend or modify any existing Company Benefit Plan.

(n) With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company, any Subsidiary of the Company or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(o) Neither the Company nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of the Company, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of the Company or any of its Subsidiaries. No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. Neither the Company nor any of its Subsidiaries has incurred, nor do they expect to incur, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.

(p) There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(q) With respect to the Company and its Subsidiaries, there are no pending or, to the Knowledge of the Company, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(r) Section 3.11(r) of the Company Disclosure Schedule contains a complete and correct list of (i) the names, job titles, current annual compensation, two (2) most recent annual bonuses, overtime exemption status and active or inactive status (and, if inactive, the reason therefor) of each current employee of the Company and its Subsidiaries whose annual salary and bonus for the year ended December 31, 2012 was in excess of $50,000 (calculated on a per annum basis with respect to any such employee who was not employed by the Company and its Subsidiaries for the entire year), (ii) the names of each director of the Company or any Subsidiary, and (iii) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to the Company or any of its Subsidiaries as an independent contractor and the amount paid to such independent contractor by the Company and its Subsidiaries during each of the years ended December 31, 2011 and December 31, 2012. To the Knowledge of the Company, no employee named in Section 3.11(r) of the Company Disclosure Schedule has any current plans to terminate employment or service with the Company or any Subsidiary. Other than as set forth in Section 3.11(r) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are employed at will.

(s) Section 6.11(b) of the Company Disclosure Schedule accurately sets forth the amounts payable upon consummation of the Merger under the agreements described therein.

3.12 Company Information.

(a) The information relating to the Company and the Company’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information relating to the Company and its Subsidiaries to be contained in the Company’s regulatory applications, including without limitation its applications to the FRB, the FDIC and the New Jersey Department, will be accurate in all material respects.

3.13 Compliance with Applicable Law.

(a) General. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Company and each of its Subsidiaries has complied with, and is not in default in any respect under any, applicable Law of any federal, state or local Governmental Entity relating to the Company or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on the Company). Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on the Company.

(b) CRA. Without limiting the foregoing, the Company and its Subsidiaries have complied in all material respects with the Community Reinvestment Act (“CRA”) and the Company has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of the Company or its Subsidiaries. All Subsidiaries of the Company that are subject to the CRA have a CRA rating of at least “satisfactory.” Except as listed in Section 3.13(b) of the Company Disclosure Schedule, since January 1, 2010, no person or group has adversely commented in writing to the Company or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of the Company and its Subsidiaries.

3.14 Certain Contracts.

(a) Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. The Company has delivered to Parent’s counsel true and complete copies of all written employment agreements, severance, change of control and other termination agreements with officers, employees, directors, or consultants to which the Company or any of its Subsidiaries is a party or is bound (with a designation that such copies have been delivered pursuant to Section 3.14(a) of the then current draft of this Agreement).

(b) Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument that is material to the results of operations, cash flows or financial condition of the Company and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, and (iii) neither the

Company nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or any of its Subsidiaries, (II) provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (III) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (IV) requires the Company or any of its Subsidiaries to use any product or service of another person on an exclusive basis. For purposes of clause (i) above, any contract with a remaining term of greater than ninety days or involving the payment of more than $25,000 (other than contracts relating to banking transactions in the Ordinary Course of Business) shall be deemed material.

(c) Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Company will be the creditor) or arrangement to which the Company is a party.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause the Company or Parent to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between the Company or its Subsidiaries and such party, other than the payments contemplated by this Agreement.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety days or less notice involving the payment of more than $25,000 per annum, or (ii) that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries.

(g) Section 3.14(g) of the Company Disclosure Schedule contains a schedule showing the good faith estimated present value as of September 30, 2012 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise Taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of the Company and each officer of the Company with the position of vice president or higher, specifying the assumptions in such schedule. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has previously delivered to Parent’s counsel true and complete copies of each Company Contract (with a designation that such copies have been delivered pursuant to Section 3.14 of the then current draft of this Agreement).

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither the Company nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

3.16. Properties and Insurance.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by the Company and/or any of its Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by the Company or any of its Subsidiaries as lessee or lessor (or licensee or license or, as applicable) (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”).

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all Owned Real Properties. The Company has furnished to Parent’s counsel copies of all deeds, surveys and title policies relating to the Owned Real Properties and copies of all instruments, agreements and other documents evidencing, creating or constituting Liens on such Owned Real Properties (with a designation that such copies have been delivered pursuant to Section 3.16(b) of the then current draft of this Agreement) to the extent in the possession of the Company or its Subsidiaries.

(c) Section 3.16(c) of the Company Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all real property leased by the Company or any of its Subsidiaries under the Real Property Leases. The Company has furnished to Parent’s counsel true and complete copies of all Real Property Leases and any and all amendments, modifications, restatements and supplements thereto (with a designation that such copies have been delivered pursuant to Section 3.16(c) of the then current draft of this Agreement). None of the Real Property Leases have been modified in any material respect, except to the extent that such modification is disclosed by the copy made available to Parent’s counsel. The Real Property Leases are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by the Company or any of its Subsidiaries, other than defaults that have been cured by the Company or its Subsidiaries or waived in writing. The Company and its Subsidiaries have not leased or sub-leased any Company Property to any third parties.

(d) The Company or its Subsidiaries have good and marketable title to all Owned Property, and a valid and existing leasehold interest under each of the Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 3.16(d) of the Company Disclosure Schedule and (B) Permitted Liens. The Company or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Company Property. All Company Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Company Properties are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. There are no pending, or to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Company Property or any portion thereof. There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Owned Properties. With respect to any Company Property subject to the Real Property Leases, except as expressly provided in the Real Property Leases, neither the Company nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Company Property have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither the Company nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any Company Property, and no such Taxes or assessments are pending or, to the Knowledge of the Company, threatened. Neither the Company Property nor the use or occupancy thereof violates in any way any applicable Laws, covenants, conditions or restrictions. The Company and its Subsidiaries have made all material repairs and replacements to the Company Property that, to the Company’s Knowledge, are required to be made by the Company and its Subsidiaries under the Real Property Leases or as required under applicable Laws. The Company has delivered to Parent’s counsel true and complete copies of all agreements that pertain to the ownership, management or operation of the Company Property (with a designation that such copies have been delivered pursuant to Section 3.16(d) of the then current draft of this Agreement).

(e) The tangible assets and other personal property owned or leased by the Company and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business. Section 3.16(e)(i) of the Company Disclosure Schedule sets forth all leases of tangible assets and other personal property by the Company or its Subsidiaries (“Personal Property Leases”) involving annual payments in excess of $25,000. Except as set forth on Section 3.16(e)(ii) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is in default under any material provision of any Personal Property Lease and, to the Knowledge of the Company, none of the other counterparties thereto is in default under any material provision of any Personal Property Lease, (ii) no written or, to the Knowledge of the Company, oral notice has been received by the Company or by any of its Subsidiaries from any lessor under any Personal Property Lease that the Company or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any payments due under such Personal Property Leases, (iv) each of the Personal Property Leases is valid and in full force and effect, (v) neither the Company’s nor any Subsidiary’s possession and quiet enjoyment of the personal property leased under such Personal Property Leases has been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Personal Property Leases, (vi) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Personal Property Leases and (vii) neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Personal Property Leases. The Company has delivered to Parent’s counsel true and complete copies of each written Personal Property Lease, and in the case of any oral Personal Property Lease, a written summary of the material terms of such Personal Property Lease (with a designation that such copies have been delivered pursuant to Section 3.16(e) of the then current draft of this Agreement).

(f) The business operations and all insurable properties and assets of the Company and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of the Company adequate for the business engaged in by the Company and its Subsidiaries. The Company and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Company and/or its Subsidiaries currently or at any time during the past three years. Copies of all insurance policies reflected on such list have been provided to Parent. Neither the

Company nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Company Property, the Company or any of its Subsidiaries, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by the Company or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that the Company or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.

(g) The Company’s Bank has purchased in 2003 and 2007, for an aggregate premium (from a 1035 exchange from TPC Consulting) of $6.5 million received by the insurance carriers after 1035 exchange costs, approximately $7.1 million of bank owned life insurance (“BOLI”) coverage covering the lives of 19 officers and directors of the Company’s Bank (the “BOLI Covered Individuals”). The Company’s Bank has entered into an agreement with each BOLI Covered Individual (an “Insurance Agreement”) entitling such BOLI Covered Individual to receive a death benefit. Section 3.16(g) of the Company Disclosure Schedule sets forth the names and current ages of each of the BOLI Covered Individuals, and the formula for determining the death benefit that each such individual will be entitled to receive. Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, in no event will any BOLI Covered Individual be entitled to receive more than $25,000 upon his or her death pursuant to the Insurance Agreements and any other plan or arrangement entered into in connection with the Company’s Bank’s BOLI, all of which shall be funded by the Company’s Bank’s BOLI without the payment of any further premium. Other than the BOLI for the BOLI Covered Individuals, the Company and its Subsidiaries do not sponsor, maintain or otherwise provide BOLI coverage or any other type of insurance coverage providing, or shall be obligated to pay, any death benefits with respect to any current or former employee, officer or director of the Company or its Subsidiaries. The Company has delivered to Parent’s counsel true and complete copies of the agreements and other documents providing for the BOLI, the Insurance Agreements and of any plan documents that afford to the BOLI Covered Individuals any rights to receive payments from the Company’s Bank’s BOLI (with a designation that such copies have been delivered pursuant to Section 3.16(g) of the then current draft of this Agreement). Such Insurance Agreements and plan documents will entitle the BOLI Covered Individuals to the payments set forth herein, but no other payments.

3.17 Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of the Company, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, including common law, regulations and ordinances, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or to the Knowledge of the Company, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

(c) To the Knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

(d) The following definitions apply for purposes of this Section 3.17: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law, (w) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States and New Jersey dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq., (“ISRA”); the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1, et seq.(“BCSRA”); the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq. (“SRRA”) the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.; as in effect and amended, and all other applicable Laws and regulatory guidance, and any applicable provisions of common law and civil law relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these Laws and guidance were in the past or are in effect; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

3.18 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from the Advisory Firm to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Merger Consideration is fair to the shareholders of the Company from a financial point of view. A copy of such opinion has been delivered to Parent’s counsel (with a designation that such copy has been delivered pursuant to Section 3.18 of the then current draft of this Agreement).

3.19 Indemnification. Except as provided in the Company Contracts or the certificate of incorporation or by-laws of the Company or the Company’s Bank or the governing documents of any Company Subsidiary as in effect on the date hereof (which provisions are accurately summarized in Section 3.19 of the Company Disclosure Schedule), neither the Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a “Covered Person”), and, to the Knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the certificate of incorporation or by-laws of the Company or any Subsidiary of the Company, applicable Law or any indemnification agreement.

3.20 Loan Portfolio.

(a) With respect to each loan owned by the Company or its Subsidiaries in whole or in part (each, a “Loan”), to the Knowledge of the Company:

(i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(ii) neither the Company nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(iii) the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Company;

(iv) the note and the related security documents, copies of which are included in the Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of the Company;

(vi) there is no pending or threatened litigation or proceeding relating to the property that serves as security for a Loan; and

(vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest- bearing assets), under the terms of which the obligor was, as of December 31, 2012, over 90 days delinquent in payment of principal or interest. Section 3.20(b) of the Company Disclosure Schedule sets forth (a) all of the Loans of the Company or any of its Subsidiaries that as of the date of the Company’s Bank’s most recent bank examination, were classified by the Company, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (b) each Loan that was classified as of December 31, 2012 as impaired in accordance with ASC 310, (c) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of December 31, 2012, were categorized as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (d) each asset of the Company that as of December 31, 2012, was classified as “Other Real Estate Owned” (“OREO”)and the book value thereof as of such date.

(c) As of September 30, 2012, the allowance for loan losses in the Company Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Company Regulatory Agencies. As of September 30, 2012, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Company Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of the Company Regulatory Agencies.

(d) The Company has previously delivered to Parent a schedule setting forth a list of all Loans as of December 31, 2012 by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR

Part 215)) of the Company or any of its Subsidiaries. Except as set forth in Section 3.20 of the Company Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (ii) all such loans are and were made in compliance in all material respects with all applicable Laws.

(e) Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans is subject to any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f) Except as set forth in Section 3.20(f) of the Company Disclosure Schedule, since December 31, 2007, neither the Company nor any of its Subsidiaries has originated or serviced or currently holds, directly or indirectly, any Loans that would be commonly referred to as “subprime”, “Alt-A” or “negative amortization” Loans, or home equity Loans or lines of credit with a loan to value ratio at origination of over ninety percent (collectively, “High Risk Loans”).

(g) Except as set forth in Section 3.20(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any investment securities that are secured by High Risk Loans.

3.21 Reorganization. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22 Antitakeover Provisions Inapplicable. The Board of Directors of the Company (i) has approved the transactions contemplated by this Agreement such that the provisions of Sections 14A:10A-1 et seq. of the BCA will not, assuming the accuracy of the representations contained in Section 4.12 of this Agreement, apply to this Agreement or any of the other transactions contemplated hereby and (ii) has taken all action required to be taken by it pursuant to Section      of the certificate of incorporation of the Company to assure that the representation set forth in Section 3.24 of this Agreement is accurate.

3.23 Investment Securities; Borrowings; Deposits.

(a) Except for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Neither the Company nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Company Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements and listed (as of the date hereof) in Section 3.23(b) of the Company Disclosure Schedule.

(c) Set forth in Section 3.23(c) of the Company Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of the Company and its Subsidiaries as of December 31, 2012.

(d) None of the deposits of the Company or any of its Subsidiaries is a “brokered” deposit.

3.24 Vote Required. Approval by holders of a majority of the outstanding shares of Company Common Stock shall be sufficient to constitute approval by the Company’s shareholders of this Agreement and the Merger. A majority of the outstanding shares of Company Common Stock constitutes a quorum for purposes of the Company Shareholders’ Meeting.

3.25 Intellectual Property. Except as set forth in Section 3.25 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. The Owned Intellectual Property is subsisting, and to the Knowledge of Company, the Owned Intellectual Property that is Registered is valid and enforceable.

(b) The Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as presently conducted. Each of the Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(c) The operation of the Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(d) Other than as set forth in Section 3.25(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that the Company or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.

(e) To the Company’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated any of the Company’s or any of its Subsidiaries’ rights in the Owned Intellectual Property.

(f) The Company and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Company’s Knowledge, no Person has gained unauthorized access to the Company’s or its Subsidiaries’ IT Assets.

(g) The Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by the Company and each of its Subsidiaries in connection with their respective businesses and (ii) to the Company’s Knowledge, have not materially malfunctioned or failed within the past two years. The Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.

(h) The Company and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any violations of any of the foregoing. The transfer of all such personal data and nonpublic personal information to Parent’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments.

(i) For purposes of this Agreement:

(1) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof (“Patents”); (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(2) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(3) “Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

(4) “Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

(5) “Registered” or “Registration” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

3.26 Prior Regulatory Applications. Except as disclosed in Section 3.26 of the Company Disclosure Schedule, from January 1, 2010 through the date hereof, no regulatory agency has objected to, denied, or advised the Company or any Subsidiary of the Company to withdraw, and to the Company’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over the Company or any Subsidiary of the Company regarding, any application, notice, or other request filed by the Company or any Subsidiary of the Company with any Governmental Entity having jurisdiction over the Company or such Subsidiary.

3.27 Mortgage Banking Activities.

(a) All Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loss mitigation, loan modification, foreclosure and real property administration activities) in accordance with Applicable Requirements. To the Knowledge of the Company and its Subsidiaries (and, for the purposes of this Section 3.27, to the Knowledge of Laura Ferraro), no fraud, error, omission, misrepresentation, mistake or similar occurrence has occurred in connection with the origination or servicing of any of the Mortgage Loans. SFS does not engage in (nor has it ever engaged in) the servicing of Mortgage Loans other than periods of time not exceeding ninety (90) days after which each Mortgage Loan was sold to a Person not affiliated with the Company.

(b) None of the Mortgage Loans have ever been classified as (a) “high cost” loans under the Home Ownership and Equity Protection Act of 1994 or (b) “high cost,” “threshold,” “covered,” or “predatory” loans under any other Applicable Requirement.

(c) Section 3.27(c) of the Company Disclosure Schedule contains a list of all audits, investigations and reports conducted of Sullivan Financial Services (“SFS”) by any Agency, Investor or Auditor. The Company has provided to Parent’s counsel a description of all adverse findings identified in all such audits, investigations and reports, together with the corrective action taken by SFS in response thereto.

(d) With the exception of the terms of SFS’s loan sale agreements requiring SFS to repurchase loans or reimburse, indemnify or hold the buyer harmless in the event of (i) an early payment default, as defined in such agreements, or (ii) a breach of the representations and warranties included in any such agreement, all of which have been provided to Parent (with a designation that such copies have been delivered pursuant to Section 3.27(d) of the then current draft of this Agreement), SFS is not a party to (A) any agreement or obligation with or to any Person to purchase or repurchase from any such Person any Mortgage Loan or any real property or (B) any agreement or understanding to reimburse, indemnify or hold any such Person harmless or otherwise assume liability with respect to any liability, loss, costs or expense suffered or incurred in connection with any Mortgage Loan or real property. To the Company’s Knowledge (and, for the purposes of this Section 3.27, to the Knowledge of Laura Ferraro), no set of facts or circumstances exist in connection with the origination or sale of any Mortgage Loan or real property, or otherwise, that would give the right to any Person to cause, or to otherwise cause, the Company or any of its Subsidiaries (x) to purchase or repurchase any Mortgage Loan or mortgaged property or (y) to reimburse, indemnify or hold any Person harmless or otherwise assume liability with respect to any liability, loss, costs or expense suffered or incurred in connection with any Mortgage Loan or real property. Section 3.27(d) of the Company Disclosure Schedule sets forth a complete list of each repurchase, reimbursement, indemnity or hold harmless claim that the Company’s Bank or SFS has been subject to over the past five (5) years in respect of any Mortgage Loan, the circumstances as to each such matter, and the resolution or status of each such matter.

(e) SFS has all licenses, registrations, permits, authorizations and approvals issued or granted by any Governmental Entity or Agency necessary for the origination or servicing of mortgage loans (the “Mortgage Banking Licenses”). All personnel of Sullivan who are required to be licensed, registered or otherwise authorized or approved individually are so licensed, registered or otherwise authorized or approved. All of the Mortgage Banking Licenses will be available for use by Sullivan and its personnel immediately after the Closing, subject only to such filings, authorizations or approvals as are set forth on Section 3.4 of the Company Disclosure Schedule for each respective Mortgage Banking License. No current or former officer or manager and no personnel of the Company or any of its Subsidiaries has been indicted, arraigned, or convicted for any criminal offenses or any fraudulent activity relating to Sullivan, Sullivan’s business or the Mortgage Loans. No officer, director, loan originator or other personnel has been (i) subject to any debarment, suspension or limited denial of participation in connection with any federal government program or subject to any investigation or examination that could result in such a debarment, suspension or limited denial of participation, (ii) identified on the Freddie Mac Exclusionary List, or (iii) subject to any investigation, hearing or other proceeding that could lead to the loss, suspension or restriction of a license or other approval issued by a Governmental Entity or Agency.

(f) SFS has never owned, originated, processed, serviced or subserviced any loans or other receivables, consumer or otherwise, other than the Mortgage Loans.

(g) As of the Closing Date only:

(i) SFS shall be the sole owner and holder of all right, title and interest in and to each of the Acquired Mortgage Loans, other than as set forth on Section 3.27(g) of the Company Disclosure Schedule. SFS has not previously assigned, transferred or encumbered any of the Acquired Mortgage Loans.

(ii) Each Acquired Mortgage Loan shall be eligible for sale, without underwriting or other exception, under the Investor Program under which such Acquired Mortgage Loan has been originated.

(iii) SFS will have no Acquired Hedging Assets.

3.28 Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

References herein to the “Parent Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Parent to the Company. Except as set forth in the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is registered as a bank holding company under the BHCA. Copies of the certificate of incorporation and by-laws of Parent have previously been delivered to the Company’s counsel (with a designation that such copies have been delivered pursuant to Section 4.1(a) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) The Parent’s Bank is a state-chartered commercial banking corporation duly organized and validly existing under the Laws of the State of New Jersey. The deposit accounts of the Parent’s Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of Parent’s other Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of Parent’s Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists solely of 40,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, no par value (“Parent Preferred Stock”). As of December 31, 2012, there were 29,725,890 shares of Parent Common Stock outstanding, 216,077 shares of Parent Common Stock held by Parent as treasury stock, no shares of Parent Preferred Stock outstanding and no shares of Parent Preferred Stock held as treasury stock. As of December 31, 2012, there were no shares of Parent Common Stock reserved for issuance except for 1,947,880 shares of Parent Common Stock reserved for issuance pursuant to Parent’s stock incentive plans (the “Parent Stock Incentive Plans”) and dividend reinvestment and stock purchase plan (the “Parent DRIP”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for shares of capital stock issuable pursuant to the Parent Stock Incentive Plans and pursuant to the Parent DRIP, as of the date hereof Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of its Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 4.4 of this Agreement and (y) the approval of Parent’s shareholders as contemplated herein, to consummate the transactions contemplated hereby and the Parent’s Bank Subsidiary has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 4.4 of this Agreement, to consummate the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, Parent’s Board of Directors has (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, (iii) directed that the authorization to issue the shares of Parent Common Stock issuable pursuant to the Merger (including the shares of Common Stock subject to the New Stock Options) be submitted to Parent’s shareholders for approval at the Parent Shareholders Meeting and (iv) resolved to recommend that Parent’s shareholders approve such authorization at the Parent Shareholders Meeting. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of the Parent’s Bank. Except for the above-mentioned authorization by the requisite vote of Parent’s shareholders, no other corporate proceedings on the part of Parent or the Parent’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Parent or the execution and delivery of the Bank Merger Agreement by the Parent’s Bank, nor the consummation by Parent of the transactions contemplated hereby in accordance with the terms hereof or the consummation by the Parent’s Bank of the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof, or compliance by Parent with any of the terms or provisions hereof or compliance by the Parent’s Bank with any of the terms or provisions of the Bank Merger Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of Parent or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 of this Agreement are duly obtained and except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, (x) violate any Law or Order applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the FRB and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (e) the authorization of the issuance of the shares of Parent Common Stock issuable pursuant to this Agreement (including without limitation the shares of Parent Common Stock issuable upon exercise of all New Stock Options) by the requisite vote of the shareholders of Parent, (f) the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey pursuant to the BCA, (g) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (h) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (i) such consents, authorizations or approvals as shall be required under the Environmental Laws and (j) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on behalf of Parent or the Parent’s Bank in connection with (1) the execution and delivery by Parent of this Agreement, (2) the consummation by Parent of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Parent’s Bank of the Bank Merger Agreement and (4) the consummation by the Parent’s Bank of the Bank Merger and the other transactions contemplated thereby.

4.5 Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with (i) the FRB, (ii) the New Jersey Department, (iii) the FDIC and (iv) any other Governmental Entity that regulates Parent or any of its Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “Parent Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Parent Regulatory Agencies in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 4.5 of the Parent Disclosure Schedule, no Parent’s Regulatory Agency has initiated any proceeding or, to the Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2009 the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, the Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. There is no unresolved violation, criticism, or exception by any Parent’s Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, the Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.

4.6 Financial Statements. Parent has previously made available to the Company copies of (a) the consolidated statements of financial condition of Parent and its Subsidiaries as of December 31, 2010 and 2011, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2009, 2010 and 2011, in each case accompanied by the audit report of Grant Thornton LLP, independent public accountants with respect to Parent, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of September 30, 2012 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 2011 and 2012 and (d) the notes related thereto (the “Parent Financial Statements”). Grant Thornton PC is independent with respect to the Parent and its Subsidiaries to the extent required by Regulation S-X of the SEC. The consolidated statements of financial condition of the Parent (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated statements of financial condition of the Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated statements of income, changes in shareholders’ equity and cash flows of Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present, the results of the consolidated operations and consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods therein set forth; each of the Parent Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Parent Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

4.7 SEC Reports.

(a) Parent has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2009 (the “Parent Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied, and each Parent Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Parent Reports. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002 and to the Knowledge of Parent no enforcement action has been initiated against Parent or its officers or directors by the SEC relating to disclosures contained in any Parent Report.

(b) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to the management of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Parent Reports. Management of Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent’s management has not yet completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2012, but Parent has no reason to believe that, once completed, such assessment will not conclude that such controls were effective.

(c) Except as set forth in Section 4.7(c) of the Parent Disclosure Schedule, since January 1, 2010, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any member of Parent’s Board of Directors or executive officer of Parent or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls.

4.8 Absence of Certain Changes or Events. Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement, since December 31, 2011, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Parent.

4.9 Legal Proceedings.

(a) Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 4.9(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.9(b) of the Parent Disclosure Schedule, there is no Order imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.10 Parent Information.

(a) The information relating to Parent and the Parent’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of Parent, and up to and including the date of the meeting of shareholders of Parent to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the S-4 will comply in all material respects with all provisions of the Securities Act and the rules and regulations thereunder.

(b) The information relating to Parent and its Subsidiaries to be contained in the Parent’s applications to the FRB, the FDIC and the New Jersey Department will be accurate in all material respects.

4.11 Compliance with Applicable Law. Except as set forth in Section 4.11 of the Parent Disclosure Schedule, each of Parent and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of Parent and each of its Subsidiaries has complied with, and is not in default in any respect under any, applicable Law of any federal, state or local Governmental Entity relating to Parent or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Parent). Except as disclosed in Section 4.11 of the Parent Disclosure Schedule, Parent and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on Parent.

4.12 Ownership of Company Common Stock; Affiliates and Associates.

(a) Other than as contemplated by this Agreement, neither Parent nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

(b) Neither Parent nor any of its Subsidiaries is an “interested stockholder” of the Company as defined under Section 14A:10A-3 of the BCA.

4.13 Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any Regulatory Agreement with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither Parent nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

4.14 Reorganization. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Vote Required. Assuming that a quorum is present at the Parent Shareholders’ Meeting, approval by a majority of the votes cast at such meeting shall be sufficient to constitute approval by Parent’s shareholders of the issuance of all shares of Parent Common Stock issuable pursuant to this Agreement (including without limitation the shares of Parent Common Stock issuable upon exercise of all New Stock Options). A majority of the outstanding shares of Parent Common Stock constitutes a quorum for purposes of the Parent Shareholders’ Meeting

4.16 Disclosure. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article IV not misleading.

4.17 Loan Loss Provision. As of September 30, 2012, the allowance for loan losses in the Parent Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Parent Regulatory Agencies. As of September 30, 2012, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Parent Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of all Parent Regulatory Agencies.

4.18 Community Reinvestment Act. All Subsidiaries of Parent that are subject to the CRA have a CRA rating of at least “satisfactory”. Except as listed on Section 4.18 of the Parent Disclosure Schedule, from January 1, 2010 through the date hereof, no person or group has adversely commented in writing to Parent or any of its Subsidiaries subject to the CRA in a manner requiring recording in a file of CRA communications upon such entity’s CRA performance.

4.19 Prior Regulatory Applications. Except as disclosed in Section 4.19 of the Parent Disclosure Schedule, from January 1, 2010 through the date hereof, no regulatory agency has objected to, denied, or advised Parent or any Subsidiary of Parent to withdraw, and to Parent’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over the Parent or any Subsidiary of Parent regarding, any application, notice, or other request filed by Parent or any Subsidiary of Parent with any Governmental Entity having jurisdiction over Parent or such Subsidiary.

4.20 Regulatory Capital. Upon consummation of the Merger, and after taking effect of the Merger and Parent’s ownership of the Company’s Bank, as calculated on a pro forma basis as of September 30, 2012, Parent will be deemed “well capitalized” under the applicable capital standards and policies of the FRB as in effect on the date of this Agreement (it being understood that this representation shall not be updated as of the Closing Date).

4.21 Disclosure. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article IV not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would adversely affect or delay the ability of the Company or Parent to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than the declaration or payment of a quarterly cash dividend not to exceed $0.08 per share of Company Common Stock at intervals consistent with the Company’s past practices over the prior twelve months;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, (iv) accelerate the exercisability or vesting of any Stock Options or (v) enter into any agreement with respect to any of the foregoing, except, (A) in the case of clauses (ii) and (iii), for the issuance of up to a total of 334,536 shares of Company Common Stock upon the exercise of Company Stock Options granted under the Company Stock Compensation Plans prior to the date hereof, any such exercise to be in accordance with the original terms of such options, and (Y) in the case of clause (iv), the acceleration of vesting of Stock Options covering up to 134,841 shares of Company Common Stock granted pursuant to the Company Stock Compensation Plans and outstanding on the date hereof;

(c) amend its certificate of incorporation, by-laws or other similar governing documents;

(d) make any capital expenditures other than those that (i) are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $50,000 in the aggregate;

(e) enter into any new line of business or offer any new products or services;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;

(g) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-off Date;

(h) change its methods of accounting in effect at December 31, 2012, except as required by changes in GAAP or regulatory accounting principles as concurred with in writing by the Company’s independent auditors;

(i)(1) enter into, establish, adopt, amend, modify or terminate any Company Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (2) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any Company Benefit Plan or agreement as in effect as of the date hereof or (3) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, restricted shares, restricted share units, performance units or shares or any other awards under the Company Stock Compensation Plans or otherwise, other than any acceleration provided for under the terms of the Company Stock Compensation Plans in effect on the date hereof or under any grant agreement issued thereunder as such grant agreement exists on the date hereof;

(j) other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties (including, without limitation, any Company Property) or other rights or agreements except as otherwise specifically contemplated by this Agreement or otherwise take or permit any action that otherwise would impair the condition of title to the Company Property or any part thereof;

(k) other than in the Ordinary Course of Business, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(m) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space (including, without limitation, any Real Property Lease) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

(n) other than in the Ordinary Course of Business, in individual amounts not to exceed $200,000, and other than investments for the Company’s portfolio made in accordance with Section 5.1(o) of this Agreement, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;

(o) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities that would not be considered “high risk” securities and which are purchased in the Ordinary Course of Business;

(p) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $50,000 or involving any material restrictions upon the operations of the Company or any of its Subsidiaries;

(q) except in the Ordinary Course of Business and in amounts less than $250,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(r) (x) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, if (A) such transaction is not made in accordance with the Company’s Board-approved loan policy manual in effect on the date hereof (the “Lending Manual”), (B) the collateral involved in such transaction is located outside of the states of New Jersey and New York, (C) the transaction involves an extension or renewal of an existing loan, lease (credit equivalent), advance, credit enhancement or other extension of credit with an aggregate principal amount in excess of $3,000,000, (D) the transaction involves a new loan, lease (credit equivalent), advance, credit enhancement or other extension of credit involving an aggregate principal amount in excess of $3,000,000, (E) the transaction involves a restructuring of a prior extension of credit with an aggregate principal amount (prior to the restructuring) in excess of $1,000,000, (F) the underlying extension of credit is underwritten based on either no or limited verification of income or otherwise without full documentation customary for such an extension of credit; (G) the transaction involves a loan or commitment to an employee, director, officer or other Affiliate of the Company or any of its Subsidiaries; (H) the transaction arises outside of the Ordinary Course of Business of the Company and its Subsidiaries; or (I) the transaction involves an “interest rate swap” or (y) make any commitment in respect of any of the foregoing;

(s) incur any additional borrowings beyond those set forth in Section 5.1(s) of the Company Disclosure Schedule other than short-term (with a final maturity of two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements in the Ordinary Course of Business, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section);

(t) make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by Company as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(u) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to Parent, make any construction loans outside the Ordinary Course of Business, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the States of New Jersey and New York;

(v) establish, or make any commitment relating to the establishment of, any new branch or other office facilities other than those for which all regulatory approvals have been obtained; with respect to any such new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000;

(w) elect to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the date hereof;

(x) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(y) after an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors, take any intentional act, or intentionally omit to take any act, that causes any one or more of the Company’s representations in this Agreement to be inaccurate in any material respect as of the date of such act or omission;

(z) take any other action outside of the Ordinary Course of Business; or

(aa) agree to do any of the foregoing.

5.2 Covenants of Parent. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Parent shall use commercially reasonably efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (ii) take no action which would adversely affect or delay the ability of the Company or Parent to perform it covenants and agreements on a timely basis under this Agreement, and (iii) take no action which would adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Parent Disclosure Schedule or as otherwise specifically provided by this Agreement or consented to in writing by the Company (such consent not to be unreasonably withheld), Parent shall not, and shall not permit any of its Subsidiaries to:

(a) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cute-Off Date;

(b) change its methods of accounting in effect at December 31, 2012, except in accordance with changes in GAAP or regulatory accounting principles as concurred with by Parent’s independent auditors;

(c) amend its certificate of incorporation, by-laws or similar governing documents other than (i) to increase the number of shares of Parent Common Stock that Parent is authorized to issue, (ii) to enable Parent to comply with the provisions of this Agreement, (iii) to enable Parent’s Bank to comply with the provisions of the Bank Merger Agreement, (iv) to establish one or more series of Parent Preferred Stock or (v) to adopt provisions or authorize actions that do not materially and adversely affect the holders of Company Common Stock;

(d) Set the record or declaration date of its quarterly cash dividend so as the frustrate the intention of the parties set forth in Section 6.10 hereof; or

(d) agree to do any of the foregoing.

5.3 No Solicitation.

(a) Except as expressly permitted by this Section 5.3, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use their best efforts to cause their respective representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that in the event that, prior to the time that the Company’s shareholders’ approval of the Merger (the “Company Shareholder Approval”) is obtained but not after, (1) the Company receives, after the execution of this Agreement, an unsolicited bona fide Acquisition Proposal from a person other than Parent, and (2) the Company’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Parent and the Company dated December 27, 2012 (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such person. The Company will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Neither the Company’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent) or refuse to make the Company Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a) of this Agreement). Notwithstanding the foregoing, prior to the date of the Company Shareholders Meeting, the Company Board’s of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Company Subsequent Determination”) after the fourth (4th) Business Day following Parent’s receipt of a written notice (the “Notice of Superior Proposal”) from the Company (A) advising that the Company’s Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.3 or from an action by a representative of the Company or its Subsidiaries that would have been such a breach if committed by the Company or its Subsidiaries) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, the Company’s Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law and that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Parent pursuant to this Section 5.3(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Board Recommendation or the making of a Company Subsequent Determination by the Company’s Board of Directors shall not change the approval of the Company’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(c) Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act, or other disclosure requirements under applicable Law or the rules of the NASDAQ Global Market, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(d) In addition to the obligations of the Company set forth in Sections 5.3(a) and (b) of this Agreement, in the event that the Company or any of its Subsidiaries or any representative of the Company or its Subsidiaries receives (i) any Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the Company’s Board of Directors believe is reasonably likely to lead to or that contemplates an Acquisition Proposal, the Company promptly (and in any event within 48 hours of receipt) shall advise Parent in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request. The Company shall keep Parent reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to Sections 5.3(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(e) For purposes of this Agreement:

(i) “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, the Company or any of its Subsidiaries.

(ii) “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the Company’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.3(b) of this Agreement or otherwise), after (1) receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Company shall cooperate with Parent in the preparation of the Proxy Statement to be included within the S-4. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter mail the Proxy Statement to their respective shareholders. With the Company’s cooperation, Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company acknowledges that the Proxy Statement may include a proposal that Parent’s shareholders approve an amendment to Parent’s certificate of incorporation increasing the number of shares of Parent Common Stock that Parent will be authorized to issue and will include a proposal (the approval of which is a condition to Parent’s obligation to consummate the transactions contemplated hereby) that Parent’s shareholders approve the issuance of Parent Common Stock pursuant to this Agreement (including without limitation the shares of Parent Common Stock issuable upon exercise of all New Stock Options).

(b) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement (collectively, the “Filing Documents”). Parent agrees promptly to advise the Company if, at any time prior to the later of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, any information provided by Parent for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Company with the information needed to correct such inaccuracy or omission. Parent shall promptly furnish the Company with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to Parent and the Parent Subsidiaries, to comply with all applicable legal requirements. The Company agrees promptly to advise Parent if, at any time prior to the later of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, any information provided by the Company for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Parent with the information needed to correct such inaccuracy or omission. The Company shall promptly furnish Parent with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to the Company and the Company Subsidiaries, to comply with all applicable legal requirements.

(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

(e) The Company shall engage a proxy solicitor reasonably acceptable to Parent to assist the Company in obtaining the approval of the Company’s shareholders of this Agreement and the transactions contemplated hereby.

6.2 Access to Information.

(a) The Company shall permit, and shall cause each of the Company’s Subsidiaries to permit, Parent and its representatives, and Parent shall permit, and shall cause each of Parent’s Subsidiaries to permit, the Company and its representatives, reasonable access to their respective properties, and shall disclose and make available to Parent and its representatives, or the Company and its representatives, as the case may be, all books, papers and records relating to its and its Subsidiaries’ assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings (excluding information related to the Merger and the Bank Merger), organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its representatives or the Company and its representatives may have a reasonable interest, all to the extent reasonably requested by the Party seeking such access. However, neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any Law or Order or would waive any privilege. The Parties will use commercially reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, the Company acknowledges that Parent may be involved in discussions from time to time concerning other potential acquisitions and Parent shall not be obligated to disclose information regarding such discussions to the Company except as such information is disclosed to Parent’s shareholders generally.

(b) During the period from the date of this Agreement to the Effective Time, each of the Company and Parent will cause one or more of its designated representatives to confer with representatives of the other Party on a monthly or more frequent basis regarding its consolidated business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, the Company agrees to provide Parent with internally prepared consolidated profit and loss statements no later than 20 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated quarterly financial statements. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year (commencing with the year ended December 31, 2012), the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated annual financial statements.

(c) All information furnished pursuant to Sections 6.2(a) and 6.2(b) of this Agreement shall be subject to, and each of the Company and Parent shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

(d) No investigation by either of the Parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

(e) As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, the Company will deliver to Parent the Company’s Bank’s call reports filed with the New Jersey Department and the FDIC.

6.3 Shareholders’ Meetings. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby and holding a “Say on Merger Pay” non-binding advisory vote as required by SEC regulations (the “Company Shareholders’ Meeting”). The Company will, through its Board of Directors, unless legally required to do otherwise for the discharge by the Company’s Board of Directors of its fiduciary duties as advised by such Board’s legal counsel and the provisions of Section 5.3 of this Agreement, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement. Parent shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as reasonably practicable after the date of the Company Shareholders’ Meeting for the purpose, among others, of voting upon the authorization to issue the shares of Parent Common Stock issuable pursuant to this Agreement (the “Parent Shareholders’ Meeting”). The Board of Directors of Parent, unless legally required to do otherwise for the discharge by Parent’s Board of Directors of its fiduciary duties as advised by the Board’s legal counsel, shall recommend approval of such authorization.

6.4 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

6.5 Voting Agreements. Contemporaneous with the execution of this Agreement, the Company shall deliver to Parent copies of voting agreements, each in the form and substance of the agreement annexed hereto as Exhibit B, signed by each member of the Board of Directors of the Company and by the Company’s chief financial officer and chief lending officer (the “Voting Agreements”).

6.6 NASDAQ Global Select Market Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as of the Effective Time.

6.7 Employee Benefit Plans; Existing Agreements.

(a) As of or as soon as practicable following the Effective Time, the employees of the Company and its Subsidiaries who remain in the employ of Parent or its Subsidiaries subsequent to the Effective Time (the “Company Employees”) shall be eligible to participate in the employee benefit plans of Parent and its Subsidiaries (the “Parent Plans”) in which similarly situated employees of Parent and its Subsidiaries participate, to the same extent as similarly situated employees of Parent or its Subsidiaries (it being understood that inclusion of Company Employees in such Parent Plans may occur at different times with respect to different plans). The Company agrees to take any necessary actions to cease benefit accruals under any Company plan that is a Tax-qualified defined benefit plan as of the Effective Time.

(b) With respect to each Parent Plan, other than an employee pension plan as such term is defined in Section 3(2) of ERISA, for purposes of determining eligibility to participate, service with the Company (or predecessor employers to the extent that the Company provides past service credit) shall be treated as service with Parent. Parent shall use commercially reasonable efforts to cause each Parent Plan that is a group health plan to waive pre-existing condition limitations applicable to the Company Employees (to the same extent such limitations were satisfied immediately prior to the Closing).

(c) Unless instructed otherwise by Parent, effective as of no later than the day immediately preceding the Effective Time, the Company shall, and shall cause its Subsidiaries to, terminate any and all Company Benefit Plans that are intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”), unless Parent provides written notice to the Company that any such 401(k) Plans shall not be terminated. The Company shall provide Parent with evidence that any such 401(k) Plan has been terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its Subsidiaries, as the case may be. Such resolutions shall be subject to review by, and shall be in form and substance reasonably acceptable to, Parent. The Company shall also take such other actions in furtherance of terminating any such 401(k) Plan as Parent may reasonably request.

6.8 Indemnification.

(a) For a period commencing as of the Effective Time and ending six years after the Effective Time, to the extent permitted by Law, Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or the Company’s Bank or who serves or has served at the request of the Company or the Company’s Bank as a director or officer with any other person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.8, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of the Company or serves or has served at the request of the Company as a director or officer with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company or any of its Affiliates, or by any former or present shareholder of the Company (each a “Claim” and collectively, “Claims”), including, without limitation, any Claim that is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee’s service as a member of the Board of Directors of the Company or its Subsidiaries or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of Parent set forth in this Section 6.8, in each case to the fullest extent that the Company would have been permitted under its certificate of incorporation and by-laws in effect as of the date hereof (and Parent shall also advance expenses as incurred due to clauses (i) or (ii) above to the fullest extent so permitted).

Any Indemnitee wishing to claim indemnification under this Section 6.8 shall promptly notify Parent in writing upon learning of any Claim, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnitee except to the extent that such failure prejudices Parent. In the event of any Claim as to which indemnification under this Section 6.8 is applicable, (x) Parent shall have the right to assume the defense thereof and Parent shall not be liable to the applicable Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Parent elects not to assume such defense, or counsel for such Indemnitee advises that there are issues that raise conflicts of interest between Parent and such Indemnitee, such Indemnitee may retain counsel satisfactory to such Indemnitee, and Parent shall pay the reasonable fees and expenses of such counsel for such Indemnitee as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this Section 6.8 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. Parent shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.8, Parent shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law or public policy.

(b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Company’s existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that (A) in no event shall Parent be required to expend an aggregate annual premium in excess of 200% of the annual premium most recently paid by the Company prior to the date hereof (the “Insurance Amount”) to maintain or procure insurance coverage (which current annual premium is set forth in Section 6.8(b) of the Company Disclosure Schedule), (B) if Parent is unable to maintain or obtain the insurance called for by this Section 6.8(b), Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount and (C) notwithstanding any provision herein to the contrary, Parent shall be deemed to have satisfied all of its obligations pursuant to this Section 6.8(b) in the event that it acquires, or directs the Company to acquire at an aggregate premium cost not to exceed 300% of the annual premium most recently paid by the Company prior to the date hereof, single premium tail insurance. The Company shall use commercially reasonable efforts to cooperate with Parent in the event that Parent determines to acquire, or directs the Company to acquire, such tail insurance with respect to the Company’s existing directors’ and officers’ liability insurance policy.

(c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9 Additional Arrangements. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

6.10 Coordination of Dividends. Subject to the proviso of Section 5.1(a) of this Agreement, after the date of this Agreement the Company shall coordinate the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto with that of the Parent Common Stock, it being the intention of the Parties that the holders of Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

6.11 Employee Severance and other Employment Matters.

(a) Although, except as otherwise provided for herein, Parent shall be under no obligation to retain any employee of Company or Company Bank, Parent will, as of the Effective Date, make a good faith effort to offer continued employment to each employee of Company or the Company Bank, whether in their current position or in another position with Parent or its Subsidiaries, subject to Parent’s employment policies and procedures and the needs of Parent and its Subsidiaries. Notwithstanding the forgoing, any person who is serving as an employee of either the Company or the Company’s Bank as of the date hereof whose employment is terminated or substantially adversely modified by Parent or any of its Subsidiaries within one year after the Effective Time (unless such termination or substantial adverse modification of employment is for cause or such employee is a party to an employment agreement or other arrangement that provides for severance) shall be entitled to severance payments from Parent in accordance with the formula set forth in Section 6.11 of the Company Disclosure Schedule. For purposes of this Section 6.11, “cause” shall mean termination or substantial adverse modification because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any Law (other than traffic violations or similar minor offenses). For purposes of this Section 6.11, an employee’s employment shall be deemed to be substantially adversely modified if there has been a substantial diminution in such employee’s compensation or the overall importance of such employee’s position, as determined by balancing (i) any increase or decrease in the scope of such employee’s responsibilities against (ii) any increase or decrease in the relative extent of the business, activities or functions (or portions thereof) for which such employee has and had responsibility; provided, however, that neither a change of such employee’s title or a change in the employer’s organizational hierarchy, without a decrease in relative responsibility balanced as set forth above, shall be considered a substantial diminution of overall importance.

(b) Parent shall honor and perform under and/or permit the Company to honor and perform under those certain agreements set forth on Section 6.11(b) of the Company Disclosure Schedule.

6.12 Notification of Certain Matters. Each Party shall give prompt notice to the other Party of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of the Company and Parent shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.13 Certain Matters, Certain Revaluations, Changes and Adjustments. Notwithstanding that the Company believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, the Company recognizes that Parent may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). At or before the Effective Time, upon the request of Parent and in order to formulate the plan of integration for the Merger and the Bank Merger, the Company shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Parent and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by the Company and its Subsidiaries, provided, however, that the Company shall not be required to take such action (A) more than five days prior to the Effective Time; and (B) unless Parent agrees in writing that all conditions to closing set forth in Article VII of this Agreement have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); and provided further, however, that no accrual or reserve made by the Company or any Company Subsidiary pursuant to this Section 6.13 or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

6.14 Other Policies. Between the date of this Agreement and the Effective Time, the Company shall cooperate with Parent to reasonably conform the policies and procedures of the Company and its Subsidiaries regarding applicable regulatory matters to those of Parent and its Subsidiaries, as Parent may reasonably identify to the Company from time to time, provided, however, that implementation of such conforming actions may at the Company’s discretion be delayed until the time period following receipt of shareholder and all regulatory approvals, as provided in Section 6.13 of this Agreement.

6.15 Other Transactions. The Company acknowledges that Parent may be in the process of acquiring other banks and financial institutions or in offering securities to the public and that in connection with such transactions, information concerning the Company and its Subsidiaries may be required to be included in the registration statements, if any, for the sale of securities of Parent or in SEC reports in connection with such transactions. Parent shall provide the Company and its counsel with copies of such registration statements at the time of filing. The Company agrees to provide Parent with any information, certificates, documents or other materials about the Company and its Subsidiaries as are reasonably necessary to be included in such SEC reports or registration statements, including registration statements that may be filed by Parent prior to the Effective Time. The Company shall use its reasonable efforts to cause its attorneys and accountants to provide Parent and any underwriters for Parent with any consents, comfort letters, opinion letters, reports or information that are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Parent shall reimburse the Company for reasonable expenses thus incurred by Company should this Agreement be terminated for any reason. Parent shall not file with the SEC any such registration statement or amendment thereto or supplement thereof containing information regarding the Company unless the Company shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

6.16. Failure to Fulfill Conditions. In the event that Parent or the Company determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-off Date and that it will not waive that condition, it will promptly notify the other Party. The Company and Parent will promptly inform the other of any facts applicable to the Company or Parent, respectively, or their respective directors, officers or Subsidiaries, that would be reasonably likely to prevent or materially delay approval of the Merger or the Bank Merger by any Governmental Entity or that would otherwise prevent or materially delay completion of the Merger or the Bank Merger. Any information so provided shall be retained by the receiving Party in accordance with the terms of the Confidentiality Agreement.

6.17. Transaction Expenses of the Company.

(a) The Company shall cause its and its Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month. The Company shall advise Parent monthly of all out-of-pocket expenses that the Company and its Subsidiaries have incurred in connection with the transactions contemplated hereby. The Company shall not, and shall cause each of its Subsidiaries not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.

(b) Parent, in reasonable consultation with the Company, shall (subject to Section 9.3 of this Agreement) make all arrangements with respect to the printing and mailing of the Proxy Statement.

6.18 Pre-Closing Delivery of Financial Statements. Prior to the Closing, the Company shall deliver to Parent such consolidated financial statements of the Company as Parent shall reasonably request in order to enable Parent to comply with its reporting obligations under the Exchange Act, together with an executed report of the Company’s outside auditors with respect to all such financial statements that have been audited. Such report shall be in form and substance satisfactory to the Parent. The financial statements delivered pursuant to this Section 6.18 shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC’s Regulation S-X, such that such financial statements are suitable for filing by Parent with the SEC in response to Items 2 and 9 of the SEC’s Current Report on Form 8-K. Immediately prior to the Closing, the Company shall cause its outside auditors to deliver to the Parent an executed consent, in form and substance satisfactory to the Parent and suitable for filing by the Parent with the SEC, which consent shall authorize the Parent to file with the SEC the report referred to in this Section 6.18 and all other reports delivered by the Company hereunder.

6.19 ISRA. The Company, at its sole cost and expense, shall obtain, prior to the Effective Time, either (i) a written opinion from its counsel (based upon an affidavit from the Company that is approved by Parent) that the transactions contemplated by, or the properties subject to, this Agreement are not subject to the requirements of ISRA, or (ii) a Remediation Certification (in form and substance satisfactory to Parent) prepared by a New Jersey Licensed Site Remediation Professional (“LSRP”) pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement prior to the issuance of any “Negative Declaration,” “Response Action Outcome” or approval of any “Remedial Action Workplan,” as such terms are defined under ISRA and SRRA, or (iii) an approval of a Remedial Action Workplan (in form and substance satisfactory to the Parent) , or (iv) issuance of a Negative Declaration, waiver or other approval by the New Jersey Department of Environmental Protection (“NJDEP”) pursuant to N.J.A.C. 13:1K-11.2 through 11.8 with respect to each property in New Jersey that the Company or any of its Subsidiaries owns or operates, in each case to the extent that such property renders the provisions of ISRA applicable to the transactions contemplated by this Agreement. The Company will obtain and maintain a “Remediation Funding Source,” as such term is defined under BCSRA, or other financial assurance in form and amount approvable by the LSRP and the NJDEP as required in furtherance of the Company’s obligations under this Section 6.19.

6.20 Section 16 Matters. Prior to the Effective Time, to the extent permitted by Law without expense to the Parties, the Parties will use commercially reasonable efforts to take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of shares of Company Common Stock or purchase of shares of Parent Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.21 Tax Treatment. Neither Parent nor the Company shall, or shall cause any of their respective Subsidiaries to, take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.

6.22 Payment of Retention Bonuses. Provided that a person listed on Section 6.22 of the Company Disclosure Schedule (i) remains an employee of the Company or the Company’s Bank from the date hereof through the date after the Effective Time when that person’s job function has been converted or transitioned and (ii) does not accept employment with Parent, Parent’s Bank or another Subsidiary of Parent for any period subsequent to the Effective Time, Parent shall pay to such person the bonus compensation provided for such employee in Section 6.22 of the Company Disclosure Schedule.

6.23 Shareholder Litigation. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or other Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.24 No Control Over Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.25 Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Parties’ obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and using its commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 6.25 shall be construed to require any Party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

ARTICLE VII

CONDITIONS PRECEDENT

7.1. Conditions to Each Party’s Obligations Under this Agreement. The respective obligations of each Party under this Agreement to consummate the Merger shall be subject to the satisfaction or, where permissible under applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders; SEC Registration; Blue Sky Laws. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company. The issuance of all shares of Parent Common Stock issuable pursuant to this Agreement (including without limitation the shares of Parent Common Stock issuable upon exercise of all New Stock Options) shall have been approved by the requisite vote of the shareholders of Parent. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities Laws.

(b) Regulatory Filings. All necessary approvals and consents (including without limitation any required approval (or in the case of the FRB, any required approval or waiver) of the FDIC, the New Jersey Department, the FRB, the SEC and (if necessary) the NJDEP) of Governmental Entities required to consummate the transactions contemplated hereby and contemplated by the Bank Merger Agreement shall have been obtained without the imposition of any term or condition that would, in Parent’s reasonable judgment, impair, in any material respect, the value of the Merger to Parent. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable) shall have expired. Both the Parent’s Bank and the Company’s Bank shall have taken all action necessary to consummate the Bank Merger immediately after the Effective Time.

(c) Suits and Proceedings. No Order shall be outstanding against a Party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger or the Bank Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more Parties, the Company’s Bank or the Parent’s Bank in connection with this Agreement or the Bank Merger Agreement and which Parent or the Company determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger or the Bank Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the Party electing not to proceed of any of the material benefits to it of the Merger.

(d) Tax Opinion. Parent and Company shall each have received an opinion, dated as of the Effective Time, of Lowenstein Sandler LLP, reasonably satisfactory in form and substance to the Company and its counsel and to Parent, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In connection therewith, each of Parent and the Company shall deliver to Lowenstein Sandler LLP representation letters, in each case in form and substance reasonably satisfactory to Lowenstein Sandler LLP and dated the date of such opinion, on which Lowenstein Sandler LLP shall be entitled to rely.

(e) Listing of Shares. The shares of Parent Common Stock which shall be issuable to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(f) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

7.2. Conditions to the Obligations of Parent Under this Agreement. The obligations of Parent under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of the Company. Except for those representations and warranties that are made as of a particular date, the representations and warranties of the Company contained in this Agreement shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of the Company contained in this Agreement that are made as of a particular date shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) as of such date. The Company shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. The Company shall have furnished Parent with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as Parent may reasonably request.

(c) Accountant’s Letter. If requested by Parent prior to the date on which the SEC declares the S-4 effective, the Company shall have caused to be delivered to Parent “cold comfort” letters or letters of procedures from the Company’s independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to the Company’s shareholders and (ii) a date not earlier than five Business Days preceding the date of the Closing and addressed to the Parent, concerning such matters as are customarily covered in transactions of the type contemplated hereby.

(d) Third Party Consents. All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material (i) on the Company and its Subsidiaries taken as a whole or (ii) on the Parent and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.2(d) shall contain any term or condition which would have a material adverse impact on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger.

(e) Required Steps. The Company’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.

(f) FIRPTA. The Company shall have delivered to Parent a certificate dated as of the Closing Date, in form and substance required under the Treasury Regulations promulgated pursuant to Section 1445 of the Code, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

7.3 Conditions to the Obligations of the Company Under this Agreement. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Parent. Except for those representations and warranties that are made as of a particular date, the representations and warranties of Parent contained in this Agreement shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of Parent contained in this Agreement that are made as of a particular date shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) as of such date. Parent shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. Parent shall have furnished the Company with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as the Company may reasonably request.

(c) Required Steps. The Parent’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company of the matters presented in connection with the Merger:

(a) by mutual consent of the Company and Parent;

(b) by either Parent or the Company upon written notice to the other Party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c) by either Parent or the Company, if the Merger shall not have been consummated on or before the one year anniversary of the date hereof (the “Cut-off Date”) or such later date as shall have been agreed to in writing by Parent and the Company, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

(d) by either Parent or the Company if (i) the approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof or (ii) the approval of the shareholders of Parent required for the issuance of the shares of Parent Common Stock issuable pursuant to this Agreement (including without limitation the shares of Parent Common Stock issuable upon exercise of the New Stock Options) shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, (i) would entitle the Party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) of this Agreement (in the case of a breach of a representation or warranty by the Company) or Section 7.3(a) of this Agreement (in the case of a breach of a representation or warranty by Parent) or (ii) would constitute a Material Adverse Effect with respect to the Party committing such breach or breaches;

(f) by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party hereto, which breach shall not have been cured within thirty days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;

(g) by the Company, if, prior to receipt of the Company Shareholder Approval, the Company has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, the Company (A) pays to Parent the Termination Fee and Termination Expenses, and (B) delivers to Parent a release signed by the parties to such acquisition agreement and any entity that controls such parties, which release shall be in form and substance reasonably satisfactory to Parent and shall irrevocably waive any right the releasing parties may have to challenge the payment to Parent of the Termination Fee and the payment to Parent of the Termination Expenses;

(h) by Parent if (I) prior to receipt of the Company Shareholder Approval, the Company or the Company’s Board of Directors (or any committee thereof) has (A) effected a Company Subsequent Determination or approved, adopted, endorsed or recommended any Acquisition Proposal, (B) failed to make the Company Board Recommendation, withdrawn the Company Board Recommendation or failed to publicly re-affirm the Company Board Recommendation within five days after receipt from Parent of a written request to do so, (C) breached the terms of Section 5.3 of this Agreement in any material respect adverse to Parent, or (D) in response to the commencement (other than by Parent or a Subsidiary thereof) of a tender offer or exchange offer for 10% or more of the outstanding shares of the Company’s Common Stock, recommended that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act or (II) any other event occurs that gives rise to the payment of a Termination Fee and Termination Expenses pursuant to Section 8.5 of this Agreement;

(i) by Parent if the conditions set forth in Sections 7.1 and 7.2 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date;

(j) by the Company if the conditions set forth in Sections 7.1 and 7.3 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date; or

(k) by the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire board, at any time during the five day period commencing on the day after the Determination Date, if both of the following conditions are satisfied:

(1) the Parent Common Stock Average Price on the Determination Date shall be less than $8.0256 (the “Base Amount”); and

(2) (i) the number (rounded to four decimals) obtained by dividing the Parent Common Stock Average Price on the Determination Date by the Parent Initial Price (the “Parent Ratio”) shall be less than (ii) the number (rounded to four decimals) obtained by dividing the Final Index Price on the Determination Date by the Initial Index Price and subtracting 0.20 from the quotient in this clause (2)(ii) (such number being referred to herein as the “Index Ratio”);

Notwithstanding the foregoing, if the Company elects to exercise its termination right pursuant to this subsection (k), it shall give prompt written notice to Parent. During the seven-day period commencing with its receipt of such notice, Parent shall have the option of increasing the Per Share Stock Consideration to be received by the holders of Company Common Stock hereunder by increasing the Exchange Ratio to equal the lesser of (i) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Base Amount multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Common Stock Average Price, and (ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Ratio. If Parent makes an election contemplated by the preceding sentence within such seven-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (k) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection (k).

For purposes of this subsection (k), the following terms shall have the following meanings:

“Final Index Price” means the average (rounded to four decimals) of the daily closing prices of the Nasdaq Bank Index for the 20 consecutive trading days immediately preceding the Determination Date.

“Initial Index Price” means $ 1,934.3395.

“Parent Common Stock Average Price” means the average (rounded to four decimals) of the daily closing sales prices of Parent Common Stock as reported on the NASDAQ Global Select Market (as reported in an authoritative source chosen by Parent) for the 20 consecutive full trading days in which such shares are quoted on the NASDAQ Global Select Market ending at the close of trading on the Determination Date.

“Parent Initial Price” means $10.0320.

If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the Parent Common Stock Average Price shall be appropriately adjusted for the purposes of applying this Section 8.1(k).

8.2 Effect of Termination; Liquidated Damages.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1 of this Agreement, this Agreement shall forthwith become void and have no effect except that (i) Sections 8.1, 8.2, 8.5 and Article IX of this Agreement shall survive any termination of this Agreement and (ii) subject to Section 8.2(b) of this Agreement, in the event that such termination is effected pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting Party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

(b) In the event that the Company terminates this Agreement in accordance with Sections 8.1(e) or 8.1(f) of this Agreement, Parent agrees that it would be extremely difficult, if not impossible, to ascertain the actual amount of harm which Company will have suffered. Therefore, not by way of damage or penalty, but as a reasonable estimation of the potential harm Company may have incurred, Parent agrees that in the event that the Company terminates this Agreement in accordance with Sections 8.1(e) or 8.1(f) of this Agreement, Parent shall pay to Company fifty percent (50%) of the Maximum Amount as liquidated damages. Such payment, which shall be in lieu of any other claim for monetary damages which the Company may have hereunder, shall be paid by Parent to Company within five (5) Business Days after the date on which Parent acknowledges that the Company’s termination was effected in accordance with Sections 8.1(e) or 8.1(f) of this Agreement or, if no such acknowledgment is made, within five (5) Business Days after the date on which a final, non-appealable order is issued by a court of competent jurisdiction to the effect that the Company’s termination was effected in accordance with Sections 8.1(e) or 8.1(f) of this Agreement.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Termination Fee; Expenses. In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(g) of this Agreement or by Parent pursuant to Section 8.1(h) of this Agreement, then the Company shall pay to Parent, immediately upon such termination, by wire transfer of immediately available funds, the sum of (x) $2,950,000 (the “Termination Fee”) and (y) the dollar amount of out-of-pocket expenses incurred by Parent in connection with the transactions contemplated by this Agreement (as certified by Parent upon receipt of the Company’s notice of termination or delivery of Parent’s notice of termination, whichever is applicable), up to $325,000 in such expenses (the “Termination Expenses”), provided, however that the sum of the Termination Fee and the Termination Expenses shall not exceed $3,275,000 (the “Maximum Amount”);

(ii) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to Sections 8.1(c) or 8.1(d)(i) of this Agreement (if the Company Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by Parent pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then the Company shall pay to Parent, immediately upon such termination, by wire transfer of immediately available funds, the Termination Expenses; and

(iii) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to 8.1(d)(i) of this Agreement (if the Company Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by Parent pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then, if within 12 months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then the Company shall pay Parent, on the earlier of the date of such execution or consummation, a fee equal to the Maximum Amount less any Termination Expenses paid to Parent pursuant to clause (ii) of this Section 8.5.

For purposes of clauses (ii) and (iii) of this Section 8.5, the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(e)(i) of this Agreement except that references in Section 5.3(e)(i) to “25%” shall be replaced by “50%”.

ARTICLE IX

GENERAL PROVISIONS

(d) 9.1 Interpretation.

(a) The headings and captions contained in this Agreement and in any table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

(i) The terms of this Section 9.1 shall apply to the Company Disclosure Schedule and the Parent Disclosure Schedule delivered herewith and to each document included in the exhibits annexed hereto unless expressly otherwise stated therein.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time. The provisions of Section 6.2(c), Article VIII and Article IX of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement

9.3 Expenses. Except as otherwise provided in Section 8.5 of this Agreement and in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. In the event that this Agreement is terminated for any reason, the Parties agree to reimburse each other to the extent necessary such that all out-of-pocket costs (excluding the payment of professional fees) incurred in printing the Proxy Statement and in mailing the Proxy Statement to shareholders of the Company and Parent shall be shared equally by Parent and the Company.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Parent, to:

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Attn: Thomas J. Shara, President and Chief Executive

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, New Jersey 07068

Attn: Peter H. Ehrenberg, Esq. and Laura R. Kuntz, Esq.

and

(b) if to the Company, to:

Somerset Hills Bancorp

155 Morristown Road,

Bernardsville, New Jersey 07924

Attn: Stewart E. McClure, Jr., Chief Executive Officer

with a copy (which shall not constitute notice) to:

Windels, Marx, Lane & Mittendorf, LLP

120 Albany Street

New Brunswick, New Jersey 08901

Attn: Robert Schwartz, Esq.

9.5 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by both of the Parties and delivered to both of the Parties, it being understood that all Parties need not sign the same counterpart. Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile or pdf transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

9.6 Entire Agreement. This Agreement (including the documents, the disclosure schedules and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New Jersey, without regard to any applicable conflicts of law.

9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.9 Publicity. Except as otherwise required by Law or the rules of the NASDAQ Global Select Market or the NASDAQ Global Market, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld.

9.10 Assignment; Parties in Interest; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties, the Company’s Bank and the Parent’s Bank and their respective successors and assigns. Except as otherwise expressly provided in Section 6.8 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties, the Company’s Bank and the Parent’s Bank any rights or remedies hereunder. Except as otherwise expressly provided in Section 6.8 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent and the Company any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In certain instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11 Definitions.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

“Acquired Hedging Assets” means all of SFS’ interest rate swaps, caps, floors, collars, options, futures and forward contracts, foreign exchange contracts, currency swaps, principal only trades, treasury trades, or other arrangements entered into or purchased to hedge the interest rate risk associated with the Mortgage Loans (including Loans in Process).

“Acquired Mortgage Loans” means all Mortgage Loans owned by the SFS on the Closing Date.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Agency” means each of Fannie Mae, Freddie Mac and Ginnie Mae.

“Applicable Law” means collectively, any federal, state or local constitution, Law or similar legal requirement, or any directive, policy or order that is made or given at any time or from time to time by any Governmental Entity, to which the Company and/or any of its Subsidiaries is subject or which is otherwise applicable to the origination, processing, underwriting, closing, funding, insuring, selling, purchasing, servicing or subservicing of Mortgage Loans, and any applicable and valid order, verdict, judgment or consent decree.

“Applicable Requirements” means collectively, (i) the terms of a Mortgage Loan (including, without limitation, the related mortgage note and mortgage or other security interest), (ii) all Applicable Laws, (iii) all obligations, under any Contract, (iv) all other applicable requirements and guidelines of any Agency, Investor or Governmental Entity having jurisdiction; and (v) the reasonable and customary practices of prudent mortgage lending, underwriting, processing, origination, insuring, closing, funding, servicing, subservicing, loss mitigation, foreclosure, and real property administration firms and institutions.

“Auditor” means any Person that has reviewed, sampled or tested the origination of some or all of the Mortgage Loans, including, without limitation, for compliance with applicable Investor Programs and underwriting guidelines

“Business Day” means any day other than a Saturday or Sunday or any day that banks in the State of New Jersey are authorized or required to be closed.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Freddie Mac Exclusionary List” means the list compiled, maintained and distributed by Freddie Mac containing names and other information concerning persons or entities that are excluded or suspended from participating in transactions or doing business with Freddie Mac, either directly or indirectly or as a principal, together with any such similar lists compiled by any other Agency or other Investor.

“GAAP” means, for any Person, accounting principles generally accepted in the United States, as consistently applied by such Person.

“Investor” means (i) each Agency, (ii) any Person who has acquired an interest in any Mortgage Loans or with respect to which SFS has a Contract for the future sale of mortgage loans, (iii) any Person that insures or guarantees the risk of loss upon borrower default on any Mortgage Loan, including without limitation, private mortgage insurers, the Federal Housing Administration and the Veterans Administration and (iv) any Person that provides life, hazard, disability, title or other insurance with respect to any Mortgage Loan or related real property.

“Investor Program” means the terms and conditions, including, without limitation, underwriting guidelines, under which each Mortgage Loan (including Loans in Process) were processed and, if applicable, closed.

“Knowledge” means, with respect to the Company, the actual knowledge of Stewart E. McClure, Jr., James M. Nigro or Alfred J. Soles and with respect to Parent, the actual knowledge of Thomas J. Shara, Joseph F. Hurley, Robert A. Vandenbergh or Timothy J. Matteson.

“Law” means, unless the context expressly indicates otherwise, any foreign, federal, state or local statute, law, ordinance, rule, regulation, code, enactment or other statutory or legislative provision.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Loans in Process” means any Mortgage Loan that, as of any date of determination, has not closed.

“Material Adverse Effect” means, with respect to any Person, any event, effect, condition, change, occurrence, development or state of circumstances that has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise or has a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the Merger; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) effects, changes, events, developments, circumstances or conditions that generally affect the banking business; (b) general business, financial or economic conditions; (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (d) changes or developments resulting or caused by natural disasters, (e) the conditions of any financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (f) changes in GAAP or in the interpretation or enforcement thereof, (g) changes in Law or other binding directives issued by any Governmental Entity; (h) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect; or (i) acts or omissions of such Person or its Subsidiaries carried out (or omitted to be carried out) pursuant to this Agreement; provided, however, that the foregoing clauses (a) through (g) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, compared to other Persons that operate in the banking industry.

“Mortgage Loans” means any all loans secured by one to four family residential properties, mixed use properties (but only to the extent subject to HUD’s 203(k) program), loans secured by interests in cooperatives, condominium units and units in planned unit developments owned, originated (or in the process of origination), serviced or subserviced by SFS at any time, including any real property acquired in connection with the default of any mortgage loan.

“Most Recent Balance Sheet” means the most recent balance sheet included within the Company Financial Statements.

“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding and finally determined.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person and its corporate Affiliates consistent with past custom and practice.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, for which appropriate reserves have been established on the Most Recent

Balance Sheet in accordance with GAAP and that are not, individually or in the aggregate, material and do not detract materially from the value thereof, (b) Liens for current state and local property Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent, (ii) being contested in good faith through appropriate proceedings and (iii) for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business and (e) in the case of Owned Properties held by the Company or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records delivered to Parent’s counsel (with a designation that such surveys or title records have been delivered pursuant to Section 9.11(a) of the then current draft of this Agreement).

“Person” or “person”, except where the context clearly indicates a reference solely to an individual, means an individual, corporation, partnership, limited liability company, trust, association, Governmental Entity or other entity.

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes. For the avoidance of doubt, the Company’s Bank and each of its Subsidiaries constitute Subsidiaries of the Company and the Parent’s Bank and each of its Subsidiaries constitute Subsidiaries of Parent.

(b) The following terms are defined in the following sections of this Agreement:

401(k) Plan	6.7(c)
Accounting Firm	3.6(a)
Acquisition Proposal	5.3(e)(i) and 8.5
Advisory Firm	3.7
Aggregate Merger Consideration	1.4(c)
Agreement	Preamble
Banking Act	1.14
Bank Merger	1.14
Bank Merger Agreement	1.14
Base Amount	8.1(k)(1)
BCA	1.1
BCSRA	3.17(d)
BHCA	3.1(a)
BOLI	3.16(g)
BOLI Covered Individuals	3.16(g)
Cash Designated Shares	1.5(c)(i)
Cash Election	1.5(b)
Cash Election Shares	1.5(b)
Cash Number	1.5(b)
cause	6.11
CERCLA	3.17(d)
Certificate of Merger	1.2
Certificates	1.4(c)
Claim	6.8(a)
Claims	6.8(a)
Closing	1.2
Closing Date	1.2
Closing Notice	1.2

Code	1.5(i)
Company	Preamble
Company’s Bank	Recital A
Company Benefit Plans	3.11(a)
Company Board Recommendation	3.3(a)
Company Common Stock	1.4(a)
Company Contract	3.14
Company Disclosure Schedule	Article III Lead-in
Company Employees	6.7(a)
Company Financial Statements	3.6(a)
Company Pension Plans	3.11(a)
Company Preferred Stock	3.2(a)
Company Property	3.16(a)
Company Properties	3.16(a)
Company Regulatory Agencies	3.5(a)
Company Reports	3.5(b)
Company Shareholder Approval	5.3(a)
Company Shareholders’ Meeting	6.3
Company Stock Compensation Plans	1.7(a)
Company Subsequent Determination	5.3(b)
Company Welfare Plans	3.11(a)
Confidentiality Agreement	5.3(a)
Constituent Corporation	Preamble
Constituent Corporations	Preamble
control	Definition of “Affiliate”
Covered Person	3.19
CRA	3.13(b)
Cut-off Date	8.1(c)
Derivatives Contract	3.23(b)
Determination Date	1.2
DPC Shares	1.4(b)
DOL	3.11(b)
Effective Time	1.2
Election Deadline	1.5(h)
Environmental Laws	3.17(d)
Environmental Matters	3.17(d)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	3.5(b)
Exchange Agent	1.6
Exchange Fund	2.1
Exchange Ratio	1.4(a)(i) and 8.1(k)
Filing Documents	6.1(c)
Final Index Price	8.1(k)
FDIC	3.1(b)
Form of Election	1.5(b)
FRB	3.4
Governmental Entity	3.4
High Risk Loans	3.20(f)
Indemnitees	6.8(a)
Index Ratio	8.1(k)(2)
Initial Index Price	8.1(k)

Insurance Agreement	3.16(g)
Insurance Amount	6.8(b)
Intellectual Property	3.25(i)(1)
IRS	3.10(a)
ISRA	3.17(d)
IT Assets	3.25(i)(2)
Lending Manual	5.1(r)
Licensed Intellectual Property	3.25(i)(3)
Loan	3.20(a)
Loan Property	3.17(d)
LSRP	6.19
Maximum Amount	8.5(i)
Merger	Recital A
Merger Consideration	1.4(c)
Negative Declaration	6.19
New Jersey Department	1.14
New Stock Options	1.7(a)
NJDEP	6.19
Non-Election	1.5(b)
Non-Election Shares	1.5(b)
Notice of Superior Proposal	5.3(b)
Old Stock Options	1.7(a)
Option Grant Agreement	1.7(a)
OREO	3.20(b)
Owned Intellectual Property	3.25(i)(4)
Owned Property	3.16(a)
Owned Properties	3.16(a)
Parent	Preamble
Parent Common Stock	1.4(a)(i)
Parent Common Stock Average Price	8.1(k)
Parent Disclosure Schedule	Article IV Lead-in
Parent DRIP	4.2(a)
Parent Financial Statements	4.6
Parent Initial Price	8.1(k)
Parent Plans	6.7(a)
Parent Preferred Stock	4.2(a)
Parent Ratio	8.1(k)(2)
Parent Regulatory Agencies	4.5
Parent Reports	4.7
Parent Shareholders’ Meeting	6.3
Parent Stock Incentive Plans	4.2(a)
Parent’s Bank	Recital A
Participation Facility	3.17(d)
Parties	Preamble
Party	Preamble
Patents	3.25(i)(1)
Per Share Cash Consideration	1.4(a)(ii)
Per Share Stock Consideration	1.4(a)(i)
Personal Property Leases	3.16(e)
Proxy Statement	3.4
RCRA	3.17(d)
Real Property Lease	3.16(a)

Real Property Leases	3.16(a)
Registered	3.25(i)(5)
Registration	3.25(i)(5)
Regulated Substances	3.17(d)
Regulatory Agreement	3.15
Remedial Action Workplan	6.19
Response Action Outcome	6.19
S-4	3.4
SEC	3.4
Securities Act	3.5(b)
SFS	3.27(c)
Spill Act	3.17(d)
SRRA	3.17(d)
Stock Designated Shares	1.5(c)(ii)
Stock Election	1.5(b)
Stock Number	1.5(b)
Stock Exchanged Shares	1.5(e)(i)
Stock Option	1.7(a)
Stock Options	1.7(a)
Superior Proposal	5.3(e)(ii)
Surviving Bank	1.14
Surviving Corporation	1.1
Taxes	3.10(h)
Tax Opinion	1.5(i)
Tax Returns	3.10(h)
Termination Expenses	8.5(i)
Termination Fee	8.5(i)
Trademarks	3.25(i)(1)
Trade Secrets	3.25(i)(1)
Trust Account Shares	1.4(b)
Voting Agreements	6.5

9.12 Legal Proceedings; Specific Performance; No Jury Trial.

(a) The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New Jersey State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of the Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 of this Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(b) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New Jersey or in New Jersey state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Signature Page Follows

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

LAKELAND BANCORP, INC.

By:	/s/ Thomas J. Shara
Name: Thomas J. Shara
Title: President and Chief Executive Officer

SOMERSET HILLS BANCORP

By:	/s/ Stewart E. McClure, Jr.
Name: Stewart E. McClure, Jr.
Title: President, Chief Executive Officer and Chief Operating Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

MERGER AGREEMENT BETWEEN

LAKELAND BANK

AND

SOMERSET HILLS BANK

UNDER THE CHARTER OF LAKELAND BANK,

UNDER THE TITLE OF LAKELAND BANK

THIS MERGER AGREEMENT (this “Agreement”) is made between Lakeland Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey, and Somerset Hills Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey, each acting pursuant to a resolution duly adopted by its board of directors authorizing this Agreement, pursuant to the authority given by and in accordance with the provisions of Section 134 of the New Jersey Banking Act of 1948, as amended (N.J.S. 17:9A-134).

W I T N E S S E T H :

Section 1. The name of the merging bank is Somerset Hills Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey (“Somerset Hills Bank”), with its principal office being located at 155 Morristown Road, Borough of Bernardsville, County of Somerset, in the State of New Jersey, having branch offices at the locations set forth on Schedule I hereto, and having capital of $[        ], divided into [            ] shares of common stock, each of $[        ] par value, surplus of $[        ], and undivided profits of $[        ], as of December 31, 2012.

Section 2. The name of the receiving bank is Lakeland Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey (“Lakeland Bank”), with its principal office being located at 250 Oak Ridge Road, Township of Oak Ridge, County of Passaic, in the State of New Jersey, having branch offices at the locations set forth on Schedule II hereto, and having capital of $[        ] divided into [            ] shares of common stock, each of $[        ] par value, surplus of $[        ], and undivided profits of $[        ], as of December 31, 2012.

Section 3. Somerset Hills Bank shall be merged into Lakeland Bank under the charter of Lakeland Bank. After the merger is effected, the name of the receiving bank (the “Receiving Bank”) shall be Lakeland Bank.

Section 4. The persons named below shall serve as the board of directors of the Receiving Bank at the Effective Time (as hereinafter defined):

[Names to be inserted: to consist of the existing Lakeland Bank Board and two designees from the Somerset Hills Bank Board]

Section 5. The persons named below shall serve as the officers of the Receiving Bank at the Effective Time (as hereinafter defined), in the respective capacities set forth opposite their respective names:

[Names to be inserted]

Section 6. The business of the Receiving Bank shall be that of a New Jersey-chartered commercial bank. At the Effective Time (as hereinafter defined), the principal office of the Receiving Bank shall be maintained at 250 Oak Ridge Road, Oak Ridge, New Jersey.

Section 7. The branch offices at the locations set forth on each of Schedule I and Schedule II hereto shall be continued as branch offices of the Receiving Bank.

Section 8. This Agreement shall be submitted to the Federal Deposit Insurance Corporation (“FDIC”) and the Commissioner of Banking and Insurance of New Jersey (the “Commissioner”) for approval of the merger. Upon receiving the requisite approval of the merger from each of the FDIC (pursuant to 12 U.S.C. § 1828(c)(2)(C)) and the Commissioner (pursuant to N.J.S. 17:9A-136), this Agreement shall be ratified, confirmed and approved by the shareholders of each bank holding at least two-thirds (2/3) of its capital stock entitled to vote, at separate meetings called for that purpose in accordance with N.J.S. 17:9A-137. The merger will become effective at the time (the “Effective Time”) this Agreement, with certifications attached certifying requisite shareholder approval as to each bank, is filed with the Department of Banking and Insurance of New Jersey. At the Effective Time, the certificate of incorporation of the Receiving Bank shall read in its entirety as set forth in Schedule III annexed hereto.

Section 9. At the Effective Time, the amount of capital stock of the Receiving Bank shall be $[        ], divided into [                ] shares of common stock, each of $[        ] par value, and at the Effective Time the Receiving Bank shall have a surplus of $[        ], and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in Sections 1 and 2 of this Agreement, adjusted however, for normal earnings and expenses between December 31, 2012, and the Effective Time. The capital stock and surplus of the Receiving Bank at the Effective Time shall be no less than the amount required pursuant to N.J.S. 17:9A-135.

Section 10. The sole shareholder of Lakeland Bank (which entity, immediately prior to the Effective Time, will also be the sole shareholder of Somerset Hills Bank) (the “Shareholder”) shall retain its rights in the capital stock presently outstanding, which shall immediately and automatically become [                ] shares of common stock of the Receiving Bank, each with $[        ] par value, and additionally the Shareholder, in exchange for the shares of Somerset Hills Bank shall be entitled to receive [                ] additional shares of common stock of the Receiving Bank, each with $[        ] par value.

Section 11. All assets of each of the merging banks, as they exist at the Effective Time, shall pass to and vest in the Receiving Bank without any conveyance or other transfer. The Receiving Bank shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time.

Section 12. This Agreement shall be terminated automatically if that certain Agreement and Plan of Merger, dated as of January 28, 2013, by and between Lakeland Bancorp, Inc., a New Jersey corporation, and Somerset Hills Bancorp, a New Jersey corporation (the “Agreement and Plan of Merger”), is terminated as provided in the Agreement and Plan of Merger.

Section 13. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

Section 14. Except as governed by federal law, the validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of New Jersey without regard to its conflicts of laws or rules.

[Signature page follows.]

WITNESS, the signatures and seals of the merging banks this      day of                     , 2013, each set by its chairman, president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.

ATTEST:	LAKELAND BANK

By:

ATTEST:	SOMRSET HILLS BANK

By:

STATE OF NEW JERSEY	)
: ss.
COUNTY OF [—]	)

On this      day of                     , 2013, before me, a Notary Public for this state and county, personally came             , as             , and             , as of Lakeland Bank, and each of his/her capacity acknowledged this instrument to be the act and deed of the bank and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.

(Seal of Notary)

STATE OF NEW JERSEY	)
:ss.
COUNTY OF [—]	)

On this      day of                     , 2013, before me, a Notary Public for this state and county, personally came             , as             and              as              of Somerset Hills Bank, and each of his/her capacity acknowledged this instrument to be the act and deed of the bank and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.

(Seal of Notary)

SCHEDULE I

Location of Branch Offices of Somerset Hills Bank

SCHEDULE II

Location of Branch Offices of Lakeland Bank

SCHEDULE III

Certificate of Incorporation of Receiving Bank

[See attached.]

EXHIBIT B

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is dated as of January 28, 2013, by and between Lakeland Bancorp, Inc., a New Jersey corporation and registered bank holding company (“Parent”), and the shareholder of Somerset Hills Bancorp, a New Jersey corporation and registered bank holding company (the “Company”), executing this Agreement on the signature page hereto (the “Shareholder”).

RECITALS

A. Concurrently with the execution of this Agreement, Parent and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, among other things, for the merger (the “Merger”) of the Company with and into Parent upon the terms and subject to the conditions set forth therein.

B. As of the date hereof, the Shareholder is the record and Beneficial Owner (as defined below) of that number of shares of Company Common Stock (including, for purposes of this Agreement, all shares or other voting securities into which any shares of Company Common Stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities that may be declared in respect of such shares of Company Common Stock), the “Company Common Shares”) set forth below the Shareholder’s name on the signature page hereto.

C. As a condition to Parent’s willingness to enter into and perform its obligations under the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.2. Other Definitions. For the purposes of this Agreement:

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

“Jointly Owned Shares” means the Company Common Shares Beneficially Owned by the Shareholder as of the applicable record date (including any Company Common Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has joint or shared voting power with such Shareholder’s spouse.

“Owned Shares” means the Company Common Shares Beneficially Owned by the Shareholder as of the applicable record date (including any Company Common Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has sole voting power.

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, constructive sale, or other disposition of such security or the Beneficial Ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting, investment or dispositive power of such security.

II. SUPPORT OBLIGATIONS OF THE SHAREHOLDER

2.1. Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of the Company called to vote for approval of the Merger, however called, or in connection with any written consent of the Company’s shareholders relating to the Merger, the Shareholder will (x) appear at each such meeting, cause all of the Shareholder’s Owned Shares, and use the Shareholder’s reasonable best efforts to cause all of the Shareholder’s Jointly Owned Shares, to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any, (y) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, in favor of the adoption of the Merger Agreement and the Merger and, if it shall be necessary for any such meeting to be adjourned or postponed due to a lack of a quorum, in favor of such adjournment or postponement and (z) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, against any Acquisition Proposal.

2.2. Restrictions on Transfer. Except as otherwise consented to in writing by Parent, the Shareholder agrees from and after the date hereof not to tender, or cause to be tendered, into any tender or exchange offer or otherwise directly or indirectly Transfer, or cause to be Transferred, any Owned Shares or Jointly Owned Shares (or any rights, options or warrants to acquire any Company Common Shares), except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descents or the spouse of the Shareholder, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee of any transfer described in this Section 2.2 agrees in writing to be bound by the terms of this Agreement. If so requested by Parent, the Shareholder agrees that the certificates representing Owned Shares and Jointly Owned Shares shall bear a legend stating that they are subject to this Agreement.

2.3 Acquisition Proposal. The Shareholder agrees that from and after the date hereof, the Shareholder will not, and will use the Shareholder’s reasonable best efforts to not permit any of the Shareholder’s affiliates to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, or comment publicly in favor of, any inquiries or the making of any proposal with respect to any Acquisition Proposal, or negotiate, explore or otherwise engage in discussions with any person (other than the Parent or its directors, officers, employees, agents and representatives) with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or agree to or otherwise assist in the effectuation of any Acquisition Proposal or comment publicly in favor of any Acquisition Proposal; provided, however, that nothing herein shall prevent the Shareholder from taking any action, or omitting to take any action, (i) if applicable, as a member of the Board of Directors of the Company required so as not to act inconsistently with the Shareholder’s fiduciary obligations as a Director of the Company after consultation with outside counsel or (ii) if applicable, as an officer of the Company required so as not to act inconsistently with the Shareholder’s fiduciary obligations, if any, as an officer of the Company after consultation with outside counsel, in each case to the extent, and only to the extent, permitted by Section 5.3 of the Merger Agreement.

III. GENERAL

3.1. Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of New Jersey (without regard to principles of conflict of laws that would apply the law of another jurisdiction).

3.2. Amendments. This Agreement may not be amended except by written agreement signed by Parent and by the Shareholder.

3.3. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

3.4. Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile or pdf signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

3.5. Effectiveness and Termination. This Agreement will become effective when Parent has received the counterparts signed by the Shareholder and itself and shall terminate on the date that the Merger is approved by the Company’s shareholders. In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, neither party hereto shall have any further obligation or liability hereunder.

3.6 Proxy. The Shareholder hereby constitutes and appoints the President of Parent, with full power of substitution, as the Shareholder’s proxy with respect to the matters set forth herein, including without limitation, each of the matters described in Sections 2.1 and 2.3 of this Agreement, and hereby authorizes such proxy to represent and to vote, if and only if the Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of this Agreement, all of such Shareholder’s Owned Shares in the manner contemplated by Sections 2.1 and 2.3 of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given to induce Parent to execute the Merger Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement or any such rights granted hereunder terminate or expire pursuant to the terms hereof. The Shareholder hereby revokes any and all previous proxies with respect to the Shareholder’s Owned Shares and shall not hereafter, unless and until this Agreement or any rights granted hereunder terminate or expire pursuant to the terms hereof, purport to grant any other proxy or power of attorney with respect to any of the Shareholder’s Owned Shares, deposit any of the Shareholder’s Owned Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person or entity, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of any of the Shareholder’s Owned Shares, in each case, with respect to any of the matters set forth herein.

[signature pages follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

LAKELAND BANCORP, INC.

By:
Name:	Thomas J. Shara
Title:	President and Chief Executive Officer

(Shareholder signature page follows)

[Parent Signature Page to Voting Agreement]

SHAREHOLDER

Shareholder:

Signature:

Title, if applicable:

Owned Shares:

Jointly Owned Shares:

Notice Address:

[Shareholder Signature Page to Voting Agreement]

Annex B

January 28, 2013

The Board of Directors

Somerset Hills Bancorp

155 Morristown Road

P.O. Box 237

Bernardsville, NJ 07924

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Somerset Hills Bancorp (“Somerset Hills”) of the Merger Consideration (as defined below) in the proposed merger (the “Merger”) of Somerset Hills with and into Lakeland Bancorp, Inc. (“Lakeland”) pursuant to the Agreement and Plan of Merger, dated as of January 27, 2013, between Somerset Hills and Lakeland (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, no par value per share, of Somerset Hills (the “Common Shares”) not owned by Somerset Hills and Lakeland or by any of the respective wholly-owned subsidiaries (other than shares owned in a fiduciary capacity or as a result of debts previously contracted) will be cancelled and retired and converted into the right to receive 1.1962 shares of common stock, no par value per share, of Lakeland or cash in the amount of $12.00 (the “Merger Consideration”). The terms and conditions are more fully described in the Agreement.

Keefe, Bruyette & Woods, Inc., has acted as financial advisor to Somerset Hills and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Somerset Hills and Lakeland, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Somerset Hills and Lakeland for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Somerset Hills. We have acted exclusively for the Board of Directors of Somerset Hills in rendering this fairness opinion and will receive a fee from Somerset Hills for our services. A portion of our fee is contingent upon the successful completion of the Merger.

During the past two years we have provided investment banking and financial advisory services to Somerset Hills but have not received compensation for such services. In addition, we have provided investment banking and financial advisory services to Lakeland in the past two years and have received compensation for such services. We also may in the future provide investment banking and financial advisory services to Lakeland and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Somerset Hills and Lakeland and the Merger, including among other things, the following: (i) a draft of the Agreement dated January 27, 2013 (the most recent draft made available to us);

Keefe, Bruyette & Woods    —    787 Seventh Avenue, New York, NY 10019

212.887.7777    —    Toll Free: 800.966.1559    —    www.kbw.com

Somerset Hills Bancorp

January 28, 2013

(ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2011 of Somerset Hills and Lakeland; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Somerset Hills and Lakeland and certain other communications from Somerset Hills and Lakeland to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Somerset Hills and Lakeland furnished to us by Somerset Hills and Lakeland for purposes of our analysis. We have also held discussions with senior management of Somerset Hills and Lakeland regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Somerset Hills and Lakeland with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Somerset Hills and Lakeland as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent that the aggregate allowances for loan and lease losses for Somerset Hills and Lakeland are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property, assets or liabilities of Somerset Hills or Lakeland, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Exchange Ratio; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Somerset Hills and Lakeland; (ii) the assets and liabilities of Somerset Hills and Lakeland; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We

Keefe, Bruyette & Woods    —    787 Seventh Avenue, New York, NY 10019

212.887.7777    —    Toll Free: 800.966.1559    —    www.kbw.com

Somerset Hills Bancorp

January 28, 2013

have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of Somerset Hills to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Somerset Hills.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Common Shares of the Exchange Ratio in the Merger. We express no view or opinion as to any terms or other aspects of the Merger.

Further, we are not expressing any opinion about the fairness of the amount or nature of the compensation to any of Somerset Hills’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of Somerset Hills in connection with the Merger.

In addition, this opinion does not in any manner address the prices at which Lakeland common stock will trade following the consummation of the Merger and we express no view or opinion as to how the stockholders of Somerset Hills should vote at the stockholders meeting to be held in connection with the Merger.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods    —    787 Seventh Avenue, New York, NY 10019

212.887.7777    —    Toll Free: 800.966.1559    —    www.kbw.com

Annex C

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

LAKELAND BANCORP, INC.

(Pursuant to N.J.S.A. 14A:9-2(4) and 14A:9-4(3))

Pursuant to N.J.S.A. 14A:9-2(4) and N.J.S.A. 14A:9-4(3), the undersigned corporation hereby certifies as follows:

1. The name of the corporation is Lakeland Bancorp, Inc. (the “Corporation”).

2. Section 3 of the Corporation’s restated certificate of incorporation has been amended and restated to provide in its entirety as follows:

“3. Capitalization. The total authorized capital stock of the Corporation shall be 71,000,000 shares, consisting of:

“1. 1,000,000 shares of preferred stock, no par value (“Preferred Stock”); and

“2. 70,000,000 shares of common stock, no par value (“Common Stock”).

“The Board of Directors is authorized to issue the Preferred Stock from time to time in one or more classes or series, each such class or series to have voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors and stated and expressed in a resolution or resolutions thereof providing for the issuance of such Preferred Stock. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors. Subject to the powers, preferences and rights of any Preferred Stock, including any class or series thereof, having preferences or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. In furtherance of the immediately preceding sentence:

“1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges. The voting, dividend, liquidation and other rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock, if any.

2. Voting. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation’s shareholders, except as otherwise required by law or this Certificate of Incorporation. Except as provided by law or this Certificate of Incorporation, holders of Common Stock shall vote together with the holders of Preferred Stock as a single class on all matters. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in its sole discretion, subject to provisions of law, the provisions of this Certificate of Incorporation, and the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

4. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, subject to the rights and preferences, if any, of any holders of shares of Preferred Stock authorized and issued hereunder, to share, ratably in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.”

3. The above-mentioned amendment was adopted by the shareholders of the Corporation on                     , 2013.

C-1

4. A total of             shares of the Corporation’s Common Stock were entitled to vote on the above-mentioned amendment.

5. A total of             shares of the Corporation’s Common Stock voted for the above-mentioned amendment, a total of             shares of the Corporation’s Common Stock voted against the above-mentioned amendment and a total of             shares of the Corporation’s Common Stock abstained from voting on the above-mentioned amendment.

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Amendment to be executed on its behalf by its duly authorized officer this     day of                     , 2013.

LAKELAND BANCORP, INC.

By:
Name: Thomas J. Shara
Title: President and Chief Executive Officer

C-2

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) against reasonable costs (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, a “corporate agent” means any person who is or was a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation or enterprise.

Subsection (3) of Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys’ fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) incurred by him in connection therewith.

Subsection (5) of Section 3-5 provides that a corporation may indemnify a corporate agent in a specific case if it is determined that indemnification is proper because the corporate agent met the applicable standard of conduct, and such determination is made by any of the following: (a) the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (b) independent legal counsel, if there is no quorum of disinterested directors or if the disinterested directors empowers counsel to make the determination; or (c) the shareholders.

Subsection (8) of Section 3-5 provides that the indemnification provisions in the law shall not exclude any other rights to indemnification that a director or officer may be entitled to under a provision of the certificate of incorporation, a by-law, an agreement, a vote of shareholders, or otherwise. That subsection explicitly permits indemnification for liabilities and expenses incurred in proceedings brought by or in the right of the corporation (derivative proceedings). The only limit on indemnification of directors and officers imposed by that subsection is that a corporation may not indemnify a director or officer if a judgment has established that the director’s or officer’s acts or omissions were a breach of his or her duty of loyalty, not in good faith, involved a knowing violation of the law, or resulted in receipt by the corporate agent of an improper personal benefit.

Subsection (9) of Section 3-5 provides that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer against any expenses or liabilities incurred in any proceeding by reason of that person being or having been a director or officer, whether or not the corporation would have the power to indemnify that person against expenses and liabilities under other provisions of the law.

The Registrant’s Restated Certificate of Incorporation, as amended, contains the following provision:

“A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. Any expenses incurred by a director or officer of the corporation in connection with a proceeding involving the director or officer may be paid by the corporation in advance of final disposition of the proceeding, provided the director or officer undertakes to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification.”

The Registrant’s Bylaws contain the following provisions regarding indemnification:

“Any person and his or her heirs, executors, or administrators, may be indemnified or reimbursed by the Corporation for reasonable expenses actually incurred in connection with any threatened, pending or completed action, suit or proceeding, civil, administrative, investigative or criminal, in which any of them shall have been made a party by reason of a person being or having been a director, officer, or employee of the Corporation or of any firm, corporation, or organization which that person served in any such capacity at the request of the Corporation; provided, that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation and with respect to criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and, provided further, that no such person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Corporation, or the Board of Directors, acting by vote of Directors not parties to the same or substantially the same action, suit, or proceeding constituting a majority of the whole number of Directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such a person and his or her heirs, executors, or administrators may be entitled as a matter of law.

“The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its Directors, officers, and other employees to the extent that such indemnifications are allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all Directors, officers, or employee.”

The Registrant currently maintains directors’ and officers’ liability coverage which will insure the Registrant’s directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 28, 2013, by and between the Registrant and Somerset Hills Bancorp. See Annex A of the joint proxy statement/prospectus included in this registration statement.

3.1	Registrant’s Restated Certificate of Incorporation, dated May 19, 2005, including Certificate of Amendment dated February 4, 2009 to Registrant’s Restated Certificate of Incorporation, is incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on February 9, 2009.

3.2	Certificate of Amendment, dated January 29, 2009, to Registrant’s Restated Certificate of Incorporation is incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2009.

Exhibit No.	Description

3.3	Registrant’s Amended and Restated Bylaws are incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012.

5.1	Opinion of Lowenstein Sandler LLP.

8.1	Opinion of Lowenstein Sandler LLP, concerning tax matters.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Lowenstein Sandler LLP (contained in Exhibit 5.1 and Exhibit 8.1).

23.3	Consent of Crowe Horwath LLP.

23.4	Consent of Keefe, Bruyette & Woods, Inc.

24.1	Power of Attorney.

99.1	Form of Somerset Hills Bancorp Proxy Card.

99.2	Election Form.

99.3	Form of Lakeland Bancorp, Inc. Proxy Card.

(b)	Financial Statement Schedules.

All financial statement schedules are omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto or incorporated by reference therein.

(c)	Report, Opinion or Appraisal.

The Fairness Opinion of Keefe, Bruyette & Woods, Inc. is included as Annex A of this joint proxy statement/prospectus.

Item 22.	Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section l0(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(g) The undersigned Registrant hereby undertakes:

1. To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Oak Ridge, State of New Jersey, on March 15, 2013.

LAKELAND BANCORP, INC.

By:	/s/ Thomas J. Shara
Thomas J. Shara
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Thomas J. Shara Thomas J. Shara	Director, President and Chief Executive Officer (Principal Executive Officer)	March 15, 2013

/s/ Joseph F. Hurley* Joseph F. Hurley	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 15, 2013

/s/ Bruce D. Bohuny* Bruce D. Bohuny	Director	March 15, 2013

/s/ Roger Bosma* Roger Bosma	Director	March 15, 2013

/s/ Mary Ann Deacon* Mary Ann Deacon	Director	March 15, 2013

/s/ Brian Flynn* Brian Flynn	Director	March 15, 2013

/s/ Mark J. Fredericks* Mark J. Fredericks	Director	March 15, 2013

/s/ Janeth C. Hendershot* Janeth C. Hendershot	Director	March 15, 2013

/s/ Robert E. McCracken* Robert E. McCracken	Director	March 15, 2013

/s/ Robert B. Nicholson III* Robert B. Nicholson III	Director	March 15, 2013

/s/ Joseph P. O’Dowd* Joseph P. O’Dowd	Director	March 15, 2013

Signatures		Title	Date

/s/ Stephen R. Tilton, Sr.* Stephen R. Tilton, Sr.		Director	March 15, 2013

*By:	/s/ Thomas J. Shara
Thomas J. Shara Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 28, 2013, by and between the Registrant and Somerset Hills Bancorp. See Annex A of the joint proxy statement/prospectus included in this registration statement.

3.1	Registrant’s Restated Certificate of Incorporation, dated May 19, 2005, including Certificate of Amendment dated February 4, 2009 to Registrant’s Restated Certificate of Incorporation, is incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on February 9, 2009.

3.2	Certificate of Amendment, dated January 29, 2009, to Registrant’s Restated Certificate of Incorporation is incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2009.

3.3	Registrant’s Amended and Restated Bylaws are incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012.

5.1	Opinion of Lowenstein Sandler LLP.

8.1	Opinion of Lowenstein Sandler LLP, concerning tax matters.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Lowenstein Sandler LLP (contained in Exhibit 5.1 and Exhibit 8.1).

23.3	Consent of Crowe Horwath LLP.

23.4	Consent of Keefe, Bruyette & Woods, Inc.

24.1	Power of Attorney.

99.1	Form of Somerset Hills Bancorp Proxy Card.

99.2	Election Form.

99.3	Form of Lakeland Bancorp, Inc. Proxy Card.